                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration Nos. 333-37379;
                                             333-37379-01;  333-37379-02;
                                             333-37379-03;  333-37379-04;
                                             333-37379-05;  333-37379-06;
                                             333-37379-07;  333-37379-08;
                                             333-37379-09;  333-37379-10;


PROSPECTUS

                             [Alliance Gaming Logo]

                               OFFER TO EXCHANGE
                10% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                      ($150,000,000 Principal Amount) for
                10% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A
                  ($150,000,000 Principal Amount Outstanding)

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON JANUARY 5, 1998, UNLESS EXTENDED

    Alliance Gaming Corporation, a Nevada corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $150,000,000 of its 10% Senior Subordinated Notes Due 2007, Series B (the "Exchange Notes") for up to an aggregate principal amount of $150,000,000 of its outstanding 10% Senior Subordinated Notes Due 2007, Series A (the "Existing Notes"). The Exchange Notes and the Existing Notes are hereinafter collectively referred to as the "Notes". The terms of the Exchange Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The Exchange Notes will be issued pursuant to, and be entitled to the benefits of, the Indenture (as defined) governing the Existing Notes.

    The Exchange Notes will bear interest at the rate of 10% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes in exchange therefor.

    The Exchange Notes will not be redeemable at the Company's option prior to August 1, 2002. Thereafter the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole in or part, upon not less than 30 or more than 60 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of redemption. In addition, on or before August 4, 2000, the Company may redeem up to an aggregate of 33 1/3% of the original aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more public offerings of capital stock of the Company at the redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date. Upon a Change of Control (as defined herein), the holders of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price of cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the repurchase date. See "Description of Exchange Notes".

    The Exchange Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined) of the Company, including indebtedness under the New Credit Facility (as defined). The Notes will be unconditionally guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by all existing and future domestic Restricted Subsidiaries (as defined) of the Company (collectively, the "Guarantors"), subject to certain exceptions including partially-owned entities through which the Company's Mississippi casino and Louisiana route operations are conducted. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors, ranking subordinate in right of payment to all Senior Debt of the Guarantors. The Company has entered into a New Credit Facility with a group of lenders providing for $140 million of term loans and up to $90 million of revolving credit loans. The indebtedness under the New Credit Facility is secured by substantially all the assets of the Company. As of September 30, 1997, the Company had approximately $152.9 million of Senior Debt, including approximately $152.6 million borrowed under the New Credit Facility, and the Notes were effectively subordinate to approximately $61.1 million of other liabilities (including approximately $10.8 million borrowed under the New Credit Facility) of the Company's subsidiaries that are not Guarantors.

    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement dated August 8, 1997 (the "Registration Rights Agreement") by and among the Company, the Guarantors and Credit Suisse First Boston Corporation, as the Initial Purchaser (the "Initial Purchaser"), with respect to the initial sale of the Existing Notes.
                            ------------------------

     SEE "RISK FACTORS", WHICH BEGINS AT PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE
 NEW JERSEY CASINO CONTROL COMMISSION NOR THE REGULATORY AUTHORITY OF ANY OTHER STATE HAS PASSED UPON OR CONFIRMED THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.
                            ------------------------

                The date of this Prospectus is December 4, 1997.

(continued from cover)

     The Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on January 5, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer, and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return the Existing Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Existing Notes may be tendered only in integral multiples of $1,000.

     The Company is offering the Exchange Notes in reliance on certain interpretive letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties in unrelated transactions. Based upon such interpretive letters, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and is not engaged in and does not intend to engage in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Existing Notes if such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution". If a holder of Existing Notes does not exchange such Existing Notes for Exchange Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchanger Offer. See "The Exchange Offer -- Consequences of Failure to Exchange" and "-- Resales of Exchange Notes".

     Prior to the Exchange Offer, there has been no public market for the Existing Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. The Initial Purchaser has advised the Company that it currently intends to make a market for the Exchange Notes. However, the Initial Purchaser is not obligated to do so and any market making may be discontinued at any time without notice.

     The Company will not receive any proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Company or the Guarantors will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. In the event that the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer".

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Exchange Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company or the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, DC 20549; and at the Commission's regional offices in Chicago (Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661-2511), and in New York (7 World Trade Center, 13th Floor, New York, NY 10048). Copies of such material may be obtained from the Public Reference Section of the Commission 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates or through the Commission's web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL DELIVER OR CAUSE TO BE DELIVERED WITH THIS PROSPECTUS, TO EACH PERSON TO WHOM THE PROSPECTUS IS SENT OR GIVEN, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1997 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997, INCORPORATED HEREIN BY REFERENCE. THE COMPANY WILL ALSO PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 6601 SOUTH BERMUDA ROAD, LAS VEGAS, NV 89119, ATTENTION:
SECRETARY (TELEPHONE NUMBER (702) 270-7600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 26, 1997.

     The following document of the Company, which has been filed with the Commission, is hereby incorporated by reference in this Prospectus:

          1. Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

          2. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated or where the context requires otherwise, all references to the "Company" or "Alliance" mean Alliance Gaming Corporation and its subsidiaries on a consolidated basis. References to the Company's fiscal year refer to the 12-month period ending on June 30 of each year ("Fiscal Year"). Historical financial information for the periods including June 18, 1996 and thereafter reflects the acquisition of Bally Gaming International, Inc. ("BGII") by the Company on June 18, 1996 (the "Acquisition"). "Pro forma" financial information appearing herein is prepared on the assumption that the Refinancing (as defined) occurred on July 1, 1996. "EBITDA" means earnings before interest, taxes, depreciation and amortization, less minority interest, plus direct acquisition costs and unusual items. In the Company's historical financial statements, "EBITDA" was defined to also be net of a royalty payable in respect of the Company's Rainbow Casino. As a result of the Rainbow Royalty Buyout (as defined below), EBITDA presented herein (except in the historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations") is prior to the casino royalty deduction. Deutschemarks ("DM") have been translated in text at the rate of $1.00 = DM 1.75, approximately the rate in effect on June 30, 1997.

                                  THE COMPANY

     Alliance is a diversified, worldwide gaming company that (i) designs and manufactures gaming machines and computerized monitoring systems for gaming machines, (ii) owns and manages a significant installed base of gaming machines,
(iii) owns and operates two casinos and (iv) in Germany, is a full-service supplier of wall-mounted gaming machines and amusement games. Operating under the name Bally Gaming ("Gaming"), the Company is the second largest slot and video gaming machine manufacturer in North America, with over 85,000 gaming machines sold during the past five years. Operating under the name Bally Systems ("Systems"), the Company designs, integrates and sells highly specialized computerized monitoring systems that provide casinos with networked accounting and security services for their gaming machines. Systems has a leading position with over 80,000 game monitoring units ("GMUs") installed worldwide. The Company also owns, operates and services an installed base of over 7,000 slot and video gaming machines which are located mostly in non-casino venues in Nevada and Louisiana ("Route Operations"). Alliance is the largest route operator in Nevada and the largest operator of gaming machines at racetracks in Louisiana. Alliance owns and operates what management believes is the most profitable riverboat casino in Vicksburg, Mississippi and owns and operates a small casino in Sparks, Nevada, which together have 31 table games and 1,100 gaming machines (collectively, "Casino Operations"). In addition, operating under the Bally Wulff name ("Bally Wulff"), the Company believes that it is now the leading supplier of wall-mounted gaming machines and arcade games in Germany. Alliance's operations are diversified, with each business unit contributing significantly to the Company's profitability.

     According to International Gaming and Wagering Business Magazine, the $46.7 billion U.S. gaming industry has grown since 1982 at a compounded annual growth rate of 11.5%. The increase in gaming revenues is the result of greater general acceptance of gaming, easier access to gaming establishments, integration of gaming with family destination resorts, and local government's drive for additional revenue sources. For 1996, the domestic market for new casino-style gaming machines was approximately 387,000 units. While the number of new gaming jurisdictions such as riverboat and Native American venues increased rapidly during the early 1990's, management expects future gaming machine demand to be driven by the opening of new casinos and the expansion of existing casinos in traditional markets such as Las Vegas and Atlantic City, growth in international markets and replacement demand. Gaming's experience has been that casino operators usually replace gaming machines every three to seven years. As a result of the growth of new jurisdictions in the early 1990's, management believes replacement demand will increase as operators in these jurisdictions replace original equipment. These favorable market trends are being complemented by the development of innovative new products such as progressive networked games, second feature/multi-level gaming machines and novel player bonusing systems. Management believes that established gaming companies such as Alliance have a competitive advantage due to well-known brand identities, proprietary technology and manufacturing know-how, high switching costs (in the case of the Company's computerized systems product) and stringent licensing requirements and regulation by gaming authorities.

     Founded in 1968, the Company initially engaged exclusively in the route business and over time acquired several casinos in niche markets. In 1994, the Company began seeking opportunities to grow and diversify within the gaming industry through acquisitions. In 1995, the Company acquired control of the Rainbow Casino in Vicksburg, Mississippi, and in June 1996 the Company completed the acquisition of BGII. The Company's slot manufacturing operations were founded over 65 years ago and the Bally name is widely recognized in the gaming industry. One year following the Acquisition, integration of the two companies has largely been achieved. The Company has realized cost-saving synergies from the Acquisition and has implemented a number of policies and practices to take advantage of interrelationships among its business units.

     The principal executive offices of the Company are located at 6601 South Bermuda Road, Las Vegas, NV 89119 and its telephone number is (702) 270-7600.

BUSINESS UNITS

     Through its subsidiaries, the Company operates four business units: (i) Gaming Equipment and Systems, (ii) Wall Machines and Amusement Games, (iii) Route Operations and (iv) Casino Operations.

     Gaming Equipment and Systems ($134.7 million revenue for the 1997 Fiscal
Year). Alliance is the second largest casino-style gaming equipment manufacturer in North America. Gaming has significantly increased its penetration in the gaming machine market with the successful introduction of its ProSeries(R) slot machine and Game Maker(R) video gaming machine. Gaming produces upright, bar-top, and slant-top reel-spinning slot machines and video poker devices, and was the first to introduce a casino-style touch-screen machine which enables the gaming patron to select up to ten video games. The Bally name has high brand recognition, and casino customers seek Bally machines for their innovative designs, reliability and the Company's ability to ensure quick delivery times and to customize machines for specific casino properties. As a result, Gaming's machines represent a substantial portion of the casino floor at such casinos as Caesar's Palace, Casino Niagara and MGM Grand. Gaming's ten largest customers for the 1997 Fiscal Year include Foxwoods Casino, Harrahs, Hilton/Bally and Station Casinos, and no one customer accounted for more than 11% of Gaming's revenues for the 1997 Fiscal Year. Gaming also distributes electronic gaming machines outside North America, mainly in Europe and Latin America and to a lesser extent in the Far East and the Caribbean. International sales accounted for 39% of Gaming's revenues for the 1997 Fiscal Year.

     The Company's Systems division designs, integrates and sells computerized player tracking, cash monitoring, accounting and security data systems for electronic gaming machines. Since the introduction of its newest system platform (the "SDS 6000(R) system") in 1993, Systems has rapidly expanded its presence in casino properties. By September 1997, Systems had approximately 80,000 GMUs installed in 80 casino properties.

     Wall Machines and Amusement Games ($131.9 million revenue for the 1997 Fiscal Year). Management believes that Bally Wulff is currently the largest supplier of coin operated wall-mounted electronic gaming machines to the German wall machine market. Bally Wulff has been operating in Germany for over 47 years and has an established brand name. Bally Wulff designs, manufactures and distributes, through a proprietary distribution system of 23 locations throughout Germany, wall-mounted gaming machines that allow players to win up to ten times the player's stake (up to DM 4.00 or approximately $2.30 per game). Bally Wulff and other wall machine manufacturers sell to approximately 5,000 route operators who place the machines in arcades, taverns, hotels, restaurants and other locations. Customers purchase Bally Wulff products because of their quality, dependability, ease of service and proven ability to attract players. Bally Wulff's shipments for the 1997 Fiscal Year exceeded 17,400 wall machines. For the three-month period ended September 30, 1997, management believes the Company had the number two market share with an approximately 31% share of the wall machine market. With a total industry installed base which the Company believes is 220,000 units, and German government regulations that require operators to replace wall machines every four years, the Company enjoys a significant base of recurring revenue. Additionally, the Company is a full-service provider of arcade equipment. For the 1997 Fiscal Year, approximately 25% of Bally Wulff's sales were derived from the distribution of equipment that is manufactured by third parties such as pool tables, pinball machines, dart games and wall machines. Bally Wulff can supply such equipment at relatively low incremental cost because the Company utilizes its existing wall machine distribution system. For the 1997 Fiscal Year, used machines, parts and services accounted for 17% of Bally Wulff's sales. No one customer accounted for more than 3% of Bally Wulff's revenues for the 1997 Fiscal Year.

     Route Operations ($127.0 million revenue for the 1997 Fiscal Year). The Company's Nevada Route Operations (85% of Route Operations revenues for the 1997 Fiscal Year) are the largest in the State and involve the selection, ownership, installation, operation and maintenance of video poker devices, reel-type slot machines and other electronic gaming machines in local establishments such as taverns, restaurants, supermarkets, drug stores and convenience stores (including 7-11, AM/PM and Circle K stores). The Company enters into long-term contracts with these parties whereby the Company either receives a portion of the revenue generated by the machines or pays rent and receives all of the revenues generated by the machines. As of June 30, 1997, the weighted average remaining life of the Company's contracts was approximately 3.2 years. As of September 30, 1997, the Company operated approximately 6,300 units in Nevada (up 14% over the same period in the prior year) installed in 600 locations. The Company believes it has a competitive advantage because it is the only route operator that manufactures its own machines, enabling it to easily equip them with certain advanced features and systems, such as the Gamblers Bonus system described below.

     Alliance is the only route operator in Nevada that offers a networked group of gaming machines with player tracking capabilities. In December 1995, the Company launched Gamblers Bonus, a proprietary system which brings large casino gaming amenities such as multi-location progressive jackpots, bigger jackpot payouts and traditional players' club enhancements to small local Nevada establishments. Gamblers Bonus is also unique in that it does not require players to use cards and it allows frequent players to earn cash bonuses that are redeemed at the gaming machine. Since December 1995, over 40,000 members have enrolled in Gamblers Bonus, and the gaming machines linked to Gamblers Bonus have experienced an approximate 23% increase in average net win per day per machine (based on a comparison of the 13-week period before installing Gambler's Bonus with a recent 13-week period). As of September 30, 1997, the Company had the Gamblers Bonus system installed in 150 locations encompassing approximately 1,700 machines.

     In 1992, the Company expanded its Route Operations to Louisiana, where it has an exclusive 10-year contract (five years remaining, plus under certain circumstances a five-year right of first refusal thereafter) to operate video poker devices at the only racetrack and 10 associated off track betting parlors ("OTBs") in the greater New Orleans area. As of September 30, 1997, the Company operated approximately 700 such devices in Louisiana.

     Casino Operations ($51.5 million revenue for the 1997 Fiscal Year). The Company owns and operates two full-service casinos in niche markets. In Mississippi, the Company's Rainbow Casino (77% of Casino Operations revenues in the 1997 Fiscal Year) is part of an entertainment complex which opened in July 1994 and is the only casino/family entertainment facility of its kind in Mississippi. As of September 30, 1997, the Rainbow Casino had approximately 700 electronic gaming machines and 21 table games as well as a 245-seat restaurant. Management believes the Rainbow Casino generated approximately 21% of the revenues in the approximately $185 million Vicksburg casino market during the 1997 Fiscal Year. The Company also believes that the Rainbow Casino is the most profitable casino in that market. Adjacent to the approximately 24,000-square foot Rainbow Casino, the entertainment complex features an 89-room hotel and a 10-acre indoor/outdoor amusement park that opened in May 1995. Although the hotel and amusement park are not owned or operated by the Company, management believes that these facilities coupled with successful direct marketing campaigns have contributed significantly to the recent strong financial results of the Rainbow Casino. The Company's Rail City Casino (formerly named the Plantation Station Casino), located in Sparks, Nevada, in suburban Reno, is a 20,000-square foot casino which, as of September 30, 1997, contained approximately 400 electronic gaming machines, 10 table games and keno as well as a 300-seat restaurant operated by the Company.

COMPANY STRENGTHS

     Management believes the Company's core strengths are the following:

          Leading Competitive Position. The Company has generally achieved the first or second market position relative to its competition in its Gaming Equipment and Systems, Wall Machines and Amusement Games, and Route Operations business units, and believes the Rainbow Casino is the most profitable in its market. The Company believes its leading market positions for Gaming, Systems and Bally Wulff are attributable to its ability to provide gaming establishments and patrons with innovative and entertaining gaming products, the long-term association of the Bally name with reliability and service, its proprietary distribution systems in the United States and Germany, and its long-term customer relationships with premier gaming companies. Alliance's Route Operations benefit from vertical integration, a networked gaming machine system and 19 years of operating experience and presence in the Nevada route operations industry. In addition, Alliance's Casino Operations benefit from their convenience, amenities, strategic locations, and targeted marketing campaigns. The Company believes its competitive advantages are sustainable and its strategy for growth is based on leveraging off of these strengths.

          Diversified Revenue Stream and Cash Flow. The Company's business is broadly diversified across different sectors of the gaming industry, in terms of products and services as well as geographic markets. The percentage of total revenues and Pro Forma EBITDA before corporate expenses for the 1997 Fiscal Year from each of the Company's business units was as follows:

                                                                               PRO FORMA
                                                                                EBITDA
                                                                                BEFORE
                                                                               CORPORATE
                                                                   REVENUE     EXPENSES
                                                                   -------     ---------
        Gaming Equipment and Systems.............................     30%          20%
        Wall Machines and Amusement Games........................     30%          35%
        Route Operations.........................................     28%          24%
        Casino Operations........................................     12%          21%
                                                                     ---          ---
          Total..................................................    100%         100%
                                                                     ===          ===

          Revenues are generated from a geographically diverse group of gaming jurisdictions. Approximately 41% of the Company's revenues for the 1997 Fiscal Year were generated from outside the United States. Domestically, the Company services a large group of customers in Nevada, New Jersey, Louisiana, Mississippi and other gaming jurisdictions across the United States. The Company also has a diversified customer base within its business units. The Company's Route Operations service over 590 different locations pursuant to contracts with owners of local establishments in Nevada and Louisiana. Bally Wulff services approximately 5,000 route operators throughout Germany, while Gaming and Systems service a large base of premier gaming companies worldwide such as Caesars Palace, Harrahs, Hilton/Bally's, MGM Grand and Station Casinos. No single customer accounted for more than 3% of the Company's consolidated revenues for the 1997 Fiscal Year.

          Recurring Revenue Base. Three of the Company's business units have a relatively predictable base of recurring revenues: Wall Machines and Amusement Games, Route Operations and Casino Operations (which collectively accounted for approximately 80% of Pro Forma EBITDA before corporate expenses for the 1997 Fiscal Year). Bally Wulff's revenues are recurring as a result of the replacement cycle dictated by German laws, which limit a wall machine's commercial life to four years. Revenues in the Route Operations in Nevada are based on a diversified foundation of long-term contracts with location owners. The remaining weighted average life of these contracts as of June 30, 1997 was 3.2 years. The Casino Operations and the Louisiana Route Operations generate a predictable revenue stream as a result of such factors as strategic location and an exclusive contract, respectively. In the Company's fourth business unit, Gaming Equipment and Systems, predictability of revenues is enhanced because of customers' desire to maintain viable alternative sources of supply. Moreover, with Systems' large installed base, recurring revenues are derived from periodic equipment upgrades of its installed base and from maintenance fees. The Company believes the stable revenue and growth prospects of all its business units will continue to support the Company's efforts to develop innovative proprietary gaming products that have the potential to produce rapid growth.

          Innovative Gaming Products. Management believes that Alliance's leading market position is attributable to its reputation as a pioneer in the gaming industry with industry firsts such as the first computerized monitoring system for gaming machines in 1976, the introduction of Game Maker, the first multi-game casino-style touch screen interactive machine, in 1994 and the introduction of the Gamblers Bonus system in 1995 which was the first cardless player tracking and bonusing system. These innovations now serve as the platforms for growth as additional innovations and technologies are added to enhance existing products. In addition, the Company is continuously developing new systems, gaming devices, and product designs to increase market demand for its products. Management believes that the Company's research and development group, the majority of whom have been with the Company for many years, is one of the best in the industry. With its market strength, the Company is in a favorable position to deploy new gaming products and services to a substantial existing base of gaming patrons.

          Experienced Management Team. The Company's business units are led by skilled senior management teams, many with years of industry experience and long-term affiliations with the Company. During June 1997, the Company hired Morris Goldstein as its president and chief executive officer. Mr. Goldstein was formerly chief executive officer of Thomson Technology Initiative, a unit of Thomson Corporation, a global publisher and information services provider. In his past positions, Mr. Goldstein has successfully implemented new business strategies to enhance financial strength and enterprise value. Hans Kloss, currently managing director of the Bally Wulff entities, has been with the Company for over 27 years and has managed both Bally Wulff and Gaming Equipment and Systems. While in charge of the Gaming Equipment and Systems operations beginning in mid-1993, Mr. Kloss oversaw an increase in Gaming's EBITDA from $10.9 million in 1994 to $16.7 million in the 1997 Fiscal Year. Robert Saxton joined the Company in 1982 and since becoming Senior Vice
     President -- Casino Operations in 1993 has been instrumental in the startup and development of the Rainbow Casino, which generated $15.4 million of EBITDA in the 1997 Fiscal Year. Since the arrival of Robert Miodunski in 1994 as Senior Vice President -- Route Group (Nevada), Nevada Route Operations EBITDA has increased from $12.6 million to $16.6 million in the 1997 Fiscal Year. See "Management" and "Principal Stockholders".

BUSINESS STRATEGY

     The Company's strategic objective is to build a preeminent gaming entertainment company. Key elements of the Company's strategy include:

          Increase Penetration of Existing Products and Services. The Company intends to increase penetration of its existing products on casino floors by enhancing its key account sales and marketing program. The Company also intends to pursue opportunities in new and existing gaming jurisdictions where the Company has not previously participated such as Australia and Japan. In addition, management plans to utilize its manufacturing expertise and capacity to enter selected video lottery markets. In its Route Operations, the Company intends to continue to aggressively promote the Gamblers Bonus brand in Nevada, and at Bally Wulff the Company plans to pursue selected international opportunities to sell wall-mounted style gaming machines.

          Introduce New Gaming Products and Services. Gaming patrons more than ever seek novel forms of gaming entertainment. In response to this ongoing trend, the Company intends to increase its market share by continuing to develop and implement new gaming entertainment products and enhance and upgrade its current product and service portfolio. Beginning December 17, 1997, the Company will no longer be contractually restricted from competing in the progressive gaming segment of the industry. The Company intends to launch Gaming Equipment and Systems into the proprietary gaming market (with products currently under development such as networked progressive systems, second feature/multi-level niche games, network gaming and a new video product platform). Management believes that continued innovation and investment in research and development will result in the introduction of new, highly entertaining gaming products and services.

          Continue to Realize Synergies Among Business Units. The Company believes it will be able to enhance its competitive position by continuing to realize synergies among its business units. The Route Operations' access to Gaming as a supplier allows it to develop and install gaming machines with unique, attractive and cost-effective features more rapidly than its competitors. The Gamblers Bonus and SDS 6000(R) systems each have unique features and functions that can be exchanged between the two systems. Gaming and Bally Wulff regularly share engineering, manufacturing and marketing know-how, and the Casino Operations and Route Operations provide the Company with a useful testing ground for new product and system ideas.

          Pursue Acquisitions and Strategic Alliances. Management intends to pursue strategic business acquisitions and alliances, particularly in connection with its new product and service development efforts. Management believes that these forms of integration have the potential to give it access to special game and system design expertise and new domestic and international distribution channels and customer bases. Management believes its successful implementation of the Acquisition, as well as the Company's engineering and manufacturing collaboration with other industry partners like Anchor Gaming and Shufflemaster, demonstrate its ability to implement this strategy.

                                THE REFINANCING

     In connection with the Acquisition, the Company issued $154.0 million aggregate principal amount of 12 7/8% Senior Secured Notes due 2003 (the
"12 7/8% Notes") and 15% Non Voting Senior Pay-in-Kind Special Stock Series B (the "Series B Preferred Stock") with an original liquidation value of $68.5 million. At September 8, 1997, the date of its redemption, the liquidation value of the Series B Preferred Stock was approximately $77.6 million. The offering of the Existing Notes was part of a series of related transactions (as described below, the "Refinancing"), which included the repurchase of the 12 7/8% Notes and the redemption of the Series B Preferred Stock, and was designed to reduce the Company's cost of capital and improve its operating and financial flexibility. Although the Refinancing replaced substantial amounts of redeemable preferred stock with debt, thereby increasing the Company's leverage and interest expense, the Company's after-tax cost of capital and fixed charges (including the charges for preferred stock dividends) are expected to decline substantially.

     Concurrently with the consummation of the offering of the Existing Notes, the Company entered into a $230.0 million bank credit facility (the "New Credit Facility") which provided for (i) term loans in the aggregate amount of up to $140.0 million, comprised of a $75.0 million tranche with a 7 1/2-year term (the "Tranche B Term Loan"), a $40.0 million tranche with an 8-year term (the "Tranche C Term Loan", and together with the Tranche B Term Loan, the "Term Loan Facilities") and a $25.0 million tranche with a 7 1/2-year term (the "Delayed Draw Term Facility"); and (ii) a $90.0 million revolving credit facility with a 6-year term (the "Revolving Credit Facility").

     As part of the Refinancing, the Company used the proceeds of the offering of the Existing Notes, together with borrowings under the Revolving Credit Facility, the proceeds of the Term Loan Facilities and the Delayed Draw Term Facility and cash on hand to fund (a) a cash tender offer (the "Tender Offer") to purchase at a premium any and all of the Company's 12 7/8% Notes, plus accrued interest to the date of purchase, (b) the redemption at liquidation value of all of the Company's Series B Preferred Stock (the "Redemption"), (c) the purchase from HFS Gaming Corporation ("HFS") of the right to receive royalty payments based on revenues of the Rainbow Casino (the "Rainbow Royalty Buyout") and the purchase of related debt owed to an HFS affiliate, National Gaming Mississippi, Inc. (the "Rainbow Notes Payable"), (d) the repayment of certain existing lines of credit and other indebtedness and (e) the payment of transaction fees and expenses. The Refinancing was consummated in August 1997.

                               THE EXCHANGE OFFER

Securities Offered...........  $150,000,000 aggregate principal amount of 10%
                               Senior Subordinated Notes due 2007, Series B. The terms of the Exchange Notes and Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Registration Rights
Agreement....................  The Company and the Initial Purchasers entered into a Registration Rights Agreement which grants the holders of the Existing Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

The Exchange Offer...........  The Company is offering to exchange up to
                               $150,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes") for up to $150,000,000 aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2007, Series A (the "Existing Notes"). Existing Notes may be exchanged only in integral multiples of $1,000.

Expiration Date; Withdrawal
of Tenders...................  The Exchange Offer will expire at 5:00 p.m., New
                               York City time, on January 5, 1998, or such later date and time to which it may be extended by the Company. The tender of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the
Exchange Offer...............  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to the Exchange Offer".

Procedures for Tendering
Existing Notes...............  Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
                               (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Guaranteed Delivery
Procedures...................  Holders of Notes who wish to tender their
                               Existing Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to the Expiration Date, must tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

Registration Requirements....  The Company has agreed to use its best efforts to consummate by January 5, 1998 the registered
                               Exchange Offer pursuant to which holders of the Existing Notes will be offered an opportunity to exchange their Existing Notes for the Exchange Notes which will be issued without legends restricting the transfer thereof. In the event the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Existing Notes and to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such Shelf Registration Statement effective until two years after the effective date thereof.

Certain Federal Income Tax
  Considerations.............  The exchange of Notes pursuant to the Exchange
                               Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations".

Use of Proceeds..............  The Company will not receive any proceeds from the Exchange Offer.

Exchange Agent...............  United States Trust Company of New York will act as Exchange Agent in connection with the Exchange Offer (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent".

     The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, only Existing Notes not exchanged will be eligible for PORTAL trading.

                          TERMS OF THE EXCHANGE NOTES

     The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

Principal Amount.............  $150,000,000

Maturity.....................  August 1, 2007

Interest Payment Dates.......  The Exchange Notes will bear interest at the rate of 10% per annum, payable semiannually on February 1 and August 1 of each year commencing February 1, 1998. Holders of the Exchange Notes will also receive accrued interest from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Subsidiary Guarantees........  The Exchange Notes will be fully and unconditionally guaranteed, jointly and
                               severally, on a senior subordinated basis by each of the Company's present and future domestic Restricted Subsidiaries of the Company, subject to certain exceptions including the partially-owned entities through which its Mississippi casino and Louisiana route operations are conducted. See "Description of
                               Notes -- Subsidiary Guarantees". The Company will be able to designate other current or future subsidiaries as Unrestricted Subsidiaries (as defined) under certain circumstances. Unrestricted Subsidiaries will not be required to issue a Subsidiary Guarantee with respect to the Exchange Notes and will not be subject to many of the restrictive covenants set forth in the Indenture relating to the Notes (the "Indenture").

Optional Redemption..........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined) thereon, if any, to the date of redemption. In addition, at any time prior to August 1, 2000, the Company may on any one or more occasions redeem up to 33 1/3% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net proceeds of one or more equity offerings, so long as, in each case, at least 66 2/3% of the initially outstanding aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of Exchange Notes -- Optional Redemption".

Special Redemption...........  The Exchange Notes are subject to redemption requirements imposed by gaming laws and
                               regulations applicable to the Company's
                               businesses. See "Description of Exchange
                               Notes -- Gaming Redemption".

Change of Control............  Upon the occurrence of a Change of Control (as defined), the holders of the Exchange Notes will have the right to require the Company to purchase their Exchange Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control" and "Risk Factors -- Change of Control".

Ranking......................  The Exchange Notes will be general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company, including indebtedness under the New Credit Facility. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors, ranking subordinate in right of payment to all Senior Debt of the Guarantors. As of September 30, 1997, the Exchange Notes were subordinated to approximately $152.9 million of Senior Debt of the Company and its subsidiaries (including approximately $152.6 million borrowed under the New Credit Facility), and the Exchange Notes also would have been effectively subordinated to approximately $61.1 million of other liabilities (including approximately $10.8 million borrowed under the New Credit Facility) of the Company's subsidiaries that are not Guarantors.

Covenants....................  The Indenture contains certain covenants that, among other things, will continue to limit the ability of the Company and certain of its subsidiaries to incur additional Indebtedness (as defined in the Indenture) and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined in the Indenture) or subordinated Indebtedness, enter into certain transactions with affiliates, sell assets of the Company or certain of its subsidiaries, issue or sell Equity Interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined in the Indenture). See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Asset Sales" and
                               "-- Certain Covenants".

                                  RISK FACTORS

     Holders of Existing Notes should consider carefully all of the information set forth in this Prospectus and, in particular should evaluate the information set forth under "Risk Factors".

                    SUMMARY HISTORICAL AND SUPPLEMENTAL DATA

     The following table sets forth summary historical consolidated financial data with respect to the Company. The summary historical consolidated financial data are derived directly from the Company's audited Consolidated Financial Statements and the unaudited Consolidated Financial Statements for the three-month periods ended September 30, 1996 and 1997 included elsewhere in this Prospectus. The financial data for the fiscal year ended June 30, 1996 reflect the operations of BGII for the 12-day period following consummation of the Acquisition on June 18, 1996. This information should be read in conjunction with the Consolidated Financial Statements of Alliance included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". See "Selected Financial Data".

     The summary pro forma combined financial data for the fiscal year ended June 30, 1997 and the three-month period ended September 30, 1997 should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this Prospectus. Such pro forma combined financial data has been prepared assuming that the Refinancing occurred on July 1, 1996. The pro forma financial data do not purport to present the results of operations of the Company had the Refinancing and events assumed therein actually been consummated on that date. See "Unaudited Pro Forma Condensed Combined Financial Information".

     The following table also sets forth certain unaudited financial and supplemental data of the Company for the periods indicated. Management believes the presentation of this information is useful to an understanding of the trends in the Company's results of operations and financial performance. This information should be read in conjunction with the other financial and supplemental data included elsewhere in this Prospectus.

                          ALLIANCE GAMING CORPORATION

                    SUMMARY HISTORICAL AND SUPPLEMENTAL DATA

                                                             HISTORICAL
                                --------------------------------------------------------------------          PRO FORMA
                                                                                      UNAUDITED       -------------------------
                                                                                     THREE MONTHS                     THREE
                                                                                   ENDED SEPTEMBER      FISCAL       MONTHS
                                           FISCAL YEAR ENDED JUNE 30,                    30,          YEAR ENDED      ENDED
                                ------------------------------------------------  ------------------   JUNE 30,   SEPTEMBER 30,
                                  1993      1994      1995      1996      1997      1996      1997       1997         1997
                                --------  --------  --------  --------  --------  --------  --------  ----------  -------------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues
  Gaming equipment and
    systems(1)................. $     99  $     65  $     --  $ 10,575  $134,734  $ 34,883  $ 27,167   $134,734      $27,167
  Wall machines and amusement
    games......................       --        --        --     3,356   131,934    26,427    21,061    131,934       21,061
  Route operations.............   96,282   102,830   106,854   109,938   127,028    28,889    35,655    127,028       35,655
  Casino operations............   16,710    20,159    25,134    48,509    51,450    12,713    14,088     51,450       14,088
                                --------  --------  --------  --------  --------  --------
Total revenues.................  113,091   123,054   131,988   172,378   445,146   102,912    97,971    445,146       97,971
                                --------  --------  --------  --------  --------  --------
Operating costs
  Cost of revenues.............   84,206    91,307    94,118   115,493   270,907    64,172    61,252    270,907       61,252
  Selling, general and
    administrative.............   20,219    23,334    28,649    31,640   109,474    23,864    24,272    109,474       24,272
  Unusual items and direct
    acquisition costs(2).......       --     6,351     3,962    61,341       700       700        --        700           --
  Depreciation and
    amortization...............    8,718     9,530     9,520    10,988    22,606     5,220     5,003     23,217        5,270
                                --------  --------  --------  --------  --------  --------
        Total operating
          costs................  113,143   130,522   136,249   219,462   403,687    93,956    90,527    404,298       90,794
                                --------  --------  --------  --------  --------  --------
Operating income (loss)........      (52)   (7,468)   (4,261)  (47,084)   41,459     8,956     7,444     40,848        7,177
                                --------  --------  --------  --------  --------  --------
Net income (loss) applicable to
  common shares(3)............. $ (3,650) $(13,128) $(10,751) $(60,259) $ (6,189) $ (2,261) $(79,862)  $  5,227      $(1,308)
                                ========  ========  ========  ========  ========  ========
Per common share:
  Net income (loss)............ $  (0.38) $  (1.28) $  (0.95) $  (4.64) $  (0.19) $  (0.07) $  (2.51)  $   0.16      $ (0.04)
  Book value...................     2.27      1.44      0.86      2.20      1.68      2.12     (0.85)     (0.75)       (0.85)
OTHER FINANCIAL DATA:
  Capital expenditures......... $  5,092  $  5,385  $  8,887  $  8,101  $ 13,257  $  2,001  $  3,049   $ 13,257      $ 3,049
  Ratio of earnings to fixed
    charges(4).................       --        --        --        --       1.6       1.3        --        1.4           --
  Deficiency of earnings to
    fixed charges(4)........... $ (3,650) $(12,887) $(10,486)  (59,142) $     --        --  $(60,416)  $     --      $  (442)
SUPPLEMENTAL DATA:
EBITDA(5):
  Gaming equipment and
    systems.................... $     --  $     --  $     --  $  1,938  $ 16,671  $  5,463  $  3,146   $ 16,671      $ 3,146
  Wall machines and amusement
    games......................       --        --        --       424    29,719     4,050     2,601     29,719        2,601
  Route operations.............   14,564    15,930    19,124    16,691    20,200     4,719     6,334     20,200        6,334
  Casino operations............    1,963     2,190     4,677    15,299    17,352     4,617     4,257     17,352        4,257
  Corporate expenses...........   (7,861)   (9,707)  (14,580)   (9,107)  (19,177)   (3,973)   (3,891)   (19,177)      (3,891)
  Minority interest............       --      (506)     (397)     (963)   (1,092)     (141)     (390)    (1,092)        (390)
                                --------  --------  --------  --------  --------  --------
        Total EBITDA........... $  8,666  $  7,907  $  8,824  $ 24,282  $ 63,673  $ 14,735  $ 12,057   $ 63,673      $12,057
                                ========  ========  ========  ========  ========  ========
Total interest expense......... $  5,046  $  6,830  $  8,133  $  8,897  $ 23,626  $  6,250  $  6,069   $ 29,573      $ 7,448
Ratio of EBITDA to total
  interest expense.............                                                                             2.2          1.6
Ratio of net debt to EBITDA....                                                                             4.5           NA

                                                                       HISTORICAL
                                         -----------------------------------------------------------------------
                                                             AT JUNE 30,
                                         ----------------------------------------------------   AT SEPTEMBER 30,
                                           1993       1994       1995       1996       1997           1997
                                         --------   --------   --------   --------   --------   ----------------
BALANCE SHEET DATA:
Cash and cash equivalents and
  securities available for sale........  $  9,580   $ 49,574   $ 37,414   $ 48,057   $ 28,924       $ 24,053
Working capital........................     7,991     50,926     31,746    111,009    110,795         98,166
Total assets...........................    73,768    119,416    126,348    375,504    352,016        342,700
Total long-term debt, including current
  maturities...........................    44,798     90,726    101,397    191,344    173,839        305,497
Series B Special Stock.................        --         --         --     51,552     58,981             --
Total stockholders' equity (net capital
  deficiency)..........................    22,665     15,099      9,985     69,846     53,555        (26,948)

---------------
(1) In periods prior to the Acquisition, represents sales of gaming machines manufactured by Alliance and sold to third parties.

(2) Includes costs related to the Acquisition of $1.7 million and $55.8 million (including a $30.1 million charge for the inducement for early conversion of the Company's 7 1/2% Convertible Debentures Due 2003 ("Old Convertible Debentures") for the convertible debentures which were converted into equity securities at the time of the Acquisition) for the fiscal years ended June 30, 1995 and 1996, respectively.

(3) During the quarter ended September 30, 1997, the Company recorded an extraordinary loss of $42.0 million related to the Refinancing. The extraordinary loss was comprised of the premium on the repurchase of the 12 7/8% Notes of $27.7 million and $14.3 million for transaction fees and expenses. In addition the Company recorded a charge of $16.6 million for the difference between the carrying value and the liquidation value of the Series B Special Stock, and a charge of $19.0 million for the cost of the Rainbow Royalty Buyout.

(4) As part of the Refinancing, the Series B Special Stock was redeemed. For purposes of determining the deficiency of earnings to fixed charges, earnings is defined as net income (loss) before provision for income taxes, interest on indebtedness and imputed interest on the portion of rent expense (one-third) deemed to represent interest expense. Fixed charges consist of interest on indebtedness and imputed interest on the portion of rent expense (one-third) deemed to represent interest expense, and exclude dividends on the Series B Special Stock and Series E Special Stock. When dividends on preferred stock are included as a fixed charge for the Fiscal Year ended June 30, 1997 and the three-month period ended September 30, 1997, the historical deficiency of earnings to fixed charges was $4.6 million and $64.1 million, respectively. On a pro forma basis for the Refinancing, the Company would have a ratio of earnings to fixed charges of 1.3 for the Fiscal Year ended June 30, 1997 and a deficiency of earnings to fixed charges of $1.0 million for the three-month period ended September 30, 1997.

(5) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, less minority interest plus direct acquisition costs and unusual items. EBITDA should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of the Company's performance or to cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP and is a conventionally used financial indicator.

                                  RISK FACTORS

     Holders of Existing Notes should carefully consider the risk factors set forth below as well as the other information included in this Prospectus before deciding to accept the Exchange Offer. The risk factors set forth below are generally applicable to the Existing Notes as well as the Exchange Notes.

HIGH LEVERAGE; ABILITY TO SERVICE DEBT

     After the sale of the Existing Notes and the completion of the Refinancing, the Company has a substantially increased amount of indebtedness. As of September 30, 1997, the aggregate outstanding principal amount of the Company's long-term indebtedness including current maturities was $305.5 million, versus long-term indebtedness including current maturities prior to the Refinancing of $173.8 million. Following the Refinancing, the Company also has available to it up to $90.0 million in borrowing capacity under the Revolving Credit Facility, of which $12.6 million was outstanding as of September 30, 1997. On a pro forma basis after giving effect to the Refinancing (assuming the Refinancing occurred July 1, 1996) and the use of proceeds thereof, the Company's ratio of earnings to fixed charges (excluding the imputed fixed charges for contingent rental expense related to revenue-sharing agreements in its Route Operations of approximately $23.0 million annually) would have been 1.4 for the year ended June 30, 1997 and a deficiency of earnings to fixed charges of $0.4 million for the three-month period ended September 30, 1997. As of September 30, 1997 the Company had a net capital deficiency of $26.9 million, reflecting a reduction in paid-in capital of $16.6 million for the difference between liquidation value and book value for the redeemed Series B Special Stock and a larger accumulated deficit resulting from the $19.0 million Rainbow Royalty Buyout, the premium on the Tender Offer, write-off of the deferred financing costs and initial discount related to the 12 7/8% Notes and a portion of the fees and expenses of the Refinancing.

     The New Credit Facility and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company and certain of its subsidiaries to dispose of assets, incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, enter into certain acquisitions, repurchase Equity Interests (as defined in the New Credit Facility and the Indenture) or subordinated Indebtedness, issue or sell Equity Interests of the Company's subsidiaries, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the New Credit Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the New Credit Facility. In the event of any such default, the lenders under the New Credit Facility could elect to declare all borrowings outstanding under the New Credit Facility, together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making debt service payments on the Notes, any of which would be an Event of Default under the Notes. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If the indebtedness under the New Credit Facility or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of Exchange Notes" and "The
Refinancing -- The New Credit Facility".

     The Company's obligations to make principal and interest payments on outstanding indebtedness, and to comply with the covenants in the Indenture and the agreements governing borrowings under the New Credit Facility, will have several important effects on its future operations including the following: (i) the portion of the Company's cash flow from operations which will be dedicated to the payment of principal and interest on its indebtedness will not be available for other purposes; (ii) certain of the Company's borrowings are at variable rates of interest, which could result in higher expense in the event of increases in interest rates; (iii) the Company may be more vulnerable to downturns in its business or in the general economy and may be restricted from making acquisitions, introducing new technologies or exploiting business opportunities; and (iv) the Company's ability to obtain additional financing in the future for working capital, capital expendi-tures, general corporate or other purposes may be impaired. Additionally, the Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon the Company's future performance, which will be subject to general economic and regulatory conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

     No assurance can be given that the Company will be able to generate the cash flow necessary to permit the Company to meet its fixed charges and repayment obligations. Any inability of the Company to service its fixed charges and repayment obligations would have a significant adverse effect on the Company and the market value and marketability of the Notes.

HOLDING COMPANY STRUCTURE; SUBORDINATION

     The Company is a holding company, the only material assets of which are equity interests in its subsidiaries. The ability of the Company to make interest and principal payments on its obligations, including the Notes and the New Credit Facility, will depend on the subsidiaries' ability to generate sufficient cash flow from operations and distribute such amounts to the Company. Such entities' ability to make these distributions may be restricted by obligations which may be incurred in the future and by restrictions imposed by gaming authorities on licensed enterprises.

     The payment of the principal of, premium (if any) and interest on the Notes is unsecured and subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Debt of the Company. As of September 30, 1997, the Company's Senior Debt was approximately $152.9 million, including indebtedness of the Company's subsidiaries that are Guarantors. Although the Indenture contains limitations on the amount of additional indebtedness that the Company may incur, under certain circumstances additional indebtedness may be incurred, the amount of which could be substantial and which may be Senior Debt. See "Description of Exchange
Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock". As of September 30, 1997, the Company had $71.8 million of borrowing availability under the Revolving Credit Facility, subject to a borrowing base and other borrowing conditions. Any such amounts, when borrowed, will constitute Senior Debt of the Company.

     In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the Notes only after all Senior Debt of the Company has been paid in full. Sufficient funds may not exist to pay amounts due on the Notes in such event. In addition, the subordination provisions of the Indenture provide that no cash payment may be made with respect to the Notes during the continuance of a payment default under any Senior Debt of the Company. Furthermore, if certain non-payment defaults exist with respect to certain Senior Debt of the Company, the holders of such Senior Debt will be able to prevent payments on the Notes for certain periods of time. See "Description of Exchange Notes -- Subordination".

     The Notes will be fully and unconditionally guaranteed on a joint and several senior subordinated basis by each present and future domestic Restricted Subsidiary (as defined) of the Company, subject to certain exceptions including the partially-owned entities through which its Mississippi casino and Louisiana route operations are conducted and all foreign subsidiaries (the "Non-Guaranteeing Subsidiaries"). The Subsidiary Guarantees are subordinated to Senior Debt of each Guarantor to the same extent that the Notes are subordinated to Senior Debt of the Company, and the ability to collect under any Subsidiary Guarantees may therefore be similarly limited. The obligations of the Company and its Subsidiaries, whether as borrower or guarantor, are collateralized under the New Credit Facility by substantially all of each such entity's present and future assets and any default thereunder could effectively permit the holders of Senior Debt to control the Company's and its subsidiaries' cash and other assets which could indirectly prevent the Company from servicing its debt service obligations on other indebtedness, including the Notes. The Notes will be unsecured and, therefore, do not have the benefit of such collateral. If the Company becomes insolvent or is liquidated or if the indebtedness under the New Credit Facility is accelerated, the lenders under the New Credit Facility will be entitled to payment in full from the proceeds of the collateral prior to any payment to the Holders of the Notes. In such event, it is possible that there would be no assets remaining from which claims of the

Holders of the Notes could be satisfied or, if any assets remain, such assets may be insufficient to fully satisfy such claims. There may be limitations on the enforceability of the Subsidiary Guarantees. See " -- Fraudulent Transfer" below and "Description of Exchange Notes -- Subsidiary Guarantees".

     In the case of the Non-Guaranteeing Subsidiaries, the Notes will be effectively subordinated to all existing and future liabilities, including all indebtedness of such subsidiaries. For the 1997 Fiscal Year, the Non-Guaranteeing Subsidiaries accounted for approximately 45.3% of the Company's revenues. As of September 30, 1997, the Non-Guaranteeing Subsidiaries had liabilities of approximately $61.1 million (including approximately $10.8 million borrowed under the New Credit Facility) reflected on the Company's unaudited consolidated balance sheet. Claims of creditors of the Non-Guaranteeing Subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes.

FRAUDULENT TRANSFER

     The Existing Notes were issued to implement the Refinancing and each present and future domestic Restricted Subsidiary of the Company (other than the Non-Guaranteeing Subsidiaries) guarantees the Company's obligations under the Notes. Management believes that the indebtedness of the Company represented by the Notes was incurred for proper purposes and in good faith, and that, based on available forecasts, asset valuations and other financial information, following the Refinancing, each of the Company and its Restricted Subsidiaries guaranteeing the Notes would be solvent, will have sufficient capital for carrying on its business and would be able to pay its debts as they mature. See, however, " -- High Leverage; Ability to Service Debt", " -- Holding Company Structure; Subordination" and " -- Customer Financing". Notwithstanding management's belief, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, any of the Company or the Restricted Subsidiaries guaranteeing the Notes was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured and that the indebtedness was incurred for less than reasonably equivalent value, or that the Company or such Restricted Subsidiary intended to hinder, delay or defraud its creditors, then such court could, among other things, (a) void all or a portion of the Company's or such Restricted Subsidiaries' obligations to the holders of the Notes, the effect of which would be that the holders of the Notes might not be repaid in full and/or (b) subordinate the Company's or such Restricted Subsidiaries' obligations to the holders of the Notes to other existing and future indebtedness of the Company or such Restricted Subsidiaries to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to which the Notes were not previously subordinated to be paid in full before any payment could be made on the Notes.

OPERATING HISTORY -- RECENT LOSSES

     The Company incurred net losses of $10.8 million, $59.9 million (including $55.8 million of costs related to the Acquisition) and $60.9 million (including $61.0 million of expenses related to the Refinancing) for its fiscal years ended June 30, 1995, 1996 and the three-month period ended September 30, 1997, respectively, and achieved net income of $5.8 million for the fiscal year ended June 30, 1997. There can be no assurance that the Company will be profitable, and that there will not be similar or other unusual or non-recurring charges, in the future.

COMPETITION

     Gaming Equipment and Systems. The market for gaming machines is extremely competitive, and there are a number of established, well-financed and well-known companies producing machines that compete with each of Gaming's product lines in each of Gaming's markets. The domestic market for gaming machines is dominated by a single competitor, International Game Technology ("IGT"), with a number of smaller competitors in the field. In addition, certain technology-oriented companies have recently entered or may enter the gaming machine market. Management believes that some of these competitors have greater capital resources than the Company. Competition among gaming machine manufacturers, particularly with respect to sales of gaming machines into new and emerging markets, is based on competitive customer pricing and financing terms, appeal to the player and quality of the product, and having an extensive distribution and sales network. Sales to established casinos in Nevada normally require completion of a successful trial period for the machines in the casino.

     The competition for the computerized monitoring systems designed and sold by Systems currently consists of IGT, Casino Data Systems and, to a lesser extent, Acres Gaming, Inc., Gaming Systems International, Inc. and Mikohn Gaming Corporation. Competition is keen in this market due to the number of providers and the limited number of casinos and the jurisdictions in which they operate. Pricing, product feature and function, accuracy, and reliability are all main factors in determining a provider's success in selling its system. Systems believes the future success of its operations will be determined by its ability to bring new and innovative products to the marketplace while at the same time maintaining the base of loyal existing customers.

     Wall Machines and Amusements Games. Germany's wall machine manufacturing industry is dominated by Bally Wulff and two of its competitors. Management believes these three entities collectively account for more than 90% of the entire market for wall machines (which exists almost exclusively in Germany). Bally Wulff's two major competitors have greater resources than the Company and own and operate a significant number of arcades, which gives them a competitive advantage arising from a built-in market for their games and the ability to test market new games in their own arcades. In addition, wall machines compete for floor space in arcades with token machines, which are not subject to the strict German licensing requirements governing wall machines.

     Route Operations. The competition for obtaining and renewing route contracts in Nevada is high and continues to intensify. Such competition has, over time, reduced the Company's gross profit margins for such operations. In addition, such competition has required the Company to provide financial incentives to retain or obtain certain route locations. Such incentives include long-term lease commitments, guarantees of leases in favor of owners of local establishments, substantial advance deposits, payments of lease rentals in advance and loans for buildings and tenant-improvement costs. Although the Company believes that it now has adequate procedures for evaluating and managing such risks, historically substantial losses have been incurred in connection with such transactions reflecting, in part, former management's willingness to accept higher levels of risk to further its policy of emphasizing market share. Notwithstanding the change in the Company's business strategy to one emphasizing profitability rather than market share, the future success of the Company's Route Operations will continue to be dependent to some extent on its ability and willingness to provide such financial inducements. Although the Company has historically generated sufficient new route contracts to offset the loss of old route contracts, due to increased competition, the increased sophistication and bargaining power of customers and possibly other factors not yet known, there can be no assurance that the Company will be able to obtain new route contracts or renew or extend its route contracts upon their expiration or termination, or that, if renewed or extended, the terms will be favorable to the Company. In Louisiana, the Company's Route Operations at the racetrack and OTBs compete with various truckstops and locations with liquor licenses throughout the New Orleans area, as well as riverboat gaming and one land-based casino which may re-open in New Orleans.

     Casino Operations. The operation of casinos is also a highly competitive business. The principal competitive factors in the industry include the quality and location of the facility, the nature and quality of the amenities and customer services offered and the implementation and success of marketing programs. In Sparks, Nevada, the principal competition for the Company's operations comes from larger casinos focusing on the local market. The Company's Rainbow Casino in Vicksburg, Mississippi faces intense direct competition from other gaming facilities serving this market. Competition from casinos in nearby locations may also be reducing the market area from which Vicksburg casinos draw most of their patrons. Moreover, additional potential gaming sites remain in and around Vicksburg and Sparks; some of these sites may be closer to larger population centers and, if developed, might enjoy a competitive advantage over the Company's casinos.

PRODUCT DEVELOPMENT

     The future success of the Company depends to a large extent upon its ability to design, manufacture and market technologically sophisticated products that achieve high levels of player acceptance. The development of a successful new product or product design by a competitor could adversely affect sales of the Company's products and force it to respond quickly with its own competing products. The Company's plans with respect to the introduction of more sophisticated technology into the electronic gaming machine market are designed to lead to an increase in market share and profitability for the Company. However, there is no assurance that any such products will be developed, or that if developed they will receive necessary regulatory approvals or be commercially successful.

CUSTOMER FINANCING

     The Company believes that its working capital needs will increase as a result of the introduction of new machines, systems and products and expected increases in production and sales from recent historical levels. The Company also believes that customer financing terms have become an increasingly important competitive factor in certain emerging markets. Competitive conditions sometimes require Gaming Equipment and Systems to grant extended payment terms on electronic gaming machines, other gaming equipment and computerized monitoring systems. During the 1997 Fiscal Year, approximately 85% of Gaming's slot and video gaming machines were sold on terms requiring payment within 90 days or less. Approximately 15% of Gaming's sales, primarily in certain emerging gaming markets such as riverboat casinos and Native American casinos, are financed over extended periods as long as 36 months and bear interest at rates ranging from 8% to 14%. Although domestic customer financings are normally collateralized by such equipment, the resale value of the collateral in the event of a default may be less than the amount financed. International sales by Gaming Equipment and Systems are generally consummated on a cash basis or financed over a period of one year or less. However, when such international sales are financed, such customer financing often is not collateralized. Gaming Equipment and Systems has greater exposure to the financial condition of its customers in emerging and international markets than has historically been the case in established markets like Nevada and Atlantic City.

     In the past, several customers have failed to pay guaranteed obligations on time and, of the two remaining guaranteed obligations, one is currently in litigation and the other is in default on payments. See " -- Certain Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     For the 1997 Fiscal Year, approximately 10% of Bally Wulff sales were made under financing agreements that have payment terms of one to three years. Bally Wulff employs a practice of tracking accounts receivable from the invoice date. Certain of Bally Wulff's customers with short-term financing arrangements subsequently elect to enter into long-term financing arrangements. Bally Wulff intends to further develop its program under which equipment will be leased to customers.

SALES TO NON-TRADITIONAL GAMING MARKETS

     The continued growth of the non-traditional markets outside of Nevada and Atlantic City for electronic gaming machines is contingent upon the public's acceptance of these markets and an ongoing regulatory approval process by Federal, state and local governmental authorities. The Company cannot predict which new jurisdictions or markets, if any, will approve the operation of electronic gaming machines, the timing of any such approval or the level of the Company's participation in any such markets or that jurisdictions currently permitting gaming will continue to do so in the future.

FOREIGN OPERATIONS

     The Company's business in foreign markets is subject to the risks customarily associated with such activities. These risks include fluctuations in foreign currency exchange rates and controls, expropriation, nationalization and other economic, tax and regulatory policies of local governments as well as the laws and policies of the United States affecting foreign trade and investment. The Company does not generally enter into foreign exchange contracts to hedge its exposure to foreign exchange rate fluctuations. In addition, the proposed conversion of currency in Germany from the Deutschemark to the Euro will require the Company to redesign new and, possibly, existing Bally Wulff wall machines and gaming devices to accept such new currencies, the financial impact of which is uncertain.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will be dependent, to a significant extent, upon the continued services of a relatively small group of executive personnel. The loss or unavailability of one or more of such executive officers or the inability to attract or retain key employees in the future could have an adverse effect upon the Company's operations. In December 1996, the Company's Chief Executive Officer stepped down as the Company's strategic direction changed after the Acquisition. In June 1997, the Company named Morris Goldstein as its Chief Executive Officer.

STRICT REGULATION BY GAMING AUTHORITIES

     The manufacture and distribution of gaming machines and the conduct of gaming operations is subject to extensive Federal, state, local and foreign regulation by various gaming authorities (each, a "Gaming Authority"). Although the laws and regulations of the various jurisdictions in which the Company operates vary in their technical requirements and are subject to amendment from time to time, virtually all these jurisdictions require licenses, permits, documentation of the qualification, including evidence of integrity and financial stability, and other forms of approval for companies engaged in gaming operations and the manufacture and distribution of gaming machines as well as for the officers, directors, major stockholders and key personnel of such companies. The Company and its key personnel have obtained, or applied for, all government licenses, registrations, findings of suitability, permits and approvals necessary for the manufacture and distribution, and operation where permitted, of its gaming machines in the jurisdictions in which it currently does business. However, there can be no assurance that such licenses, registrations, findings of suitability, permits or approvals will be given or renewed in the future or that the Company will obtain the licenses necessary to operate in emerging markets.

     Gaming was previously licensed by the New Jersey Commission as a gaming-related casino service industry, which is required by the New Jersey Casino Control Act in order for the Company to sell gaming devices and systems in New Jersey. Due to the change of ownership of Gaming as a result of the Acquisition, Gaming's New Jersey license was invalidated. Prior to the change of ownership of Gaming and in anticipation of same, the Company submitted an application for casino service industry licensure. The New Jersey Commission deemed the application complete and, as a result, since the Acquisition the Company's operations in New Jersey have continued uninterrupted pursuant to transactional waivers which have been granted by the New Jersey Commission on a six-month blanket basis for parts and service and on a sale-by-sale basis for all other products pending final action on the Company's license application.

     The Company's business is dependent on regulatory requirements. For example, recurring demand exists for Bally Wulff's products because German regulations limit the permissible use of wall machines to a period of four years. A change in applicable regulations could adversely affect the market for the Company's products and services.

     The Company currently has an agreement with Fair Grounds Corporation, Jefferson Downs Corporation and Finish Line Management Corporation to be the exclusive operator of video poker machines at the only racetrack and ten associated OTBs in the greater New Orleans area. On November 5, 1996 voters in Louisiana approved a proposition to allow video poker to continue in six of the seven parishes in which the Company operates off-track betting locations in the greater New Orleans area. In addition, voters approved video poker in three parishes in the greater New Orleans area where the Company currently does not operate. In the one parish in which the Company operates where video poker was voted down, the Company will be allowed to continue to conduct business through June 30, 1999. For the year ended June 30, 1997, the two off-track betting locations in this parish accounted for $2.2 million of revenues and approximately 10% of operating income of the Company's Route Operations in Louisiana or less than 2% of the Company's operating income.

These operations also depend on the financial viability of the racetrack, which is beyond the control of the Company. See "Business -- Gaming Regulations and Licensing".

GAMING TAXES AND VALUE ADDED TAXES

     Gaming operators are typically subject to significant taxes and fees in addition to corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees, which could occur prospectively or retroactively, would adversely affect the Company. Sales of Bally Wulff's products in Germany are generally subject to value added taxes ("V.A.T."). The operations of Bally Wulff had benefitted from a special tax rebate that was phased out from January 1, 1992 to January 1, 1994. During 1995, Bally Wulff increased the amount of V.A.T. reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Bally Wulff's tax returns for the years 1988 through 1991. The German tax authorities have proposed preliminary adjustments which range from approximately $1.4 million (which has been accrued) to approximately $5.0 million. The German Federal Constitutional Court recently let stand a regulation that permits local municipalities to impose additional taxes on gaming machine operators. In the past, the imposition of such taxes by certain municipalities has adversely affected Bally Wulff's sales. There can be no assurance that municipalities will not impose new taxes or raise existing taxes in the future.

     The Company pays and expects to continue to pay substantial taxes and fees in Nevada, Louisiana and Mississippi and expects to pay substantial taxes and fees in any other jurisdiction in which it conducts gaming operations. There can be no assurance as to future increases in taxation on gaming operations.

UNCERTAIN EFFECT OF NATIONAL GAMBLING COMMISSION

     The U.S. Congress has created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The enabling legislation provides that, not later than two years after the enactment of such legislation, the commission would be required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely affect the gaming industry and have a material adverse effect on the Company's business, financial condition or results of operations.

     From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. No specific proposals for the imposition of such a federal tax are currently pending. However, no assurance can be given that such a tax will not be imposed in the future. Any such tax could have a material adverse effect on the Company's business, financial condition or results of operations.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to repurchase the Notes held by such holder at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. The New Credit Facility prohibits the Company from purchasing any Notes, and provides that the occurrence of certain Change of Control events with respect to the Company would constitute a default thereunder. In the event of a Change of Control, the Company must offer to repay all borrowings under the New Credit Facility or obtain the consent of its lenders under the Credit Agreement to the purchase of Notes. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute a default under the Indenture, which, in turn, would constitute a default under the New Credit Facility. There can be no assurance that the Company will have the financial ability to purchase the Notes upon the occurrence of a Change of Control. There can be no assurance that the Company will be able to comply with all of its obligations under the New Credit Facility, the Indenture, and its other indebtedness upon the occurrence of a Change of Control. See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control".

     Pursuant to a Stockholders Agreement dated as of September 21, 1993, as amended on October 24, 1994, by and among the Company, Kirkland Investment Corporation ("KIC"), Gaming Systems Advisors, L.P. ("GSA"), Kirkland-Ft. Worth Investment Partners, L.P. and Alfred H. Wilms (as amended, the "Stockholders Agreement"), KIC and Mr. Wilms each has agreed to use its best efforts to cause the Company's Board of Directors from and after September 21, 1997 to initially be comprised of such number of directors designated by KIC and such number of directors designated by Mr. Wilms as will be in the ratio of four to three, but neither KIC nor Mr. Wilms is required to vote for a particular designee at any regular or special meeting of the Company's shareholders after September 21, 1997. Notwithstanding the foregoing, prior to September 20, 2008, KIC is required to vote all of its shares of Common Stock to cause Mr. Wilms to be elected as a director of the Company for so long as Mr. Wilms owns shares of Common Stock of the Company.

     Pursuant to the Stockholders Agreement after September 21, 1997, Mr. Wilms designated Mr. Hans Kloss and Dr. David Scheinman as two of his designees to the Company's Board of Directors. Following appointment of these individuals, Mr. Wilm's designees occupied three of the seven seats on the Board of Directors. Mr. Wilms has asserted that he has a continuing right under the Stockholders Agreement to designate three director nominees. The Company has been advised by its counsel that Mr. Wilms's interpretation of the Stockholders Agreement is incorrect and that in any event this provision does not bind the Company or its directors. Mr. Wilms has advised that he may initiate legal action to enforce his claimed rights. See "Certain Transactions".

OWNERSHIP LIMITATIONS ON SECURITIES OF THE COMPANY

     The Gaming Authorities may, at their discretion, require the holder of any security of the Company, such as the Notes, to file applications, be investigated and be found suitable to own such securities of the Company. If a record or beneficial owner of the Notes is required by a Gaming Authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request by such Gaming Authority, or within such earlier time as required by such Gaming Authority. As a general matter, assuming a passive investment intent, only owners in excess of specified percentages of the Company's voting securities are required to be found suitable, absent unusual circumstances, which percentage is typically between 10% to 15% of any class of such securities. The applicant for a finding of suitability generally must pay all costs of the investigation for such finding of suitability. In Nevada and Mississippi, the applicant must provide an initial deposit as determined by the Gaming Authorities to pay the anticipated costs and charges incurred in the investigation and deposit such additional sums as are required by the Gaming Authorities to pay final costs and charges. If a Gaming Authority determines that a holder is unsuitable to own the Notes or to have any other relationship with the Company, then the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Gaming Authorities, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction; or (v) fails to pursue all lawful efforts to require such person to relinquish his voting securities including, if necessary, the immediate purchase of such voting securities for cash at fair market value. Further, if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company will have the right, at its option (i) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (ii) to redeem the Notes of such holder or beneficial owner at the lesser of the principal amount thereof, the fair market value thereof or the price at which such holder or beneficial owner acquired such Notes, together with, except in the case of redemption at fair market value, accrued and unpaid interest and liquidated damages thereon, if any, to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming

Authority. The holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability. The Company is not required to pay or reimburse any holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses will, therefore, be obligations of such holder or beneficial owner.

     Any person who fails or refuses to apply for a finding of suitability within the period of time required or prescribed by a Gaming Authority may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any holder of the Notes found unsuitable and who holds, directly or indirectly, any beneficial ownership of the Notes beyond such period of time prescribed by a Gaming Authority may be guilty of a criminal offense. See "Business -- Gaming Regulations and Licensing" and "Description of Exchange Notes -- Gaming Redemption".

CERTAIN LITIGATION

     In an action filed on December 2, 1996, the Company was named as a defendant in an action brought by Canpartners Investments IV and Cerberus Partners, pending in the federal district court for the Southern District of New York. The Company entered into certain loan commitment letters with the plaintiffs in August 1995, contemplating that the plaintiffs would lend approximately $30 million to partially fund the Company's then pending hostile tender offer for BGII. The Company entered into a merger agreement with BGII in October 1995 and did not use funds provided by the plaintiffs when effecting the Acquisition in June 1996. On October 27, 1997, the court granted in part the Company's motion to dismiss the complaint. The claims for breach of the duty of good faith and fair dealing, seeking damages in excess of $12.0 million, and fraudulent concealment have been dismissed in their entirety, without prejudice to plaintiffs' right to replead. The claim for indemnification has been dismissed to the extent plaintiffs seek reimbursement of costs and fees relating to the litigation, but remains to the extent they seek reimbursement of expenses in connection with negotiation of the commitment letter and loan documents. The court left intact the plaintiffs' claim for breach of contract; however, the Company believes it has strong defenses to the plaintiffs' claim and intends to vigorously defend the action.

     On September 25, 1995, BGII was named as a defendant in a class action lawsuit filed in Federal District Court in Nevada, by Larry Schreirer on behalf of himself and all others similarly situated. The plaintiffs filed suit against BGII and approximately 45 other defendants. Each defendant is involved in the gaming business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of $1.0 billion, and are asking that any damage awards be trebled under applicable Federal law. Management believes the plaintiffs' lawsuit to be without merit. The Company intends to vigorously pursue all legal defenses available to it.

     In August 1996, the Company received demand notices from a holder of customer notes receivable which were sold on a recourse basis to a third party for which payments were in arrears from December 1995. In December 1996 the holder of the notes filed suit against the Company seeking payment from the Company of approximately $3.6 million. In November 1997, the Company received demand notices from the holder of $7.0 million of customer notes receivable which were sold on a recourse basis to a third party for which payments were in arrears. The Company has recorded a provision for doubtful accounts of approximately $8.3 million on all these receivables at September 30, 1997. The Company intends to vigorously pursue all legal defenses available to it.

LACK OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON RESALE

     There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes or the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which such holders may be able to sell the Exchange Notes. If such a market were to develop, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it intends to make a market in the Exchange Notes. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the Exchange Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Exchange Notes, or that an active trading market for the Exchange Notes will develop. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Exchange Notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation the statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's or management's expectations ("Cautionary Statements") are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus and elsewhere under "Risk Factors". All written and oral forward-looking statements made following the Exchange Offer which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes, as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. The Company expects that substantially all of the Existing Notes will be exchanged for Exchange Notes pursuant to the Exchange Offer, which will negatively affect the market for the Existing Notes. Based on interpretations by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing.

                     USE OF PROCEEDS OF THE EXCHANGE NOTES

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Existing Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Existing Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer". The Existing Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors named therein have agreed (i) to file a registration statement with respect to an offer to exchange the Existing Notes for the Exchange Notes of the Company with terms substantially identical to the Existing Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) no later than the 60th day following August 8, 1997 (the "Closing Date"); (ii) use their best efforts to cause the registration statement to become effective at the earliest possible time, but in no event later than 150 days after the Closing Date; (iii) file (a) all pre-effective amendments to the Registration Statement as may be necessary in order to cause the Registration Statement to become effective, (b) if applicable, a post-effective amendment to the Registration Statement pursuant to Rule 430A under the Securities Act and (c) all necessary filings in connection with the registration and qualification of the Exchange Notes under the Blue Sky laws of such jurisdictions as are necessary to permit consummation of the Exchange Offer, and
(iv) promptly following the effectiveness of the Registration Statement, commence the Exchange Offer. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company file the registration statement containing this Prospectus or to effect the Exchange Offer, or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable Exchange Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the Registration Statement (in either event, the "Shelf Registration Statement"), with respect to the resale of the Existing Notes and to keep the Shelf Registration Statement effective for a period of two years following the Closing Date. See "Description of Exchange Notes -- Existing Notes; Registration Rights; Liquidated Damages".

     If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder (as defined in the Registration Rights Agreement) by wire transfer of immediately available funds or by federal funds check and to Holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. See "Description of Exchange Notes -- Existing Notes; Registration Rights; Liquidated Damages".

     Each holder of the Existing Notes who wishes to exchange such Existing Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, distribution of the Exchange Notes and (iii) any Exchange Notes to be received by it will be acquired in the ordinary course of business. See "Description of Notes -- Existing Notes; Registration Rights; Liquidated Damages".

RESALE OF EXCHANGE NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Existing Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Existing Notes surrendered pursuant to the Exchange Offer. Existing Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Existing Notes except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Existing Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Existing Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.

     As of the date of this Prospectus, $150 million aggregate principal amount of the Existing Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Existing Notes. There will be no fixed record date for determining registered holders of Existing Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Existing Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company will be deemed to have accepted for exchange properly tendered Existing Notes when, as and if the Company gives oral or written notice thereof to the Exchange Agent and complies with the provisions of Section 6 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer".

     Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time on January 5, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Existing Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" has not been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Existing Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 10% per annum, payable semi-annually in arrears, on each February 1 and August 1, commencing February 1, 1998. Holders of Exchange Notes will receive accrued interest from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no such interest has been paid on the Existing Notes, from the date of original issuance of the Existing Notes. Interest on the Existing Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Existing Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Existing Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer as contemplated hereby. The Company has applied for and expects to receive by the Expiration Date all applicable regulatory approvals.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes, by giving oral or written notice of such extension to the Exchange Agent. During any such extensions, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA").

PROCEDURES FOR TENDERING

     Only a holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Exchange Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent on or prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the

Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF EXISTING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Existing Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder of Existing Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Existing Notes and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person will incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of the Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under " -- Exchange Agent" on or prior to 5:00 p.m., New York City time, on the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Existing Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except an otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes), and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes were registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                    UNITED STATES TRUST COMPANY OF NEW YORK

                   By Mail:                                   By Facsimile:
   United States Trust Company of New York                    (212) 780-0592
                 P.O. Box 844                        (For Eligible Institutions Only)
                Cooper Station
           New York, NY 10276-0844
     Attention: Corporate Trust Services

           By Overnight Courier or                        By Hand to 4:30 p.m.:
           By Hand after 4:30 p.m.:              United States Trust Company of New York
   United States Trust Company of New York                     111 Broadway
           770 Broadway, 13th Floor                        New York, N.Y. 10006
             New York, N.Y. 10003                 Attention: Lower Level Corporate Trust
         Attention: Corporation Trust

                             For Information Call:
                                 (800) 548-6565

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes, as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to Exchange".

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of September 30, 1997. This table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                                     AS OF
                                                                                 SEPTEMBER 30,
                                                                                      1997
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Cash and cash equivalents....................................................       $ 24,053
                                                                                    ========
Long-term debt, including current maturities
  Revolving Credit Facility(1)...............................................         12,643
  Tranche B Bank Term Loan Facility(2).......................................         75,000
  Tranche C Bank Term Loan Facility(2).......................................         40,000
  Delayed Draw Term Facility(2)(3)...........................................         25,000
  Senior Subordinated Notes Due 2007 (net of unamortized discount of $791)...        149,209
  12 7/8% Notes..............................................................             19
  Other senior debt..........................................................          3,626
                                                                                    --------
Total long-term debt including current maturities............................        305,497
Stockholders' equity (net capital deficiency):
  Series E Preferred Stock(4)................................................         12,725
  Common stockholders' equity (net capital deficiency).......................        (39,673)
                                                                                    --------
Total stockholders' equity (net capital deficiency)..........................        (26,948)
                                                                                    --------
Total capitalization.........................................................       $278,549
                                                                                    ========

---------------

(1) The Revolving Credit Facility was used to repay the balance outstanding under existing credit lines and is available thereafter for working capital and general corporate purposes subject to availability under the borrowing base and other conditions.

(2) The Tranche B and C Term Loans amortize over 7 1/2 years and 8 years, respectively, and the Delayed Draw Term Facility amortizes over 7 1/2 years. The weighted average life of the Term Loan Facilities is 6.8 years.

(3) The Delayed Draw Term Facility was utilized to fund the Rainbow Royalty Buyout and purchase the Rainbow Notes Payable on August 12, 1997.

(4) The Series E Special Stock is not redeemable at the option of the holder, does not pay cash dividends, accrues pay-in-kind dividends at 11.5% through June 1999, and is convertible into common stock after June 1998 at $5.88 per share (representing a conversion rate of approximately 17.004 shares of common stock per share of Series E Special Stock).

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial data have been derived from the audited financial statements of the Company for the years ended June 30, 1993, 1994, 1995, 1996 and 1997 and the unaudited financial statements for the three-month periods ended September 30, 1996 and 1997. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto.

                                                                 HISTORICAL                             UNAUDITED
                                            ----------------------------------------------------   THREE MONTHS ENDED
                                                         FISCAL YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                            ----------------------------------------------------   -------------------
                                              1993       1994       1995     1996(1)      1997       1996       1997
                                            --------   --------   --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA AMOUNTS)
STATEMENTS OF OPERATIONS DATA
Revenues:
  Gaming equipment and systems............  $     99   $     65   $     --   $ 10,575   $134,734   $ 34,883   $ 27,167
  Wall machines and amusement games.......        --         --         --      3,356    131,934     26,427     21,061
  Route operations........................    96,282    102,830    106,854    109,938    127,028     28,889     35,655
  Casino operations.......................    16,710     20,159     25,134     48,509     51,450     12,713     14,088
                                            --------   --------   --------   --------   --------
Total revenues............................   113,091    123,054    131,988    172,378    445,146    102,912     97,971
                                            --------   --------   --------   --------   --------
Costs and expenses
  Cost of gaming equipment and systems....        49         20         --      7,213     84,496     21,808     16,236
  Cost of wall machines and amusement
    games.................................        --         --         --      2,022     68,426     15,104     11,568
  Cost of route operations................    72,614     76,332     79,887     84,212     95,716     21,894     27,188
  Cost of casino operations...............    11,543     14,955     14,231     22,046     22,269      5,366      6,260
  Selling, general and administrative.....    20,219     23,334     28,649     31,640    109,474     23,864     24,272
  Depreciation and amortization...........     8,718      9,530      9,520     10,988     22,606      5,220      5,003
  Direct acquisition costs(2).............        --         --      1,669     55,843         --         --         --
  Unusual items...........................        --      6,351      2,293      5,498        700        700         --
                                            --------   --------   --------   --------   --------
Total expenses............................   113,143    130,522    136,249    219,462    403,687     93,956     90,527
                                            --------   --------   --------   --------   --------
Operating income (loss)...................       (52)    (7,468)    (4,261)   (47,084)    41,459      8,956      7,444
Other income (expense)
  Interest income.........................       998      2,084      2,798      1,571      1,620        563        231
  Interest expense........................    (5,046)    (6,830)    (8,133)    (8,897)   (23,626)    (6,250)    (6,069)
  Rainbow royalty(3)......................        --         --       (810)    (4,070)    (4,722)    (1,151)      (587)
  Rainbow royalty buyout(4)...............        --         --         --         --         --         --    (19,000)
  Minority interest.......................        --       (506)      (397)      (963)    (1,092)      (141)      (390)
  Other, net..............................       450       (167)       317        301        139         (1)       (12)
                                            --------   --------   --------   --------   --------
Income (loss) before income taxes.........    (3,650)   (12,887)   (10,486)   (59,142)    13,778      1,976    (18,383)
Income tax provision......................        --       (241)      (265)      (755)    (7,993)    (1,341)      (493)
                                            --------   --------   --------   --------   --------
Net income (loss) before extraordinary
  item....................................    (3,650)   (13,128)   (10,751)   (59,897)     5,785        635    (18,876)
Extraordinary loss, without tax
  benefit(4)..............................        --         --         --         --         --         --    (42,033)
Net income (loss).........................    (3,650)   (13,128)   (10,751)   (59,897)     5,785        635    (60,909)
Special stock dividends...................        --         --         --       (362)   (11,974)    (2,664)    (2,400)
Premium on redemption or repurchase of
  Series B Special stock(4)...............        --         --         --         --         --       (232)   (16,553)
                                            --------   --------   --------   --------   --------
Net loss applicable to common shares......  $ (3,650)  $(13,128)  $(10,751)  $(60,259)  $ (6,189)  $ (2,261)  $(79,862)
                                            ========   ========   ========   ========   ========
Loss per share before extraordinary
  item....................................  $  (0.38)  $  (1.28)  $  (0.95)  $  (4.64)  $  (0.19)  $   (.07)  $  (1.19)
Extraordinary loss per share..............        --         --         --         --         --         --      (1.32)
                                            --------   --------   --------   --------   --------
Net loss per common share.................  $  (0.38)  $  (1.28)  $  (0.95)  $  (4.64)  $  (0.19)  $   (.07)  $  (2.51)
                                            ========   ========   ========   ========   ========

                                                                 HISTORICAL                             UNAUDITED
                                            ----------------------------------------------------   THREE MONTHS ENDED
                                                         FISCAL YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                            ----------------------------------------------------   -------------------
                                              1993       1994       1995     1996(1)      1997       1996       1997
                                            --------   --------   --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA AMOUNTS)
OTHER FINANCIAL DATA:
Operating income (loss) before unusual
  items and direct acquisition costs......  $    (52)  $ (1,117)  $   (299)  $ 14,257   $ 42,159   $  9,656   $  7,444
EBITDA(5).................................     8,666      7,907      8,824     24,282     63,673     14,735     12,057
Capital expenditures......................     5,092      5,385      8,887      8,101     13,257      2,001      3,049
Ratio of EBITDA to interest expense.......                                                   2.7x       2.4x       2.0x
Ratio of earnings to fixed charges(6).....        --         --         --         --        1.6x       1.3x        --
Deficiency of earnings to fixed
  charges(6)..............................  $ (3,650)  $(12,887)  $(10,486)  $(59,142)        --         --   $(60,416)

                                                               AS OF JUNE 30,                      AS OF SEPTEMBER 30,
                                            ----------------------------------------------------   -------------------
                                              1993       1994       1995       1996       1997       1996       1997
                                            --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents and securities
  available for sale......................  $  9,580   $ 49,574   $ 37,414   $ 48,057   $ 28,924   $ 38,331   $ 24,053
Working capital...........................     7,991     50,926     31,746    111,009    110,795    110,540     98,166
Total assets..............................    73,768    119,416    126,348    375,504    352,016    361,857    342,700
Total long-term debt, including current
  maturities..............................    44,798     90,726    101,397    191,344    173,839    177,187    305,497
Series B Special Stock....................        --         --         --     51,552     58,981     52,656         --
Total stockholders' equity (net capital
  deficiency).............................    22,665     15,099      9,985     69,846     53,555     67,541    (26,948)

---------------
(1) The Company acquired BGII on June 18, 1996. Therefore, the results of operations for the year ended June 30, 1996 include the results of operations of BGII for the last twelve days of the fiscal year. See note 2 to the Company's audited Consolidated Financial Statements.

(2) Includes non-cash accounting loss of $30.1 million in fiscal year 1996 as a result of the conversion of the Old Convertible Debentures.

(3) Represents the royalty that is no longer an expense of the Company following consummation of the Rainbow Royalty Buyout.

(4) During the quarter ended September 30, 1997, the Company recorded an extraordinary loss of $42.0 million related to the Refinancing. The extraordinary loss was comprised of the premium on the repurchase of the 12 7/8% Notes of $27.7 million and $14.3 million for transaction fees and expenses. In addition the Company recorded a charge of $16.6 million for the difference between the carrying value and the liquidation value of the Series B Special Stock, and a charge of $19.0 million for the cost of the Rainbow Royalty Buyout.

(5) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, less minority interest plus direct acquisition costs and unusual items. EBITDA should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of the Company's performance or to cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP and is a conventionally used financial indicator. For a breakdown of EBITDA by business unit, see "Summary Historical and Supplemental Data".

(6) As part of the Refinancing, the Series B Special Stock was redeemed. For purposes of determining the deficiency of earnings to fixed charges, earnings is defined as net income (loss) before provision for income taxes, interest on indebtedness and imputed interest on the portion of rent expense (one-third) deemed to represent interest expense. Fixed charges consist of interest on indebtedness and imputed interest on the portion of rent expense (one-third) deemed to represent interest expense, and exclude dividends on the Series B Special Stock and Series E Special Stock. When dividends on preferred stock are included as a fixed charge for the Fiscal Year ended June 30, 1997 and the three-month period ended September 30, 1997, the historical deficiency of earnings to fixed charges was $4.6 million and $64.1 million, respectively. On a pro forma basis for the Refinancing, the Company would have a ratio of earnings to fixed charges of 1.3 for the Fiscal Year ended June 30, 1997 and a deficiency of earnings to fixed charges of $1.0 million for the three-month period ended September 30, 1997.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Statement of Operations present the results of operations of the Company assuming the Refinancing occurred on July 1, 1996. Adjustments necessary to reflect this assumption and to restate the historical financial statements of the Company are presented in the Pro Forma Adjustments column and are further described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect approximately $77.6 million in non-recurring charges (and related tax effects) resulting from the matters discussed in Notes (f), (g) and (h).

     The historical financial information for Alliance is derived from the consolidated financial statements of the Company for the year ended June 30, 1997 which have been audited by KPMG Peat Marwick LLP, independent accountants, and the unaudited financial information of Alliance for the three-month period ended September 30, 1997. The Unaudited Pro Forma Supplemental Information presents EBITDA and fixed charge information and includes related pro forma adjustments as applicable consistent with those assumed elsewhere herein.

     The following information does not purport to present the results of operations of the Company had the Refinancing and events associated therewith occurred on the dates specified, nor is it necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the Refinancing been consummated on the date assumed. The Unaudited Pro Forma Condensed Combined Financial Information is based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information and should be read in conjunction therewith and with "The Refinancing", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes thereto of the Company included elsewhere in this Prospectus.

     The Pro Forma Adjustments are based upon preliminary estimates and certain assumptions that management of the Company believes are reasonable in the circumstances. Final amounts could differ from those set forth below. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma financial information.

                          ALLIANCE GAMING CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           ALLIANCE       PRO FORMA         PRO FORMA
                                                          HISTORICAL     ADJUSTMENTS       AS ADJUSTED
                                                          ----------     -----------       -----------
Revenues:
  Gaming equipment and systems..........................   $ 134,734                        $ 134,734
  Wall machines and amusement games.....................     131,934                          131,934
  Route operations......................................     127,028                          127,028
  Casino operations.....................................      51,450                           51,450
                                                            --------                         --------
          Total revenues................................     445,146                          445,146
                                                            --------                         --------
Costs and expenses
  Cost of gaming equipment and systems..................      84,496                           84,496
  Cost of wall machines and amusement games.............      68,426                           68,426
  Cost of route operations..............................      95,716                           95,716
  Cost of casino operations.............................      22,269                           22,269
  Selling, general and administrative...................     109,474                          109,474
  Unusual items.........................................         700                              700
  Depreciation and amortization.........................      22,606           611(a)          23,217
                                                            --------                         --------
                                                             403,687                          404,298
                                                            --------                         --------
Operating income........................................      41,459                           40,848
Other income (expenses)
  Interest income.......................................       1,620                            1,620
  Interest expense......................................     (23,626)       (5,947)(b)        (29,573)
  Minority interest.....................................      (1,092)                          (1,092)
  Rainbow royalty.......................................      (4,722)        4,722(c)              --
  Other, net............................................         139                              139
                                                            --------                         --------
Income before income taxes..............................      13,778                           11,942
Provision for income taxes..............................      (7,993)        2,643(d)          (5,350)
                                                            --------                         --------
Net income..............................................       5,785                            6,592
Special Stock dividends -- Series B.....................      (9,899)        9,899(e)              --
Special Stock dividends -- Series E.....................      (1,365)                          (1,365)
Premium on redemption of Series B
  Special Stock.........................................        (710)          710(f)              --
                                                            --------                         --------
Net income (loss) applicable to common shares...........   $  (6,189)                       $   5,227
                                                            ========                         ========
Net income (loss) per common share......................   $   (0.19)                       $    0.16
                                                            ========                         ========
SUPPLEMENTAL INFORMATION:
  Operating income......................................   $  41,459                        $  40,848
  Depreciation and amortization.........................      22,606                           23,217
  Minority interest.....................................      (1,092)                          (1,092)
  Unusual items.........................................         700                              700
                                                            --------                         --------
     EBITDA.............................................   $  63,673                        $  63,673
                                                            ========                         ========
  Pro forma cash flow information:
     Cash flows from operating activities...........................................        $  25,554
                                                                                             ========
     Cash flows from investing activities...........................................        $ (21,577)
                                                                                             ========
     Cash flows from financing activities...........................................        $ (16,999)
                                                                                             ========
  Pro forma ratio of earnings to fixed charges......................................              1.4(i)
                                                                                             ========

                          ALLIANCE GAMING CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           ALLIANCE       PRO FORMA         PRO FORMA
                                                          HISTORICAL     ADJUSTMENTS       AS ADJUSTED
                                                          ----------     -----------       -----------
Revenues:
  Gaming equipment and systems..........................   $  27,167                        $  27,167
  Wall machines and amusement games.....................      21,061                           21,061
  Route operations......................................      35,655                           35,655
  Casino operations.....................................      14,088                           14,088
                                                            --------                         --------
          Total revenues................................      97,971                           97,971
                                                            --------                         --------
Costs and expenses
  Cost of gaming equipment and systems..................      16,236                           16,236
  Cost of wall machines and amusement games.............      11,568                           11,568
  Cost of route operations..............................      27,188                           27,188
  Cost of casino operations.............................       6,260                            6,260
  Selling, general and administrative...................      24,272                           24,272
  Depreciation and amortization.........................       5,003           267(a)           5,270
                                                            --------                         --------
                                                              90,527                           90,794
                                                            --------                         --------
Operating income........................................       7,444                            7,177
Other income (expenses)
  Interest income.......................................         231                              231
  Interest expense......................................      (6,069)       (1,379)(b)         (7,448)
  Minority interest.....................................        (390)                            (390)
  Rainbow royalty.......................................        (587)          587(c)              --
  Rainbow royalty buyout................................     (19,000)       19,000(g)              --
  Other, net............................................         (12)                             (12)
                                                            --------                         --------
Loss before income taxes................................     (18,383)                            (442)
Provision for income taxes..............................        (493)                            (493)
                                                            --------                         --------
Net loss before extraordinary item......................     (18,876)                            (935)
Extraordinary loss, without tax effect..................     (42,033)       42,033(h)              --
                                                            --------                         --------
Net loss................................................     (60,909)                            (935)
Special stock dividends -- Series B.....................      (2,027)        2,027(e)              --
Special stock dividends -- Series E.....................        (373)                            (373)
Premium on redemption of Series B Special Stock.........     (16,553)       16,553(f)              --
                                                            --------                         --------
Net loss applicable to common shares....................   $ (79,862)                       $  (1,308)
                                                            ========                         ========
Loss per share before extraordinary item................   $   (1.19)                       $   (0.04)
Extraordinary loss per share............................       (1.32)                              --
                                                            --------                         --------
Net loss per common share...............................   $   (2.51)                       $   (0.04)
                                                            ========                         ========
SUPPLEMENTAL INFORMATION:
  Operating income......................................   $   7,444                        $   7,177
  Depreciation and amortization.........................       5,003                            5,270
  Minority interest.....................................        (390)                            (390)
                                                            --------                         --------
     EBITDA.............................................   $  12,057                        $  12,057
                                                            ========                         ========
  Pro forma cash flow information:
     Cash flows from operating activities...........................................        $  10,101
                                                                                             ========
     Cash flows from investing activities...........................................        $  (3,780)
                                                                                             ========
     Cash flows from financing activities...........................................        $   3,072
                                                                                             ========
  Deficiency of earnings to fixed charges...........................................        $    (442)(i)
                                                                                             ========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     (a) Represents the elimination of the amortization of deferred debt financing costs related to the 12 7/8% Notes offset by amortization of the new deferred debt financing costs related to the New Credit Facility and the Notes.

     (b) Represents the assumed net incremental interest expense from the Refinancing as follows:

                                                                                 THREE MONTHS
                                                                                    ENDED
                                                                    YEAR ENDED    SEPTEMBER
                                                                     JUNE 30,        30,
                                                                       1997          1997
                                                                    ----------   ------------
                                                                         (IN THOUSANDS)
    Interest on the Notes at 10.085%..............................   $ 15,128       $3,782
    Interest on the New Credit
      Facility (LIBOR rate 5.625% for Fiscal Year ended June 30,
         1997 and 5.71% for the three months ended September 30,
         1997):
      Revolving Credit Facility...................................        757          182
      Tranche B Term Loan.........................................      6,281        1,588
      Tranche C Term Loan.........................................      3,450          872
      Delayed Draw Term Facility..................................      2,094          529
      Commitment fee of  1/2% on unused Revolving Credit
         Facility.................................................        452          113
      Elimination of interest expense on the 12 7/8% Notes and
         other indebtedness paid in conjunction with the
         Refinancing..............................................    (22,215)      (5,687)
                                                                     --------
                                                                     $  5,947       $1,379
                                                                     ========

     For every 0.50% change in the interest rate for the New Credit Facility, there is a corresponding change in interest expense of $1.2 million per year assuming the Revolving Credit Facility is fully drawn.

     (c) Represents the royalty that will no longer be an expense of the Company as a result of the Rainbow Royalty Buyout.

     (d) Represents the reduction in income taxes due to the additional interest expense.

     (e) Represents the elimination of the dividends on the Series B Special Stock.

     (f) Represents the elimination of the premium paid upon the redemption of the Series B Special Stock.

     (g) Represents the elimination of the one-time charge for the Rainbow Royalty Buyout.

     (h) Represents the elimination of the extraordinary loss related to the Refinancing.

     (i) The pro forma ratio of earnings to fixed charges excludes the fixed charge for special stock dividends. If the fixed charge for special stock dividends were included as a fixed charge, the deficiency of earnings to fixed charges for the year ended June 30, 1997 and the quarter ended September 30, 1997 would have been $4.6 million and $64.1 million (including $77.6 million in charges related to the Refinancing), respectively. On a pro forma basis, if the fixed charge related only to the dividends on the Series E Special Stock were included as a fixed charge, the ratio of earnings to fixed charges for the year ended June 30, 1997 would have been 1.3 and the deficiency of earnings to fixed charges for the three-month period ended September 30, 1997 would have been $1.0 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE REFINANCING

     In August 1997 the Company completed the Refinancing. The New Credit Facility requires term loan amortization payments of $1.2 million, $1.4 million and $1.4 million during the first three years, respectively, after the consummation of the Refinancing. The average life of the Term Loan Facilities is
6.8 years. See "The Refinancing -- New Credit Facility".

     On a pro forma basis for the year ended June 30, 1997, assuming the Refinancing had occurred on July 1, 1996, the Company would have reported earnings before interest, taxes, and depreciation and amortization, less casino royalty and minority interest plus direct acquisition costs and unusual items (EBITDA) of $63.7 million, net income available to common shares of $5.2 million and net income per share of $0.16 or a $0.35 improvement over the reported net loss per share of $0.19. On a pro forma basis for the three-month period ended September 30, 1997, the Company would have reported EBITDA of $12.1 million, a net loss applicable to common shares of $1.3 million and net loss per share of $0.04. In conjunction with the Refinancing, the Company incurred fees and expenses totaling approximately $77.6 million, including the premium on the repurchase of the 12 7/8% Notes of $27.7 million and $16.6 million for the difference between the carrying value and the liquidation value of the Series B Preferred Stock, all of which were recorded in the quarter ended September 30, 1997. As of September 30, 1997, the Company had cash and cash equivalents of $24.1 million, net working capital of $98.2 million, and total long-term debt of $305.5 million. On an ongoing basis the Company will continue to be highly leveraged and will have significant interest costs, but in the near term the Company will have only limited principal payments required on its long-term indebtedness.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, based on the terms of the new $90.0 million Revolving Credit Facility, the Company had borrowings of approximately $12.6 million at September 30, 1997 and had $1.5 million of credit line restrictions in place related to undrawn letters of credit outstanding and would have been able to borrow up to an additional $57.7 million. The borrowing base for the revolving credit facility consists of eligible receivables and inventory, as defined in the credit agreement.

     At September 30, 1997, the Company actually had $24.1 million in cash and cash equivalents. The Company also had working capital of approximately $98.2 million, a decrease of approximately $12.6 million from June 30, 1997 which is explained below. Consolidated cash and cash equivalents at September 30, 1997 includes approximately $9.8 million of cash which is utilized in Casino and Route Operations which is held in vaults, cages or change banks.

     Management believes that cash flow from operating activities, cash and cash equivalents held and available borrowings under the new $90.0 million Revolving Credit Facility will provide the Company with sufficient capital resources and liquidity for the foreseeable future. At September 30, 1997, the Company did not have any significant commitments for capital expenditures.

     During the three months ended September 30, 1997, working capital decreased $12.6 million to $98.2 million. The primary fluctuations contributing to the decline in working capital were: (i) decreases in cash and cash equivalents of $4.9 million, (ii) a reduction in accounts receivable resulting from decreased product sales and collections on accounts receivable, and (iii) the impact of foreign exchange fluctuations between the dollar and the deutschmark.

     During the three months ended September 30, 1997, the Company used cash from operating activities of $8.1 million. The largest components consisted of the net loss of $60.9 million, partially offset by the $42.0 million of extraordinary loss and $8.7 million net cash collected from receivables.

     During the three months ended September 30, 1997 cash was used in investing activities primarily related to capital expenditures of $3.0 million.

     During the three months ended September 30, 1997, cash was provided by the issuance of the Senior Subordinated Notes and the new credit facility, and was used to repurchase the 12 7/8% Notes, redeem the Series B Special Stock, fund the Rainbow Royalty Buyout, repay certain other debt and pay related fees and expenses.

The following table presents the Company's EBITDA. For purposes of comparability the 1996 amounts are further adjusted to include BGII's results for the entire year.

                                                                         THREE MONTHS ENDED
                                               YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                              ---------------------     ---------------------
                                                1996         1997         1996         1997
                                              --------     --------     --------     --------
                                                                (IN $000'S)
    EBITDA by business unit:
    Gaming Equipment and Systems............  $ 15,716     $ 16,671     $  5,463     $  3,146
    Wall Machines and Amusement Games.......    13,376       29,719        4,050        2,601
    Route Operations........................    16,691       20,200        4,719        6,334
    Casino Operations(a)....................    11,229       12,630        3,466        3,670
    Corporate expenses......................   (17,300)     (19,177)      (3,973)      (3,891)
    Minority interest.......................      (963)      (1,092)        (141)        (390)
                                              --------     --------     --------     --------
              EBITDA(a).....................  $ 38,749     $ 58,951     $ 13,584     $ 11,470
                                              ========     ========     ========     ========

---------------
(a) Presented after deducting the Rainbow royalty.

     The Company believes that the above analysis of EBITDA (which excludes direct acquisition costs and unusual items) is a useful adjunct to net income, cash flow and other GAAP measurements. However, this information should not be construed as an alternative to net income or any other GAAP measure of performance as an indicator of the Company's performance or to GAAP-defined cash flows generated by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity.

     Management believes that customer financing terms and leasing have become an increasingly important competitive factor for the Gaming Equipment and Systems and Wall Machine and Amusement Games business units, respectively. See "Risk Factors -- Customer Financing".

RESULTS OF OPERATIONS

  Three Months Ended September 30, 1996 and 1997

     Gaming Equipment and Systems

     For the quarter ended September 30, 1997, the Gaming Equipment and Systems business unit reported revenues of $27.2 million, a decrease of 22% compared to revenues of $34.9 million in the prior year quarter. Bally Gaming reported unit sales of approximately 4,200 new gaming machines, a decrease of 14% compared to unit sales of approximately 4,900 in the prior year quarter. By market segment, Bally Gaming's unit sales for the quarter consisted of approximately 1,200 units to the Nevada and Atlantic City markets, 2,000 units to international markets and 1,000 units to riverboats, Native American and other domestic markets. The decrease in number of units shipped resulted from fewer new casino openings and lower replacement demand from existing casinos. Bally Gaming reported revenues from the sale of new gaming machines of $20.5 million, a decrease of 16% compared to $24.3 million in the prior year quarter due to lower unit volume while average selling prices remained relatively flat between quarters. Bally Systems reported revenues of $3.3 million, a decrease of 36% compared to revenues of $5.2 million in the prior year quarter. Bally Systems results were also affected by fewer new casino openings.

     For the quarter ended September 30, 1997, gross profit margins improved to 40% from 37% in the prior year quarter. The gross margin improvement resulted primarily from a change in the mix of product sales to higher margin products coupled with lower provisions for inventory obsolescence in the current year quarter. Gaming Equipment and Systems reported operating income of $1.9 million, a decrease of 60% compared to operating income of $4.8 million in the prior year quarter. The decrease in operating income resulted primarily from lower revenues and higher research and development costs, partially offset by improved gross margins and a lower provision for doubtful receivables.

     Wall Machines and Amusement Games

     For the quarter ended September 30, 1997, the Wall Machines and Amusement Games business unit reported revenues of $21.1 million, a decrease of 20% compared to revenues of $26.4 million in the prior year quarter. The currency translation impact of the fluctuation of the German mark versus the U.S. dollar reduced revenues by $4.3 million during the 1997 quarter. The revenue decrease resulted primarily from a 10% decrease in unit shipments of new wall machines and a 28% decrease in amusement game distribution revenues partially offset by a 71% increase in leased wall machine revenues. Bally Wulff management believes that the general slowdown in the German economy has resulted in customers acquiring only enough units to replace those units whose licenses are expiring, and deferring purchases of other equipment.

     Wall Machines and Amusement Games continued to expand its leasing program whereby new wall machines are leased to customers pursuant to operating leases which provide Wall Machines and Amusement Games with a stream of revenues and cash flow over the life of the leases, which range from six months to three and one half years. Wall Machines and Amusement Games experienced a 128% increase in new units leased compared to the prior year quarter and a total of 5,300 machines are currently out on lease.

     For the quarter ended September 30, 1997, gross profit margin improved to 45% from 43% in the prior year quarter. The gross margin improvement resulted primarily from the favorable impact of the increase in higher margin lease revenues, partially offset by a 5% decrease in the average selling price of new wall machines. Wall Machines and Amusement Games reported operating income of $1.4 million, a decrease of 46% compared to $2.6 million in the prior year quarter. The decrease resulted primarily from the aforementioned decrease in revenues, partially offset by the improved gross margins and lower selling, general and administrative expenses.

     Route Operations

     For the quarter ended September 30, 1997, the Route Operations business unit reported revenues of $35.7 million, an increase of 24% compared to revenues of $28.9 million in the prior year quarter. Revenues for the Nevada operations increased 25% as net win per gaming machine per day increased to $52.40 from $49.36 in the prior year quarter, while the average number of gaming machines increased to 6,340 from 5,550 in the prior year quarter primarily resulting from the additional machines added as a result of taking over operations of locations previously served by competitors. The improvement in net win per gaming machine per day in Nevada resulted primarily from the continuing favorable impact of Gamblers Bonus, a cardless slot player's club and player tracking system launched in December 1995. Gamblers Bonus is currently installed in approximately 1,700 gaming machines at 150 locations throughout Nevada. Revenues for the Louisiana operations increased 13% as net win per gaming machine per day increased to $74.80 from $72.10 in the prior year quarter and an increase in the average number of gaming machines to 710 from 650 in the prior year quarter.

     For the quarter ended September 30, 1997, cost of revenues increased 24% to $27.2 million compared to $21.9 million in the prior year quarter. As a percentage of revenues, cost of revenues remained relatively flat at

76% from the prior year quarter. Nevada operations cost of revenues increased 26%, but as a percentage of revenues remained flat at 78% between quarters, and Louisiana operations cost of revenues increased 13%, but as a percentage of revenues remained flat at 64% between quarters, as costs at both operations increased proportionally with the revenue growth. The Route Operations business unit reported operating income of $4.4 million, an increase of 47% compared to operating income of $3.0 million in the prior year quarter. The operating income improvement resulted primarily from the aforementioned increase in revenues and by a decrease in selling, general and administrative expenses.

     Casino Operations

     For the quarter ended September 30, 1997, the Casino Operations business unit reported revenues of $14.1 million, an increase of 11% compared to revenues of $12.7 million in the prior year quarter. This increase is due to a 12% increase at the Rainbow Casino and a 6% increase at the Rail City Casino. The improvement at the Rainbow Casino was attributable to the continuing success of its direct marketing campaigns and a 16% higher average market share than in the prior year quarter. Revenues from the Rail City Casino improved as revenues in the prior year quarter had been negatively affected by an internal remodeling project.

     For the quarter ended September 30, 1997, the cost of revenues for Casino Operations increased 17% to $6.3 million compared to $5.4 million in the prior year quarter and, as a percentage of revenues, increased to 44% from 42% in the prior year quarter due to higher costs associated with the Rainbow Casino operating the restaurant, which the Company believes attracts patrons to the property. The restaurant was not operated by the Company in the prior year quarter and such operations have lower margins than gaming operations.

     For the quarter ended September 30, 1997, the Casino Operations business unit reported operating income of $3.8 million, a decrease of 7% compared to operating income of $4.1 million in the prior year quarter. The decrease in operating income resulted from the aforementioned increase in operating costs and an increase in selling, general and administrative expenses, as both casinos incurred higher promotion and marketing programs in the quarter, partially offset by the increase in revenues. At Rainbow Casino, the higher costs were incurred to help overcome the impact of construction of a porte cochere at the main entrance to the casino, which has now been completed. At Rail City Casino, the higher costs were attributable to the renaming of the casino and the grand re-opening festivities.

     Consolidated

     Total revenues for the quarter ended September 30, 1997, were $98.0 million, a decrease of 5% compared to revenues of $102.9 million in the prior year quarter. The decrease is primarily due the aforementioned decreases in Gaming Equipment and Systems and Wall Machines and Amusement Games and the impact of foreign exchange rate fluctuations, partially offset by increases in revenues at the Route Operations and Casino Operations business units.

     Cost of revenues for the quarter ended September 30, 1997 were $61.3 million, a decrease of 5% compared to $64.2 million in the prior year quarter. Cost of revenues as a percentage of total revenues remained flat at 62% from the prior year quarter as the aforementioned increase at the Casino Operations business unit was offset by improvements in costs as a percentage of revenues for both Gaming Equipment and Systems and Wall Machines and Amusement Games.

     Selling, general and administrative expenses for the quarter ended September 30, 1997 were approximately $23.5 million, an increase of 5% compared to costs of $22.3 million for the prior year quarter. This increase is due to increases in expenses at the Gaming Equipment and Systems and the Casino Operations business units, partially offset by decreases in expenses at the Wall Machines and Amusement Games and the Route Operations business units. Corporate selling, general and administrative expenses for the current quarter decreased slightly compared to the prior year quarter.

     Provisions for bad debt for the quarter ended September 30, 1997 was $0.8 million, a decrease of $0.8 million from the prior year quarter. Depreciation and amortization for the quarter ended September 30, 1997 was $5.0 million, a decrease of 4% compared to depreciation and amortization of $5.2 million in the prior year quarter.

     During the quarter ended September 30, 1996, the Company incurred unusual charges of $0.7 million related primarily to separation costs of Alliance personnel subsequent to the Acquisition.

     During the quarter ended September 30, 1997, the Company recorded an extraordinary loss of $42.0 million related to the Refinancing. The extraordinary loss was comprised of the premium on the repurchase of the 12 7/8% Notes of $27.7 million and $14.3 million for transaction fees and expenses. In addition, the Company recorded a charge included in the net loss applicable to common shares of $16.6 million for the difference between the carrying value and the liquidation value of the redeemed Series B Special Stock, and a charge of $19.0 million for the cost of the Rainbow Royalty Buyout.

     Net Interest Expense and Income Taxes

     Net interest expense in the quarter ended September 30, 1997 increased slightly to $5.8 million compared to net interest expense of $5.7 million in the prior year quarter. The increase is primarily due to a higher interest on the Company's 10% Senior Subordinated Notes due 2007 and other term loan facilities which replaced substantially all of the Company's 12 7/8% Senior Secured Notes and the Series B Special Stock as part of the Refinancing.

     The Company recorded an income tax provision of $0.5 million in the quarter ended September 30, 1997 compared to an income tax provision of $1.3 million in the prior fiscal year quarter. The current quarter provision is primarily due to income taxes related to the Bally Wulff entities and state income taxes.

  Year Ended June 30, 1997 Compared with Year Ended June 30, 1996

     General

     To enhance the comparability for the following discussion of the results of operations, the operating results for 1996 are presented on a pro forma basis assuming the Acquisition had occurred prior to the start of the 1996 year. The Acquisition actually occurred on June 18, 1996.

     Gaming Equipment and Systems

     For the year ended June 30, 1997, Gaming Equipment and Systems reported revenues of $134.7 million, an increase of 2% compared to revenues of $132.3 million in the prior year. Bally Gaming reported shipments of approximately 18,200 new gaming machines, an increase of 1% compared to shipments of approximately 18,000 in the prior year. The volume improvement resulted primarily from a general increase in replacement demand from existing casinos offset by a lower number of new casino openings in the year ended June 30, 1997. By market segment, Bally Gaming's unit sales for the current year consisted of approximately 8,300 units to the Nevada and Atlantic City markets, 7,600 units to international markets and 2,300 units to riverboats, Native American and other domestic markets. Bally Gaming reported revenues from the sale of new gaming machines of $96.7 million, an increase of 6% compared to $91.3 million in the prior year due to higher unit volume and higher average selling prices of new machines. Bally Systems reported revenues of $22.3 million, an increase of 22% compared to revenues of $18.2 million in the prior year period. Bally Systems revenue improvement resulted primarily from increased shipments to new installations such as New York-New York, Casino Niagara, Casino Rama, and the Harrah's Riverboat and Players Island Casinos in St. Louis.

     For the year ended June 30, 1997, gross profit margins improved to 37% from 35% in the prior year period. The gross margin improvement resulted primarily from a higher average sales price for new machines and the impact of higher Bally Systems sales. Gaming Equipment and Systems reported operating income of $10.6 million, a decrease of 23% compared to operating income of $13.8 million in the prior year period. The operating income decrease resulted primarily from greater selling, general and administrative expenses (including higher research and development costs) and the impact of greater depreciation expense from amortizing goodwill and other intangibles as a result of the Acquisition, partially offset by the aforementioned revenue and gross margin increases.

     Wall Machines and Amusement Games

     For the year ended June 30, 1997, Wall Machines and Amusement Games reported revenues of $131.9 million, an increase of 23% compared to revenues of $107.1 million in the prior year. The revenue improvement resulted primarily from an 87% increase in new wall machine units sold as Wall Machines and Amusement Games expanded its market share due to popularity of its product offerings and, to a lesser extent, demand increased as a result of a change in German regulations effective January 1, 1997 requiring all wall machines to have internal meters to track play. In addition, Wall Machines and Amusement Games enhanced its leasing program whereby new wall machines are leased to customers pursuant to operating leases which provide a stream of revenues and cash flows over the term of the leases which range from six months to three and one half years. For the year ended June 30, 1997, Wall Machines and Amusement Games leased approximately 4,000 new wall machines, which is a 300% increase from the prior year period. Revenues were unfavorably impacted by a decrease in amusement game sales as operators weighted their mix of capital expenditures toward new wall machines. The currency translation impact of the fluctuation of the German mark versus the U.S. dollar reduced revenues by $12.2 million during the current year.

     For the year ended June 30, 1997, gross profit margin improved to 48% from 39% in the prior year. The gross margin improvement resulted primarily from the favorable impact of greater production volume in Wall Machines and Amusement Games' production facility. Wall Machines and Amusement Games reported operating income of $23.3 million, an increase of 207% compared to $7.6 million in the prior year period. The operating income improvement resulted primarily from the aforementioned revenue and gross margin increases, partially offset by an increased provision for doubtful receivables as well as higher selling, general and administrative expenses due to increased marketing costs.

     Route Operations

     For the year ended June 30, 1997, the Route Operations business unit reported total revenues of approximately $127.0 million, an increase of 16% compared to revenues of $110.0 million in the prior year. Revenues from Nevada Route Operations increased approximately $15.0 million (16%) over the prior year. This increase was attributable to an increase in the average net win per gaming machine per day of 8% to $52.40 from $48.60 in the prior year and an increase in the weighted average number of gaming machines during the current year of 7% to 5,660 units as compared to 5,290 units in the prior year. Gamblers' Bonus, a cardless club and player tracking system launched in December 1995, had a favorable impact on the net win per day. As of June 30, 1997, the Gamblers' Bonus product was installed in approximately 1,500 gaming machines at 130 locations statewide. Revenues from Route Operations in Louisiana increased $2.0 million (12%) primarily as a result of an improvement in the net win per gaming machine per day of 8% to $74.10 from $68.50 in the prior year and a 3% increase in the average number of machines to 700 from 680 in the prior year.

     For the year ended June 30, 1997, cost of revenues for Route Operations totaled $95.7 million, an increase of $11.5 million (14%) compared to the prior year. As a percentage of revenues, costs of revenues improved to 75.4% from 76.6% in the prior year. Cost of revenues for Nevada route operations increased 14% as compared to the prior year, but, as a percent of related revenues, improved to 77.3% from 79.0% in the prior year due primarily to higher revenues while costs associated with new and renewed contracts remained relatively flat. Costs of revenues for Route Operations in Louisiana increased 13% primarily as a result of the increase in revenues. As a percent of related revenues, cost of revenues for Route Operations in Louisiana increased to 64.2% from 63.3% in the prior year primarily due to a slight increase in the percentage of revenues paid to the Fairgrounds Racetrack. Cost of route revenues for Route Operations includes rents under both space lease and revenue sharing arrangements, gaming taxes and direct labor, including related payroll taxes and benefits.

     In the year ended June 30, 1996, Nevada Route Operations incurred unusual items totaling $2.1 million. Reserves were increased by $1.4 million for certain parts inventories which became obsolete and were subsequently disposed of due to the impact of recent technological changes to gaming devices being deployed as a result of the new Gambler's Bonus product. In addition an accrual of $0.7 million was established to reserve for the present value of the future lease payments for one small casino location for which cash flows received under the participation agreement are currently inadequate to service the building lease paid by the Company.

     For the fiscal year ended June 30, 1997, the Route Operations business unit reported operating income of $13.1 million, an increase of 41% compared to operating income of $9.3 million in the prior year. The operating income improvement resulted from the aforementioned increase in revenues and the improvement in operating costs as a percentage of revenues and the lack of unusual items in the current year, partially offset by an increase in selling, general, and administration expenses, primarily greater marketing costs at both operations and an increased provision for doubtful receivables for the Nevada Route Operations.

     Casino Operations

     For the year ended June 30, 1997, the Casino Operations business unit reported revenues of $51.5 million, an increase of 13% compared to revenues of $45.4 million in the prior year excluding revenues from closed casinos and taverns as described below. This increase is due to a 17% increase at the Rainbow Casino and a 2% increase at the Rail City Casino. The improvement at the Rainbow Casino was attributable to the continuing impact of its direct marketing campaigns and a higher average market share than in the prior year. Revenues during the current year at the Rail City Casino were adversely impacted by severe weather in the Reno area during the third quarter and an internal remodeling project which has now been completed.

     For the year ended June 30, 1997, the cost of revenues for Casino Operations increased 13% to $22.3 million compared to $19.8 million in the prior year excluding cost of revenues from closed casinos and taverns. As a percentage of revenues, the costs of revenues improved slightly to 43.3% compared to 43.6% in the prior year. As a percent of related revenues, cost of revenues for the Rainbow Casino increased to 37.1% from 36.4% in fiscal 1996 primarily due to increased costs associated with taking over operations at the newly remodeled restaurant. Cost of revenues for the Rail City, as a percent of related revenues, improved to 64.1% from 64.7% in the prior year due primarily to higher revenues while direct costs remained relatively stable. Cost of casino revenues includes cost of goods sold, gaming taxes, rent and direct labor including related taxes and benefits.

     For the year ended June 30, 1997, the Casino Operations business unit reported operating income, net of casino royalty, of $10.7 million, an increase of 14% compared to operating income of $9.4 million in the prior year. The operating income improvement resulted from the aforementioned increase in revenues and reduced operating costs as a percentage of revenues, partially offset by an increase in selling, general and administrative costs, principally due to increased marketing efforts at both locations. On August 12, 1997, the Company purchased from Hospitality Franchise Systems the right to receive royalty payments based on revenues of the Rainbow Casino. The Rainbow Casino royalty fees incurred during the fiscal year ended June 30, 1997 totaled $4.7 million.

     Revenues and Expenses for Closed Casinos and Taverns

     During the year ended June 30, 1996, the Company disposed of or terminated operations at several small casinos and taverns as these operations were not deemed to be compatible with the Company's long-term strategy. No revenues or expenses were reported for these properties in the fiscal year ended June 30, 1997. For the fiscal year ended June 30, 1996, revenues for these properties are included in Casino Operations revenues and totaled $3.1 million. The related costs of revenues are included in cost of Casino Operations and totaled $2.3 million. The related selling, general and administrative expenses totaled $1.1 million.

     Consolidated

     The following discussion of the Company's consolidated results of operations for the year ended June 30, 1997 is presented in comparison to the actual consolidated results of operations for the prior year which include the results of operations of the Gaming Equipment and Systems and Wall Machines and Amusement Games business units for only the last twelve days of the year ended June 30, 1996.

     Total revenues for the year ended June 30, 1997 were approximately $445.1 million, an increase of $272.7 million (158%) over revenues of $172.4 in prior year. This increase is primarily due to the incremental revenues of $252.7 million from Gaming Equipment and System sales and Wall Machines and Amusement Games sales, as well as the aforementioned increases in revenues at both the Route Operations and Casino Operations business units.

     Cost of revenues for the year ended June 30, 1997 were approximately $270.9 million, an increase of $155.4 million (135%) compared to $115.5 million in prior year. This increase is due to the incremental cost of revenues of $143.7 million from Gaming Equipment and System sales and Wall Machines and Amusement Games sales, as well as the aforementioned increases in cost of revenues at both the Route Operations and Casino Operations business units.

     Selling, general and administrative expenses for the year ended June 30, 1997 were approximately $100.4 million, an increase of $69.8 million (228%) compared to costs of $30.6 for the prior year. This increase is due to the impact of including the Gaming Equipment and Systems and the Wall Machines and Amusement Games business unit expenses for the entire year and higher legal and professional fees for fiscal 1997, partially offset by cost savings such as elimination of certain duplicative costs.

     Provision for doubtful receivables for the year ended June 30, 1997 was $9.1 million, an increase of $8.1 million from the prior year. The increase was due primarily to the impact of including the provisions related to the Gaming Equipment and Systems and the Wall Machines and Amusement Games business units for the entire year, as well as the aforementioned increase in the provision at the Route Operations. Depreciation and amortization for the fiscal year ended June 30, 1997 was $22.6 million, an increase of 105% compared to depreciation and amortization of $11.0 million in the prior fiscal year. This increase is due to the inclusion of Gaming Equipment and Systems and Wall Machine and Amusement Game depreciation and amortization in the entire fiscal year, higher depreciation and amortization in the Route Operations business unit and the impact of amortizing goodwill and other intangibles resulting from the Acquisition.

     During the year ended June 30, 1996, the Company expensed direct acquisition costs related to the Acquisition totaling $55.8 million. Such costs included the $30.1 million non-cash accounting loss on the debenture conversion portion of the financing for the Acquisition, plus legal, accounting, financial advisory, printer, SEC filing fees and other related expenses.

     During the year ended June 30, 1997, the Company incurred $0.7 million in unusual items related primarily to separation costs of Alliance personnel subsequent to the Acquisition. During the year ended June 30, 1996, the Company incurred $5.5 million in unusual items including a provision of $3.4 million to fully reserve the net book value of assets that the Company deemed impaired and the aforementioned unusual items at its Route Operations business unit of $2.1 million.

     Interest Income and Expense and Income Taxes

     Net interest expense in the year ended June 30, 1997 increased to $22.0 million, an increase of 201% compared to the net interest expense of $7.3 million in the prior year. The increase was due primarily to interest on the 12 7/8% Notes which were issued in June 1996, partially offset by lower interest expense on the Old Convertible Debentures, substantially all of which were converted into equity as part of the financing of the Acquisition.

     The Company recorded an income tax provision of $8.0 million in the year ended June 30, 1997, compared to a provision of $0.8 million in the prior year. The current year provision is due primarily to income taxes at Wall Machines and Amusement Games and domestic state income taxes. The effective tax rate is 58%, which resulted from taxable income currently being generated in Germany, which has a higher effective rate than in the U.S. At June 30, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $21.5 million which were available to offset future federal taxable income, if any, expiring in the years 2007 through 2011. At June 30, 1997 the Company had foreign tax credit carryforwards of approximately $11.8 million and alternative minimum tax credit
(AMT) carryforwards of approximately $1.5 million. Foreign tax credits are available to offset future taxes due in the U.S. on future foreign taxable income and expire between 1998 and 2002 unless utilized prior to such time. AMT credits are available to be carried forward indefinitely and may be utilized against regular U.S. corporate tax to the extent it does not exceed computed AMT calculations. In addition, the Company's annual limitation with respect to net operating losses is limited pursuant to Section 382 of the Internal Revenue Code.

  Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     The following discussion of the results of operations includes only the Company's two business units that existed prior to the Acquisition on June 18, 1996. See the "Consolidated" section below for the impact of the BGII results for the 12 days prior to 1996 year-end.

     Route Operations

     Total revenues from Route Operations for the year ended June 30, 1996 were approximately $109.9 million, an increase of $3.1 million (2.9%) over the prior year. Revenues from Nevada route operations increased approximately $1.8 million (2.0%) over the prior year. This increase was attributable to an increase in the average net win per gaming machine per day from $47.70 in the prior year to $48.60 in the current year and an increase in the weighted average number of gaming machines during the current year to 5,290 units as compared to 5,260 units in the prior year. During the year ended June 30, 1996 the Company received regulatory approval for its Gambler's Bonus product, and began installation into locations in Southern Nevada. The revenues at locations in which the Gambler's Bonus product has not been installed experienced a slight decrease in revenues in comparison to the prior year. Revenues from route operations in Louisiana increased $1.3 million (8.4%) primarily as a result of an expansion of operations from the opening of a new OTB parlor in October 1995. In addition, Louisiana revenues increased as a result of an improvement in the net win per gaming machine per day from $56.40 in the prior year to $68.50 in the current year, which resulted from higher revenues earned on a lower average number of machines. The average number of gaming machines in the Louisiana route operations decreased from 720 for the prior year to 680 for the current year.

     Cost of revenues for Route Operations for the year ended June 30, 1996 totaled $84.2 million, an increase of $4.3 million (5.4%) over the prior year. Cost of revenues for Nevada route operations increased $3.5 million (5.4%) as compared to the prior year and increased slightly as a percent of related revenues due primarily to increased costs associated with new and renewed contracts. Costs of revenues for route operations in Louisiana increased $0.8 million (7.6%) primarily as a result of the increase in revenues. As a percent of related revenues, cost of revenues for Route Operations in Louisiana remained relatively constant, at approximately 63.8%. Cost of route revenues for Route Operations includes rents under both space lease and revenue sharing arrangements, gaming taxes and direct labor, including related payroll taxes and benefits.

     In the year ended June 30, 1996, Nevada route operations incurred unusual items totaling $2.1 million. Reserves were increased by $1.4 million for certain parts inventories which became obsolete and were subsequently disposed of due to the impact of recent technological changes to gaming devices being deployed as a result of the new Gambler's Bonus product. In addition an accrual of $0.7 million was established to reserve for the present value of the future lease payments for one small casino location for which cash flows received under the participation agreement are currently inadequate to service the building lease paid by the Company.

     For the year ended June 30, 1996, the Route Operations business unit reported operating income of $13.1 million, an increase of 7% compared to operating income of $12.2 million in the prior year. The operating income improvement resulted from the aforementioned increase in revenues partially offset by a slight increase in operating costs as a percentage of revenues. Selling, general and administrative expenses related to Route Operations for the current year remained relatively flat from the prior year.

     Casino Operations

     Revenues from Casino Operations for the year ended June 30, 1996 were approximately $45.4 million (excluding revenues of closed casinos and taverns as discussed below), an increase of $27.1 million or 149.3% from the prior year. This increase is due primarily to the impact of the Rainbow Casino in Vicksburg, Mississippi. Due to a change in Rainbow Casino's ownership structure on March 29, 1995, the Company began consolidating the results of the Rainbow Casino and thus the prior year included only three months of the Rainbow Casino results of operations. The current year results reflect twelve months of Rainbow Casino operations plus the impact of having all of the amenities of the facility in operation for the full year. Rainbow Casino revenues were $33.9 million for the current year compared to $7.6 million in the prior year. During the approximately nine-month period ended March 29, 1995, the Company recorded royalty income from the Rainbow Casino of $0.9 million, and such royalty was terminated upon the change in ownership referred to above. Revenues from the Rail City Casino were relatively flat at $11.5 million, resulting from lower patronage during the first six months of the current year during which there was significant road construction near the property offset by increased revenues from improved casino ambiance after the completion of an internal remodeling project and a successful series of marketing campaigns to attract local patrons back to the casino after completion of the nearby road construction.

     The cost of revenues for Casino Operations for the year ended June 30, 1996, including costs of food and beverage revenues, were approximately $19.8 million, an increase of $9.6 million or 94.6% compared to the prior year. The increase is primarily due to the aforementioned impact of the Rainbow Casino operations. The cost of revenues at the Rail City Casino were relatively flat at $7.4 million. Cost of casino revenues includes cost of goods sold, gaming taxes, rent and direct labor, including related taxes and benefits.

     For the year ended June 30, 1996, the Casino Operations business unit reported operating income, net of casino royalty, of $9.4 million, an increase of 261%, compared to operating income of $2.6 million in the prior year. The operating income improvement resulted from the aforementioned impact of the Rainbow Casino operations, partially offset by higher selling, general and administrative costs at the Rail City Casino primarily for the marketing campaigns to attract local patrons back to the casino after completion of the nearby road construction. The Rainbow Casino royalty fees incurred during the year ended June 30, 1996 totaled $4.1 million.

     Revenues and Expenses for Closed Casinos and Taverns

     During the years ended June 30, 1995 and 1996 the Company disposed of or terminated operations at several small casinos and taverns, as these operations were not deemed to be compatible with the Company's long-term strategy. Revenues for these properties are included in Casino Operations revenues and totaled $6.1 million and $3.1 million for the years ended June 30, 1995 and 1996, respectively and the related costs of revenues are included in cost of Casino Operations and totaled $4.1 million and $2.3 million for such periods, respectively. The related selling, general and administrative expenses totaled $1.8 million and $1.1 million for the years ended June 30, 1995 and 1996, respectively.

     Consolidated

     Total revenues for the year ended June 30, 1996 were approximately $172.4 million, an increase of $40.4 million (30.6%) over fiscal year 1995. This increase is due to Gaming Equipment and Systems and Wall Machines and Amusement Games revenues of $13.9 million during the post-acquisition period as well as the aforementioned increases in revenues at both the Route Operations and Casino Operations business units.

     Cost of revenues for the year ended June 30, 1996 increased to $115.5 million (22.7%) over the prior year due to Gaming Equipment and Systems and Wall Machines and Amusement Games cost of revenues of $9.2 million during the postacquisition period as well as the aforementioned increases in cost of revenues at both the Route Operations and Casino Operations business units. The total cost of revenues as a percentage of total revenues, including those of Gaming Equipment and Systems and Wall Machines and Amusement Games in the post-acquisition period improved by 4.1% compared to the prior year.

     Selling, general and administrative expenses for the year ended June 30, 1996 were approximately $30.6 million, an increase of $2.4 million (8.5%) from the prior year. After excluding the prior year unusual item of compensation expense of $1.3 million, the increase was primarily due to Gaming Equipment and Systems and Wall Machines and Amusement Games selling, general and administrative expenses of $2.0 million during the post-acquisition period as well as the aforementioned increases at the Casino Operations business unit.

     Provision for doubtful receivables for the year ended June 30, 1996 increased $0.6 million from the prior year. The increase was due primarily to a $0.4 million provision for specifically identified bad debt accounts in the Company's Route Operations business unit and the impact of including Gaming Equipment and Systems and the Wall Machines and Amusement Games business units provisions in the post-acquisition period of $0.2 million.

     During the years ended June 30, 1995 and 1996, the Company expensed direct acquisition costs of $1.7 million and $55.8 million, respectively. Such costs for the 1996 year include the $30.1 million non-cash, accounting loss on the debenture conversion portion of the financing for the Acquisition, plus legal, accounting, financial advisory, printer, SEC filing fees and other related expenses.

     During the year ended June 30, 1996, the Company incurred $5.5 million in unusual items, including a provision of $3.4 million to fully reserve the net book value of assets that the Company deemed impaired and the aforementioned unusual items at its Route Operations business unit of $2.1 million.

     Interest Income and Expense and Income Taxes

     In the year ended June 30, 1996, interest income decreased $1.2 million from the prior year to $1.6 million, resulting from a decline in the level of cash invested during the 1996 year. In the 1996 year, interest expense increased $0.8 million from the prior year to $8.9 million. This increase was a result of the aforementioned impact of consolidating the Rainbow Casino results of operations for the full twelve months in the 1996 year, plus additional borrowings at the Rainbow Casino to complete the facility, and, to a lesser extent, the interest expense associated with the Senior Secured Notes, offset by the reduction in interest associated with the $83.4 million of the convertible debentures which converted into equity instruments.

     The provision for income taxes in the year ended June 30, 1996 year increased $0.5 million from the prior year to $0.8 million. This increase was a result of a provision for alternative minimum tax due to the taxable nature of the conversion of the Company's old convertible debentures for new convertible debentures in the exchange offer, increased state income taxes in Louisiana and the tax effects related to the accounting for unrealized gains and losses on the BGII stock classified for accounting purposes as available for sale prior to consummation of the Acquisition.

                                    BUSINESS

     Alliance is a diversified, worldwide gaming company that (i) designs and manufactures gaming machines and computerized monitoring systems for gaming machines, (ii) owns and manages a significant installed base of gaming machines,
(iii) owns and operates two casinos and (iv) in Germany, is a full-service supplier of wall-mounted gaming machines and amusement games. Alliance has achieved a leading market position for each of its business units. Operating under the name Bally Gaming, the Company is the second largest slot and video gaming machine manufacturer in North America, with over 85,000 gaming machines sold during the past five years. Operating under the name Bally Systems, the Company designs, integrates and sells highly specialized computerized monitoring systems that provide casinos with networked accounting and security services for their gaming machines. Systems has a leading position, with over 80,000 game monitoring units ("GMUs") installed worldwide. The Company also owns, operates and services an installed base of over 7,000 slot and video gaming machines which are located mostly in non-casino venues in Nevada and Louisiana ("Route Operations"). Alliance is the largest route operator in Nevada and the largest operator of gaming machines at racetracks in Louisiana. Alliance also owns and operates what management believes is the most profitable riverboat casino in Vicksburg, Mississippi and a small casino in Sparks, Nevada, which together have 31 table games and 1,100 gaming machines (collectively, "Casino Operations"). In addition, operating under the Bally Wulff name, the Company believes that it is now the leading supplier of wall-mounted gaming machines and arcade games in Germany.

     The Company was incorporated in Nevada on September 30, 1968 under the name Advanced Patent Technology. The Company changed its name to Gaming and Technology, Inc. in 1983, to United Gaming, Inc. in 1988 and to Alliance Gaming Corporation on December 19, 1994. The Company conducts its gaming operations through directly and indirectly owned subsidiaries. On June 18, 1996 the Company acquired BGII which includes the Gaming Equipment and Systems and Wall Machines and Amusement Games business units. The term "Company" as used herein refers to Alliance Gaming Corporation and subsidiaries unless the context otherwise requires. The Company's principal executive offices are located at 6601 South Bermuda Road, Las Vegas, Nevada 89119, telephone (702) 270-7600.

     Prior to the Acquisition, BGII had a fiscal year end of December 31 which, following the Acquisition, was changed to match the Company's fiscal year end of June 30. Therefore, the financial and operating information presented below for the Company's Gaming Equipment and Systems and Wall Machines and Amusement Games business units follows BGII's historical year ends through 1995 and thereafter conforms to the Company's fiscal periods.

GAMING EQUIPMENT AND SYSTEMS

     Bally Gaming

     Overview. The Company's primary markets for its gaming machine products are the United States, Canada and Europe and Latin America, and, to a lesser extent, the Far East and the Caribbean. The following table sets forth the percentage of new unit sales by market segment during the periods indicated:

                          NEW UNITS BY MARKET SEGMENT

                                                            PERCENTAGE OF NEW UNITS SOLD
                                                      -----------------------------------------
                                                      YEARS ENDED
                                                       DECEMBER       SIX MONTHS
                                                          31,           ENDED        YEAR ENDED
                                                      -----------      JUNE 30,       JUNE 30,
                                                      1994    1995       1996           1997
                                                      ---     ---     ----------     ----------
    Nevada and Atlantic City........................   34%     42%         37%            47%
    International...................................   21      30          45             40
    Riverboats......................................   31      12          11              5
    Native American Gaming..........................   13      14           7              7
    Other (principally VLTs)........................    1       2          --              1
                                                      ----    ----       ----           ----
                                                      100%    100%        100%           100%
                                                      ====    ====       ====           ====

     United States Markets. Within the United States, Nevada represents the largest installed base of gaming machines with an installed base of approximately 180,000 machines as of June 30, 1997. The Company estimates that Atlantic City, the second largest market, had an installed base of approximately 33,000 machines as of June 30, 1997. Product sales of the Company's casino-style gaming equipment in these markets are primarily to established casino customers to either replace existing machines or as part of an expansion or refurbishment of the casino. Also, because gaming machine revenues have increased at a higher rate than table game revenues over the past decade, casino operators have frequently increased floor space dedicated to gaming machines. In addition, major casino openings in Nevada, expansions of existing casinos and the proliferation of casinos in emerging markets have created additional floor space available for new gaming products and are anticipated to further increase competitive pressures on casino operators to replace existing equipment with new machines on an accelerated basis.

     Riverboat casinos began operating in 1991 and, as of June 30, 1997, riverboat casinos were operating in Indiana, Iowa, Illinois, Mississippi, Missouri and Louisiana. The estimated installed base of gaming machines on riverboats is approximately 82,000 machines as of June 30, 1997.

     Casino-style gaming continues to expand on Native American lands. Native American gaming is regulated under the Indian Gaming Regulatory Act of 1988 which permits specific types of gaming. The Company's machines are placed only with Native American gaming operators who have negotiated a compact with the state and received approval by the U.S. Department of the Interior. The Company has, either directly or through its distributors, sold machines for casinos on Native American lands in Arizona, Connecticut, Iowa, Michigan, Minnesota, Mississippi, Montana, New Mexico, North Dakota, South Dakota and Wisconsin. Compacts have also been approved in Oregon, Colorado and Louisiana, although Gaming has made no deliveries in these jurisdictions. In addition to the approved states, compacts are under consideration in several states, including Alabama, California, Maine, Massachusetts, Rhode Island, Texas and Washington. The installed base of all Native American gaming machines as of June 30, 1997 was approximately 70,000 units.

     In addition, there are currently casinos in Colorado and South Dakota. The estimated installed base of machines in these markets as of June 30, 1997 was approximately 15,000 machines.

     The continued growth of domestic emerging markets for gaming machines is contingent upon the public's acceptance of gaming and an ongoing regulatory approval process by Federal, state and local governmental authorities. Management cannot predict which new jurisdictions or markets, if any, will approve the operation of gaming machines, the timing of any such approval or the level of the Company's participation in any such new markets.

     International Markets. In addition to the domestic markets, the gaming industry is also expanding in international markets. The Company's primary international markets are Europe, Canada and Latin America, and, to a lesser extent, the Far East and the Caribbean. The Company has begun, and plans to continue, expansion into the Australian market, and in 1995 Gaming established an office in Sydney, Australia. The Company recorded its first sale into the Australia market in the quarter ended June 30, 1996. One of the Company's indirect subsidiaries, Bally Gaming International, GmbH ("GmbH"), distributes gaming machines, manufactured primarily by Gaming, through its sales office in Hannover, Germany principally to customers in Europe and Russia, and through its sales office in Johannesburg, South Africa principally to customers on the African continent.

     The percentage of Gaming's international revenues by geographic area for the periods indicated are set forth below:

                          NEW UNITS BY GEOGRAPHIC AREA

                                                            PERCENTAGE OF NEW UNITS SOLD
                                                      -----------------------------------------
                                                      YEARS ENDED
                                                       DECEMBER       SIX MONTHS
                                                          31,           ENDED        YEAR ENDED
                                                      -----------      JUNE 30,       JUNE 30,
                                                      1994    1995       1996           1997
                                                      ---     ---     ----------     ----------
    Europe..........................................   56%     51%         40%            33%
    Canada..........................................   17      22          31             26
    Latin America...................................   20      20          25             39
    Far East........................................    4       4           2              2
    Other...........................................    3       3           2             --
                                                      ----    ----       ----           ----
                                                      100%    100%        100%           100%
                                                      ====    ====       ====           ====

     Products. Gaming designs, manufactures and distributes a variety of electronic slot and video gaming machines. Machines are differentiated from one another by graphic design and theme, cabinet style and size, payout, reel-type design and minimum/maximum betting amount. Slot machines are normally produced to specific order, with design and configuration customized to a customer's particular requirements. Customers may also change from one gaming model to another gaming model by ordering a "conversion kit" which consists of artwork, reel strips and a computer chip. Gaming's video gaming machines are designed to
(i) simulate various live card games and keno through a video display and (ii) for Game Maker(R) gaming machines, offer the player the chance to play up to ten games. New games and themes are introduced periodically in order to satisfy customer demand and to compete with product designs introduced by competitors. Gaming introduced its "ProSeries(TM)" reel-type slot machines during late 1993 and its multi-game touch screen machine, the Game Maker(R), during late 1994.

     The Game Maker(R) can offer up to 10 different video games within one gaming device. The ten games can be selected by the casino from a game library that has over 300 games. The games simulate various card games, keno and popular reel-spinning games. The Game Maker(R) machines contain bill acceptors and many other features believed to be popular with casinos and their customers. The Game Maker(R) machines are available in upright, bar top and slant top cabinets. Revenues from sales of Game Maker(R) machines were approximately $6.7 million and $27.4 million during the years ended December 31, 1994 and 1995, respectively, $12.9 million for the six months ended June 30, 1996 and $34.9 million for the year ended June 30, 1997.

     The ProSeries(TM) was the result of a comprehensive product development effort which began in 1991. The development process included extensive testing of the new products in-house and on casino floors for reliability and player appeal. Revenues from sales of ProSeries(TM) machines were approximately $86.2 million and $57.1 million during the years ended December 31, 1994 and 1995 respectively, $38.5 million for the six months ended June 30, 1996 and $66.6 million the year ended June 30, 1997.

     Gaming typically offers a 90-day labor and up to a one-year parts warranty for new gaming machines sold and is actively involved in customer service after the original installation. Gaming provides several after-sale, value-added services to its customers including customer education programs, a 24-hour customer service hot-line, field service support programs and spare parts programs. Gaming's historical warranty expense as a percentage of revenues has been less than 1%.

     In addition, Gaming sells and services used gaming machines and sells parts for existing machines. Gaming often accepts used machines as trade-ins toward the purchase of new gaming equipment. While a small secondary market exists in the United States, used machines are typically resold into the international market. Some used equipment is reconditioned for direct sale, but much is sold in container lots on an "as is" basis through independent brokers. Sales of used equipment were $4.2 million and $9.2 million during the years ended December 31, 1994 and 1995, respectively, $2.0 million for the six months ended June 30, 1996 and $5.4 million for the year ended June 30, 1997.

     The following table sets forth the percentages of revenues provided by each of its major product lines for the periods indicated:

                             PERCENTAGE OF REVENUES

                                                       YEARS ENDED      SIX MONTHS
                                                      DECEMBER 31,        ENDED        YEAR ENDED
                                                      -------------      JUNE 30,       JUNE 30,
                                                      1994     1995        1996           1997
                                                      ----     ----     ----------     ----------
    Slot machines...................................   74%      53%          63%            55%
    Video gaming machines...........................   16       31           24             30
    Other (primarily used machines, parts and
      services).....................................   10       16           13             15
                                                      ---      ---          ---            ---
                                                      100%     100%         100%           100%
                                                      ===      ===          ===            ===

     Gaming machines have a mechanical life that can exceed 10 years. However, in the established markets, Gaming's experience is that casino operators usually replace gaming machines after three to seven years. The factors which result in replacement of gaming machines sooner than their mechanical life include technological advances, development of new games, new sound and visual features and changing preferences of casino patrons. Casinos typically recoup the purchase cost of their electronic gaming machines in a few months, which allows casinos to replace machines with new models that are popular with casino patrons.

     In the past, Gaming had designed, manufactured and distributed video lottery terminals ("VLTs"), which are generally operated by, or under the regulation of, state or provincial lottery commissions. The VLT business was less than 2% of revenues during the years ended December 31, 1994 and 1995, and less than 1% during the six months ended June 30, 1996 and the year ended June 30, 1997.

     Product Development. The Company believes that technological enhancements are key to meeting the demands of casinos for new gaming machines. Most gaming machines on casino floors today are driven by technology which was developed over 20 years ago. The Company believes that accelerating the use of existing computer technology will give its gaming machines and systems a competitive advantage in the gaming industry. Total spending on product research and development by Gaming was $3.5 million, $3.7 million, $1.8 million and $4.0 million during the years ended December 31, 1994 and 1995, the six months ended June 30, 1996 and the year ended June 30, 1997, respectively.

     Gaming develops its products for both the domestic and international market. Gaming's product development process is divided into two areas, hardware and software. Major areas of hardware development include cabinet style, electronic capability, machine handle, coin hopper and bill acceptor. Hardware development efforts are focused upon player appeal, product reliability and ease of maintenance. Development cycles for hardware can range from a few days for simple enhancements to more than a year for new electronics or new mechanical packages.

     The software development process for new games, which includes graphics development, involves a continuous effort requiring relatively significant human resource allocations. Creativity in software development is an important element in product differentiation as the major manufacturers sometimes use similar hardware technology. Ideas for new models are generated both internally and from customers. Gaming can design the software and artwork for a new model in as little as two weeks, excluding regulatory approval. All new or modified hardware and software is designed to satisfy all applicable testing standards and must receive the approval of the appropriate gaming regulatory agency based on substantially satisfying such applicable testing standards before such gaming product can be offered for play to the public. Most gaming jurisdictions rely upon and accept the certification of selected independent laboratories that a gaming product meets the applicable testing standards.

     Regulatory approval for new or modified hardware and software changes takes from 30 days to three months or more. On an annual basis, Gaming expects to introduce approximately 25 new games to the market.

However, no assurance can be made with respect to the rate of new model introductions or the obtaining of regulatory approvals in respect thereof.

     Sales and Marketing. Gaming uses a direct sales force, an independent distributor network and GmbH to sell its products. Gaming's sales staff of approximately 25 people, which operates offices in Nevada, New Jersey, Mississippi, Illinois, Colorado and Florida, generated approximately 78% of new machine sales over the calendar years 1994 and 1995 and 81% and 89% of new machine sales for the six months ended June 30, 1996 and the year ended June 30, 1997, respectively. On a limited basis, Gaming uses distributors for sales to certain specific markets in the United States as well as certain international jurisdictions. Gaming's agreements with distributors do not specify minimum purchases but generally provide that Gaming may terminate such agreements if certain performance standards are not met. Approximately 8% of new gaming machine unit sales for the calendar years 1994 and 1995 and 2% and 4% for the six months ended June 30, 1996 and the year ended June 30, 1997, respectively, were generated through independent distributors (including foreign distributors). Approximately 8% of new gaming machine unit sales for the calendar years 1994 and 1995 and 2% and 7% for the six months ended June 30, 1996 and the year ended June 30, 1997, respectively, were generated through GmbH.

     In addition to offering an expansive product line, Gaming provides customized services in response to specific casino requests. These services include high quality silkscreen printing of gaming machine glass, customized game development and interior design services. Gaming also offers customized design services that utilize computer aided design and studio software programs. Gaming's design department can generate a casino floor layout and can create a proposed slot mix for its customers. In many of the emerging markets, Gaming provides assistance to customers including the selection of related equipment such as slot stands, chairs, etc. and a recommended layout of the casino floor as well as a mix of machine models. Sales to established casinos in Nevada can require completion of a successful trial period for the machines in the casino.

     For the year ended June 30, 1997, approximately 85% of Gaming's slot and video gaming machine sales were on terms of 90 days or less. Approximately 15% of Gaming's sales, primarily in certain emerging markets such as riverboat and Native American gaming casinos, are financed over extended periods as long as 36 months and bear interest at rates ranging from 8% to 14%. International sales are generally consummated on a cash basis or financed over two years or less. In addition, in certain situations Gaming has participated in the financing of other gaming related equipment manufactured by third parties in the emerging markets. Management believes that financing of customer sales is an important factor in certain emerging markets.

     Customers. The demand for slot machines and video gaming machines varies depending on new construction and renovation of casinos and other facilities with needs for new equipment as well as the replacement of existing machines (which have an average replacement cycle of three to seven years). For the year ended December 31, 1995, the six months ended June 30, 1996 and the year ended June 30, 1997, Gaming's largest customer accounted for approximately 5%, 8% and 11% respectively of Gaming's revenues, while Gaming's ten largest customers accounted for approximately 25%, 42% and 45% of Gaming's revenues during such periods, respectively.

     Assembly Operations. Gaming's Las Vegas facility was completed in 1990 specifically for the design, manufacture and distribution of gaming equipment. The 150,000-square foot facility was designed to meet fluctuating product design demands and volume requirements, and management believes the facility enables Gaming to increase production without significant capital expenditures.

     Management believes that its assembly operations allow for rapid generation of different models to fill orders quickly and efficiently. Another major advantage of the existing plant operation is the system by which machines can be altered in many ways including the size, type and color of glass, sound and payoff patterns to produce a "customized" product for each customer. Gaming keeps an inventory of parts that allow machines to be altered quickly to conform with a particular customer's design/feature request. Gaming produces products for individual customer orders and therefore finished goods inventories are kept low. Gaming designs all of the major assemblies that are incorporated into the final machine configuration.

     Competition. The market for gaming machines in North America is dominated by a single competitor, IGT. Management believes based on industry estimates made by analysts that Bally Gaming has the second largest market share in North America. There are a number of other well-established, well-financed and well-known companies producing machines that compete with each of Gaming's lines in each of Gaming's markets. The other major competitors are Universal Distributing of Nevada, Inc., Video Lottery Technologies, Inc., Sigma Games, Inc., WMS Industries, Inc. ("WMS"), and in the international and in some instances domestic marketplaces, companies that market gaming machines under the brand names of Aristocrat, Atronic, Cirsa, Novomatic and Sega Enterprises Ltd. Certain companies have developed niche products such as Anchor Gaming, Mikohn Gaming Corporation, Casino Data Systems ("CDS"), and Shuffle Master, Inc. In addition, other technology-oriented companies, such as Silicon Gaming, have entered or may enter the gaming machine business. Competition among gaming product manufacturers, particularly with respect to sales of gaming machines into new and emerging markets, is based on competitive customer pricing and financing terms, appeal to the player, quality of the product and having an extensive distribution and sales network.

  Systems

     Markets for Systems. Systems' primary markets for its computerized monitoring systems are the United States and, to a lesser extent, Canada, New Zealand, Latin America, Europe and the Caribbean. Markets for Systems within the United States include traditional land-based casinos predominantly in Nevada and Atlantic City, Native American casinos and riverboats and dockside casinos. Domestically, the market for computerized monitoring systems is divided equally between selling to new installations and to existing customers who are either expanding their casino floors or are upgrading their hardware to a new product release. Unlike the United States, where most jurisdictions require the implementation of systems, there have been few international markets to do so. Management believes, however, that the international market for such systems is increasing, and that Systems' sales to such markets will increase accordingly.

     Products. Bally Systems designs, integrates, and sells a computerized monitoring system ("SDS 6000(R)") for slot and video gaming machines which provide casino operators with on-line real time data relative to a machine's accounting, security and cash monitoring functions. The SDS 6000(R) also provides data to, and receives data from, other third party player tracking computer and software applications allowing casinos to track their players to establish and compile individual player profitability and other demographic information. SDS 6000(R) is comprised primarily of (1) hardware consisting of microcontroller-based printed circuit boards which are installed within the slot and video machines as well as card reader displays and keypads which provide casinos with the ability to track player gaming activity and to monitor access to slot and video machines by the casino's employees, (2) application software developed by Systems which provides access to the slot machine's activity data gathered by the microcontroller hardware, and (3) third party mini-computers on which the application software resides. Systems also provides software and hardware support services, including maintenance, repair and training for purchasers of its monitoring systems.

     Product Development. Systems' product development is divided into two areas, hardware and software. The major areas of hardware development include microcontroller circuit board design and programming as well as user interface devices such as card readers, keypads and displays. Hardware development efforts are focused upon achieving greater functionality, product reliability and ease of maintenance for the casino operator and achieving greater visual appeal and ease of use for the slot customer. Development cycles for hardware can vary between a few months for minor revisions to more than a year for major design changes or for changes made by various slot manufacturers with which Systems' product must communicate and be physically integrated. Software development results in (1) periodic product releases that include new features which extend and enhance the SDS 6000(R) product, (2) periodic maintenance releases which enable casino operators to correct problems or improve the usability of the system and (3) documentation needed to install and use the system.

     In 1995, the hardware and software groups from Systems, as well as engineers from Gaming, coordinated efforts to develop a form of cashless wagering that uses bar-coded coupons which can be read by the bill validators in Gaming's slot machines which are connected to an SDS 6000(R) system. Testing and regulatory approval is being pursued by Bally Systems in anticipation of release to casino operators. Gaming and Systems development groups continue to direct development efforts towards other forms of cashless wagering for use on Bally Gaming's slot machines and the SDS 6000(R) system.

     Systems spent $1.7 million and $1.9 million during the years ended December 31, 1994 and 1995, respectively, and spent $1.1 million during the six months ended June 30, 1996 and $2.7 million during the year ended June 30, 1997, respectively, on product research and development.

     Sales and Marketing. Systems has a direct sales force which produces the majority of its sales. Gaming's sales force and Gaming's independent distributor network produce the balance of Systems' sales, primarily in situations where customers are making gaming machine and computerized monitoring system purchase decisions at the same time. At June 30, 1997, worldwide, Systems had over 79,000 game monitoring units installed, or in the process of being installed, of which approximately 69,000 are in the United States. At June 30, 1997, Systems had 79 installed locations. During calendar years 1994 and 1995, Systems' own sales force generated approximately 78% of its sales. During the six months ended June 30, 1996 and the year ended June 30, 1997, Systems' own sales force generated approximately 93% and 92% of its sales, respectively.

     Systems offers its customers the option of signing separate hardware and software maintenance agreements at the time of sale. These agreements are for periods of one year and automatically renew unless otherwise canceled in writing by the customer or Systems. After an initial warranty period, typically 90 days, the customer is invoiced a monthly hardware and software maintenance fee which provides essentially for repair and/or replacement of malfunctioning hardware and software, software version upgrades, and on-call support for software.

     Systems offers limited financing terms, normally less than one year, for sales to new installations. Most sales, however, are invoiced on a net 30 day basis.

     Customers. The demand for computerized slot monitoring systems is driven by regulatory requirements in a given jurisdiction and/or by a casino operator's competitive need to properly track machine and player activity and establish and compile individual machine and player profitability and other demographic information, all of which is of particular importance to casinos in developing marketing strategies. Systems' revenues are derived approximately equally from selling to new installations and to existing customers who are either expanding their casino floors or upgrading their hardware to a new product release. For the year ended December 31, 1995, the six months ended June 30, 1996 and the year ended June 30, 1997, Systems' ten largest customers (which include certain multi-site casino operators that have corporate agreements with Systems) accounted for approximately 92%, 84% and 70% of Systems' revenues, respectively. Due to the high initial costs of installing a computerized monitoring system, customers for such systems generally have tended not to change suppliers once they have installed such a system. Future growth will be based on penetration of the international markets and further expansion in the established and emerging markets, as well as continued development efforts by Systems to provide customers with new and innovative hardware and software product offerings.

     Competition. Systems' main competition currently consists of IGT, CDS, and to a lesser extent Gaming Systems International, Mikohn Gaming Corporation and Acres Gaming. Competition is keen in this market due to the number of providers and the limited number of casinos and jurisdictions in which they operate. Pricing, product feature and function, accuracy, and reliability are all key factors in determining a provider's success in selling its system. Systems believes the future success of its operations will be determined by its ability to bring new and innovative products to the market while maintaining its base of loyal existing customers.

WALL MACHINES AND AMUSEMENT GAMES

  Industry Overview

     Management believes that the German wall machine market consists of approximately 220,000 wall machine units. In addition, management believes there are 50,000 token machine units in Germany. German regulations limit the useful life of wall machines to a period of four years. As a result, annual market demand for wall machines in Germany approximates 55,000 units with fluctuations resulting primarily from economic conditions and regulatory changes and new product development. Effective January 1, 1996, a regulatory change took effect requiring all arcade operators to have at least 15 square meters of space for each wall machine and a maximum of 10 machines per arcade. Starting in mid-1995, arcade operators began removing wall machines from their arcades to meet the requirements of this new regulation. Despite this adverse impact, the demand for new wall machines was approximately 47,000 units in calendar 1995. All wall machines manufactured since 1992 have meters that monitor the amount inserted by players and paid out by the machine. Wall machines without meters were required to be removed from service by the end of 1996. This led to an increase in demand for metered wall machines in the quarter ending December 31, 1996 which carried through the quarter ended March 31, 1997.

     Wall machine sales into the arcade market account for approximately 30% of the total wall machine sales in Germany. A significant number of arcades (approximately 10%) are owned by Bally Wulff's two largest competitors, Gauselmann AG and NSM AG. Generally these competitors do not purchase wall machines from Bally Wulff for their arcades. Management believes Bally Wulff's share of the German wall machine market was approximately 25% for each of the last three years ended December 31, 1996, and was 33% for the year ended June 30, 1997. The German legislative authorities regulate and monitor the wall machine industry on an ongoing basis to ensure conformance with certain manufacturing standards and the fairness of each machine to users. Legislation presently affecting the wall machine industry relates to prescribed licensing procedures, the use, installation and operation of wall machines and the taxation of wall machines.

  Operations of Bally Wulff

     Products. Bally Wulff's manufacturing operations were founded in Berlin in 1950 and sold to BGII's former parent company in 1972. Bally Wulff produces and distributes a variety of models of wall machines under the trade name "Bally Wulff" for operation in arcades, hotels, restaurants and taverns primarily in Germany. These wall machines are coin-operated, armless gaming devices similar to slot machines that award winnings for matching numbers or symbols on three to five wheels or drums and differ primarily in appearance, graphic design, theme, pay-table and customer appeal. Each game costs up to 40 pfennigs (approximately $0.23) to play, although the player may deposit larger amounts to provide continuous play but not to increase payoffs. German regulations limit the maximum payout to ten times the player's stake (DM 4.00 or approximately $2.30 per game). Current models of wall machines provide the player the opportunity to win 100 special games on one play, which increases the potential amount that can be won on the minimum coin drop. German regulations require a minimum payback of 60% for wall machines, although many machines are generally programmed to pay back at somewhat higher rates to encourage play. Bally Wulff has also manufactured token machines for operation in arcades, hotels, restaurants and taverns in Germany and may continue to do so in the future on a selective basis.

     In addition to manufacturing wall machines, Bally Wulff distributes wall machines and other recreational and amusement coin-operated machines manufactured by third parties to provide a more extensive line of products to its customers. These machines include pool tables, dart games, pinball machines, jukeboxes and arcade games, and are distributed primarily for use in arcades, restaurants, hotels and taverns.

     The following table sets forth the percentage of Bally Wulff's revenues by product line for the periods indicated:

                             PERCENTAGE OF REVENUES

                                                      YEARS ENDED
                                                       DECEMBER       SIX MONTHS
                                                          31,            ENDED        YEAR ENDED
                                                      -----------      JUNE 30,        JUNE 30,
                                                      1994    1995       1996            1997
                                                      ---     ---     -----------     ----------
    Wall machines manufactured by Wulff.............   48%     39%         42%             52%
    Recreational and amusement machines and third
      party wall machines distributed...............   21      23          22              25
    Other (primarily used machines, parts and
      service)......................................   31      38          36              23
                                                      ----    ----       ----            ----
                                                      100%    100%        100%            100%
                                                      ====    ====       ====            ====

     Product Development. Management believes that Bally Wulff's wall machines are viewed as premium products because of their quality, dependability, ease of service and proven ability to attract players and generate revenue. Bally Wulff designs its machines to appeal to each of the three categories of participants in the distribution process: Bally Wulff's sales representatives and independent distributors, the owner/operators of the machines, and the players. The sales representatives and distributors require machines with broad appeal that are easy to demonstrate and sell. The owner/operators desire reasonably priced machines that are easy to collect from and service and that are proven revenue generators. The players prefer entertaining machines that are simple to play and have unique features.

     Bally Wulff's management has formed design teams which are responsible for generating ideas for creative new machines. These teams are comprised of representatives of each department involved in the production and distribution of machines, such as art design, engineering, manufacturing, marketing and sales. The design teams meet for three days each calendar quarter at a site away from Bally Wulff's headquarters. The teams analyze machines currently being marketed by Bally Wulff and its competitors to assess their strengths and weaknesses and then suggest ideas for new machines. These ideas are reviewed to determine which machines should be produced on a trial basis. Bally Wulff typically pursues 15 to 20 projects at any given time, and approximately 12 to 15 machines are submitted for licensing each year. These new machines are built in limited quantities and then test marketed for three to six months. Generally, less than one-half of the new machines tested are put into full scale production. Management believes this process of generating new ideas and then turning only a limited number of the ideas into machines which will reach the mass market is responsible for the high quality of Bally Wulff's machines and their continued acceptance and success in the marketplace. Because the machines have a reputation for quality, Bally Wulff is often able to produce and market a particular model for up to two years, which management believes, based upon its experience in the relevant marketplace and feedback from customers, exceeds the industry average.

     During the years ended December 31, 1994 and 1995, the six months ended June 30, 1996 and the year ended June 30, 1997, Bally Wulff spent approximately $3.5 million, $3.6 million, $1.8 million and $3.3 million, respectively, on product research and development.

     Sales and Marketing. Bally Wulff sells approximately 83% of its products through its own sales force of 56 people located in its 23 regional sales offices. Independent German distributors account for approximately 17% of sales. Approximately 98% of Wulff's sales of new wall machines are in the German market. The sales offices are operated as independent profit centers and are assigned geographic areas for which they are responsible for sales, servicing the machines and assisting in collecting customers' accounts receivable balances.

     Bally Wulff devotes substantial time, money and effort to marketing and promoting its products. Bally Wulff takes an active part in the annual Amusement Game Fair which is traditionally held each January in Frankfurt, Germany, at which Bally Wulff introduces new products. The next Amusement Game Fair will be held in November 1998 rather than January 1998.

     The wall machines manufactured and sold by Bally Wulff generally sell for prices ranging from DM 5,700 to DM 7,700 (approximately $3,300 to $4,400). A majority of machines distributed by Bally Wulff are paid for in full within 90 days after the sale. Remaining sales of machines are financed by Bally Wulff generally over a 12-month period, with interest rates of up to 12%. For this reason, Bally Wulff establishes an internal credit rating and credit limit for each customer. Under Bally Wulff's conditions of sale, title to a machine is retained by Bally Wulff until the machine has been paid for in full. In addition, Bally Wulff demands security. Currently, Bally Wulff provides customer financing for approximately 10% of its sales, and management expects this practice to increase during the latter half of 1997 and thereafter. Leasing machines to customers accounted for 6% of total revenues for the year ended June 30, 1997 compared to 2%, 3% and 4% during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. The leasing market is the fastest growing revenue segment and management expects a substantial increase for the months ahead. In approximately 75% of its sales, Bally Wulff accepts wall machines and/or other recreational and amusement equipment as trade-ins toward the purchase of new machines. To the extent possible, the used machines are then resold.

     Customers. Each of Bally Wulff's top ten customers in 1997 has maintained its relationship with Bally Wulff for over three years. For the year ended June 30, 1997, no single customer accounted for more than 3% of Bally Wulff's revenues, while Bally Wulff's ten largest customers accounted for approximately 12% of revenues. For the year ended December 31, 1995 and the six months ended June 30, 1996, Bally Wulff's ten largest customers accounted for approximately 10% and 15% of Bally Wulff's revenues, respectively, while no single customer accounted for more than 3% and 6% of Bally Wulff's revenues for such periods, respectively.

     Bally Wulff's customer base for wall machines may be divided into two categories which differ based on the preferences of their clientele. Operators who place wall machines in arcades are generally interested in purchasing the newest products in the hopes that an innovation will result in a high level of public demand to play the new "hot" product. Street location operators serving hotels, restaurants and taverns, on the other hand, are generally more inclined to purchase lower-priced existing models with proven earnings records to provide as an amenity to customers.

     Assembly Operations. Bally Wulff's manufacturing process is primarily an assembly operation. Its manufacturing facility consists of a four-story, 100,000-square foot building in Berlin, Germany. Bally Wulff purchases its key raw materials, sub-assemblies and fabricated parts from a variety of suppliers, and most parts are purchased from multiple suppliers. While there exist no formal long-term contract commitments to any single supplier, Bally Wulff has placed certain standing orders with suppliers to help assure the availability of specific quantities on an as-needed basis. These orders are cancelable by Bally Wulff at any time without penalty. Most of the component parts are standard on all models of all Bally Wulff's wall machines, which promotes easy conversion from the production of one model to another in response to customer demand. Except in connection with certain promotions, Bally Wulff generally maintains low inventory levels of assembly parts, and the amount of work-in-process is generally less than the number of machines sold in one week.

     Because of its manufacturing structure, Bally Wulff is capable of substantially increasing its wall machine output without significant capital expenditures. Bally Wulff continues to improve its manufacturing efficiency and productivity through the use of computer-aided design systems, automated production equipment and devotion of substantial resources to product quality control.

     Competition. Germany's wall machine manufacturing industry is dominated by Bally Wulff and two of its competitors, NSM, AG and Gauselmann, AG. Management believes these three entities collectively account for more than 90% of the entire market. Bally Wulff competes with many companies in the distribution of coin-operated amusement games, some of which are larger and have greater resources than Bally Wulff. Bally Wulff's two major competitors own and operate a significant number of arcades, which may give them a competitive advantage arising from a built-in market for their games and the ability to test market new games in their own arcades. Further, increased foreign competition in Germany may have an adverse impact on the Company's future wall machine revenues. Management believes that the primary competitive factors in the wall machine coin-operated amusement game market are the quality and depth of the product line, price and customer service which includes the ability to fill orders quickly and efficiently.

ROUTE OPERATIONS

  Nevada Operations

     Overview. The Company's Nevada Route Operations involve the selection, ownership, installation, operation and maintenance of video poker devices, reel-type slot machines and other electronic gaming machines in local establishments such as taverns, restaurants, supermarkets, drug stores and convenience stores operated by third parties ("local establishments"). The Company's Route Operations target local residents who generally frequent local establishments close to their homes.

     The following table sets forth certain historical data concerning the Company's Nevada Route Operations for the years ended June 30:

                                                                1995       1996       1997
                                                               ------     ------     ------
    Average number of gaming machines owned..................   5,260      5,290      5,660
    Average number of locations..............................     514        524        562
    Average win per day per gaming machine...................  $47.70     $48.60     $52.40

     In July 1997 the Company added to its Nevada route through the addition of contracts with the Scolari's supermarket chain, the Westronics route, and several smaller locations, which added a total of approximately 650 games, bringing the total games on the Nevada route to over 6,300 for the first time.

     The Company enters into long-term agreements with local establishments through either space leases or revenue-sharing arrangements. Under revenue-sharing arrangements, most common with taverns, restaurants and convenience stores, the Company does not pay rent, but rather receives a percentage of the revenues from the gaming machines. Under revenue-sharing arrangements, both the owner of the local establishment and the Company must have a gaming license. Under space lease arrangements, most common with supermarkets and drug stores, the Company pays a fixed rental to the owner of the local establishment and the Company receives all of the revenues derived from the gaming machines. Under space lease arrangements, only the Company (and not the establishment owner) is required to hold a gaming license. Most of the local establishments serviced by the Company are restricted by law to operating no more than 15 gaming machines.

     Revenue-sharing arrangements accounted for approximately 86%, 85%, and 85% of revenues and 78%, 77%, and 77% of installed machines, respectively, in the Company's Nevada Route Operations for the years ended June 30, 1995, 1996, and 1997. At June 30, 1997, the weighted average remaining term of the Company's revenue-sharing arrangements was approximately 3.4 years. Space lease arrangements accounted for approximately 14%, 15%, and 15% of revenues and 22%, 23%, and 23% of installed machines, respectively, in the Company's Nevada Route Operations for the years ended June 30, 1995, 1996, and 1997. At June 30, 1997, the weighted average remaining term of the Company's space leases was 2.7 years.

     The Company has historically been able to renew or replace revenues from expiring agreements with revenues generated by renewal or replacement contracts. The Company has emphasized return on investment rather than increasing market share in renewing or entering into new contracts and has undertaken a systematic review process to adjust its contract mix to emphasize higher margin contracts and, where permissible, canceling or not renewing unprofitable contracts.

     Sales and Marketing. As the largest route operator in Nevada, the Company believes that it is able to differentiate itself from its competitors through a full-service operation providing its customers marketing assistance and promotional allowances and using its advanced design capabilities to provide electronic gaming machines with features customized to customers' needs. The Company has developed and is currently implementing a new system called "Gamblers Bonus". Gamblers Bonus is designed as a cardless slot players' club and player tracking system, which allows multiple local establishments to be linked together into a distributed gaming environment. Through this technology, the Company is able to provide its players and customers with many of the same gaming choices otherwise available only in a larger scale casino environment

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such as multi-location progressive jackpots, bigger jackpot payouts and traditional players' club enhancements. Additionally, the Company is offering a series of new and unique games available only to members of the Gamblers Bonus.

     Since launching Gamblers Bonus, the gaming machines linked to Gamblers Bonus have experienced an increase in net win per day per machine. As of September 30, 1997, the Company had the Gamblers Bonus system installed in 150 locations representing approximately 1,700 gaming machines. The Company believes Gamblers Bonus will continue to improve both the revenues and operating efficiencies of its Nevada Route Operations and has the potential to create additional opportunities in the Route Operations segment of the gaming industry. Additionally, the Company has been updating its installed base of gaming machines with bill-acceptor equipped electronic gaming machines which are also expected to improve revenues and operating efficiencies.

     Customers. The Company believes it has a diversified customer base with no one customer accounting for more than 10% and 6% of the Company's revenues generated from Nevada route operations during the years ended June 30, 1996 and 1997, although approximately 14% and 13% of such revenues were generated through an affiliated group of such customers for such periods, respectively. The affiliated group consists of eight partnerships each having one individual partner who is common to all such partnerships. For the years ended June 30, 1996 and 1997, the ten largest customers accounted for approximately 26% and 23% of Nevada Route Operations revenues, respectively.

     Assembly Operations. In previous years, the Company manufactured electronic gaming machines for use in the Nevada Route Operations. The Company manufactured approximately 73% of the electronic gaming machines currently used in the Nevada Route Operations. The Company is currently using a third party to perform assembly operations of the electronic gaming machines used in the Nevada Route Operations. The Company will soon combine this operation with Gaming's assembly operation.

     Competition. The Company is subject to substantial direct competition for its revenue-sharing and space lease locations from several large route operators and numerous small operators, located principally in Las Vegas, Reno and the surrounding areas. The Company and Jackpot Enterprises, Inc. are the dominant route operators in Nevada. The principal method of competition for route operators includes the economic terms of the revenue sharing or space lease arrangement, the services provided and the reputation of the route operator. Price competition is intense and until 1997 had reduced the Company's gross margin on such operations as the percentage of the gaming machine revenues retained by local establishment owners had increased.

     Louisiana Operations

     Overview. On the basis of its Nevada Route Operations expertise, in March 1992 the Company obtained a contract to operate video poker gaming machines in the greater New Orleans, Louisiana area through a subsidiary, Video Services, Inc. ("VSI"). The Company entered into an operating agreement which runs through May 2002 (with a five-year renewal option under certain conditions) with Fair Grounds Corporation, Jefferson Downs Corporation and Finish Line Management Corporation (collectively, "Fair Grounds") for the Company to be the exclusive operator of video poker machines at the only racetrack and ten associated off-track betting parlors in the greater New Orleans area. The Company operates the game rooms where the video poker machines are located at each of the eleven facilities owned by Fair Grounds, for which it receives a percentage of the revenue generated by the machines. As of September 30, 1997 the Company had approximately 700 video poker machines in Louisiana.

     Under the Louisiana gaming laws and regulations, the majority stockholder of any entity operating video poker machines in Louisiana must be a domiciled resident of the State of Louisiana. As a result, the Company owns 49% of the capital stock of VSI and three prominent members of the Louisiana business and legal community own the remaining 51%. The Company, however, owns all the voting stock of VSI and the majority of its officers and directors are Company employees. The Company has a 71% interest in dividends of VSI in the event dividends are declared. The Company also formed two other Louisiana subsidiaries, Southern Video Services, Inc. ("SVS") and Video Distributing Services, Inc. ("VDSI"). Both SVS and

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

VDSI are structured in a manner similar to VSI except that the Company is entitled to receive 60% of any SVS dividends. Under the terms of its contract with Fair Grounds, the Company must conduct any additional video poker operations in Louisiana other than gaming at racetracks or OTB parlors through SVS. To date, SVS and VDSI have not engaged in business in Louisiana.

     The Company is prohibited by the Louisiana Act from engaging in both the manufacture and operation of video poker gaming in Louisiana and, therefore, the Company does not manufacture its own video poker machines for use in Louisiana.

     On November 5, 1996 voters in Louisiana approved a proposition to allow video poker to continue in six of the seven parishes in which the Company operates OTBs in the greater New Orleans area. In addition, voters approved video poker in three parishes in the greater New Orleans area where the Company currently does not operate. In the one parish in which the Company operates where video poker was voted down, the Company will be allowed to continue to conduct business through June 30, 1999. The two OTBs in this parish accounted for $2.2 million of revenues and approximately 10% of operating income for VSI during the year ended June 30, 1997.

     Sales and Marketing. VSI has developed an extensive marketing program under the names "The Players Room" and "Rockin' Horse Lounge" which are designed to attract primarily local residents to its facilities. Media placement has focused on newspaper and radio advertising with promotions including a player's club, direct mailings and offerings of a wide range of prizes.

     The Company intends to selectively expand its operations in the greater New Orleans area by increasing the number of video poker machines in certain of its existing locations as demand warrants, as well as investigating the addition of new locations under its current contract with the Fair Grounds in areas where competitive factors are favorable. Under the Louisiana Act, racetracks and OTBs are permitted to install an unlimited number of video poker machines while truckstops and taverns may install only limited numbers of such machines.

     Competition. The Company is subject to extensive competition for contracts to operate video poker machines and the Company's racetrack and OTB parlors compete with various riverboats and truckstops and locations with liquor licenses throughout the New Orleans area. Each truckstop is permitted to operate up to 50 video poker machines and each tavern is permitted to operate up to three video poker machines. Louisiana has riverboat gaming statewide and four riverboats are currently operating in Orleans Parish. Riverboats are permitted to have live table games and an unlimited number of gaming machines, including slot machines. Louisiana has also authorized one land-based casino, permitted to include live table games and an unlimited number of gaming machines in New Orleans, which opened in May 1995; however, its operator filed for bankruptcy reorganization and ceased operations in November 1995. At present it is not known whether the land-based casino will reopen.

CASINO OPERATIONS

     Rainbow Casino. On July 16, 1994, the Rainbow Casino located in Vicksburg, Mississippi permanently opened for business. The project includes the Rainbow Casino, a 24,000-square foot casino owned and operated by the Company which as of September 30, 1997 operated approximately 700 gaming machines and 21 table games as well as a 245-seat restaurant. The facility also includes an 89-room Days Inn hotel and a 10-acre indoor and outdoor entertainment complex called Funtricity Entertainment Park, which was developed by a subsidiary of Six Flags Corporation. Both the hotel and entertainment park, which were substantially completed in late May 1995, are owned and operated by third parties. The property is the only destination of its kind in Mississippi containing a casino/hotel/family entertainment complex. Rainbow Casino draws its customers principally from within a 75-mile radius of Vicksburg. The Vicksburg casino market generated approximately $185.0 million in gaming revenue in the twelve months ended June 30, 1997.

     The Company is the general partner of the partnership ("RCVP") that owns the Rainbow Casino. Pursuant to transactions consummated in March 1995, Rainbow Casino Corporation, the former owner of 55% of the Rainbow Casino, is now a limited partner entitled to receive 10% of the net available cash flows after

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

debt service and other items, as defined (which amount increases to 20% of such amount when revenues exceed $35.0 million but only on such incremental amount), for a period of 15 years, such period being subject to one year extensions for each year in which a minimum payment of $50,000 is not made. The Company holds the remaining economic interest in the partnership. As part of the refinancing completed in August 1997, the Company purchased the Rainbow Notes Payable and consummated the Rainbow Royalty Buyout.

     Rail City Casino. In April 1990, the Company purchased, for an aggregate purchase price of $9.5 million, substantially all of the assets of the Rail City Casino (formerly the Plantation Station Casino) located near the border of the cities of Reno and Sparks in northern Nevada. Rail City is a 20,000 square-foot casino which as of September 30, 1997 operated approximately 400 gaming machines, 10 table games, including blackjack, craps, roulette and poker, and keno. In addition, Rail City Casino includes a 300-seat restaurant and offers a race and sports book which is leased to an independent race and sports book operator. Rail City Casino is convenient to both Reno and Sparks and caters to the local market.

     Sales and Marketing. The Company's casinos target mid-level gaming customers in the market. The Company promotes its casinos primarily through special promotional events and by providing quality food at reasonable prices.

     Competition. Gaming of all types is available throughout Nevada and Mississippi in numerous locations, including many locations which may compete directly or indirectly with the Company's casino operations. The operation of casinos is a highly competitive business. The principal competitive factors in the industry include the quality and location of the facility, the nature and quality of the amenities and customer services offered and the implementation and success of marketing programs. Many of Rail City Casino's competitors include large casino-hotels which offer more amenities and may be perceived to have more favorable locations than the Company. The Rainbow Casino is the fourth gaming facility to open in Vicksburg and as such faces substantial direct competition for gaming customers in the region. In August 1997 it was announced at Lady Luck Gaming Corporation and Horseshoe Gaming, LLC had formed a joint venture to develop a project that would include a dockside casino, hotel and related amenities in Vicksburg. The project is contingent on several factors including regulatory approval and financing.

PATENTS, COPYRIGHTS AND TRADE SECRETS

     Gaming has copyrighted both the source code and the video presentation of its games and registered many of these copyrights with the U.S. Copyright Office under the Copyright Act of 1976. Game version upgrades and new games are currently in the process of United States patent and copyright registration. Such copyrights expire at various dates from September 2056 to October 2065. In addition, some of the games have Federal and/or state trademarks registered with the U.S. Patent and Trademark Office. Some of the games (either currently used or reserved for future development) also are covered by patents filed with the U.S. Patent and Trademark Office. Such patents expire at various dates from May 2008 to March 2012.

     Gaming and Systems are obligated under several patent agreements to pay royalties ranging from approximately $50 to $200 per game depending on the components in the gaming machines. Additionally, based on an amendment to the trademark licensing agreement between the Company and Bally Entertainment Corporation ("BEC") dated May 10, 1996, BGII is obligated to pay BEC a royalty on new machines sold of $35 per machine beginning on June 18, 1996 with a minimum annual royalty payment of $1.0 million for the initial five-year term of the amended agreement, which is subject to annual renewals by the Company thereafter. Royalty expense for BGII for the years ended December 31, 1994 and 1995, the six months ended June 30, 1996 and the year ended June 30, 1997 was $2.9 million, $3.0 million, $1.1 million and $3.0 million, respectively.

     In connection with a settlement agreement entered between BEC, Bally Gaming, Inc., BGI Enterprises, BGII and IGT on December 16, 1992, BGII sold its interest in the Casino Interlink Multiple Location Progressive System (the "Progressive System") to IGT. The Company reserved certain rights in the sale, including the rights to continue to market the Progressive System (i) within Europe, (ii) for use in single locations and (iii) worldwide in lottery applications. This agreement is binding on all successors and assigns of the Company.

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     The Company has registered the trademark "CEI" and its design and the logos of United Gaming, Inc. and United Coin Machine Co. with the U.S. Patent and Trademark Office.

EMPLOYEES AND LABOR RELATIONS

     As of June 30, 1997, the Company employed approximately 1,200 persons in Nevada, VSI employed 70 persons in Louisiana, RCVP employed 450 persons in Mississippi, the Company employed approximately 40 persons in various other states and Bally Wulff employed 450 persons in Germany. None of such employees is covered by a collective bargaining agreement. Bally Wulff's employees, however, are covered by German regulations which apply industry-wide and are developed, to some extent, through negotiations between representatives of the metal working industry employers and the trade union representing the employees. These regulations are in the nature of collective bargaining agreements and cover the general terms and conditions of such items as wages, vacations and work hours. The regulations codify what are considered the common standards of employment in the German metal working industry. The Company believes its relationships with its employees are satisfactory.

GAMING REGULATIONS AND LICENSING

     General. The manufacture and distribution of gaming machines and the operation of gaming facilities are subject to extensive Federal, state, local and foreign regulation. Although the laws and regulations of the various jurisdictions in which the Company operates and into which the Company may expand its gaming operations vary in their technical requirements and are subject to amendment from time to time, virtually all of these jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming machines and the operation of gaming facilities, as well as for the officers, directors, major stockholders and key personnel of such companies.

     Any person which acquires a controlling interest in the Company would have to meet the requirements of all governmental bodies which regulate the Company's gaming business. A change in the make-up of the Company's Board of Directors and management would require the various Gaming Authorities to examine the qualifications of the new board and management.

     Nevada. The ownership and operation of casino gaming facilities in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and (ii) various local ordinances and regulations. The Company's gaming, manufacturing, distributing and slot route operations (herein referred to as "gaming machine operations") are subject to the licensing and regulatory control of the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission"), the County Liquor and Gaming Licensing Board (the "Clark County Board") and various other county and city regulatory agencies, all of which are collectively referred to as the "Nevada Gaming Authorities".

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things; (i) the prevention of unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time in any capacity; (ii) the strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture and distribution of gaming machines, cashless wagering systems and associated equipment; (iii) the establishment and maintenance of responsible accounting practices and procedures; (iv) the maintenance of effective control over the financial practices of licensees, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (v) the prevention of cheating and fraudulent practices; and (vi) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the gaming-related operations conducted by the Company.

     The Company is registered with the Nevada Commission as a publicly traded corporation (a "Registered Corporation"). The Company's direct and indirect subsidiaries which conduct gaming operations at various

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locations, conduct gaming machine operations and manufacture and distribute gaming devices (collectively, the "Nevada Subsidiaries") are required to be licensed by the Nevada Gaming Authorities. The licenses held by the Nevada Subsidiaries require the periodic payments of fees, or fees and taxes, and are not transferable. The Company, through registered intermediary companies (individually, the "Intermediary Company" and collectively, the "Intermediary Companies"), has been found suitable to own the stock of the Nevada Subsidiaries, each of which is a corporate licensee (individually, a "Corporate Licensee" and collectively, the "Corporate Licensees") under the terms of the Nevada Act. As a Registered Corporation, the Company is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of the profits from the Corporate Licensees without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company, the Intermediary Companies and the Corporate Licensees have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities, gaming machine operations, and in the manufacture and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada.

     All gaming machines and cashless wagering systems that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming machines manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming machines and cashless wagering systems includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming machines or cashless wagering system meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment (as defined in the Nevada Act) must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company, the Intermediary Companies or the Corporate Licensees in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and key employees of the Company and the Intermediary Companies who are actively and directly involved in the licensed activities of the Corporate Licensees may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Intermediary Companies or the Corporate Licensees, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company, the Intermediary Companies or the Corporate Licensees to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     The Company and the Corporate Licensees that hold nonrestricted licenses are required to submit detailed financial and operating reports to the Nevada Commission. A nonrestricted license is a license for an operation consisting of 16 or more slot machines, or a license for any number of slot machines together with any other game, gaming device, race book or sports pool at one establishment. Substantially all material loans, leases, sales of securities and similar financing transactions by the Corporate Licensees that hold a nonrestricted license must be reported to or approved by the Nevada Commission.

     If it were determined that the Nevada Act was violated by a Corporate Licensee, the licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and

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regulatory procedures. In addition, the Company, the Intermediary Companies, the
Corporate Licensees and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate any nonrestricted gaming establishment operated by a Corporate Licensee and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the Corporate Licensees or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the gaming-related operations of the Company.

     The Gaming Authorities may, at their discretion, require the holder of any security of the Company, such as the Notes, to file applications, be investigated, and be found suitable to own such security of the Company if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5% of any class of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. In the event that there is a default in the payment of dividends for six consecutive dividend payment dates for the Company's Series E Preferred Stock, it will qualify as a voting security under the terms of the Nevada Act and will be considered as a separate class of voting securities for purposes of determining beneficial ownership. Under certain circumstances, an "institutional investor", as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a class of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, the Intermediary Companies or the Corporate Licensees, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,
(iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

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

     The Nevada Commission may in its discretion, require the holder of any debt securities of a Registered Corporation, such as the Notes, to file applications, be investigated and be found suitable to own the debt security if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if, without the prior approval of the Nevada Commission, it (i) pays the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to impose a requirement that a Registered Corporation's stock certificates bear a legend indicating that the securities are subject to the Nevada Act. The Nevada Commission has imposed this requirement on the Company.

     The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Exchange Offer will constitute a public offering (as defined in the Nevada Act) and will require the prior approval of the Nevada Commission upon the recommendation of the Nevada Board. In addition, (i) a Corporate Licensee may not guarantee a security issued by a Registered Corporation pursuant to a public offering without the prior approval of the Nevada Commission; and (ii) restrictions on the transfer of an equity security issued by a Corporate Licensee or Intermediary Company and agreements not to encumber such securities (collectively, "Stock Restrictions") are ineffective without the prior approval of the Nevada Commission. In connection with the approval of the Exchange Offer, the Subsidiary Guarantees will also require the prior approval of the Nevada Commission. The Nevada Commission has also imposed a requirement on the Company that it must receive the prior administrative approval of the Nevada Board Chairman for any offer for the sale of an equity security in a private transaction.

     Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission on a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as a part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse affects of these business practices on Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's

Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, and to the counties and cities in which the Licensees' respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either (i) a percentage of the gross revenues received, (ii) the number of gaming devices operated, or (iii) the number of games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. The Corporate Licensees that hold a license as an operator of a gaming device route or a manufacturer's or distributor's license also pay certain fees to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or under common control with such persons (collectively, the "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of its participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operations who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

     The sale of alcoholic beverages at establishments operated by a Corporate Licensee is subject to licensing, control and regulation by applicable regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse affect upon the operations of the Corporate Licensees.

     Louisiana. The manufacture, distribution, servicing and operation of video draw poker devices ("Devices") in Louisiana is subject to the Louisiana Video Draw Poker Devices Control Law and the Rules and Regulations promulgated thereunder (the "Louisiana Act"). Until May 1, 1996 licensing and regulatory control was maintained by the Video Gaming Division of the Gaming Enforcement Section of the Office of State Police within the Department of Public Safety and Corrections (the "Division"). The Louisiana legislature passed a bill which created a single gaming control board for the regulation of gaming in Louisiana. This Board is called the Louisiana Gaming Control Board (the "Louisiana Board") which oversees all licensing for all forms of legalized gaming in Louisiana (including gaming on Native American lands). The Division will continue to perform investigatory functions for the Louisiana Board. The laws and regulations of Louisiana are based upon a primary consideration of maintaining the health, welfare and safety of the general public and upon a policy which is concerned with protecting the video gaming industry from elements of organized crime, illegal gambling activities and other harmful elements as well as protecting the public from illegal and unscrupulous gaming to ensure the fair play of devices.

     Each of the indirect operating subsidiaries for the Company's gaming operations in Louisiana, VSI and SVS, has been granted a license as a device owner by the Division. The other indirect subsidiary of the Company, VDSI, has been granted a license as a distributor by the Division. These gaming subsidiaries are Louisiana Licensees under the terms of the Louisiana Act. The licenses held by the Louisiana Licensees expire at midnight on June 30 of each year and must be renewed annually through payment of fees. All license fees must be paid on or before May 15 in each year licenses are renewable.

     The Louisiana Board may deny, impose a condition on or suspend or revoke a license, renewal or application for a license for violations of any rules and regulations of the Louisiana Board or any violations of the Louisiana Act. In addition, fines for violations of gaming laws or regulations may be levied against the Louisiana Licensees and the persons involved for each violation of the gaming laws. The issuance, condition, denial, suspension or revocation is deemed a pure and absolute privilege and is at the discretion of the Louisiana Board in accordance with the provisions of the Louisiana Act. A license is not property or a protected interest under the constitution of either the United States or the State of Louisiana.

     The Division has the authority to conduct overt and covert investigations of any person involved directly or indirectly in the video gaming industry in Louisiana. These investigations have extended to information regarding a prospective licensee's and his or her spouse's immediate family and relatives and their affiliations with certain organizations or other business entities. The investigation may also extend to any person who has or controls more than a 5% ownership, income or profits interest in an applicant for or holder of a license or who is a key employee, or who has the ability to exercise significant influence over the licensee. All persons or entities investigated must meet all suitability requirements and qualifications for a licensee. The Louisiana Board may deny an application for licensing for any cause which it may deem reasonable. The applicant for licensing must pay a filing fee which also covers the cost of the investigation.

     In order for a corporation to be licensed as an operator or distributor of video poker gaming devices by the Louisiana Board, a majority of the stock of the corporation must be owned by persons who have been domiciled in Louisiana for a period of at least two years prior to the date of the application.

     In addition to licensure as a manufacturer of devices under the Louisiana Act, Gaming has been licensed as a manufacturer under the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Riverboat Act"). Gaming's application for a permanent manufacturer's license as it relates to the land-based casino in New Orleans was pending before the Louisiana Economic Development and Gaming Corporation ("LEDGC") at the time the operator of the land-based casino filed for bankruptcy reorganization and ceased operations, resulting in the termination of funding for and effective closure of the LEDGC regulatory operations. The authority and duties of LEDGC regarding licensing and regulation of the land-based casino will now fall within the jurisdiction of the Louisiana Board. The Louisiana Board has recently promulgated regulations governing its operation and the Company has been in contact with representatives of the Louisiana Board to coordinate the submission of all materials required for the Louisiana Board to issue the Company such licenses, permits or approvals as may be required.

     Mississippi. The manufacture and distribution of gaming and associated equipment and the ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, primarily the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the Mississippi State Tax Commission.

     The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

     The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on the Company and the Company's Mississippi gaming operations.

     The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River but only if the voters in such counties have not voted to prohibit gaming in that county. As of July 1997, dockside gaming was permissible in nine of the 14 eligible counties in the state and gaming operations had commenced in Adams, Hancock, Harrison, Tunica, Warren and

Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the state in eligible counties along the Mississippi Gulf Coast. Litigation is pending with respect to the expansion of eligible gaming sites in which a landowner and a license applicant have appealed a finding of suitability by the Mississippi Commission of a site on the Big Black River in Warren County near Interstate 20 between Jackson and Vicksburg, Mississippi, where the Rainbow Casino, operated by RCVP, is located. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

     The Company, RCVP, Gaming and their affiliates are subject to the licensing and regulatory control of the Mississippi Commission. The Company is registered under the Mississippi Act as a publicly traded holding company of RCVP and Gaming is required to periodically submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. If the Company is unable to continue to satisfy the registration requirements of the Mississippi Act, the Company and its affiliates cannot own or operate gaming facilities or continue to act as a manufacturer and distributor in Mississippi. RCVP must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi and Gaming must maintain a manufacturer and distributor license from the Mississippi Commission to manufacture and distribute gaming products. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations.

     Gaming and manufacturer and distributor licenses are not transferable, are issued for a two-year period and must be renewed periodically thereafter. RCVP was granted a renewal of its gaming license by the Mississippi Commission in 1996 and such license must be renewed in June 1998. Gaming was granted a renewal of its manufacturer and distributor license in April 1997 and such license must be renewed in April 1999. No person may become a stockholder of, or receive any percentage of profits from, a licensed subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission. The Company and its affiliates have obtained such approvals from the Mississippi Commission.

     Certain officers and employees of the Company and the officers, directors and certain key employees of the Company's licensed subsidiaries must be found suitable or be licensed by the Mississippi Commission. The Company believes it has obtained, applied for, or is in the process of, applying for all necessary findings of suitability with respect to such persons affiliated with the Company, RCVP or Gaming, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a findings of suitability, the Mississippi Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Commission has the power to require the Company and its registered or licensed subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

     Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. The Mississippi Commission must refuse to issue a work permit to a person convicted of a felony and it may refuse to issue a work permit to a gaming employee if the employee has committed certain misdemeanors or knowingly violated the Mississippi Act or for any other reasonable cause.

     At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of the Company. Mississippi law requires any person who acquires more than 5% of the common stock of a publicly traded corporation registered with the Mississippi Commission to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the common stock of such a company, as reported to the Securities and Exchange Commission, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a public company's common stock. However, the Mississippi Commission has adopted a policy that permits certain institutional investors to own beneficially up to 10% of a registered public company's common stock without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Management believes that compliance by the Company with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of the Company's securities. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Company beyond such time as the Mississippi Commission prescribes may be guilty of a misdemeanor. The Company is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its licensed subsidiaries, the Company: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of the Company; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

     The Company may be required to disclose to the Mississippi Commission upon request the identities of the holders of any debt securities, including the holders of the Notes or any other debt securities. In addition, under the Mississippi Act, the Mississippi Commission may in its discretion, (i) require holders of debt securities of registered corporations to file applications, (ii) investigate such holders and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

     RCVP and Gaming must maintain in Mississippi a current ledger with respect to the ownership of their equity securities and the Company must maintain a current list of stockholders in the principal office of RCVP which must reflect the record ownership of each outstanding share of any equity issued by the Company. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities of the Company are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company must also render maximum assistance in determining the identify of the beneficial owner.

     The Mississippi Act requires that the certificates representing securities of a registered publicly traded corporation bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Company has received from the Mississippi Commission an exemption from this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of the Company's securities at any time.

     Substantially all loans, leases, sales of securities and similar financing transactions by a licensed gaming subsidiary must be reported to or approved by the Mississippi Commission. A licensed gaming subsidiary may not make a public offering of its securities, but may pledge or mortgage casino facilities if it obtains the prior approval of the Mississippi Commission. The Company may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. The Company obtained a waiver from the approval requirement with respect to the Notes.

     Changes in control of the Company through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without the prior approval of the Mississippi Commission. The Mississippi Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

     The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before the Company may make exceptional repurchases of voting securities above the current market price of its common stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if the Company adopts a plan or recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of the Company.

     Neither the Company nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of the Company and its affiliates. The Company has previously obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in Nevada and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

     If the Mississippi Commission decides that a licensed gaming subsidiary violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the subsidiary. In addition, the licensed subsidiary, the Company and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's and RCVP's gaming operations and/or Gaming's manufacturer and distributor operations.

     License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the countries and cities in which a licensed gaming subsidiary's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or (iii) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid. The gross revenue fee imposed by the City of

Vicksburg, Mississippi, where RCVP's casino operations are located, equals approximately 4% of gaming receipts.

     The Mississippi Commission has adopted a regulation requiring as a condition of licensure or license renewal that a gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Management of the Company believes it is in compliance with this requirement.

     The sale of alcoholic beverages by the Rainbow Casino operated by RCVP is subject to the licensing, control and regulation by both the City of Vicksburg and the Alcoholic Beverage Control Division (the "ABC") of the Mississippi State Tax Commission. The Rainbow Casino area has been designated as a special resort area, which allows the Rainbow Casino to serve alcoholic beverages on a 24-hour basis. The ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such a licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a material adverse effect upon the Rainbow Casino's operations. Certain officers and managers of the Rainbow Casino must be investigated by the ABC in connection with its liquor permits, and changes in certain positions must be approved by the ABC.

     New Jersey. Gaming has previously been licensed by the New Jersey Commission as a gaming-related casino service industry ("CSI") in accordance with the New Jersey Casino Control Act (the "Casino Control Act"). Due to the change of ownership of Gaming as a result of the Acquisition, Gaming's CSI license was invalidated. Prior to the change of ownership of Gaming and in anticipation of same, the Company submitted an application for CSI licensure. The New Jersey Commission deemed the application complete and, as a result, since the Acquisition the Company's operations in New Jersey continue uninterrupted pursuant to transactional waivers which have been granted, and which the Company believes should continue to be granted, by the New Jersey Commission on a six-month blanket basis for parts and service and on a sale-by-sale basis for all other products pending final action on the Company's application for CSI licensure.

     In considering the qualifications of an applicant for a CSI license, the New Jersey Commission may require that the officers, directors, key personnel, financial sources and stockholders (in particular those with holdings in excess of 5%) of the applicant and its holding and intermediary companies demonstrate their qualifications. In this regard, such persons and entities may be investigated and may be required to make certain regulatory filings and to disclose and/or to provide consents to disclose personal and financial data. The costs associated with such investigation are typically borne by the applicant.

     Federal Registration. The operating subsidiaries of the Company that are involved in gaming activities are required to file annually with the Attorney General of the United States in connection with the sale, distribution or operation of gaming machines. All currently required filings have been made.

     Germany. German legislative authorities regulate and monitor the wall machine industry so as to ensure certain manufacturing standards and the fairness of each machine to users. The most significant legislation presently affecting the wall machine industry relates to prescribed licensing procedures, the use, installation and operation of machines and the taxation of same.

     Wall machine manufacturers are dependent upon the successful introduction of new products each year and currently are required to receive prior government approval for each new product introduction. Manufacturers are required to apply for licenses through an agency of the German federal Ministry of Economics. Such agency maintains a policy of accepting only two licensing applications from an individual applicant at any given time. Bally Wulff, through affiliates and subsidiaries, is in a position to file up to six concurrent applications. After receiving a prototype of a machine for which the applicant seeks government licensing approval, the federal agency deliberates for periods that range from approximately 6 to 24 months. If that product is approved, the wall machine manufacturer is permitted to reproduce the sample machine initially submitted for government approval. Every wall machine carries with it a small license card that permits the machine to be operated for up to four years from the initial date of sale, after which it may not be used in Germany. In Germany, wall machines sold via the secondary market may be operated by a new owner but only for the residual time remaining on each machine's four-year life. In addition to licensing requirements for manufacturers, any person or entity which intends to operate a licensed wall machine must apply to local regulatory authorities for a license, which will not be granted by the authorities if facts justify the assumption that the applicant does not possess the requisite reliability. In this proceeding, the applicant must furnish a police certificate of conduct.

     German legislation prohibits the public play of wall machines by individuals under age 18. Voluntary agreements among manufacturers and certain amusement game trade associations, among other things, restrict wall machine advertising and the ability of a player to play more than two machines at once, require all machines to carry visible warning notices and provide that every wall machine is automatically switched off for three minutes after one hour of continuous play.

     The Spielverordnung (gaming ordinance) specifically governs wall machines. These regulations limit game payouts to DM 4.00 (approximately $2.30) per game, require a minimum payout percentage, detail where the machines may be installed, how many may be installed and by whom, which games are prohibited, the technical requirements of the machines and technical review and approval. Operators must comply with regulations which stipulate how many machines may operate within defined square foot areas (15 square meters per machine, with a maximum of ten machines per location). The Spielverordnung was modified in 1985 to achieve a significant reduction of gaming machines. Gaming halls which through December 19, 1985 had more gaming machines than permitted under the revised regulations had a transition period through December 31, 1995 to comply with the revised regulations. Such facilities were allowed to keep the number of wall machines used in operations in 1985 until December 31, 1990. During the period January 1, 1991 to December 31, 1995 they were entitled to two-thirds of such total number, but had to be in compliance with the new limits by January 1, 1996. In taverns, restaurants, hotels and certain other establishments, no more than two gaming machines are permitted.

     The Baunutzungsverordnung (Ordinance Regarding the Use of Real Estate) governs the zoning classification of land and the type and density of development within the various zoning classifications. Effective January 27, 1990, the Baunutzungsverordnung was amended essentially to restrict the development of larger gaming halls to core commercial areas, limit the permissibility of smaller gaming halls in various types of mixed use zones and to ban gaming halls in most types of residential and all types of industrial use areas. Prior to such amendment, gaming halls, regardless of size, were generally allowed in core, business, mixed and industrial zones. In addition, on a case by case basis, each local zoning agency is authorized to exclude certain types of otherwise permissible uses, including gaming halls.

     Subject to certain exceptions, V.A.T. of 15% is generally assessed on the sale or supply of any goods and services in Germany. Since the total amount paid for particular goods or services is considered to be the gross price in calculating such tax, the actual rate is 13.04%. The basis for taxation is the cash remaining in the machines. The rule requiring a minimum payout percentage is applied to the amount remaining in the cash box net of such V.A.T. Depending on the municipality in which a machine is located, operators may also have to pay a monthly leisure tax on each machine of up to DM 600 (approximately $344). The German tax court recently let stand a regulation that permits local municipalities to impose additional taxes on gaming machine operators.

     The business conducted by Bally Wulff had benefitted from the Berlin Promotion Act, a special tax statute which was intended to support the economy of West Berlin in various ways. With the reunification of Germany, the need for benefits provided by the law is perceived to have decreased. Consequently, the German government has enacted amendments to the Berlin Promotion Act which are designed to phase out, over a number of years, most of the tax benefits and incentives provided by the law. This phaseout is now complete.

     During fiscal 1996, Bally Wulff increased the amount of tax reserves by $1.0 million (to a total reserve of $1.4 million) as a result of developments in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. The German tax authorities have proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million.

     Additional Jurisdictions. The Company, in the ordinary course of its business, routinely considers business opportunities to expand its gaming operations into additional jurisdictions. Although the laws and regulations of the various jurisdictions in which the Company operates or into which the Company may expand its gaming operations vary in their technical requirements and are subject to amendment from time to time, virtually all of those jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming machines as well as for the officers, directors, major stockholders and key personnel of such companies.

     The Company and its key personnel have obtained, or applied for, all government licenses, registrations, findings of suitability, permits and approvals necessary for the manufacture and distribution, and operation where permitted, of their gaming machines in the jurisdictions in which the Company currently does business. The Company and the holders of its securities may be subject to the provisions of the gaming laws of each jurisdiction where the Company or its subsidiaries are licensed and/or conduct business, including, without limitation, the States of Arizona, Colorado, Connecticut, Illinois, Indiana, Iowa, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New Mexico, South Dakota, Wisconsin, and the local regulatory authority within each such state as well as Australian, Canadian and other foreign gaming jurisdictions in which BGII and its subsidiaries are licensed or conduct business. As a result of the consummation of the Acquisition, the Company and its officers and directors have been required to apply for any government licenses, permits and approvals necessary or required by each of these jurisdictions.

     Holders of common stock of an entity licensed to manufacture and sell gaming machines, and in particular those with holdings in excess of 5%, should note that local laws and regulations may affect their rights regarding the purchase of such common stock and may require such persons or entities to make certain regulatory filings, or seek licensure, findings of qualification or other approvals. ln some cases this process may require the holder or prospective holder to disclose and/or provide consents to disclose personal and financial data in connection with necessary investigations, the costs of which are typically borne by the applicant. The investigatory and approval process can take three to six months to complete under normal circumstances.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of the Company.

              NAME                 AGE                 POSITION WITH THE COMPANY
---------------------------------  ---   ------------------------------------------------------
Morris Goldstein.................  52    President and Chief Executive Officer
Scott Schweinfurth...............  43    Senior Vice President, Chief Financial Officer and
                                         Treasurer
David Johnson....................  46    Senior Vice President, General Counsel and Secretary
Hans Kloss.......................  56    Managing Director -- Alliance Automaten & Co. KG and
                                           Director
Robert Miodunski.................  46    Senior Vice President -- Route Group (Nevada)
Robert Saxton....................  44    Senior Vice President -- Casino Operations
Mark Lerner......................  48    Assistant General Counsel
Paul Lofgren.....................  36    Vice President -- Regulatory Compliance and
                                         Governmental Affairs
Robert Woodson...................  47    Vice President -- Regulatory Compliance
Jacques Andre(1)(4)..............  60    Director
Anthony DiCesare(2)(3)...........  35    Director
Michael Hirschfeld...............  47    Director
Joel Kirschbaum(3)...............  46    Director
David Scheinman..................  55    Director
Alfred Wilms(1)(2)(3)(4).........  53    Director

---------------
(1) Member of the Audit Committee

(2) Member of the Executive Committee

(3) Member of the Nominating Committee

(4) Member of the Compensation Committee

     Morris Goldstein joined the Company in June 1997 as President and Chief Executive Officer. From 1994 to June 1997, Mr. Goldstein was Chief Executive Officer of Thomson Technology Initiative, a unit of Thomson Corporation, a global publisher and provider of information services. From 1982 to 1994 he had been President of Information Access Company ("IAC"), an electronic information publishing company owned by Ziff Communications. For six months in early 1994 Mr. Goldstein served as President of ImagiNation Network, an interactive computer game provider.

     Scott Schweinfurth joined the Company in June 1996 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Schweinfurth had served as Senior Vice President, Chief Financial Officer and Treasurer of BGII since March 1995. Prior to joining BGII, Mr. Schweinfurth had been a partner at the accounting firm of Ernst & Young LLP since October 1988, having joined the audit staff of its predecessor, Arthur Young & Company, in September 1976. Mr. Schweinfurth is a Certified Public Accountant.

     David Johnson joined the Company as Senior Vice President, General Counsel and Secretary in April 1995. Previously, Mr. Johnson developed extensive gaming industry experience representing a diverse group of casino clients as a Senior Partner at Schreck, Morris, a Nevada law firm where he was employed from January 1987 to March 1995. Prior to joining Schreck, Morris, Mr. Johnson served as Chief Deputy Attorney General for the gaming division of the Nevada Attorney General's Office. Mr. Johnson serves as Vice Chairman of the Executive Committee of the Nevada State Bar's Gaming Law Section and is an officer and founding member of the Nevada Gaming Attorneys Association.

     Hans Kloss joined the Company in June 1996 and has served as the Managing Director of Alliance Automaten GmbH & Co. KG since June 1996. Mr. Kloss was a director of BGII from August 1991 to June 1996 and President and Chief Operating Officer of BGII from May 1993 to August 1997. Mr. Kloss has been the Managing Director of Bally Wulff since 1981 and has been employed by those companies since 1970. He was appointed to the Alliance's Board of Directors in September 1997.

     Robert Miodunski joined the Company as Senior Vice President -- Route Group (Nevada) in March 1994. From January 1991 to March 1994, Mr. Miodunski was President of Mulholland-Harper Company, a sign manufacturing and service company. From 1984 through 1990, Mr. Miodunski held various positions with Federal Signal Company, the most recent being Vice President and General Manager of the Midwest Region of the Sign Group.

     Robert Saxton joined the Company in 1982 as Corporate Controller and was elected Vice President-Casino Operations in December 1993 and Senior Vice President -- Casino Operations in June 1996. Since joining Alliance, Mr. Saxton has held various management positions with the Route Operations business unit and is currently responsible for Casino Operations. He also serves as President of Alliance's Louisiana subsidiaries.

     Mark Lerner joined the Company in December 1996 as Assistant General Counsel. A former deputy attorney general for the Nevada Gaming Commission and the Nevada State Control Board, Mr. Lerner has been practicing law since 1980. Before joining Alliance he was general counsel to Becker Gaming, Inc., a Las Vegas gaming company. From 1987 through 1994 Mr. Lerner practiced law at Jones, Jones, Close & Brown, a Las Vegas commercial and litigation law firm.

     Paul Lofgren joined the Company in November 1996 as Vice
President -- Regulatory Compliance and Governmental Affairs. Prior to joining the Company, Mr. Lofgren was vice president of regulatory compliance for Video Lottery Technologies from December 1992 until November 1996. He was previously employed as a supervisor for approximately ten years in the Corporate Securities Division of the Nevada State Gaming Control Board.

     Robert Woodson joined the Company in 1988 as Director of Gaming Compliance and was promoted to Vice President -- Regulatory Compliance in September 1993. Prior to joining Alliance, Mr. Woodson was with the Investigation Division of the Nevada State Gaming Control Board for 10 years.

     Jacques Andre was appointed a director in August 1996. Mr. Andre has been a partner with Ray & Berndtson, Inc., an international executive search firm, from 1975 to the present. He also serves on its Board of Directors.

     Anthony DiCesare was employed by KIC, which is the sole general partner of Kirkland-Ft. Worth Investment Partners, L.P. ("KFW"), from April 1991 to July 1994. Mr. DiCesare served the Company as Executive Vice President -- Development from July 1994 through June 1997. He is currently a private investor and serves as a New York-based employee of the Company. He has been a director since 1994.

     Michael Hirschfeld was appointed a director in September 1997. Mr. Hirschfeld has been a partner of Milbank, Tweed, Hadley & McCloy, a New York law firm, from April 1995 to the present. From December 1990 to April 1995, Mr. Hirschfeld was a partner of Kelley Drye & Warren, a New York law firm.

     Joel Kirschbaum was appointed a director in July 1994 and served as Chairman of the Board of Directors from July 1994 to March 1995. Mr. Kirschbaum is the sole stockholder, director and officer of KIC. He has been engaged in operating the businesses of KIC and KFW since January 1991 when KIC and KFW were established, and GSI, a financial advisory firm, since June 1993. Prior to that time, he worked at Goldman, Sachs & Co. for 13 years, during the last six of which he was a General Partner. When he established KIC and KFW, Mr. Kirschbaum resigned his general partnership interest in Goldman, Sachs & Co. and became a limited partner. Mr. Kirschbaum resigned his limited partnership interest in Goldman, Sachs & Co. in November 1993. Mr. Kirschbaum is currently President of KIC and serves as a New York-based employee of the Company.

     David Scheinman served as a director from December 1979 to October 1994 and has been an advisor to the Board of Directors since that time. Dr. Scheinman was employed by the Company from January 1988 to January 1990 in the position of President. Dr. Scheinman has been the owner of Smokey's, an international distributor of sports cards and memorabilia, since 1992.

     Alfred Wilms has served as a director of the Company since November 1983. He served as chief executive officer of the Company from December 1984 to July 1994 and as Chairman of the Board of Directors of the Company from August 1986 to July 1994. Mr. Wilms is currently President and a director of Aqualandia, the largest waterpark in Europe; President and a director of Gibsa, a real estate company located in Spain; and a director of Jardin Parks, a real estate company located in Spain. Mr. Wilms is a citizen and resident of Belgium.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of October 31, 1997 with respect to the beneficial ownership of the Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers of the Company (as defined in the Exchange Act) and (iv) all executive officers and directors of the Company as a group. Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question. Except as indicated below, no director or executive officer of the Company owned any other equity securities of the Company.

                                                                                    PERCENT
                                                                   AMOUNT OF           OF
                                                                   SHARES(1)        CLASS(1)
                                                                   ----------       --------
    Alfred Wilms.................................................   7,034,082(2)      20.7%
    FMR Corp.....................................................   3,025,754(3)       9.5%
      82 Devonshire Street
      Boston, MA 02109
    Jacques Andre................................................      50,500(4)       *
    Anthony DiCesare.............................................     474,233(5)       1.5%
    Michael Hirschfeld...........................................      30,000(6)       *
    Joel Kirschbaum..............................................   1,033,476(7)       3.2%
    Hans Kloss...................................................     822,654(8)       2.6%
    David Scheinman..............................................      58,334(9)       *
    Morris Goldstein.............................................      82,500(10)      *
    David Johnson................................................     200,000(11)      *
    Scott Schweinfurth...........................................      62,500(12)      *
    All executive officers and directors as a group..............  10,075,356(13)     26.7%

---------------
  *  Less than 1%.

 (1) Excludes the effect of the issuance of (i) 2,750,000 shares subject to warrants originally issued to KFW and (ii) 1,250,000 shares subject to warrants originally issued to GSA pursuant to an agreement (the "GSA Advisory Agreement") dated September 21, 1993 and (iii) 2,500,000 shares subject to additional warrants originally issued to GSA pursuant to the GSA Advisory Agreement upon consummation of the Acquisition. All of these warrants have an exercise price of $1.50 per share and become exercisable in equal one-third tranches only when the Common Stock price reaches $11, $13 and $15, respectively. Pursuant to an amendment to Schedule 13D filed on October 31, 1996, as part of a distribution of assets from KFW and GSA to KIC and GSI on the one hand and to Kirkland Investors, L.P. on the other hand, approximately 62% of such warrants were distributed to Kirkland Investors, L.P. and are no longer deemed to be owned by Mr. Kirschbaum, KIC, KFW, GSI or GSA.

 (2) Includes 2,000,000 shares subject to warrants exercisable at $2.50 per share. Mr. Wilms' mailing address is c/o the Company, 6601 South Bermuda Road, Las Vegas, Nevada 89119.

 (3) Information provided by a representative of FMR Corp.

 (4) Includes 5,500 shares owned and 45,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (5) Includes 99,233 shares owned and 375,000 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes certain additional shares referred to in Note (1) above.

 (6) Represents shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (7) Includes 483,476 shares owned and 550,000 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes the shares referred to in Note (1). Based upon information contained in a Schedule 13D filed by Mr. Kirschbaum on June 23, 1994, as amended from time to time and most recently on October 31, 1996 and from information provided by Mr. Kirschbaum. Of such shares owned, certain amounts have been or may be sold or distributed to other persons, as set forth in the Schedule 13D.

 (8) Includes 816,736 shares owned and 5,918 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (9) Represents shares subject to options that are currently exercisable or will become exercisable within 60 days.

(10) Includes 20,000 shares owned and 62,500 shares subject to options that are currently exercisable or will become exercisable within 60 days but excludes options exercisable at $3.875 per share for 250,000 shares which become exercisable in equal one-third tranches only when the Common Stock price reaches $11, $13 and $15, respectively.

(11) Represents shares subject to options that are currently exercisable or will become exercisable within 60 days.

(12) Includes 2,500 shares owned and 60,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(13) Includes 3,609,829 shares subject to options that are currently exercisable or will become exercisable within 60 days.

                              CERTAIN TRANSACTIONS

     Pursuant to a Stockholders Agreement dated as of September 21, 1993, as amended on October 20, 1994, by and among the Company, KIC, GSA, KFW and Mr. Wilms (as amended, the "Stockholders Agreement"), KIC and Mr. Wilms each has agreed to use its best efforts to cause the Company's Board of Directors, from and after September 21, 1997, to initially be comprised of such number of directors designated by KIC and such number of directors designated by Mr. Wilms as will be in the ratio of four to three, but neither KIC nor Mr. Wilms is required to vote for a particular designee at any regular or special meeting of the Company's stockholders after September 21, 1997. Notwithstanding the foregoing, prior to September 20, 2008, KIC is required to vote all of its shares of common stock to cause Mr. Wilms to be elected a director of the Company for so long as Mr. Wilms owns shares of Common Stock of the Company. Pursuant to the Stockholders Agreement, Mr. Wilms designated Mr. Hans Kloss, Dr. David Scheinman and himself as his three designees to the Board of Directors. Following these appointments, Mr. Wilms's designees occupied three of the seven seats on the Company's Board of Directors. Mr. Wilms has asserted that he has a continuing right under the Stockholders Agreement to designate three director nominees. The Company has been advised by its counsel that Mr. Wilms's interpretation of the Stockholders Agreement is incorrect and that in any event this provision does not bind the Company or its directors. Mr. Wilms has advised that he may initiate legal action to enforce his claimed rights.

     In March 1992, Mr. Wilms committed to provide a loan to the Company's Louisiana subsidiary, Video Services, Inc. (the "VSI Loan"). As consideration for Mr. Wilms' commitment, the Company issued to Mr. Wilms a warrant to purchase 200,000 shares of the Company's common stock at a purchase price of $2.50 per share and agreed to issue an additional warrant to purchase 1.8 million shares of common stock at a purchase price of $2.50 per share upon funding of the full amount of such loan. The exercise price of the warrants was determined based on an analysis of, and a fairness opinion with respect to, the transaction and on the price range of the common stock during a period prior to announcement of the Company's expansion into Louisiana. The VSI Loan required quarterly interest and principal payments with an interest rate equal to 2% above the London Inter-Bank Offered Rate, adjusted quarterly. The VSI Loan was held by a Belgian corporation owned by Mr. Wilms and members of his family. During fiscal years 1993 and 1994, a total of $6.5 million was funded under the VSI Loan. All scheduled principal and interest payments on the VSI Loan were made through September 1996, at which time the Board of Directors unanimously approved (except that Mr. Wilms abstained from voting) the early repayment of the remaining principal balance and accrued interest totaling $2.7 million. Such payments were made in September 1996.

     The Stockholders Agreement contains certain registration rights running in favor of Kirkland, KIC and Mr. Wilms and certain of their respective affiliates and transferees, including up to four demand registration rights each (and additional demand rights for Mr. Wilms under certain circumstances), at the expense of the Company, and provisions granting Mr. Wilms the right to participate in certain offerings of securities by the Company and by KIC and its transferees.

     The Company has hired Ray & Berndtson, Inc., an international executive search firm, in which Mr. Andre is a partner, to perform certain personnel searches. The Company paid fees of $252,000 and out-of-pocket expenses of $70,000 during fiscal year 1997 for the searches conducted by this firm.

     Effective July 1, 1997, the Company entered into employment agreements (the "Agreements") with Mr. Kirschbaum and Mr. DiCesare (each an "Employee" and collectively the "Employees") pursuant to which each Employee will be a New York-based employee and will work on major strategic transactions involving the Company or its affiliates, including mergers, acquisitions, divestitures, joint ventures, the negotiation of strategic alliances or relationships and financings and refinancings. The Employees are not expected to be involved in the day-to-day operations of the Company, are not expected to devote full-time to the business of the Company and may engage in outside activities, although they may not directly compete with the Company. The Agreements, which have an initial term extending through July 1, 2002 (the "Term") and may be terminated thereafter by either party on notice, provide for each Employee to receive a base salary of $150,000 (with inflation increases each year) and annual performance bonuses (each a "Bonus") based upon annual performance goals determined by the Board of Directors and the Employee (which goals will generally relate without limitation to transactions of the type mentioned above involving the Company (and/or one or more of its affiliates)) and a target Bonus amount (and/or an appropriate minimum amount). More than one Bonus may be paid with respect to each employment year. If the Board of Directors and the Employee cannot agree upon reasonable annual performance goals and minimum and/or target Bonuses with respect to such goals for any year, the performance goals and Bonus amounts set forth in clauses (ii) and (iii) of the next paragraph will be the goals and Bonus for such year. If a goal is only partially achieved within a year, the Board of Directors will determine what amount, if any, will be paid to the Employee with respect to such goal. If a goal is achieved, the Bonuses will be payable regardless of the level of the Employee's involvement in the transaction. Upon termination of any Employee's Agreement for any reason (including for "cause" (as such term is defined in the Agreements)), the Company may be required to pay Bonuses to such Employee following such termination upon achievement of performance goals within specified periods ending up to 21 months after the Term. In addition, if the Company terminates an Employee without "cause", or an Employee leaves the Company's employ for "good reason" (as these terms are defined in the Agreements), the Employee will be entitled to receive for each remaining year of the Term an amount equal to the highest aggregate Bonuses paid in any previous year as well as the base salary and other compensation provided for by the Agreements.

     For the year beginning July 1, 1997, the performance goals for each Employee are: (i) the completion by the Company (and/or one or more of its affiliates) of a significant refinancing transaction, (ii) the closing of at least one "significant merger" with a value of at least $60 million and (iii) the closing of a "significant financing" with a value of at least $50 million. Upon the achievement of the performance goal set forth in clause (i), which goal was met on August 8, 1997 upon consummation of the Refinancing, each Employee received a Bonus of $950,000. Upon the achievement of the performance goal set forth in clause (ii), each Employee will receive a minimum Bonus of $200,000. Upon the achievement of the performance goal set forth in clause (iii), each Employee will receive a minimum Bonus of at least $125,000. In addition to the Bonuses, the Agreements provide that the Board of Directors, in its sole discretion, may grant further discretionary bonuses to the Employees.

     Pursuant to the Agreement, an Employee may elect to restructure his relationship with the Company into that of a financial consultant or independent advisor, with compensation arrangements reflecting the nature of such relationship and the services to be provided in amounts reasonably consistent with the compensation and Bonuses payable over the term of the Agreement as contemplated therein, as determined reasonably and in good faith by the Board of Directors, but calculated and payable in a manner customary for financial consultant or independent advisor arrangements. The Company and the Employee will negotiate in good faith to establish a restructured agreement with respect to the services to be provided hereunder.

     At any time prior to January 1, 1999, an Employee may opt to forgo any Bonuses to which the Employee may thereafter become entitled and in lieu thereof to extend the expiration date of certain warrants currently beneficially owned by such Employee from September 21, 1999 to June 18, 2002. The rate at which such extension will occur will be such number of warrants (not more than three) for each dollar of Bonuses forgone as the Board of Directors, in its reasonable and good faith judgment, determines after considering, among other things, the recommendation of an investment banking, accounting or valuation firm with a national reputation. At the election of the Employee, all or a portion of this option to extend may also be effected by a direct cash payment by the Employee to the Company on or prior to September 21, 1999 at the rate set forth in the immediately preceding sentence, rather than by the application of Bonuses.

     In addition, the Company has agreed to pay KIC over the term of the Agreements $950,000 (subject to annual inflation increases) annually plus the cost of reasonable employee benefits to its support staff and reasonable out-of-pocket expenses incurred by KIC and its officers and employees to the extent related directly to the Company's business or potential business (the "KIC Agreement"). The Company will have the right to terminate the KIC Agreement upon 12 months' notice if Mr. Kirschbaum's employment under his Agreement is terminated for any reason other than by the Company without "cause" or by the Employee "for good reason" (as such terms are defined in the Agreements).

     The Company has paid fees to Milbank, Tweed, Hadley & McCloy, a law firm in which Mr. Hirschfeld is a partner, for services rendered during the fiscal year ended June 30, 1997, and for such services during the current fiscal year.

                                THE REFINANCING

     In connection with the Acquisition, the Company issued the 12 7/8% Notes and the Series B Preferred Stock. The Refinancing consisted of a series of related transactions including the repurchase of the 12 7/8% Notes and the redemption of the Series B Preferred Stock, and which was designed to reduce the Company's cost of capital and improve its operating and financial flexibility. Although the Refinancing replaced substantial amounts of redeemable preferred stock with debt, thereby increasing the Company's leverage and interest expense, the Company's after-tax cost of capital and fixed charges (including the charges for preferred stock dividends) is expected to decline substantially.

     The Company used the proceeds of the offering of the Existing Notes, together with borrowings under the Revolving Credit Facility, the proceeds of the Term Loan Facilities and the Delayed Draw Term Facility and cash on hand, to fund (a) the Tender Offer, (b) the Redemption, (c) the Rainbow Royalty Buyout and the purchase of the Rainbow Notes Payable, (d) the repayment of certain existing lines of credit and other indebtedness and (e) the payment of transaction fees and expenses.

THE TENDER OFFER

     On August 8, 1997, the Company consummated the Tender Offer and purchased for cash over 99.9% of its $154 million aggregate principal amount of outstanding 12 7/8% Notes for a total of $183.7 million including accrued interest. The Company intends to repurchase or defease the 12 7/8% Notes remaining outstanding.

THE REDEMPTION

     The Company redeemed the Series B Preferred Stock on September 8, 1997.

THE NEW CREDIT FACILITY

     The following is a summary of the New Credit Facility. This description does not purport to be complete and is qualified in its entirety by reference to such documents, which are available upon request from the Company.

     Concurrently with the consummation of the offering of the Existing Notes (the "Offering"), the Company and two German subsidiaries of the Company (collectively, the "Borrowers") entered into the New Credit Facility with a syndicate of financial institutions for which Credit Suisse First Boston acts as administrative agent (the "Administrative Agent") and Scotiabank acts as documentation agent. The New Credit Facility provides up to a maximum aggregate amount of $230.0 million of financing. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the credit agreement (the "Credit Agreement") and various related documents entered into in connection with the New Credit Facility.

     General. The New Credit Facility consists of (i) the senior term facility in an aggregate principal amount of $140.0 million, composed of three tranches: the $25.0 million Delayed Draw Term Facility, the $75.0 million Tranche B Term Loan and the $40.0 million Tranche C Term Loan and (ii) the $90.0 million Revolving Credit Facility.

     The proceeds of the New Credit Facility are available in U.S. dollars, except that portions of the loans incurred under the Revolving Credit Facility are available in Deutschemarks and other currencies if, and to the extent, agreed upon by the Company and the Administrative Agent.

     The proceeds of the Tranche B Term Loan and Tranche C Term Loan, obtained on the date of consummation of the offering of the Existing Notes, were used, in part, to finance a portion of the Refinancing and to pay related transactions costs. The Delayed Draw Term Loan was used to fund the Rainbow Royalty Buyout and purchase of the Rainbow Notes Payable on August 12, 1997. Proceeds of the Revolving Credit Facility were and will be used to (i) repay a line of credit at Bally Wulff, (ii) fund the Company's general corporate and working capital requirements and (iii) finance acquisitions consummated by the Company and its wholly-owned subsidiaries, subject to certain limitations set forth in the Credit Agreement. The Revolving Credit Facility is also available for the issuance of standby and trade letters of credit (collectively, the "Letters of Credit") to support the obligations of the Company and its subsidiaries.

     Interest Rates; Fees. Loans incurred under the New Credit Facility may be maintained from time to time, at the respective Borrower's option, as (i) Base Rate Loans which bear interest at the Base Rate (defined in the Credit Agreement as the higher of (x) 1/2 of 1% in excess of the overnight federal funds rate and
(y) the Administrative Agent's announced prime lending rate, each as in effect from time to time) plus the "Applicable Margin" (as defined below) or (ii) Eurodollar Loans bearing interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the applicable interest period plus the Applicable Margin. With respect to Eurodollar Loans, only one-month interest periods may be selected prior to the earlier of the 90th day following the date of consummation of the Offering and the date on which the primary syndication is completed, although during such period interest periods of less than one month's duration shall be allowed to the extent available to all the lenders. "Applicable Margin" means a per annum rate equal to a floating rate that will vary depending on the ratio of the Company's Consolidated Indebtedness to Consolidated EBITDA (each as defined in the Credit Agreement) and which rate shall range (x) in the case of the Revolving Credit Facility, (A) from 0.0% to 1.25% for Base Rate Loans and (B) from 1.0% to 2.25% for Eurodollar Loans, (y) in the case of the Delayed Draw Term Facility and the Tranche B Term Loan, (A) from 1.25% to 1.75% for Base Rate Loans and (B) from 2.25% to 2.75% for Eurodollar Loans and (z) in the case of the Tranche C Term Loan, (A) from 1.50% to 2.00% for Base Rate Loans and (B) from 2.50% to 3.00% for Eurodollar Loans.

     Loans in currencies other than U.S. dollars under the New Credit Facility will bear interest at the applicable interbank rate for the relevant currency (if traded over interbank markets) for the applicable interest periods of 1, 2, 3 or 6 months and/or the all-in cost of funds for such currency plus in either case the Applicable Margin.

     Eurodollar Loans may have 1-, 2-, 3- and 6-month interest periods. Interest on Eurodollar Loans will be payable in arrears at the end of the applicable interest period and every three months where the applicable period exceeds three months. Interest on Base Rate Loans will be payable quarterly in arrears on the last business day of each quarter.

     Overdue amounts will bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans and (ii) the rate which is 2% in excess of the rate then borne by the applicable borrowings. Default interest is payable on demand.

     The Company will pay a commitment fee calculated at a rate per annum equal to a floating rate that will vary depending upon the ratio of the Company's Consolidated Indebtedness to Consolidated EBITDA, which rate will range from 0.2% to 0.5% of the unutilized commitments of each lender under the New Credit Facility. This fee will accrue from the date of consummation of the Offering, to, and including, the date of termination of the New Credit Facility, and will be payable quarterly in arrears.

     The Company will pay a letter of credit fee equal to the Applicable Margin then in effect for revolving loans maintained as Eurodollar Loans and a facing fee of 1/4 of 1% per annum, in each case calculated on the daily average stated amount of each Letter of Credit for its stated duration. Such fees will be payable in arrears at the end of each quarter. In addition, the Company will pay customary administrative charges in connection with the issuance and amendment of, and draws under, Letters of Credit.

     Amortization; Prepayments. The Delayed Draw Term Facility is scheduled to mature 7 1/2 years from the date of the consummation of the Offering. The Delayed Draw Term Facility will amortize in limited amounts for each of the 4 years following the first anniversary of the date of consummation of the Offering. The remaining aggregate principal amount of Delayed Draw Term Facility will amortize in quarterly amortization payments, with the first such payment to be made 6 years and 3 months after the date of consummation of the Offering. The Tranche B Term Loan is scheduled to mature 7 1/2 years from the date of consummation of the Offering. The Tranche B Term Loan will amortize in limited amounts for each of the 5 years following the date of the consummation of the Offering. The remaining aggregate principal amount of the Tranche B Term Loan will amortize in quarterly amortization payments, with the first such payment to be made 6 years and 3 months after the date of the consummation of the Offering. The Tranche C Term Loan is scheduled to mature 8 years from the date of consummation of the Offering. The Tranche C Term Loan will amortize in limited amounts for each of the 6 years following the date of the consummation of the Offering. The remaining aggregate principal amount of the Tranche C Term Loan will amortize in quarterly amortization payments, with the first such payment to be made 7 years and 3 months after the date of the consummation of the Offering. The Revolving Credit Facility is scheduled to mature 6 years from the date of consummation of the Offering and all loans incurred thereunder will be repaid in full on such date.

     Voluntary prepayments. Voluntary prepayments on the Term Loan Facilities and the Delayed Draw Term Facility may be made in whole or in part without premium or penalty (other than the payment of breakage costs for Eurodollar Loans prepaid on a day other than the last day of an interest period). Payments on the Term Loan Facilities and the Delayed Draw Term Facility must be applied to reduce the scheduled amortizations of all then-outstanding Term Loan Facilities and the Delayed Draw Term Facility on a pro rata basis across the respective maturities thereof, although the Company may apply voluntary prepayments of the Term Loan Facilities and the Delayed Draw Term Facility against scheduled amortizations of the Term Loan Facilities and the Delayed Draw Term Facility which will be due and payable within one year of the respective voluntary prepayment, in order of maturity. The holders of the Delayed Draw Term Facility, the Tranche B Term Loan and Tranche C Term Loan may decline such prepayments.

     The Company will be required to make mandatory prepayments of the Term Loan Facilities and the Delayed Draw Term Facility from (i) 50% of the net cash proceeds from certain issuances of debt or equity by the Company or any of its direct or indirect subsidiaries, (ii) 100% of the after-tax net proceeds from asset dispositions by the Company or any of its direct or indirect subsidiaries,
(iii) 50% of annual excess cash flow of the Company and (iv) 100% of certain insurance proceeds, in each case subject to such baskets and exceptions as may be agreed upon by the Company and the Administrative Agent. Applications of payments to the Term Loan Facilities and the Delayed Draw Term Facility will apply to reduce the scheduled amortizations of all then outstanding Term Loan Facilities and the Delayed Draw Term Facility on a pro rata basis across the respective maturities thereof. The holders of the Delayed Draw Term Facility, the Tranche B Term Loan and Tranche C Term Loan may decline such prepayments. In addition, revolving loans will be required to be prepaid (and letters of credit cash collateralized) if at any time the aggregate principal amount thereof exceeds the total Revolving Credit Facility commitments, with such prepayment (and/or cash collateralization) to be in an amount equal to such excess.

     Guarantees. All obligations owing by the Company under the New Credit Facility will be unconditionally guaranteed by each of its domestic subsidiaries (the "U.S. Guarantees"). In addition, all obligations owing by the German borrowers affiliate will be unconditionally guaranteed by the Company, each domestic subsidiary of the Company and (to the extent permitted under German
Law) each German subsidiary of the German borrowers (with the guarantees delivered pursuant to this sentence being herein called the "German Guarantees"; together with U.S. Guarantees, the "Guarantees"; each entity which executes and delivers a U.S. Guaranty being herein called a "U.S. Guarantor"; each entity which executes and delivers a Germany Guaranty a "German Guarantor", together with the U.S. Guarantors herein called the "Guarantors"). Certain subsidiaries will not provide guarantees, including: (i) non-wholly-owned subsidiaries so long as such subsidiaries are not direct or indirect wholly-owned subsidiaries of the Company and (ii) certain non-material subsidiaries.

     Security. All obligations of the Borrowers and Guarantors under the New Credit Facility and under the Guarantees will be secured by (i) all capital stock and promissory notes owned by (x) in the case of obligations of the Company and the U.S. Guarantors, the Company and the U.S. Guarantors and (y) in the case of obligations of the German Borrowers and the German Guarantors, the respective German borrower and the German Guarantors, except that, in any case, no Guarantor organized under the laws of the United States or of a state thereof will be required to pledge more than 65% of the total combined voting equity of any foreign subsidiary owned by it in respect of its obligations as the Company or as a U.S. Guarantor and (ii) a first priority perfected security interest in all other assets (including, without limitation, receivables, inventory, equipment, real estate, leases, copyrights, patents and trademarks) owned by (x) in the case of obligations of the Company and the U.S. Guarantors, the Company and the U.S. Borrower and (y) in the case of obligations of the German borrowers and the German Guarantors, the respective German borrower and the German Guarantors with such exceptions as are acceptable to the Administrative Agent in its reasonable discretion. The pledge of the shares of certain of the Company's subsidiaries will be provided subject to approval by relevant gaming authorities.

     Covenants. The obligations of the lenders under the New Credit Facility are subject to the satisfaction of certain conditions precedent customary in credit facilities or otherwise appropriate under the circumstances. The Company and each of its subsidiaries will be subject to certain affirmative and negative covenants contained in the New Credit Facility, including without limitation covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens, (ii) mergers, acquisitions, investments and dispositions of assets, (iii) the incurrence of capitalized lease obligations, (iv) dividends, (v) prepayment or repurchase of the 12 7/8% Notes or the Notes and amendments thereto, (vi) engaging in transactions with affiliates and formation of subsidiaries, (vii) capital expenditures, (viii) the use of proceeds of the New Credit Facility and
(ix) changes of lines of business. There are also covenants relating to compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights and maintenance of insurance and financial reporting. Certain of these covenants are more restrictive than those set forth in the Indenture. In addition, the New Credit Facility requires the Company to maintain compliance with certain specified covenants, including covenants relating to minimum interest coverage, minimum fiscal charge coverage, minimum EBITDA and maximum leverage.

     Events of Default. The New Credit Facility also includes events of default which are typical for similar types of credit facilities including, without limitation, (i) a cross-default and (ii) a default in the event of a change of control of the Company. The occurrence of any of such events of default could result in acceleration of the Company's and the Guarantors' obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Notes.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued and the Existing Notes were issued pursuant to the Indenture between the Company, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The terms of the Exchange Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions". For purposes of this summary, the term "Company" refers only to Alliance Gaming Corporation and not to any of its Subsidiaries.

     At present, all the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

     The Exchange Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

     The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Existing Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited in aggregate principal amount to $150,000,000 and will mature on August 1, 2007. Interest on the Exchange Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 1998, to Holders of record on the immediately preceding January 15 and July 15, respectively. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Holders whose Existing Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Existing Notes accrued after the issuance of the Exchange Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; however, all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Exchange Notes will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Company's present and future domestic Restricted Subsidiaries (collectively, the "Guarantors") that has $100,000 or more of outstanding Indebtedness (owed to any Person other than the Company or any Restricted Subsidiary), except RCVP, VSI, SVS and VDSI. See "-- Certain Covenants -- Additional Subsidiary Guarantees". The Notes will not be guaranteed by any present or future foreign Subsidiary. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law (after giving effect to the guarantees of the New Credit Facility). See, however, "Risk
Factors -- Fraudulent Transfer".

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor (other than mergers with or into the Company or another Guarantor) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee. The foregoing will not limit the Company's obligation to apply the Net Available Cash of such sale or other disposition in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders -- Asset Sales".

SUBORDINATION

     The payment of principal of, premium, if any, and interest on, and all other Obligations with respect to, the Notes and all payments under or with respect to each Subsidiary Guarantee will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations with respect to Senior Debt of the Company or the relevant Guarantor, as the case may be, whether outstanding on the date of the Indenture or thereafter incurred, including the obligations of the Company and the Guarantors under the New Credit Facility.

     As of September 30, 1997, the Senior Debt of the Company and the Guarantors was approximately $152.9 million (including approximately $152.6 million borrowed under the New Credit Facility), all of which would have been secured Indebtedness under the New Credit Facility, and the Company's Subsidiaries that are not Guarantors would have had approximately $61.1 million of Indebtedness (including approximately $10.8 million borrowed under the New Credit Facility) and $50.3 million of trade payables and other liabilities outstanding.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that such Subsidiary has issued a Subsidiary Guarantee or the Company is itself otherwise recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to the relevant Subsidiary Guarantor or that is otherwise held by the Company. For the fiscal year ended June 30, 1997 the Company's Subsidiaries that are not Guarantors accounted for approximately 45.3% of the Company's revenues. See "Risk Factors -- Holding Company Structure; Subordination".

     Upon any payment or distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, in each case whether voluntary or involuntary, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations in respect of such Senior Debt (including all interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed claim under applicable law) before the Holders of Notes will be entitled to receive any payment or distribution with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Holders of Notes would be entitled but for the subordination provisions of the Indenture must be made to the holders of Senior Debt (except that Holders of Notes may receive payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance" so long as, at the time of the deposit thereof in such trust, such payment did not violate the subordination provisions of the Indenture and otherwise complied with the requirements set forth below under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment (in cash, property or other assets) upon or in respect of the Notes (except from the trust described under "-- Legal Defeasance and Covenant Defeasance" so long as, at the time of the deposit thereof in such trust, such payment did not violate the subordination provisions of the Indenture and otherwise complied with the requirements set forth below under "-- Legal Defeasance and Covenant Defeasance") if (i) any Obligations with respect to Senior Debt are not paid when due or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of the holders of such Designated Senior Debt. Payments on the Notes may and must resume (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, 179 days after the date on which the applicable Payment Blockage Notice is received (or earlier if the respective payment blockage period is terminated (i) by written notice to the Trustee and the Company from the person or persons who gave the respective Payment Blockage Notice or (ii) because no defaults continue in existence which would permit the acceleration of maturity of any Designated Senior Debt at such time) unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced pursuant to clause (ii) of the second preceding sentence unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default which existed or was continuing (it being acknowledged that any subsequent action that would give rise to a default pursuant to any provision under which a default previously existed or was continuing, and any failure to comply with a financial covenant for a subsequent period, will constitute a new default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Debt, even if not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     The Indenture further requires that the Company promptly notify holders of Designated Senior Debt of the Company if payment of the Notes is accelerated because of an Event of Default.

     The obligations of a Guarantor under its Subsidiary Guarantee are senior subordinated obligations. Therefore, the rights of the Holders of the Notes to receive payment by a Guarantor pursuant to a Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under the Guarantee.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company and the Guarantors who are holders of Senior Debt. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock".

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to August 1, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                                                                            REDEMPTION
                                       YEAR                                   PRICE
        ------------------------------------------------------------------  ----------
        2002..............................................................    105.000%
        2003..............................................................    103.333%
        2004..............................................................    101.667%
        2005 and thereafter...............................................    100.000%

     Notwithstanding the foregoing, prior to August 9, 2000, the Company may redeem up to an aggregate of 33 1/3% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings, in each case so long as at least 66 2/3% of the original aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption and such redemption occurs within 45 days of the date of the closing of each such Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; however, no Notes of $1,000 or less may be redeemed in part. Notices of redemption must be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note of the same series in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

GAMING REDEMPTION

     Notwithstanding any other provisions hereof, if any Gaming Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or such beneficial owner is not so licensed, qualified or found suitable, the Company will have the right, at its option, (i) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or
(ii) to redeem the Notes of such Holder or beneficial owner at the lesser of (a) the price at which such Holder or beneficial owner acquired such Notes, without accrued interest or Liquidated Damages, if any, unless the payment of such interest or Liquidated Damages, if any, is permitted by the applicable Gaming Authority, in which case such interest and Liquidated Damages, if any, will be paid through the date of redemption, (b) the fair market value of such Notes on such redemption date and (c) the principal amount of such Notes without accrued interest or Liquidated Damages, if any, thereon, unless the payment of such interest or Liquidated Damages, if any, is permitted by the applicable Gaming Authority, in which case such interest and Liquidated Damages, if any, will be paid through the date of redemption. The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability. The Company is not required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such Holder or beneficial owner. See "Risk Factors -- Strict Regulation by Gaming Authorities" and "Business -- Gaming Regulations and Licensing".

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders", the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Subject to compliance with the immediately succeeding paragraph, within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

     If the terms of the New Credit Facility prohibit the Company from making the foregoing offer upon a Change of Control or from purchasing any Notes pursuant thereto, prior to the mailing of the notice to Holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness outstanding under the New Credit Facility or offer to repay in full all such indebtedness and repay the indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the New Credit Facility to permit the purchase of the Notes as described above. The Company must first comply with the covenant described in the preceding sentence before it will be required to purchase Notes in the event of a Change of Control; however, the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control offer because of any such failure will constitute a Default described in clause (iv) under "-- Events of Default and Remedies" below (and not under clause (ii) or (iii) thereof). As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all indebtedness outstanding under the New Credit Facility or obtain requisite consents under the New Credit Facility. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; each such new Note must be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility will prohibit the Company from purchasing any Notes prior to the termination thereof and the repayment in full of all Obligations outstanding thereunder and also provides that certain asset sales or change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) or Indebtedness of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) will be deemed to be cash for purposes of this paragraph.

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

     Within 360 days after the receipt of any Net Available Cash from any Asset Sale, the Company or any Restricted Subsidiary must apply such Net Available Cash, at its option, (a) to repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of the Company or any Restricted Subsidiary or, in the case of any Asset Sale involving assets of any Restricted Subsidiary that is not a Guarantor, to repay any Indebtedness of such Restricted Subsidiary, or (b) to invest in assets and property (other than notes, bonds, obligations and securities) which in the good faith judgment of the Board of Directors of the Company will constitute or be a part of a Gaming Business immediately following such transaction. Pending the final application of any such Net Available Cash, the Company may temporarily reduce Senior Debt or otherwise invest such Net Available Cash in any manner that is not prohibited by the Indenture. Notwithstanding the foregoing provisions of this paragraph, the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Sales which is not applied in accordance with this paragraph exceeds $5.0 million. Any Net Available Cash (other than Net Available Cash not so applied pursuant to the preceding sentence) from Asset Sales that is not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and any Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and dividends and distributions payable solely to the Company or to a Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"); unless at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (viii) of the next succeeding paragraph and excluding 50% of Restricted Payments made to holders of Equity Interests not held by the Company or any of its Restricted Subsidiaries to the extent permitted by clause (iv) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds, or the GAAP purchase accounting valuation of assets or property (determined on the date of issuance or conversion), received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) the amount by which Indebtedness or Disqualified Stock of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the date of the Indenture of any Indebtedness or Disqualified Stock of the Company convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange), plus (iv) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from (a) dividends or distributions on or repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, reductions in amounts guaranteed, and repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (b) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the second succeeding paragraph); however, no amount may be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness that is subordinated to the Notes or Equity Interests of the Company out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock) issued after the date of the Indenture or any exchange of Equity Interests of the Company (other than Disqualified Stock) issued after the date of the Indenture for any Indebtedness that is subordinated to the Notes or Equity Interests of the Company (but the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition must be excluded from clause (c) (ii) of the preceding paragraph); (iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the Notes with the Net Cash Proceeds from an incurrence of or exchange for Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution on account of Equity Interests by a Restricted Subsidiary of the Company to the holders of its respective Equity Interests on a pro rata basis;
(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by employees of the Company (or any of its Subsidiaries) pursuant to any stock ownership or option plan in effect from time to time; however, the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period; (vi) loans and advances to officers and directors of the Company or any of its Restricted Subsidiaries made in the ordinary course of business the aggregate of which shall not exceed $1.5 million outstanding at any time; (vii) the redemption by the Company or any Restricted Subsidiary of any subordinated debt or Equity Interest if (A) counsel to the Company delivers an opinion that failure to so redeem would subject the Company to a materially adverse action by a Gaming Authority (or, if applicable, a failure so to act with a materially adverse consequence to the Company) or is required to preserve a Gaming License and (B) the Company determines (as evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee) that such adverse action or failure so to act would be likely to have a material adverse effect on the Company; and (viii) payments that would otherwise be Restricted Payments in an aggregate amount not to exceed $7.5 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the Board of Directors whose resolution with respect thereto must be delivered to the Trustee. Not later than ten business days following the end of each fiscal quarter, the Company must deliver to the Trustee an Officers' Certificate identifying each Restricted Payment made by the Company during such fiscal quarter and stating that each such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company and the Guarantors will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries which are not Guarantors to issue any shares of preferred stock; however, the Company and any Guarantor may incur Indebtedness (including Acquired Debt and Indebtedness under the New Credit Facility) or issue shares of Disqualified Stock if the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and such net proceeds been applied, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or any of its Restricted Subsidiaries of term Indebtedness under the New Credit Facility, so long as the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to each such incurrence does not exceed an amount equal to $115.0 million plus an additional $25.0 million of deferred term Indebtedness which was utilized to effect the Rainbow Royalty Buyout and to repurchase the Rainbow Note Payable, less the aggregate amount of all principal repayments actually made from time to time after the date of the Indenture with respect to such Indebtedness (other than principal payments made from any permitted refinancings thereof);

          (ii) the incurrence by the Company or any of its Restricted Subsidiaries of revolving credit Indebtedness (inclusive of letters of credit, which will be deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under the New Credit Facility, so long as the aggregate principal amount of all revolving credit Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (ii), does not exceed the greater of (x) $90.0 million and (y) the sum of (A) 75% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries and (B) 40% of the book value of the inventory of the Company and its Restricted Subsidiaries;

          (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, so long as the aggregate principal amount of such Indebtedness that is not Non-Recourse Debt (except as to the property, plant or equipment being financed) does not exceed $20.0 million at any time outstanding (including any Permitted Refinancing Indebtedness relating thereto);

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness or Disqualified Stock that was permitted by the Indenture to be incurred (other than pursuant to clause (i) or (ii) of this paragraph);

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; however, (A) if the Company is the obligor on such Indebtedness and the payee is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary or (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (viii) the incurrence by the Company of Interest Swap and Hedging Obligations;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of (A) Indebtedness in respect of performance, completion, guarantee, surety or similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business, or (B) Indebtedness in respect of any bond or surety obligation in order to prevent the loss or material impairment of or to obtain a Gaming License or as otherwise required by an order of any Gaming Authority to the extent required by applicable law and consistent in character and amount with customary industry practice;

          (x) the incurrence by the Company or any of its Restricted Subsidiaries of reimbursement obligations with respect to letters of credit in respect of workers' compensation claims consistent in character and amount with customary industry practice;

          (xi) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

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

          (xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by liabilities for jackpots payable for progressive games in a manner consistent with industry practice;

          (xiii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (which may, but need not, be incurred under the New Credit Facility) in an aggregate principal amount (or accreted value, as applicable) not to exceed $20.0 million at any time outstanding (including any Permitted Refinancing Indebtedness relating thereto).

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Neither the accrual of interest nor the accretion of accreted value will be deemed to be an incurrence of Indebtedness for purposes of this covenant. The maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of the fluctuations in the exchange rates of currencies.

  Limitation on Senior and Secured Subordinated Debt

     Notwithstanding the provisions described above under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock", the Company may not, and may not permit any Guarantor to, incur (i) any Indebtedness if such Indebtedness is expressly subordinate or junior in right of payment to any Senior Debt of the Company or such Guarantor and senior in any respect of right of payment to the Notes, or (ii) any Secured Indebtedness (other than Indebtedness described under clause (xii) of "-- Limitation of Indebtedness and Issuance of Preferred Stock") that is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the New Credit Facility as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, so long as the dividend and other payment restrictions contained therein are no more restrictive than those contained in the New Credit Facility as in effect on the date of the Indenture, (b) any agreement in effect at or entered into on the date of the Indenture, (c) the Indenture and the Notes, (d) any instrument or agreement of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument or agreement was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, so long as the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (h) restrictions contained in security agreements or mortgages to the extent such restrictions restrict the transfer of the property or assets subject to such security agreements or mortgages, (i) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition, (j) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the New Credit Facility as in effect on the date of the Indenture and (k) in the case of clause (iii) above, encumbrances and restrictions in the ordinary course of business that do not individually or in the aggregate detract from the value of property or assets of the Company or a Restricted Subsidiary in a material manner.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and (v) any such transaction would not require the Holders of Notes generally to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transactions; however, a transaction involving a jurisdiction that does not require the licensing or qualification of any of the Holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any Holder of Notes, will not be prohibited pursuant to the terms of this clause (v).

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to enter into any transaction (including the purchase, sale, lease or exchange of property or the rendering of services) with any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; however, (w) any

Exempt Affiliate Transaction, (x) any compensation or indemnity arrangement with any officer or director of the Company (pertaining to his or her duties as an officer or director) entered into in the ordinary course of business, (y) transactions between or among the Company and/or its Restricted Subsidiaries and
(z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments", in each case, will not be deemed Affiliate Transactions.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned
Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company or RCVP, VSI, SVS or VDSI to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company, RCVP, VSI, SVS or VDSI to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary, RCVP, VSI, SVS or VDSI and (b) the Net Available Cash from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company or RCVP, VSI, SVS or VDSI to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company; however, the Company may sell or cause to be issued to a third party Equity Interests of Alliance Automaten GmbH & Co, KG or any other Wholly Owned Restricted Subsidiary into which the Company consolidates or transfers its Bally Wulff operations in advance of such offering of Equity Interests, so long as the Equity Interests sold to a third party represent no more than 20% of the Equity Interests of such entity outstanding immediately after such sale if such sale complies in all respects with the provisions described under the caption "Repurchase at the Option of Holders -- Asset Sales".

  Limitation on Issuances of Guarantees of Indebtedness

     The Indenture provides that the Company will not permit any domestic Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee will be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness (except in the case of Guarantees issued in respect of Senior Debt, which will be senior to any Subsidiary Guarantee of the payment of the Notes). Notwithstanding the foregoing, (i) RCVP will not be required to issue such a Guarantee as a result of RCVP providing a Guarantee of the Company's Obligations under the New Credit Facility or in respect of any similar Credit Facility and (ii) any Guarantee of the Notes by a Restricted Subsidiary pursuant to this covenant will provide by its terms that it will be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee is attached as an exhibit to the Indenture which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Gaming Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary must execute a Subsidiary Guarantee and deliver an opinion of counsel relating to the enforceability and authorization of such Subsidiary Guarantee in accordance with the terms of the Indenture, pursuant to which such Subsidiary will become a Guarantor, on a senior subordinated basis (pursuant to subordinated provisions substantially similar to those described above under the caption "-- Subordination"), of the Company's payment obligations under the Notes and the Indenture; however, this covenant will not apply to any Subsidiary during such period as such Subsidiary
(w) is organized in any jurisdiction outside the United States, (x) is organized in any jurisdiction in which the issuance of a Subsidiary Guarantee requires regulatory approval by a Gaming Authority, the Company or such Subsidiary has made a good faith effort to obtain such approval and such approval is denied,
(y) has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary or (z) has less than $100,000 of outstanding Indebtedness owed to any Person other than the Company or any Restricted Subsidiary. Notwithstanding the foregoing, each of RCVP, VSI, SVS and VDSI will become subject to the terms of this covenant upon becoming a Wholly Owned Restricted Subsidiary.

  Designation of an Unrestricted Subsidiary as a Restricted Subsidiary

     Any Unrestricted Subsidiary may be designated by the Company as a Restricted Subsidiary, so long as (i) at the time of such designation after giving pro forma effect thereto as if such designation had occurred and as if any Non-Recourse Debt previously incurred by such Unrestricted Subsidiary had been incurred at the beginning of the Company's most recently completed four fiscal quarters for which internal financial statements are available preceding the date of such designation, (a) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test contained in the provisions described in the first paragraph under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", or (b) the Consolidated Coverage Ratio of the Company is increased by such designation;
(ii) unless not required under the provisions described above under the caption "Additional Subsidiary Guarantees", such newly designated Restricted Subsidiary executes and delivers a Subsidiary Guarantee and an opinion of counsel relating to the enforceability and authorization of such Subsidiary Guarantee as required by the Indenture; and (iii) no Default has occurred and is continuing immediately preceding such designation and after giving pro forma effect thereto.

  Designation of a Subsidiary as an Unrestricted Subsidiary

     Any newly-organized Subsidiary may be designated by the Company as an Unrestricted Subsidiary at the time of its formation, so long as such Subsidiary has total assets of $1,000 or less at the time of such designation. Any Restricted Subsidiary may be designated by the Company as an Unrestricted Subsidiary (at which time such Restricted Subsidiary's Guarantee will terminate), so long as (i) at the time of such designation after giving pro forma effect thereto as if such designation had occurred at the beginning of the Company's most recently completed four fiscal quarters for which internal financial statements are available preceding the date of such designation, (A) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test contained in the provisions described in the first paragraph under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) if the Restricted Subsidiary is a Key Subsidiary, the Consolidated Coverage Ratio is not less than 80% of the Consolidated Coverage Ratio for such period without giving pro forma effect to such designation; and (ii) no Default has occurred and is continuing immediately preceding such designation and after giving pro forma effect thereto, including the requirement described in the third paragraph under the caption "-- Restricted Payments" that any Investment in such Restricted Subsidiary be deemed to be a Restricted Payment made on the date of such designation.

  Limitation on Status as Investment Company

     The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail on the face of the financial statements, in the footnotes thereto or in Management's Discussion and Analysis of Financial Condition and Results of Operations the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the repurchase provisions described under the caption "Repurchase at the Option of Holders -- Asset Sales"; (iv) failure by the Company for 60 days after notice in writing from the Trustee or the Holders of at least 25% of the Notes to comply with any of its other agreements in the Indenture or the Notes;
(v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgments are covered by insurance, an enforcement proceeding has been commenced by any creditor upon any of such judgments which is not promptly stayed; (vii) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (viii) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension, for a period of more than 90 days, of operations of any portion of the business of the Company or any of its Restricted Subsidiaries that accounted for more than 10% of the Consolidated Cash Flow of the Company for the period of the four consecutive fiscal quarters most recently ended for which internal financial statements are available, except that any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders of the Notes will not constitute an Event of Default; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately; however, if upon such declaration there are any amounts outstanding under the New Credit Facility and the amounts thereunder have not been accelerated, such principal and interest will be due and payable upon the earlier of the time such amounts are accelerated or five business days after the receipt by the Company and the Representative under the New Credit Facility of such declaration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company must have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company must have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consents to such change.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than dispositions of assets or rights in the ordinary course of business, including, without limitation, sales of inventory and damaged, surplus or obsolete property in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $100,000 or (b) for net proceeds in excess of

$100,000. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a transfer of assets or rights by the Company to a Wholly Owned Restricted Subsidiary or a Guarantor, or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary or a Guarantor, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary or a Guarantor to the Company or to a Wholly Owned Restricted Subsidiary or a Guarantor, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments" and
(iv) a Permitted Investment.

     "Bally Wulff" means, collectively, Alliance Automaten GmbH & Co. KG, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, Geda Automatengrosshandel GmbH, Erkens Vertriebs GmbH, Bally Gaming International GmbH, Kuepper GmbH and Westav Westdeutscher Vertriebs GmbH.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars and German Deutschemarks (or the Euro, if and when such currency replaces the German Deutschemark), (ii) securities issued or directly fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, in each case having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof) and outstanding debt which is rated "A" (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than an Exempt Person, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than an Exempt Person, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of 50% or more of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) during any period of 12 consecutive months after the date of the Indenture, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company, together with any Continuing Directors, cease for any reason to constitute a majority of the Board of Directors of the Company then in office; and (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), but only if the condition specified in clause (iv) also has occurred.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Swap and Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus (v) prepayment premiums and other charges incurred in connection with the Refinancing. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, redeems, retires, repurchases or defeases any Indebtedness or Disqualified Stock (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment redemption, retirement, repurchase or defeasance of Indebtedness or Disqualified Stock, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions of and investments in Restricted Subsidiaries that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or investments or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, and (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following

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

the Calculation Date. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Swap and Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) all dividend payments, whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; however, (i) the Net Income (to the extent positive) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends and distributions by that Restricted Subsidiary of Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Company or one of its Subsidiaries, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded and (v) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to any Person, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders as agent providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clauses (i) and (ii) of the definition of Permitted Debt.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the New Credit Facility; Indebtedness outstanding under any Credit Facility that refinanced in part, but not in whole, the Indebtedness outstanding under the New Credit Facility will constitute Designated Senior Debt only if it meets the requirements of succeeding clause (ii), and (ii) any other Senior Debt of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable other than at the Company's option), or upon the happening of any event (other than the disqualification of the holder thereof by a Gaming Authority), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes other than for Equity Interests (other than Disqualified Stock); however, any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales".

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten primary offering of common stock of the Company pursuant to an effective registration statement, or a private placement of common stock exempt from registration, under the Act.

     "Exempt Affiliate Transactions" means (i) any extension or renewal of the Agreements or the KIC Agreement (as defined under "Management -- Related Party Transactions"), in accordance with their terms, as well as any restructuring of the Agreements, so long as, in the case of a restructuring of an Agreement, the Board of Directors has determined that the restructured terms are fair to the Company and, if the restructuring involves aggregate consideration in excess of $10.0 million, the Company delivers a fairness opinion of the type specified in clause (b) under "Certain Covenants -- Transactions with Affiliates" and (ii) any agreements between the Company and Mr. Wilms or any of his Affiliates providing for the payment by the Company of consulting fees or similar fees in an aggregate amount not to exceed $500,000 per annum.

     "Exempt Person" means (i) the Company or any employee benefit plan or stock ownership plan of either the Company or any subsidiary of the Company, (ii) any of KFW, KIC, GSA, Alfred Wilms, or any of their respective Affiliates, or any successor to KFW, KIC or GSA or any of their respective Affiliates by merger, sale or transfer of assets or similar transaction, or by a transfer from Mr. Wilms to any estate planning vehicle controlled by Mr. Wilms or established for the benefit of Mr. Wilms' family or his estate.

     "Existing Indebtedness" means Indebtedness in existence on the date of the Indenture, until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Gaming Authority" means any governmental agency which regulates gaming in a jurisdiction in which the Company or any of its Subsidiaries conducts a Gaming Business.

     "Gaming Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the date of the Indenture, including the management and operation of gaming machines and casinos, the design, manufacture and distribution of gaming machines, equipment, monitoring systems and amusement equipment, and other gaming-related businesses, including but not limited to amusements, arcades, Internet-based gaming, pari-mutuel and lottery-related activities, and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

     "Gaming Licenses" means every material license, material franchise, or other material authorization required to own, lease, operate or otherwise conduct or manage riverboat, tickseed or land-based gaming (including any applicable liquor licenses) or to design, manufacture or distribute gaming machines, equipment or systems in any state or jurisdiction where the Company or any of its Subsidiaries conducts such business.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means all of the Subsidiaries of the Company that execute a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Interest Swap and Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Interest Swap and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof in the case of any other Indebtedness, except for Indebtedness of others secured by a Lien on any asset of such Person, in which case the amount of such Indebtedness will be deemed to be the lesser of the stated amount of such Indebtedness and the value of the assets of such Person securing such Indebtedness.

     "Interest Swap and Hedging Obligations" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect (and not for the purpose of speculative investment) against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants -- Restricted Payments".

     "Key Subsidiaries" means United Coin Machine Co., BGII, Gaming, Alliance Automaten GmbH & Co. KG, Bally Wulff Vertriebs GmbH, Bally Wulff Automaten GmbH, Foreign Gaming Ventures, Inc., Mississippi Ventures, Inc., Louisiana Ventures, Inc., VSI, United Gaming Rainbow and RCVP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in).

     "Net Available Cash" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash payments received by way of a deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under Credit Facilities) secured by a Lien on the asset or assets that are the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable by the Company as a result thereof.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss and (iii) prepayment premiums and other charges incurred in connection with the Refinancing.

     "New Credit Facility" means the Credit Agreement by and among the Company, certain of its Subsidiaries, the lenders referred to therein and Credit Suisse First Boston, as Administrative Agent, together with the related documents thereto (including without limitation the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refund or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such New Credit Facility or a successor New Credit Facility, whether by the same or any other lender or group of lenders.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness represented by the Notes or outstanding under the New Credit Facility or any replacement Credit Facility) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and amounts payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company, a Wholly Owned Restricted Subsidiary of the Company or a Guarantor that is engaged in a Gaming Business or any Investment in the form of a loan to a foreign Restricted Subsidiary; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or a Guarantor and is engaged in a Gaming Business or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, a Wholly Owned Restricted Subsidiary of the Company or a Guarantor and is engaged in a Gaming Business; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales"; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) payments made to effect the Rainbow Royalty Buyout and purchase the Rainbow Note Payable; (vii) repurchase of Notes;
(viii) Investments acquired by the Company or any of its Restricted Subsidiaries
(a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such Investment or accounts receivable or (b) as a result of a foreclosure by the Company or such Restricted Subsidiary or other transfer of title with respect to any secured Investment in default; (ix) Investments by the Company or any of its Restricted Subsidiaries in securities issued directly or indirectly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in an amount outstanding at any time equal to the net present value of the aggregate amount of payments owed to winners of jackpots from progressive games and having maturities that are approximately the same as the due dates for future jackpot payments; and (x) Investments in any Person engaged in the Gaming Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding (after giving effect to any such Investments that are returned or repaid to the Company or to any Restricted Subsidiary, without restriction, in cash or property on or prior to the date of any such calculation), not to exceed an amount equal to (A) $20.0 million, plus (B) 50% of any dividends or distributions received by the Company or any Restricted Subsidiary after the date of the Indenture from Unrestricted Subsidiaries of the Company in excess of the full amount of all outstanding Investments of the Company and its Restricted Subsidiaries in Unrestricted Subsidiaries, except that such dividends may be used to make an Investment only if the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Investment is made would have been at least 2.25 to 1.

     "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries, so long as (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses (including defeasance costs) incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by (a) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company.

     "Representative" means any trustee, agent or representative for any issue of Senior Debt, but if and for so long as any Senior Debt lacks such a representative, the Representative for such Senior Debt shall at all times be the holders of a majority in outstanding principal amount of such Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "RCVP" means Rainbow Casino-Vicksburg Partnership, L.P., a Mississippi limited partnership.

     "Secured Indebtedness" means any Indebtedness of the Company or a Guarantor, as applicable, secured by a Lien.

     "Senior Debt" means, with respect to the Company or any Guarantor (i) all Indebtedness outstanding under Credit Facilities and all Interest Swap and Hedging Obligations, (ii) any other Indebtedness permitted to be incurred by the Company or such Guarantor, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes (in the case of Senior Debt of the Company) or the relevant Subsidiary Guarantee (in the case of Senior Debt of such Guarantor), and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (t) any Indebtedness described under clause (xii) of "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", (u) any liability for federal, state, local or other taxes owed or owing by the Company or such Guarantor, as the case may be,
(v) any Indebtedness of the Company or such Guarantor to any of their respective Subsidiaries, (w) any trade payables, (x) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture (but as to any such Indebtedness under the New Credit Facility, no such violation will be deemed to exist if the Representative of the Lenders thereunder has received an officer's certificate of the Company to the effect that the issuance of such Indebtedness does not violate this Indenture and, if incurred pursuant to the first paragraph under the limitation on incurrence of indebtedness covenant, setting forth in reasonable detail the reasons therefor), (y) any Indebtedness represented by the 12 7/8% Notes that remain outstanding after the date of the Indenture and any Indebtedness represented by any guarantees made by the Guarantors in respect thereof, or (z) any Indebtedness of any of the Company's Subsidiaries existing on the date of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "SVS" means Southern Video Services, Inc., a Louisiana corporation.

     "Unrestricted Subsidiary" means any Subsidiary (other than the Key Subsidiaries or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iii) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors must be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", the Company shall be in default of such covenant).

     "VDS" means Video Distributing Services, Inc., a Louisiana corporation.

     "VSI" means Video Services, Inc., a Louisiana corporation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares held by foreign nationals in each case to the extent required by applicable law) at the time is owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EXISTING NOTES; REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Existing Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Existing Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until such time as Rule 144 under the Act or any successor provision is available for sales of the Notes, or, if earlier, (i) the date on which such Existing Note has been exchanged by a person other than a broker-dealer for a Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Existing Note for a Exchange Note, the date on which such Exchange
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Registration Statement, (iii) the date on which such Existing Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Existing Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company will file an Registration Statement with the Commission on or prior to 60 days after the closing date of the sale of the Existing Notes to the Initial Purchaser, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the closing date of the sale of the Existing Notes to the Initial Purchaser, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission Exchange Notes in exchange for all Existing Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 60 days after such obligation arises.

     If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder (as defined in the Registration Rights Agreement) by wire transfer of immediately available funds or by federal funds check and to Holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. No holder of Existing Notes may include any of such Existing Notes in any Shelf Registration Statement pursuant to the Registration Rights Agreement unless and until such holder furnishes to the Company in writing, within 20 business days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement or prospectus. No holder of Existing Notes will be entitled to Liquidated Damages pursuant to the Registration Rights Agreement unless and until such holder has used its best efforts to provide all such reasonably requested information. Each holder as to which any Shelf Registration Statement is being effected must agree to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not materially misleading.

     Holders of Existing Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. For each Existing Note tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the Holder thereof, the Holder of such Existing Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Existing Note.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to certain expectations with respect to "affiliates" of the Company, the Company believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. See "Plan of Distribution".

     Each holder of the Existing Notes who wishes to exchange such Existing Notes for Exchange Notes in the Exchange Offer will be required to make certain representations. Any broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such Existing Notes pursuant to the Exchange Offer, but such broker-dealer may be deemed an "underwriter" within the meaning of the Securities Act and therefore must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such broker-dealer in the Exchange Offer. Pursuant to the Registration Rights Agreement, such prospectus delivery requirement may be satisfied by the delivery of this Prospectus. See "Plan of Distribution".

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal U.S. federal income tax consequences resulting from the beneficial ownership of Existing Notes by certain persons and from the exchange of the Existing Notes for Exchange Notes received pursuant to the Exchange Offer. This summary does not purport to consider all the possible U.S. federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the particular tax position of any beneficial owner. It deals only with Notes held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers who purchased at the initial offering price and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. dollar. Except to the extent discussed below under "Non-U.S. Holders", this summary is not applicable to persons other than "U.S. Holders" (defined below). This summary is based upon the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or holders thereof. Persons considering the exchange of Existing Notes for Exchange Notes should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

U.S. HOLDERS

     Payments of Interest. In general, interest on a Note will be taxable to a beneficial owner who or which is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof (including the District of Columbia) or (iii) an estate or trust subject to United States federal income taxation on its income without regard to its source (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the Holder's method of accounting for tax purposes.

     Exchange Offer. The exchange of Existing Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Existing Notes. As a result, there will be no federal income tax consequences to Holders exchanging the Existing Notes pursuant to the Exchange Offer.

NON-U.S. HOLDERS

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

          (a) payments of principal and interest on the Exchange Notes by the Company or any agent of the Company to any Holder that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. federal withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company (directly or indirectly) through stock ownership and (iii) either (A) the beneficial owner of the Exchange Notes certifies to the Company or its agent, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (b) a Non-U.S. Holder will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange or redemption of an Exchange Note; and

          (c) a Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of such death, the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Exhange Notes would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

     Regulations proposed by the IRS on April 15, 1996, if finalized in their current form, would modify the certification requirements described in clause
(a)(iii) with respect to certain payments made after such regulations become effective. Such proposed regulations are proposed to be effective with respect to payments made after December 31, 1997, although the IRS has unofficially indicated that final regulations will have an effective date of January 1, 1999.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Existing Note or the Exchange Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder properly claims such exemption by furnishing a properly executed IRS Form 4224 on or before any payment due), may be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Exchange Notes are outstanding, the Company is required to provide the IRS with certain information, including the Holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trust and individual retirement accounts.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agent or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Exchange Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of an Exchange Note, if such holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "-- Non-U.S. Holders", or has otherwise established an exemption (provided that neither the Company not its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied). As noted above, proposed Treasury Regulations, if adopted in their current form, would also provide alternative certification requirements and means for obtaining the exemption from withholding tax.

     Payment of the proceeds from the sale of an Exchange Note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that information reporting may apply to such payments if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business. Payment of the proceeds from a sale of an Exchange Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Existing Notes who wishes to exchange such Existing Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) any Exchange Notes to be received by it will be acquired in the ordinary course of business. In addition, any broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such Existing Notes pursuant to the Exchange Offer, but such broker-dealer may be deemed an "underwriter" within the meaning of the Securities Act and therefore must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such broker-dealer in the Exchange Offer. Pursuant to the Registration Rights Agreement, such prospectus delivery requirement may be satisfied by the delivery of this Prospectus.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Existing Notes against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

     Certain legal matters regarding the validity of the Exchange Notes offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, New York, New York. Michael Hirschfeld, a partner of Milbank, Tweed, Hadley & McCloy, is a director of the Company.

                                    EXPERTS

     The consolidated financial statements of Alliance Gaming Corporation as of June 30, 1996 and 1997 and for each of the years in the three-year period ended June 30, 1997 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audited financial statements of BGII included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included in reliance upon the reports of KPMG Peat Marwick LLP and Coopers & Lybrand L.L.P., appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

                           FINANCIAL STATEMENT INDEX

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
                                ALLIANCE GAMING CORPORATION
Audited Consolidated Financial Statements
  Independent Auditors' Report......................................................    F-2
  Consolidated Balance Sheets as of June 30, 1996 and 1997..........................    F-3
  Consolidated Statements of Operations for the Three Years Ended June 30, 1995,
     1996 and 1997..................................................................    F-4
  Consolidated Statement of Stockholders' Equity for the Years Ended June 30, 1995,
     1996 and 1997..................................................................    F-5
  Consolidated Statements of Cash Flows for the Three Years Ended June 30, 1995,
     1996 and 1997..................................................................    F-6
  Notes to Consolidated Financial Statements........................................    F-7
Unaudited Condensed Consolidated Financial Statements
  Unaudited Condensed Consolidated Balance Sheets as of June 30, 1997 and September
     30, 1997.......................................................................   F-35
  Unaudited Condensed Consolidated Statements of Operations for the three months
     ended September 30, 1996 and 1997..............................................   F-36
  Unaudited Condensed Consolidated Statements of Stockholders' Equity (Net Capital
     Deficiency) for the three months ended September 30, 1997......................   F-37
  Unaudited Condensed Consolidated Statements of Cash Flows for the three months
     ended September 30, 1996 and 1997..............................................   F-38
  Notes to Unaudited Condensed Consolidated Financial Statements....................   F-39
                              BALLY GAMING INTERNATIONAL, INC.
Audited Consolidated Financial Statements
  Report of Independent Accountants.................................................   F-51
  Consolidated Balance Sheets, December 31, 1995 and 1994...........................   F-52
  Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994
     and 1993.......................................................................   F-53
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1995, 1994 and 1993............................................................   F-54
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994
     and 1993.......................................................................   F-55
  Notes to Consolidated Financial Statements........................................   F-56
Unaudited Condensed Consolidated Financial Statements for the Three Months Ended
  March 31, 1996
  Condensed Consolidated Balance Sheets -- March 31, 1996 (unaudited) and December
     31, 1995.......................................................................   F-75
  Consolidated Statements of Operations (unaudited) -- for the Three Months Ended
     March 31, 1996 and 1995........................................................   F-76
  Consolidated Statement of Stockholders' Equity (unaudited) -- for the Three Months
     Ended March 31, 1996...........................................................   F-77
  Condensed Consolidated Statements of Cash Flows (unaudited) -- for the Three
     Months Ended March 31, 1996 and 1995...........................................   F-78
  Notes to Condensed Consolidated Financial Statements (unaudited)..................   F-79

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Alliance Gaming Corporation:

     We have audited the accompanying consolidated balance sheets of Alliance Gaming Corporation and Subsidiaries as of June 30, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Gaming Corporation and Subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Las Vegas, Nevada
September 3, 1997

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN 000'S EXCEPT SHARE AMOUNTS)

                                                                         JUNE 30,     JUNE 30,
                                                                           1996         1997
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 48,057     $ 28,924
  Accounts and notes receivable, net of allowance for doubtful accounts
     of $17,727 and $21,929............................................    93,502       87,701
  Inventories, net of reserves of $9,484 and $8,856....................    41,656       37,329
  Other current assets.................................................     8,354        9,627
                                                                         --------     --------
     Total current assets..............................................   191,569      163,581
                                                                         --------     --------
Long-term notes receivable, net of allowance for doubtful accounts of
  $1,770 and $1,972....................................................    14,184        8,981
Leased equipment, net..................................................     3,507        7,902
Property, plant and equipment, net.....................................    74,577       74,647
Excess of costs over net assets of acquired businesses, net of
  accumulated amortization of $422 and $1,723..........................    60,292       62,098
Intangible assets, net of accumulated amortization of $5,216 and
  $9,626...............................................................    20,247       18,231
Deferred tax assets, net of valuation allowance........................     5,459       11,776
Other assets, net of reserves of $3,679 and $3,502.....................     5,669        4,800
                                                                         --------     --------
                                                                         $375,504     $352,016
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 16,240     $ 14,270
  Accrued compensation and related costs...............................     7,309        6,974
  Other accrued liabilities............................................    31,234       30,418
  Current maturities of long-term debt.................................    25,777        1,124
                                                                         --------     --------
     Total current liabilities.........................................    80,560       52,786
                                                                         --------     --------
Senior Secured Notes, net of unamortized discount of $3,071 and
  $2,776...............................................................   150,929      151,224
Other long-term debt, less current maturities..........................    14,638       21,491
Deferred tax liabilities...............................................     4,731       10,365
Other liabilities......................................................     2,100        2,068
                                                                         --------     --------
          Total liabilities............................................   252,958      237,934
                                                                         --------     --------
Minority interest......................................................     1,148        1,546
Series B Preferred Stock, $.10 par value, $100 liquidation value;
  684,551 and 754,198 shares issued and outstanding, net of discount...    51,552       58,981
Commitments and contingencies
Stockholders' equity:
  Special Stock, 10,000,000 shares authorized:
     Series E, $100 liquidation value; 113,160 shares and 123,689
      shares issued and outstanding....................................    11,316       12,368
  Common Stock, $.10 par value; 175,000,000 shares authorized,
     31,763,000 and 31,852,000 shares issued and outstanding...........     3,176        3,185
  Additional paid-in capital...........................................   139,031      138,590
  Cumulative translation adjustment....................................      (287)     (11,719)
  Accumulated deficit..................................................   (83,390)     (88,869)
                                                                         --------     --------
          Total stockholders' equity...................................    69,846       53,555
                                                                         --------     --------
                                                                         $375,504     $352,016
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                                    YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
Revenues:
  Gaming equipment and systems.............................  $     --     $ 10,575     $134,734
  Wall machines and amusement games........................        --        3,356      131,934
  Route operations.........................................   106,854      109,938      127,028
  Casino operations........................................    25,134       48,509       51,450
                                                             --------     --------     --------
                                                              131,988      172,378      445,146
                                                             --------     --------     --------
Costs and expenses:
  Cost of gaming equipment and systems.....................        --        7,213       84,496
  Cost of wall machines and amusement games................        --        2,022       68,426
  Cost of route operations.................................    79,887       84,212       95,716
  Cost of casino operations................................    14,231       22,046       22,269
  Selling, general and administrative......................    28,249       30,620      100,415
  Provision for doubtful receivables.......................       400        1,020        9,059
  Depreciation and amortization............................     9,520       10,988       22,606
  Direct acquisition costs.................................     1,669       55,843           --
  Unusual items............................................     2,293        5,498          700
                                                             --------     --------     --------
                                                              136,249      219,462      403,687
                                                             --------     --------     --------
Operating income (loss)....................................    (4,261)     (47,084)      41,459
Other income (expense):
  Interest income..........................................     2,798        1,571        1,620
  Interest expense.........................................    (8,133)      (8,897)     (23,626)
  Rainbow royalty..........................................      (810)      (4,070)      (4,722)
  Minority interest........................................      (397)        (963)      (1,092)
  Other, net...............................................       317          301          139
                                                             --------     --------     --------
Income (loss) before income taxes..........................   (10,486)     (59,142)      13,778
Income tax provision.......................................      (265)        (755)      (7,993)
                                                             --------     --------     --------
Net income (loss)..........................................   (10,751)     (59,897)       5,785
Special Stock dividends, including repurchase premium......        --         (362)     (11,974)
                                                             --------     --------     --------
Net loss applicable to common shares.......................  $(10,751)    $(60,259)    $ (6,189)
                                                             ========     ========     ========
Net loss per common share..................................  $  (0.95)    $  (4.64)    $  (0.19)
                                                             ========     ========     ========
Weighted average common shares outstanding.................    11,300       13,000       31,822
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (IN 000'S)

                                               INITIAL SERIES
                                                AND SERIES E
                             COMMON STOCK      SPECIAL STOCK     ADDITIONAL              UNREALIZED    CUMULATIVE       TOTAL
                           ----------------   ----------------    PAID-IN      ACCUM.     LOSS ON     TRANSLATION    STOCKHOLDERS'
                           SHARES   DOLLARS   SHARES   DOLLARS    CAPITAL     DEFICIT    SECURITIES    ADJUSTMENT       EQUITY
                           ------   -------   ------   -------   ----------   --------   ----------   ------------   ------------
BALANCES AT JUNE 30,
  1994...................  10,506   $1,051     1,333   $   133    $ 26,716    $(12,380)    $ (421)            --       $ 15,099
Net loss.................      --       --        --        --          --     (10,751)        --             --        (10,751)
Shares issued for
  acquisition............     712       71        --        --       3,683          --         --             --          3,754
Compensatory stock
  issued.................     250       25        --        --       1,288          --         --             --          1,313
Net change in unrealized
  loss on securities
  available for sale.....      --       --        --        --          --          --        105             --            105
Shares issued upon
  exercise of options....     186       18        --        --         447          --         --             --            465
                           -------  ------    -------  -------    --------    --------     ------       --------       --------
BALANCES AT JUNE 30,
  1995...................  11,654    1,165     1,333       133      32,134     (23,131)      (316)            --          9,985
Net loss.................      --       --        --        --          --     (59,897)        --             --        (59,897)
Shares issued for
  acquisition and related
  financing..............   2,145      215        --        --       7,496          --         --             --          7,711
Initial Series Special
  Stock converted into
  common stock...........   1,333      133    (1,333)     (133)         --          --         --             --             --
Conversion of
  subordinated
  debentures.............  15,136    1,513       113    11,316      95,151          --         --             --        107,980
Common stock issued in
  private placement......   1,495      150        --        --       4,250          --         --             --          4,400
Special Stock dividend...      --       --        --        --          --        (362)        --             --           (362)
Net change in unrealized
  loss on securities
  available for sale.....      --       --        --        --          --          --        316             --            316
Foreign currency
  translation
  adjustment.............      --       --        --        --          --          --         --           (287)          (287)
                           -------  ------    -------  -------    --------    --------     ------       --------       --------
BALANCES AT JUNE 30,
  1996...................  31,763    3,176       113    11,316     139,031     (83,390)        --           (287)        69,846
Net income...............      --       --        --        --          --       5,785         --             --          5,785
Shares issued upon
  exercise of options....      92        9        --        --         281          --         --             --            290
Adjustments to
  acquisition
  consideration..........      (3)      --        --        --         (12)         --         --             --            (12)
Special Stock
  dividends..............      --       --        10     1,052          --     (11,264)        --             --        (10,212)
Special Stock repurchase
  premium................      --       --        --        --        (710)         --         --             --           (710)
Foreign currency
  translation
  adjustment.............      --       --        --        --          --          --         --        (11,432)       (11,432)
                           -------  ------    -------  -------    --------    --------     ------       --------       --------
BALANCES AT JUNE 30,
  1997...................  31,852   $3,185       123   $12,368    $138,590    $(88,869)    $   --       $(11,719)      $ 53,555
                           =======  ======    =======  =======    ========    ========     ======       ========       ========

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (IN 000'S)

                                                                    YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income (loss)........................................  $(10,751)    $(59,897)    $  5,785
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.........................     9,520       10,988       22,606
     Amortization of debt discounts........................       297          245          807
     Loss on debenture conversion..........................        --       30,079           --
     Writedown of other assets.............................     2,796        6,095        1,075
     Loss on sale of assets................................        --          105        1,233
     Provision for doubtful receivables....................       400        1,020        9,059
     Other.................................................     1,282        1,544         (651)
  Change in operating assets and liabilities, net of
     effects of businesses acquired:
     Accounts and notes receivable.........................     1,345       (5,934)      (4,601)
     Inventories...........................................       (40)       5,844       (6,898)
     Other current assets..................................       255          (95)      (1,549)
     Accounts payable......................................      (447)      (1,889)      (1,970)
     Accrued liabilities...................................    (2,355)      12,780         (760)
                                                             --------     --------     --------
          Net cash provided by operating activities........     2,302          885       24,136
                                                             --------     --------     --------
Cash flows from investing activities:
  Acquisitions of businesses, net of cash acquired.........     2,481      (79,209)          --
  Additions to property, plant and equipment...............    (8,887)      (8,101)     (13,257)
  Proceeds from disposal of property and equipment.........       351        2,282          254
  Sales (purchases) of securities available for sale.......   (11,086)      13,516           --
  Additions to intangible assets...........................      (425)      (1,097)      (6,749)
  Additions to other long-term assets......................    (5,427)      (3,994)      (1,825)
                                                             --------     --------     --------
          Net cash used in investing activities............   (22,993)     (76,603)     (21,577)
                                                             --------     --------     --------
Cash flows from financing activities:
  Proceeds from long-term debt, net of expenses............        --      145,420           --
  Reduction of long-term debt..............................    (3,125)     (51,446)      (6,774)
  Net change in credit lines...............................        --           --      (11,578)
  Issuance of Series B Preferred Stock, net of discount....        --       15,000           --
  Fees paid for conversion of convertible debentures.......        --       (3,333)          --
  Issuance of common stock.................................       465        4,400           --
  Repurchase of Series B Preferred Stock...................        --           --       (3,879)
  Proceeds from exercise of stock options..................        --           --          767
                                                             --------     --------     --------
     Net cash provided by (used in) financing activities...    (2,660)     110,041      (21,464)
                                                             --------     --------     --------
  Effect of exchange rate changes on cash..................        --           --         (228)
                                                             --------     --------     --------
  Cash and cash equivalents:
     Increase (decrease) for year..........................   (23,351)      34,323      (19,133)
     Balance, beginning of year............................    37,085       13,734       48,057
                                                             --------     --------     --------
     Balance, end of year..................................  $ 13,734     $ 48,057     $ 28,924
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
    DESCRIPTION OF BUSINESS

DESCRIPTION OF BUSINESS

     Alliance Gaming Corporation ("Alliance" or the "Company") is a diversified, worldwide gaming company that (i) designs and manufactures gaming machines and computerized monitoring systems for gaming machines, (ii) owns and manages a significant installed base of gaming machines, (iii) owns and operates two regional casinos and (iv) in Germany, is a full-service supplier of wall-mounted gaming machines and amusement games

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Alliance Gaming Corporation, and its wholly-owned and partially owned, controlled subsidiaries. In the case of Video Services, Inc. ("VSI"), the Company owns 100% of the voting stock. The Company is entitled to receive 71% of dividends declared by VSI, if any, at such time that dividends are declared. Effective March 29, 1995 the Company acquired the general partnership interest in a dockside casino in Vicksburg, Mississippi and accordingly the results of operations of the Rainbow Casino have been included in the accompanying consolidated financial statements since that date. Effective June 18, 1996, the Company acquired Bally Gaming International, Inc. ("BGII"); the results of operations of BGII have been included in the accompanying consolidated financial statements since that date. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase and are carried at cost, which approximates market value.

INVENTORIES

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Cost elements included for work-in-process and finished goods include raw materials, freight, direct labor and manufacturing overhead.

     Inventories consist of the following at June 30, 1996 and 1997:

                                                                    1996        1997
                                                                   -------     -------
                                                                       (IN 000'S)
        Raw materials............................................  $13,339     $ 9,356
        Work-in-process..........................................    1,264       1,683
        Finished goods...........................................   27,053      26,290
                                                                   -------     -------
                  Total..........................................  $41,656     $37,329
                                                                   =======     =======

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and depreciated over the estimated useful lives or lease terms, if less, using the straight line method as follows; buildings and improvements, 30-39 years; gaming equipment, 5-7 years; furniture, fixtures and equipment, 3-10 years; and leasehold improvements, 5-20 years.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income as appropriate.

     Property, plant and equipment consists of the following at June 30, 1996 and 1997:

                                                                   1996         1997
                                                                 --------     --------
                                                                      (IN 000'S)
        Land...................................................  $ 20,336     $ 21,610
        Buildings and leasehold improvements...................    29,819       30,027
        Gaming equipment.......................................    36,895       46,247
        Furniture, fixtures and equipment......................    15,614       16,458
        Less accumulated depreciation and amortization.........   (28,087)     (39,695)
                                                                 --------     --------
        Property, plant and equipment, net.....................  $ 74,577     $ 74,647
                                                                 ========     ========

EXCESS OF COSTS OVER NET ASSETS OF ACQUIRED BUSINESSES

     Excess of costs over net assets of acquired businesses is the excess of the cost over the fair value of net assets of acquired businesses and is generally amortized on the straight-line method over a period of 40 years.

INTANGIBLE ASSETS

     Intangible assets consist primarily of costs associated with the acquisition of location leases which are capitalized and amortized using the straight-line method over the terms of the leases, ranging from one to 24 years, with an average life of approximately 10 years, and deferred issuance costs for financing which are amortized over the life of the related financing. The Company continually evaluates whether events and circumstances have occurred that indicate the estimated useful life may warrant revision or that the remaining balance may not be recovered.

ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT RECOGNITION

     Management evaluates the carrying value of all long-lived assets to determine recoverability based on an analysis of non-discounted future cash flows. Based on its most recent analysis, management believes that no material impairment in the value of long-lived assets exists at June 30, 1997.

REVENUE RECOGNITION

     The Company sells equipment and systems on normal credit terms (90 days or less), over longer term installments of up to 36 months or more or through payments from the net winnings of the machines until the purchase price is paid. Revenue from sales of gaming machines and amusement games is normally recognized at the time products are shipped and title has passed to the customer. Revenue from sales of software included in computerized monitoring systems is recognized at the time the system is accepted by the customer, which normally coincides with installation of the equipment. Revenue from sales of hardware included in computerized monitoring systems is recognized at the time the product is shipped.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In accordance with industry practice, the Company recognizes gaming revenues as the net win from gaming machine operations, which is the difference between coins and currency deposited into the machines and payments to customers and, for other games, the difference between gaming wins and losses. The Company recognizes total net win from gaming devices as revenues for route operations which operate under revenue-sharing arrangements and revenue-sharing payments as a cost of route operations. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

UNUSUAL ITEMS

     The Company discloses as a separate component of operating income (loss), income and expense items that are unusual and infrequently occurring. During the year ended June 30, 1997 the Company incurred unusual charges of $0.7 million related primarily to separation costs of Alliance personnel subsequent to the BGII acquisition.

     During the year ended June 30, 1996 the Company incurred unusual charges for the write off of its investments in projects in Kansas and one Native American development project, totaling $3.4 million. Also in fiscal year 1996 the Company incurred unusual charges in its route operations for reserves for certain parts inventories which became obsolete due to technological changes to gaming devices being deployed as a result of the new Gambler's Bonus product, as well as an accrual to reserve for the present value of the future lease payments for one small casino location for which cash flows received under the participation agreement were inadequate to service the building lease paid by the Company, totaling $2.1 million.

     During 1995 the Company incurred unusual items consisting of $1.3 million in compensation expense recognized upon the issuance of 250,000 shares of Common Stock to the Company's then President, Chief Executive Officer and Chairman of the Board, in connection with his employment agreement, and $1.0 million related to certain contracts and termination costs.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is their local currency. Assets and liabilities of foreign operations are translated into U.S. dollars at the rate of exchange at the end of the period, and the income and expense accounts are translated at the average rate of exchange for the period. Translation adjustments are reflected as a separate component of stockholders' equity. Gains and losses on foreign currency transactions are included in the accompanying consolidated statements of operations.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Taxes on income of the Company's foreign subsidiaries are provided at the tax rates applicable to the tax jurisdictions in which they are located.

LOSS PER SHARE OF COMMON STOCK

     Loss per share of common stock has been computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding. Fully diluted earnings per share is not presented because the effect of the common stock equivalents would be anti-dilutive.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts at June 30, 1997 for the Company's financial instruments approximate fair value.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (SFAS No. 128) which establishes standards for computing and presenting earnings per share ("EPS"), and supersedes APB Opinion No. 15. The Statement replaces primary EPS with basic EPS and requires dual presentation of basic and diluted EPS. The Statement is effective for both interim and annual periods ending after December 15, 1997 and earlier application is not permitted. After adoption, all prior period EPS data must be restated to conform to SFAS No. 128. For the years ended June 30, 1995, 1996 and 1997 the basic EPS does not differ from the reported primary EPS, and diluted EPS would have been antidilutive for each of these periods.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes requirements for disclosure of comprehensive income and becomes effective for the Company for the year ending June 30, 1999. Comprehensive income includes items such as foreign currency translation adjustments which are currently being presented by the Company as a component of stockholders' equity. This is a disclosure item only and will have no impact on reported earnings per share.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers and will supersede SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for years beginning after December 15, 1997. This is a disclosure item only and will have no impact on reported earnings per share.

2.  ACQUISITIONS

     On June 18, 1996, the Company completed the acquisition of all the outstanding shares of BGII. The consideration paid consisted of approximately $77.2 million in cash, $3.0 million in the Company's common stock and $36.6 million in the Company's Series B Preferred Stock which totaled $11.84 per share for the 9,855,500 shares of BGII outstanding (excluding the 1,000,000 shares beneficially owned by the Company). The acquisition has been accounted for as a purchase and the results of operations of BGII have been included in the consolidated financial statements beginning on June 18, 1996. The purchase price was allocated based on estimated fair values at the date of the acquisition. At June 30, 1997, the excess of purchase price over the fair value of the net assets acquired was approximately $61.2 million which is being amortized on a straight-line basis over 40 years. During fiscal 1997 the Company made certain adjustments aggregating approximately $6.6 million to the goodwill originally recorded, related to the settlement of certain pre-acquisition contingencies.

     On a pro forma basis for the year ended June 30, 1996 assuming the acquisition of BGII occurred on July 1, 1995, the Company would have had revenues of $397.9 million and a net loss applicable to common shares of $26.5 million (or an $0.83 loss per common share).

     The Company incurred direct acquisition costs of $1.7 million and $55.8 million during the fiscal years ended June 30, 1995, and 1996, respectively. The direct acquisition costs have been presented separately in the Company's consolidated statements of operations, as management believes that such presentation provides additional relevant information. Direct acquisition costs in fiscal year 1996 included the $30.1 million non-

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

cash accounting loss on the exchange offer component of the financing for the acquisition plus legal, accounting, transaction financing fees, public and investor relations, printing costs and related costs.

3.  RECEIVABLES

     The Gaming Equipment and Systems and Wall Machines and Amusement Games business units grant certain customers extended payment terms under contracts of sale. These contracts are generally for terms of one to three years, with interest at prevailing rates, and are generally collateralized by the related equipment sold although the value of such equipment, if repossessed, may be less than the receivable balance outstanding. See "Concentration of Credit Risk." The Company's Nevada route operations from time to time make loans to location operators for build-outs, tenant improvements and initial operating expenses, which are generally secured by the personal guarantees of the operators and the locations' assets. The majority of the loans bear interest rates between 8% to 14%. They are expected to be repaid over a period of time not to exceed the life of the revenue sharing arrangement and have due dates ranging from July 1997 to April 2007.

     The following table represents, at June 30, 1997, scheduled collections of accounts and notes receivable (net of allowances for doubtful accounts) by fiscal year:

                           YEARS ENDED JUNE 30,
--------------------------------------------------------------------------
 1998        1999       2000      2001     2002     THEREAFTER      TOTAL
-------     ------     ------     ----     ----     ----------     -------
                                (IN 000'S)
$87,701     $5,024     $2,001     $381     $562       $1,013       $96,682
=======     ======     ======     ====     ====      =======       =======

4.  REFINANCING TRANSACTION

     In August 1997 the Company effected a series of related transactions (as described below, the "Refinancing"). The Refinancing consisted of the private placement of $150 million of Senior Subordinated Notes and the closing of $230 million of bank financing. The bank financing provides for (i) term loans in the aggregate amount of up to $140.0 million, comprised of a $75.0 million tranche with a 7 1/2-year term (the "Tranche B Term Loan"), a $40.0 million tranche with an 8-year term (the "Tranche C Term Loan", and together with the Tranche B Term Loan, the "Term Loan Facilities") and a $25.0 million tranche with a 7 1/2-year term (the "Delayed Draw Term Facility"); and (ii) a $90.0 million revolving credit facility (the "Revolving Credit Facility") with a 6-year term. Each of these credit facilities are variable rate borrowings in accordance with a credit grid. The interest rates at the highest level of the credit grid and maturity dates are as follows:

                                                          INITIAL            MATURITY
                                                           RATE                DATE
                                                       -------------     ----------------
    Tranche B Term Loan..............................  LIBOR + 2.75%     January 31, 2005
    Tranche C Term Loan..............................  LIBOR + 3.00%        July 31, 2005
    Delayed Draw Term Facility.......................  LIBOR + 2.75%     January 31, 2005
    Revolving Credit Facility........................  LIBOR + 2.25%        July 31, 2003

     As part of the Refinancing, the Company used the proceeds of the Senior Subordinated Note offering, together with borrowings under the Revolving Credit Facility, the Term Loan Facilities and the Delayed Draw Term Facility and cash on hand to fund (a) the repurchase at a premium of substantially all of the Company's 12 7/8% Notes, plus accrued interest to August 8, 1997 totaling $183.7 million, (b) the redemption at liquidation value of all of the Company's Series B Preferred Stock on September 8, 1997 totaling $77.6 million, (c) the purchase from HFS Gaming Corporation of the right to receive royalty payments based on revenues of the Rainbow Casino and the repayment of related debt owed to an HFS affiliate, National Gaming Mississippi, Inc. on August 12, 1997 totaling $26.3 million and (d) the payment of transaction fees and expenses totaling $16.6 million. At June 30, 1997, based on the terms of the new $90.0 million Revolving Credit Facility, the Company would have been able to borrow the full amount of the revolving credit line, on

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

which the Company had initial borrowings of approximately $14.5 million on August 8, 1997. The borrowing base for the revolving credit facility includes eligible receivables and inventory (as defined). Additionally, in July 1997 the Company redeemed the remaining balance of the 7 1/2% Convertible Debentures at a price of 104%, or a total of $1.7 million.

     In conjunction with the Refinancing, the Company incurred fees, expenses, and charges totaling approximately $78.4 million, including the premium on the repurchase of the 12 7/8% Notes of $27.7 million and $16.4 million for the difference between the carrying value and the liquidation value of the Series B Preferred Stock, which will be recorded in the quarter ended September 30, 1997. On a pro forma basis as of June 30, 1997, in comparison to the actual year end balances, the Refinancing would have resulted in a decrease in cash and cash equivalents of $12.8 million, a decrease in working capital of $13.5 million, an increase in total long-term debt of $128.0 million, but the elimination of the 12 7/8% Notes and Series B Preferred Stock.

     The Senior Subordinated Notes bear interest at 10%, are due in 2007, and are general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined) of the Company, including indebtedness under the new credit facility. The Senior Subordinated Notes will be fully and unconditionally guaranteed on a joint and several senior subordinated basis by all existing and future domestic Restricted Subsidiaries (as defined) of the Company, subject to certain exceptions including the partially-owned entities through which its Mississippi casino and Louisiana route operations are conducted. The Subsidiary Guarantees (as defined) are general unsecured obligations of the Guarantors, ranking subordinate in right of payment to all Senior Debt of the Guarantors. The Company will be able to designate other current or future subsidiaries as Unrestricted Subsidiaries (as defined) under certain circumstances. Unrestricted Subsidiaries will not be required to issue a Subsidiary Guarantee and will not be subject to many of the restrictive covenants set forth in the Indenture pursuant to which the Senior Subordinated Notes were issued. The Indenture for the Company's Senior Subordinated Notes contains various covenants, including limitations on incurrence of additional indebtedness, on restricted payments and on dividend and payment restrictions on subsidiaries. The Senior Subordinated Notes may not be redeemed for the first five years. Upon the occurrence of a Change of Control (as defined), the holders of the Senior Subordinated Notes will have the right to require the Company to purchase their Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase.

     The new credit facility is guaranteed by each domestic subsidiary of the U.S. Borrower and German Subsidiaries (both as defined), other than the entity which holds the Company's interest in its Louisiana operations and other non-material subsidiaries (as defined), and is subject to both a U.S. and German Pledge Agreement (both as defined). The new credit facility contains a number of maintenance covenants and together with the indenture, both have other significant covenants that, among other things, restrict the ability of the Company and certain of its subsidiaries to dispose of assets, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, enter into certain acquisitions, repurchase equity interests (as defined) or subordinated indebtedness, issue or sell equity interests of the Company's subsidiaries (as defined), engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. After considering the Refinancing transaction described above, the resulting maturities of long-term debt, for each of the five fiscal years ending subsequent to June 30, 1997 are as follows:

                             YEARS ENDED JUNE 30,
-------------------------------------------------------------------------------
 1998       1999       2000       2001       2002      THEREAFTER       TOTAL
-------    -------    -------    -------    -------    ----------     ---------
                                  (IN 000'S)
 $1,989     $2,468     $1,974     $1,974     $2,017      $297,944      $308,366
            ======     ======     ======     ======        ======      ========

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DEBT AND LINES OF CREDIT

     As discussed in Note 4, substantially all of the Company's indebtedness shown below was repaid as part of the Refinancing. Prior to the Refinancing, long-term debt and lines of credit at June 30, 1996 and 1997 consisted of the following:

                                                                       1996         1997
                                                                     ---------    ---------
                                                                           (IN 000'S)
    12 7/8% Senior Secured Notes due 2003, net of unamortized
      discount of $3,071,000 and $2,776,000........................   $150,929     $151,224
    7 1/2% Convertible subordinated debentures due 2003,
      unsecured....................................................      1,642        1,642
    Hospitality Franchise Systems note payable, secured by the
      assets of the Rainbow Casino.................................      7,864        6,569
    Subordinated note payable to stockholder.......................      2,268           --
    Bally Wulff revolving lines of credit..........................     13,664        9,611
    Bally Gaming and Systems revolving line of credit..............      7,525           --
    Other, secured by related equipment............................      7,452        4,793
                                                                      --------     --------
                                                                       191,344      173,839
    Less current maturities........................................     25,777        1,124
                                                                      --------     --------
    Long-term debt, less current maturities........................   $165,567     $172,715
                                                                      ========     ========

     In connection with the acquisition of BGII, the Company issued $154.0 million aggregate principal amount of 12 7/8% Senior Secured Notes due 2003 (the "12 7/8% Notes") and 15% Non Voting Senior Pay-in-Kind Special Stock Series B (the "Series B Preferred Stock") with an original liquidation value of $68.5 million. The 12 7/8% Notes were secured by pledges of equity interests in certain of the Company's subsidiaries, and were fully and unconditionally guaranteed on a joint and several senior basis by each present and future subsidiary, as defined.

     During 1995, Hospitality Franchise Systems, Inc. ("HFS") and its affiliate, National Gaming Mississippi, Inc. ("NGM"), together agreed to loan up to $12.0 million to the Company's majority controlled subsidiary Rainbow Casino Vicksburg Partnership, L.P. ("RCVP"). Of these loan commitments, RCVP ultimately borrowed $10.0 million and $1.3 million from HFS and NGM respectively. The notes bear interest at 7.5% and 10%, respectively, and required monthly payments of principal and interest over an 84-month period. Prior to the Refinancing, HFS was entitled to receive a monthly royalty fee based on the Rainbow Casino's gaming revenues of 12% on the first $40.0 million, 11% on the next $10.0 million, and 10% thereafter.

     The Bally Wulff entities held two bank lines of credit which provided for borrowings of DM16,000,000 and DM750,000 (approximately $9.2 million and $0.4 million, respectively at June 30, 1997). The DM750,000 line of credit amortizes by DM250,000 per quarter and bears interest at 6.95%. The DM16,000,000 credit line bears interest at a rate tied to an international borrowing rate plus 1% (4.30% at June 30, 1997) and is due on demand. These lines were fully drawn at June 30, 1997. The Bally Wulff entities also had a DM16,300,000 (approximately $9.4 million at June 30, 1997) revolving line of credit for general working capital purposes which bears interest at a rate tied to an international borrowing rate plus 1% (4.30% at June 30, 1997) and was due on demand. No amounts were outstanding under this line at June 30, 1997.

     In March 1997, BGII's domestic subsidiary, Bally Gaming, Inc., obtained a bank revolving line of credit which, as amended, provided for borrowings tied to a percentage of Bally Gaming, Inc.'s eligible (as defined in the credit agreement) inventory and accounts receivable with a maximum borrowing capacity of $30.0 million. Borrowings under this agreement bore interest at one and one-half percent above the bank's prime rate (9.75% at June 30, 1997). Eligible borrowing capacity under this agreement at June 30, 1997 was $30.0 million and no amounts were outstanding at June 30, 1997.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In March 1992, Alfred H. Wilms, a director and the Company's largest stockholder, provided to VSI, a majority-controlled subsidiary of Alliance, a subordinated loan for $6.5 million (the "VSI Loan"). During 1993 the loan was funded and interest was charged based on the London Interbank Offered Rate plus 2%. All scheduled principal and interest payments were made until September 1996 when the loan was paid in full.

     In July 1997, the Company redeemed the remaining 7 1/2% Convertible Debentures at a price of 104%, or a total of $1.7 million.

6.  STOCKHOLDERS' EQUITY, OPTIONS AND WARRANTS

SPECIAL STOCK

     The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of special stock ("Special Stock"). To date, there have been three series of Special Stock issued: the Initial Series, the Series B and the Series E. Special Stock consists of non-voting stock where no holder of the Special Stock shall be entitled to vote at any meeting of stockholders or otherwise, except as may be specifically provided by law or as approved by the Board of Directors in certain limited circumstances at the time of the stock issuance. The Special Stock may be issued from time to time in one or more series, each series having such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution providing for the issuance of Special Stock or any series thereof adopted by the Board of Directors.

     The Board had designated an initial series of Special Stock as "Non-voting Junior Convertible Special Stock" which consisted of 1,333,333 shares (the "Initial Series") which were sold to Kirkland -Ft. Worth Investment Partners, L.P. ("Kirkland"), pursuant to a Letter Agreement dated June 25, 1993, for $5.0 million. The Initial Series had certain conditions relating to regulatory licensing, which, when met allowed the holder to convert on a one-for-one basis into shares of common stock. The licensing condition was met and during fiscal year 1996 Kirkland elected to convert its shares to common stock.

     In June 1996, the Company completed an offering of 200,000 shares of its Series B Preferred Stock. The Series B Preferred Stock was also issued as part of the consideration in the BGII acquisition. During fiscal year 1997 the Company recorded non-cash dividends in the form of additional shares of Series B Preferred Stock totaling $10.2 million. During fiscal year 1997 the Company repurchased a total of 18,000 shares of Series B Preferred Stock at a premium to their carrying value of $0.7 million. As discussed in Note 4, on September 8, 1997 the Company redeemed all of the outstanding shares of Series B Preferred Stock at their liquidation price of $100 per share, plus accrued dividends.

     Each share of Series E Special Stock accrues cumulative dividends until June 18, 1999 at an annual rate of 11 1/2%, payable quarterly in cash or, at the Company's option, in additional shares of Series E Special Stock. The Series E Special Stock is convertible after June 18, 1998 into common stock at a conversion price of $5.88 per share (equivalent to a conversion rate of approximately 17.004 shares of common stock per share of Series E Special Stock), subject to adjustment under certain circumstances, and has a $100 liquidation preference per share. Upon default in the payment of dividends for six consecutive dividend payment dates, the number of directors constituting the Board of Directors of the Company will be increased by two, and the holders of shares of Series E Special Stock will have the right, voting separately as a class with the holders of any parity stock, to elect two directors to the Company's Board of Directors. Such right will exist until all dividends accumulated on such shares have been paid or set apart for payment in full. Other than as described above, the holders of shares of Series E Special Stock have no other voting rights except as required by law.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK OPTION PLANS

     In 1984, the Company created an Employee Stock Option Plan (the "1984 Plan") that provides for the issuance of up to 2,000,000 shares of common stock to Company employees and directors. Generally, options are granted at the fair market value of the Company's Common Stock at the date of the grant and are exercisable over ten years.

     In 1992, the Company created the 1991 Long Term Incentive Plan (the "Incentive Plan") that, as amended, provides for the issuance of up to 3,000,000 shares of common stock to Company employees and directors. Generally, options are granted at the fair market value of the Company's Common Stock at the date of the grant and are exercisable over five to ten years.

     In April 1997 the Company's shareholders approved the 1996 Long-Term Incentive Plan (the "1996 Plan") which provides for the issuance of up to 3,000,000 shares of common stock to Company employees, directors and designated paid consultants. Generally, options are granted at the fair value of the Company's common stock at the date of grant and are exercisable over five to ten years.

     Pursuant to the BGII acquisition agreement, the Company assumed BGII's obligations with respect to each of its outstanding stock options, and such options became exercisable pursuant to employee election (except for certain identified former executive officers and directors of BGII) for a number of shares of Common Stock equal to the number of shares of BGII common stock subject thereto. Such options must be exercised by June 18, 1999.

     On August 29, 1996, the Board of Directors repriced the exercise price of previously issued, unexercised options for substantially all current employees and directors to $3.4375 per share which was the closing price of the Company's common stock on June 18, 1996. The closing price of the Company's common stock on August 29, 1996 was $2.50. Transactions involving stock options are summarized as follows:

                              OPTIONS OUTSTANDING

                                                                         WEIGHTED-AVERAGE
                                                            SHARES        EXERCISE PRICE
                                                          ----------     ----------------
        BALANCE, JUNE 30, 1994..........................   1,490,500          $ 5.60
          Granted.......................................   1,598,334            6.15
          Exercised.....................................    (186,000)           2.38
          Canceled......................................    (285,000)           6.90
                                                           ---------           -----
        BALANCE, JUNE 30, 1995..........................   2,617,834            6.00
          Granted.......................................     689,000            3.39
          Exercised.....................................          --              --
          Canceled......................................    (621,000)           5.97
                                                           ---------           -----
        BALANCE, JUNE 30, 1996..........................   2,685,834            5.53
          Granted.......................................   3,726,319            3.50
          Exercised.....................................     (91,836)           1.65
          Canceled......................................  (1,704,000)           5.97
                                                           ---------           -----
        BALANCE, JUNE 30, 1997..........................   4,616,317          $ 3.84
                                                           =========           =====
        Exercisable at June 30, 1997....................   3,633,972          $ 4.02
                                                           =========           =====

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following options were outstanding as of June 30, 1997:

                                     OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                                     -------------------                     --------------------------------
                                        WEIGHTED-AVG.                         WEIGHTED-AVG.
             RANGE OF                     REMAINING          OUTSTANDING        REMAINING         OUTSTANDING
          EXERCISE PRICES             CONTRACTUAL LIFE         SHARES        CONTRACTUAL LIFE       SHARES
-----------------------------------  -------------------     -----------     ----------------     -----------
$2.25 - $3.00......................          3.47                92,500            3.47               92,500
$3.01 - $4.00......................          6.12             4,085,483            5.87            3,129,250
$4.01 - $5.00......................          4.60                30,000            4.60               30,000
over $5.01.........................          1.32               408,334            1.32              382,222
                                                              ---------                            ---------
                                                              4,616,317                            3,633,972
                                                              =========                            =========

     At June 30, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.25 - $8.375 and 5.64 years, respectively.

     The Company accounts for its stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price on date of grant, no compensation expense is recognized. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss applicable to common shares would have increased from $60.3 million (or $4.64 per share) to $61.2 million (or $4.71 per share) on a pro forma basis for the year ended June 30, 1996, and from a loss of $6.2 million (or $.19 per share) to $8.3 million (or $.26 per share) on a pro forma basis for the year ended June 30, 1997. Pro forma net loss reflects only options granted in 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period, generally three years, and compensation cost for options granted prior to July 1, 1995 is not considered.

     The per share weighted-average fair value of stock options granted during 1996 and 1997 was $5.80 and $1.43, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1996 and 1997: expected dividend yield of 0%, risk free interest rate of 6.5%, a volatility factor of .79 for 1996 and .51 for 1997, and expected lives varying from 3 to 10 years.

WARRANTS

     At June 30, 1997, Mr. Wilms held warrants to purchase 2,000,000 shares of Common Stock at $2.50 per share, subject to adjustment that expire September 1, 1998. These warrants were issued in connection with the funding of the $6.5 million five year subordinated loan for VSI.

     Upon closing of the private placement of the Company's 7 1/2% Convertible Subordinated Debentures and the $5.0 million equity investment in the Initial Series by Kirkland-Ft. Worth Investment Partners, L.P. ("Kirkland") on September 21, 1993, the Company issued warrants to purchase up to 2,750,000 shares of Common Stock at $1.50 per share to Kirkland which expire September 21, 1999, but under certain circumstances the expiration date may be extended. These warrants are exercisable one year after the grant date and in equal increments only after the market price of the Common Stock reaches $11, $13 and $15. Under the same terms, the Company issued warrants to purchase 1,250,000 and 30,000 shares of Common Stock to Gaming Systems Advisors, L.P. ("GSA") and L.H. Friend, Weinress & Frankson, Inc. ("Friend"), respectively. The Company also issued warrants to purchase 500,000 and 250,000 shares of Common Stock at $8.25 per share to the initial purchasers of the 7 1/2% Convertible Debentures; Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Oppenheimer & Co., Inc. ("Oppenheimer"), respectively, each of which expire on September 21, 1999. During the year ended June 30, 1996, in connection with the

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

commencement of employment with the Company, the then Board Chairman and then Vice-Chairman were each granted warrants to purchase 250,000 shares of common stock on the same terms as the Kirkland warrants described above except that such warrants expire on September 21, 2000. At the completion of the BGII acquisition, GSA was issued an additional 2,500,000 warrants on the same terms as the original warrants issued to Kirkland described above. During the financing stage of the BGII acquisition, Cerberus Partners L.P. and certain affiliates of Canyon Partners, Inc. were issued warrants to purchase 250,000 shares of Common Stock at $5.00 per share which expire on August 31, 2002. None of the warrants granted to Kirkland, GSA, Friend, and the now former Board members were exercisable at June 30, 1997.

     BGII had issued warrants to purchase 1,200,000 shares of common stock at a purchase price of $12.50 per share expiring on July 29, 1998 all of which are currently exercisable. Pursuant to the merger agreement, the Company has assumed BGII's obligation with respect to each outstanding warrant, and such warrants will be exercisable for the merger consideration per share of BGII common stock subject to such warrants.

     At June 30, 1997, shares of the Company's Common Stock were reserved for future issuance as follows:

                                                                                 (IN 000'S)
                                                                                 ----------
    Shares underlying stock options issued or issuable under the 1984 Plan.....       102
    Shares underlying stock options issued or issuable under the Incentive
      Plan.....................................................................     2,970
    Shares underlying stock options issued or issuable under the 1996 Plan.....     3,000
    Shares underlying all warrants issued......................................    10,125
    Shares for former BGII option holders......................................       431
                                                                                   ------
              Total............................................................    16,628
                                                                                   ======

7.  INCOME TAXES

     The components of the Company's income tax expense for the years ended June 30, 1995, 1996 and 1997 are as follows:

                                                              1995     1996      1997
                                                              ----     ----     ------
                                                                     (IN 000'S)
        Current tax expense:
          U.S. Federal......................................  $ --     $533     $  225
          Foreign...........................................    --      172      7,701
          State.............................................   102       50        750
                                                              ----     ----     ------
                                                               102      755      8,676
                                                              ----     ----     ------
        Deferred tax expense:
          U.S. Federal......................................   163       --         --
          Foreign...........................................    --       --       (683)
          State.............................................    --       --         --
                                                              ----     ----     ------
                  Total provision for income taxes..........  $265     $755     $7,993
                                                              ====     ====     ======

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the Company's income tax provision as compared to the tax provision calculated by applying the statutory federal tax rate (35%) to the income (loss) before income taxes for the years ended June 30, 1995, 1996 and 1997 is as follows:

                                                             1995         1996        1997
                                                            -------     --------     ------
                                                                      (IN 000'S)
    Computed expected income tax expense (benefit) at
      35%.................................................  $(3,670)    $(20,700)    $4,826
    Change in valuation allowance.........................    3,736       (6,453)       169
    Change in estimates, principally due to changes in
      estimated tax depreciation and NOL's................                 1,166        686
    State income taxes, net of federal benefit............       67           33        488
    Tax gain on conversion of debt to equity, net.........                18,265
    Acquisition costs not currently deductible............                 7,102
    Foreign taxes, net of federal benefit.................       --           --      1,940
    Other, net............................................      132        1,342       (116)
                                                            -------     --------     ------
                                                            $   265     $    755     $7,993
                                                            =======     ========     ======

     The major components of the deferred tax assets and liabilities as of June 30, 1996 and 1997 are presented below.

                                                                       1996         1997
                                                                     --------     --------
                                                                          (IN 000'S)
    Deferred Tax Assets:
      Net operating loss carry forwards............................  $  8,923     $  7,510
      Foreign tax credit carry forwards............................    11,843       11,843
      Inventory obsolescence reserves..............................     3,721        4,048
      Bad debt reserves............................................     4,719        6,359
      Accruals not currently deductible for tax purposes...........     2,831        3,581
      Reserve for abandoned projects...............................     1,863        1,311
      Other........................................................     2,087        7,800
                                                                     --------     --------
              Total gross deferred tax assets......................    35,987       42,452
    Less: Valuation allowance......................................   (30,528)     (30,676)
                                                                     --------     --------
    Deferred tax assets............................................  $  5,459     $ 11,776
                                                                     --------     --------
    Deferred Tax Liabilities:
      Property and equipment, principally due to depreciation
         differences...............................................  $  3,172     $  3,703
      Other........................................................     1,559        6,662
                                                                     --------     --------
              Total gross deferred tax liabilities.................     4,731       10,365
                                                                     --------     --------
    Net deferred tax assets........................................  $    728     $  1,411
                                                                     ========     ========

     Management has considered certain tax planning strategies as permitted by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Management has determined that tax benefits associated with recorded deferred tax assets, net of valuation allowance, are more likely than not realizable through future taxable income and future reversals of existing taxable temporary differences.

     At June 30, 1997, the Company had net operating loss carry forwards for federal income tax purposes of approximately $21.5 million which are available to offset future federal taxable income, if any, expiring in the years 2007 through 2011 and is subject to annual limitations with respect to net operating losses pursuant to Section 382 of the Internal Revenue Code of approximately $4.7 million. At June 30, 1997 the Company has

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

foreign tax credit carry forwards of approximately $11.8 million and alternative minimum tax credit (AMT) carry forwards of approximately $1.5 million. Foreign tax credits are available to offset future taxes due in the U.S. on future foreign taxable income and expire between 1998 and 2002 unless utilized prior to such time. AMT credits are available to be carried forward indefinitely and may be utilized against regular U.S. Corporate tax to the extent it does not exceed computed AMT calculations.

8.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following supplemental information is related to the consolidated statements of cash flows. The Company recorded the following significant non-cash items for the years ended June 30, 1995, 1996 and 1997:

                                                                 1995        1996        1997
                                                                -------     -------     -------
                                                                          (IN 000'S)
Acquisition of the general partnership interest in RCVP:
  Property, plant and equipment...............................  $23,400     $           $
  Long-term debt..............................................   13,839
Convertible debentures converted to equity securities.........               83,358
Common and Series B Preferred Stock issued in the BGII
  Acquisition.................................................               42,738
BGII common stock purchased in fiscal year 1995 and canceled
  upon consummation of the BGII Acquisition...................               10,481
Accrual of contingent payment to RCC..........................                1,000
Dividends for Series E and Series B Preferred Stock...........                           11,264
Translation rate adjustment...................................                           11,204
Valuation adjustments to pre-acquisition contingencies........                              962
Reclassify inventory to property, plant and equipment.........                            9,642
Reclassify receivables to other assets........................                            1,837
Reclassify other assets to property, plant and equipment......    1,074                   1,818

     Payments for interest expense in fiscal years 1995, 1996 and 1997 were approximately $5.6 million, $8.0 million and $22.5 million, respectively. Payments for income taxes in fiscal years 1995, 1996 and 1997 were approximately $0.1 million, $0.3 million and $3.5 million, respectively.

9.  COMMITMENTS AND CONTINGENCIES

     Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, or other sources are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

     The Company is obligated under several patent agreements to pay royalties ranging from approximately $50 to $200 per game depending on the components in the gaming machines. Additionally, based on an amendment to the trademark licensing agreement between BGII and Bally Entertainment Corporation dated May 10, 1996, the Company is obligated to pay a royalty on new machines sold or leased after June 18, 1996 of $35 per machine with a minimum annual royalty payment of $1.0 million for the initial five-year term of the amended agreement, which is subject to annual renewals thereafter at the option of the Company. Royalty expense under this agreement for the year ended June 30, 1997 was $1.0 million.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company leases office space, equipment, warehouse and repair facilities, Route Operation locations, casino and other locations under non-cancelable operating leases. Certain Route Operation location leases provide only for contingent rentals based upon a percentage of gaming revenue and are cancelable at any time by either party. Future minimum rentals under non-cancelable operating leases at June 30, 1997 are:

                                                                     TOTAL         NET
                                                        MINIMUM     SUBLEASE     MINIMUM
                     YEAR ENDED JUNE 30,                RENTALS      INCOME      RENTALS
        ----------------------------------------------  -------     --------     -------
                                                                   (IN 000'S)
        1998..........................................  $12,658      $1,354      $11,304
        1999..........................................   10,287       1,263       9,024
        2000..........................................    7,958         829       7,129
        2001..........................................    6,344         478       5,866
        2002..........................................    4,574         446       4,128
        Thereafter....................................   42,805       1,755      41,050
                                                        -------      ------      -------
                                                        $84,626      $6,125      $78,501
                                                        =======      ======      =======

     Operating lease rental expense, including contingent lease rentals, for years ended June 30 1995, 1996 and 1997 was as follows:

                                                         1995        1996        1997
                                                        -------     -------     -------
                                                                  (IN 000'S)
        Minimum rentals...............................  $ 9,704     $10,194     $15,126
        Contingent rentals............................   58,113      60,525      70,744
                                                        -------     -------     -------
                                                         67,817      70,719      85,870
        Sublease rental income........................   (1,192)     (1,487)     (1,606)
                                                        -------     -------     -------
                                                        $66,625     $69,232     $84,264
                                                        =======     =======     =======

     In conjunction with sales by Bally Gaming, Inc., with recourse to the Company, of certain trade receivables to third parties, the Company has guaranteed amounts due from three customers of approximately $10.5 million at June 30, 1997. It is possible that one or more of Bally Gaming, Inc.'s customers whose obligation has been guaranteed may be unable to make payments as such become due. In such an event, Bally Gaming, Inc. may become responsible for repayment of at least a portion of such amounts over the term of the receivables. At June 30, 1997, amounts due from one customer under three contracts totaling $3.6 million were past due and these amounts and subsequent installments have not been paid. In general, under the terms of these contracts, the Company may be responsible for monthly payments of the outstanding obligations. In August 1996, the Company received demand notices from the holder of notes related to one customer's trade receivables for which payments were in arrears from December 1995 and in December 1996, the holder of the notes filed suit against the Company to seek payment from the Company for approximately $3.6 million. The outcome of this issue is not anticipated to have a material effect on the financial position, results of operations or cash flows of the Company. A provision for doubtful accounts of approximately $8.3 million on all receivables with recourse is included in the Company's allowance for doubtful accounts at June 30, 1997.

     Through a wholly-owned subsidiary, the Company originally purchased a 45% limited partnership interest in Rainbow Casino Vicksburg Partnership, L.P. ("RCVP"), a Mississippi limited partnership which owns the casino, all assets (including the gaming equipment) associated with the casino and certain adjacent parcels of land. In March 1995, Alliance increased its ownership position from 45% to 100%. Pursuant to the transactions consummated in March 1995, Rainbow Casino Corporation (RCC), the former owner of 55% of the Rainbow Casino, is now entitled to receive 10% of the net available cash flow after debt service and other items, as defined (which amount increases to 20% of such amount when revenues exceed $35.0 million but only on such incremental amount), for a period of 15 years, such period being subject to one year extensions

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

for each year in which a minimum payment of $50,000 is not made. In addition, the agreement required that, if under defined circumstances the casino achieved earnings of at least $10.5 million before deducting depreciation, amortization, royalty and income taxes, then the Company would be obligated to make a one time payment to certain principals of the original partnership of $1.0 million which payment was earned in fiscal 1996 and paid in cash in September 1996.

     During fiscal 1996, Bally Wulff increased the amount of tax reserves by $1.0 million (to a total reserve of $1.4 million) as a result of developments in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. The German tax authorities have proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million.

LITIGATION

     In the action filed on December 2, 1996, the Company was named as a defendant in an action brought by Canpartners Investments IV and Cerberus Partners, pending in federal district court for the Southern District of New York. The Company entered into certain loan commitment letters with the plaintiffs in August 1995, contemplating that the plaintiffs would lend approximately $30.0 million to partially fund the Company's then pending hostile tender offer for BGII. The Company entered into a merger agreement with BGII in October 1995 and did not use funds provided by the plaintiffs to fund the acquisition of BGII in June 1996. The plaintiffs have asserted claims based upon the loan commitment letters and failure to pay termination fees in connection with such loan commitment, and seek damages on various theories, ranging from $2.2 million (breach of contract and fraudulent concealment) to in excess of $12.0 million (breach of duty of good faith and fair dealing). The Company believes that it has strong defenses and has filed a motion to dismiss the complaint. The Company intends to defend the action vigorously.

     On September 25, 1995, BGII was named as a defendant in a class action lawsuit filed in Federal District Court in Nevada, by Larry Schreirer on behalf of himself and all others similarly situated. The plaintiffs filed suit against BGII and approximately 45 other defendants. Each defendant is involved in the gaming business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of $1.0 billion, and are asking that any damage awards be trebled under applicable Federal law. Management believes the plaintiffs' lawsuit to be without merit. The Company intends to vigorously pursue all legal defenses available to it.

     In August 1996, the Company received demand notices from a holder of customer notes receivable which were sold on a recourse basis to a third party for which payments were in arrears from December 1995. In December 1996 the holder of the notes filed suit against the Company seeking payment from the Company of approximately $3.6 million. The Company intends to vigorously pursue all legal defenses available to it.

     The Company is also a party to various lawsuits relating to routine matters incidental to its business. Management does not believe that the outcome of such litigation, including the matters above, in the aggregate, will have a material adverse effect on the Company.

10.  CONCENTRATION OF CREDIT RISK

     The financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts and notes receivable and customer obligations guaranteed by the Company. Each of the Company's business units conducts business in and the resulting receivables are concentrated in specific legalized gaming regions. The Company also distributes its products through third party distributors resulting in distributor receivables. At June 30, 1997 net accounts and notes receivable, including obligations of three

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

customers which are guaranteed by the Company, by region as a percentage of total net receivables are as follows:

                                     WALL MACHINES       GAMING
                                     AND AMUSEMENT      EQUIPMENT        ROUTE          CASINO
                                         GAMES         AND SYSTEMS     OPERATIONS     OPERATIONS     TOTAL
                                     -------------     -----------     ----------     ----------     -----
Germany............................       46.7%              --             --            --          46.7%
Other international
  jurisdictions....................        1.4             19.7%            --            --          21.1
Nevada.............................         --             12.4            4.2%           --          16.6
Mississippi........................         --              3.7             --            --           3.7
Atlantic City......................         --              2.6             --            --           2.6
Others individually less than 5%...         --              9.3             --            --           9.3
                                                                                          --
                                          ----             ----            ---                       -----
                                          48.1%            47.7%           4.2%           --%        100.0%
                                          ====             ====            ===            ==         =====

     Receivables and customer obligations guaranteed by the Company from emerging market customers contain increased risk factors compared to receivables at the Bally Wulff entities or other traditional markets for Bally Gaming, Inc.

11.  SEGMENT INFORMATION

     The Company has operations based primarily in Germany and the United States. The German operation's customers are a diverse group of operators of wall machines and amusement games at arcades, hotels, restaurants and taverns, primarily in Germany. Gaming Equipment and Systems' customers are primarily casinos and gaming machine distributors in the United States and abroad. Receivables of the German operations and Gaming Equipment and Systems are generally collateralized by the related equipment. See "Concentration of Credit Risk".

     The table below presents information as to the Company's identifiable assets at June 30, 1996 and 1997, and revenues, operating income, capital expenditures and depreciation and amortization by geographic region for the year ended June 30, 1997. As the operations from BGII were consolidated for only the last twelve days of the year ended June 30, 1996, the geographic segment information related to the statements of operations is not material and has not been presented for fiscal year 1996.

                                                                      AT JUNE 30,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
                                                                      (IN 000'S)
        Identifiable assets:
          Germany..............................................  $107,545     $110,371
          United States........................................   267,959      242,450
          Eliminations.........................................        --         (805)
                                                                 --------     --------
          Consolidated.........................................  $375,504     $352,016
                                                                 ========     ========

                                                             YEAR ENDED JUNE 30, 1997
                                         ----------------------------------------------------------------
                                                        OPERATING         CAPITAL        DEPRECIATION AND
                                         REVENUES     INCOME (LOSS)     EXPENDITURES       AMORTIZATION
                                         --------     -------------     ------------     ----------------
                                                                    (IN 000'S)
Germany................................  $142,961        $23,356          $  2,091           $  6,579
United States..........................   311,334         19,346            11,166             16,027
Eliminations...........................    (9,149)        (1,243)               --                 --
                                         --------        -------           -------            -------
Consolidated...........................  $445,146        $41,459          $ 13,257           $ 22,606
                                         ========        =======           =======            =======

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  INTERIM FINANCIAL INFORMATION (UNAUDITED)

     Following is the unaudited quarterly results of the Company for the years ended June 30, 1996 and 1997. This information is not covered by the Independent Auditors' Report.

                                                                      QUARTER
                                                  -----------------------------------------------
                                                   FIRST        SECOND       THIRD        FOURTH
                                                  --------     --------     --------     --------
                                                         (IN 000'S, EXCEPT PER SHARE DATA)
1996
Revenues........................................  $ 38,541     $ 37,687     $ 40,568     $ 55,582
Operating loss..................................    (1,465)      (2,059)      (2,348)     (41,212)
Net loss........................................    (3,418)      (6,013)      (5,398)     (45,068)
Net loss applicable to common shares............    (3,418)      (6,013)      (5,398)     (45,430)
Loss per share..................................      (.29)        (.50)        (.42)       (3.43)
1997
Revenues........................................  $102,912     $128,703     $101,691     $111,840
Operating income................................     8,956       13,909        8,882        9,712
Net income......................................       635        4,145          561          444
Net income (loss) applicable to common shares...    (2,261)       1,051       (2,420)      (2,559)
Income (loss) per share.........................      (.07)         .03         (.08)        (.08)

13.  CONSOLIDATING FINANCIAL STATEMENTS

     The following consolidating financial statements are presented to provide certain financial information regarding guaranteeing and non-guaranteeing subsidiaries in relation to the Company's Senior Subordinated Notes which were issued in the Refinancing transaction completed in August 1997 (see note 4). The financial information presented includes Alliance Gaming Corporation (the "Parent") and its wholly-owned guaranteeing subsidiaries (together the "Parent and Guaranteeing Subsidiaries"), and the non-guaranteeing subsidiaries Video Services, Inc., United Gaming Rainbow, BGI Australia Pty. Limited, Bally Gaming de Puerto Rico, Inc., and Alliance Automaten GmbH & Co. KG (the subsidiary that holds the Company's German interests) (together the "Non-Guaranteeing Subsidiaries"). The notes to consolidating financial statements should be read in conjunction with these consolidating financial statements.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEETS
                                 JUNE 30, 1996
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
                                                  ASSETS
Current assets:
  Cash and cash equivalents................    $ 36,954         $ 11,103        $      --        $ 48,057
  Accounts and notes receivable, net.......      39,327           55,473           (1,298)         93,502
  Inventories, net.........................      23,818           17,838               --          41,656
  Other current assets.....................       6,274            2,080               --           8,354
                                               --------         --------        ---------        --------
     Total current assets..................     106,373           86,494           (1,298)        191,569
                                               --------         --------        ---------        --------
Long-term notes receivable, net............      97,227            1,773          (84,816)         14,184
Leased equipment, net......................          --            3,507               --           3,507
Property, plant and equipment, net.........      39,170           35,407               --          74,577
Excess of costs over net assets of acquired
  businesses, net..........................      36,890           23,402               --          60,292
Intangible assets, net.....................      19,826              421               --          20,247
Investments in subsidiaries................      98,599               --          (98,599)             --
Deferred tax assets........................       4,131            1,328               --           5,459
Other assets, net..........................      14,088           (5,521)          (2,898)          5,669
                                               --------         --------        ---------        --------
                                               $416,304         $146,811        $(187,611)       $375,504
                                               ========         ========        =========        ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................    $ 14,361         $  4,439        $  (2,560)       $ 16,240
  Accrued liabilities......................      29,635           10,549           (1,641)         38,543
  Current maturities of long-term debt.....       8,200           17,577               --          25,777
                                               --------         --------        ---------        --------
     Total current liabilities.............      52,196           32,565           (4,201)         80,560
                                               --------         --------        ---------        --------
Senior Secured Notes due 2003, net.........     150,929               --               --         150,929
Other long-term debt, less current
  maturities...............................      83,289           15,647          (84,298)         14,638
Deferred tax liabilities...................       4,731               --               --           4,731
Other liabilities..........................       2,613               --             (513)          2,100
                                               --------         --------        ---------        --------
          Total liabilities................     293,758           48,212          (89,012)        252,958
                                               --------         --------        ---------        --------
Minority interest..........................       1,148               --               --           1,148
Series B Special Stock.....................      51,552               --               --          51,552
Commitments and contingencies
Stockholders' equity:
  Series E Special Stock...................      11,316               --               --          11,316
  Common Stock.............................       3,176           17,832          (17,832)          3,176
  Additional paid-in-capital...............     139,031           70,373          (70,373)        139,031
  Cumulative translation adjustment........        (287)            (314)             314            (287)
  Retained earnings (accumulated
     deficit)..............................     (83,390)          10,708          (10,708)        (83,390)
                                               --------         --------        ---------        --------
          Total stockholders' equity.......      69,846           98,599          (98,599)         69,846
                                               --------         --------        ---------        --------
                                               $416,304         $146,811        $(187,611)       $375,504
                                               ========         ========        =========        ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEETS
                                 JUNE 30, 1997
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
                                                  ASSETS
Current assets:
  Cash and cash equivalents................    $ 16,462         $ 12,462        $      --        $ 28,924
  Accounts and notes receivable, net.......      31,799           57,207           (1,305)         87,701
  Inventories, net.........................      19,231           18,778             (680)         37,329
  Other current assets.....................       6,695            2,932               --           9,627
                                               --------         --------        ---------        --------
     Total current assets..................      74,187           91,379           (1,985)        163,581
                                               --------         --------        ---------        --------
Long-term notes receivable, net............      96,271            1,501          (88,791)          8,981
Leased equipment, net......................          --            7,902               --           7,902
Property, plant and equipment, net.........      41,836           32,811               --          74,647
Excess of costs over net assets of acquired
  businesses, net..........................      41,185           21,031             (118)         62,098
Intangible assets, net.....................      17,979              252               --          18,231
Investment in subsidiaries.................     100,478               --         (100,478)             --
Deferred tax assets........................       6,265            5,511               --          11,776
Other assets, net..........................      16,045          (11,269)              24           4,800
                                               --------         --------        ---------        --------
                                               $394,246         $149,118        $(191,348)       $352,016
                                               ========         ========        =========        ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................    $  9,936         $  4,262        $      72        $ 14,270
  Accrued liabilities......................      21,129           16,727             (464)         37,392
  Current maturities of long-term debt.....         585            1,348             (809)          1,124
                                               --------         --------        ---------        --------
     Total current liabilities.............      31,650           22,337           (1,201)         52,786
                                               --------         --------        ---------        --------
Senior Secured Notes due 2003, net.........     151,224               --               --         151,224
Other long-term debt, less current
  maturities...............................      87,924           22,676          (89,109)         21,491
Deferred tax liabilities...................       6,865            3,500               --          10,365
Other liabilities..........................       2,501               --             (433)          2,068
                                               --------         --------        ---------        --------
          Total liabilities................     280,164           48,513          (90,743)        237,934
                                               --------         --------        ---------        --------
Minority interest..........................       1,546               --               --           1,546
Series B Special Stock.....................      58,981               --               --          58,981
Commitments and contingencies
Stockholders' equity:
  Series E Special Stock...................      12,368               --               --          12,368
  Common Stock.............................       3,185           17,832          (17,832)          3,185
  Additional paid-in capital...............     138,590           68,699          (68,699)        138,590
  Cumulative translation adjustment........     (11,719)         (11,880)          11,880         (11,719)
  Retained earnings (accumulated
     deficit)..............................     (88,869)          25,954          (25,954)        (88,869)
                                               --------         --------        ---------        --------
          Total stockholders' equity.......      53,555          100,605         (100,605)         53,555
                                               --------         --------        ---------        --------
                                               $394,246         $149,118        $(191,348)       $352,016
                                               ========         ========        =========        ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1995
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Revenues:
  Route operations.........................    $ 92,034         $ 14,820         $    --         $106,854
  Casino operations........................      20,698            4,436              --           25,134
                                               --------          -------         -------         --------
                                                112,732           19,256              --          131,988
                                               --------          -------         -------         --------
Costs and expenses:
  Cost of route operations.................      70,649            9,238              --           79,887
  Cost of casino operations................      12,047            2,184              --           14,231
  Selling, general and administrative......      25,627            2,964            (342)          28,249
  Provision for doubtful receivables.......         387               13              --              400
  Depreciation and amortization............       8,175            1,345              --            9,520
  Direct acquisition costs.................       1,669               --              --            1,669
  Unusual items............................       2,293               --              --            2,293
                                               --------          -------         -------         --------
                                                120,847           15,744            (342)         136,249
                                               --------          -------         -------         --------
Operating income (loss)....................      (8,115)           3,512             342           (4,261)
Earnings in consolidated subsidiaries......       1,208               --          (1,208)              --
Other income (expense):
  Interest income..........................       2,786              115            (103)           2,798
  Interest expense.........................      (7,131)          (1,105)            103           (8,133)
  Rainbow royalty..........................          --             (810)             --             (810)
  Minority interest........................        (397)              --              --             (397)
  Other, net...............................         464              195            (342)             317
                                               --------          -------         -------         --------
Income (loss) before income taxes..........     (11,185)           1,907          (1,208)         (10,486)
Income tax benefit (provision).............         434             (699)             --             (265)
                                               --------          -------         -------         --------
Net income (loss)..........................    $(10,751)        $  1,208         $(1,208)        $(10,751)
                                               ========          =======         =======         ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1996
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Revenues:
  Gaming equipment and systems..............   $ 11,700         $  1,223         $(2,348)        $ 10,575
  Wall machines and amusement games.........         --            3,356              --            3,356
  Route operations..........................     93,037           16,901              --          109,938
  Casino operations.........................     14,747           33,862            (100)          48,509
                                               --------          -------         -------         --------
                                                119,484           55,342          (2,448)         172,378
                                               --------          -------         -------         --------
Costs and expenses:
  Cost of gaming equipment and systems......      8,531            1,030          (2,348)           7,213
  Cost of wall machines and amusement
     games..................................         --            2,022              --            2,022
  Cost of route operations..................     73,436           10,776              --           84,212
  Cost of casino operations.................      9,722           12,324              --           22,046
  Selling, general and administrative.......     18,915           11,797             (92)          30,620
  Provision for doubtful receivables........        973               47              --            1,020
  Depreciation and amortization.............      8,746            2,242              --           10,988
  Direct acquisition costs..................     55,843               --              --           55,843
  Unusual items.............................      5,498               --              --            5,498
                                               --------          -------         -------         --------
                                                181,664           40,238          (2,440)         219,462
                                               --------          -------         -------         --------
Operating income (loss).....................    (62,180)          15,104              (8)         (47,084)
Earnings in consolidated subsidiaries.......      8,378               --          (8,378)              --
Other income (expense):
  Interest income...........................      1,654              391            (474)           1,571
  Interest expense..........................     (7,407)          (1,964)            474           (8,897)
  Rainbow royalty...........................         --           (4,070)             --           (4,070)
  Minority interest.........................       (963)              --              --             (963)
  Other, net................................        987              209            (895)             301
                                               --------          -------         -------         --------
Income (loss) before income taxes...........    (59,531)           9,670          (9,281)         (59,142)
Income tax provision........................       (366)          (1,292)            903             (755)
                                               --------          -------         -------         --------
Net income (loss)...........................    (59,897)           8,378          (8,378)         (59,897)
                                               --------          -------         -------         --------
Special Stock dividends.....................       (362)              --              --             (362)
                                               --------          -------         -------         --------
Net loss applicable to common shares........   $(60,259)        $  8,378         $(8,378)        $(60,259)
                                               ========          =======         =======         ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Revenues:
  Gaming equipment and systems..............   $130,764         $ 11,070        $  (7,100)       $134,734
  Wall machines and amusement games.........         --          131,954              (20)        131,934
  Route operations..........................    108,148           18,880               --         127,028
  Casino operations.........................     11,738           39,712               --          51,450
                                               --------         --------         --------        --------
                                                250,650          201,616           (7,120)        445,146
                                               --------         --------         --------        --------
Costs and expenses:
  Cost of gaming equipment and systems......     82,673            8,796           (6,973)         84,496
  Cost of wall machines and amusement
     games..................................         --           68,437              (11)         68,426
  Cost of route operations..................     83,592           12,124               --          95,716
  Cost of casino operations.................      7,528           14,741               --          22,269
  Selling, general and administrative.......     55,565           44,859               (9)        100,415
  Provision for doubtful receivables........      5,049            4,010               --           9,059
  Depreciation and amortization.............     13,390            9,216               --          22,606
  Unusual items.............................        700               --               --             700
                                               --------         --------         --------        --------
                                                248,497          162,183           (6,993)        403,687
                                               --------         --------         --------        --------
Operating income............................      2,153           39,433             (127)         41,459
Earnings in consolidated subsidiaries.......     23,497               --          (23,497)             --
Other income (expense):
  Interest income...........................      1,635              369             (384)          1,620
  Interest expense..........................    (21,042)          (2,968)             384         (23,626)
  Rainbow royalty...........................         --           (4,722)              --          (4,722)
  Minority interest.........................     (1,092)              --               --          (1,092)
  Other, net................................        135                4               --             139
                                               --------         --------         --------        --------
Income before income taxes..................      5,286           32,116          (23,624)         13,778
Income tax benefit (provision)..............        499           (8,492)              --          (7,993)
                                               --------         --------         --------        --------
Net income..................................      5,785           23,624          (23,624)          5,785
Special Stock dividends.....................    (11,974)              --               --         (11,974)
                                               --------         --------         --------        --------
Net loss applicable to common shares........   $ (6,189)        $ 23,624        $ (23,624)       $ (6,189)
                                               ========         ========         ========        ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1995
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Cash flows from operating activities:
  Net income (loss)........................    $(10,751)        $  1,208         $(1,208)        $(10,751)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.........       8,175            1,345              --            9,520
     Amortization of debt discounts........          62              235              --              297
     Write down of other assets............       2,892              (96)             --            2,796
     Provision for doubtful receivables....         387               13              --              400
     Other.................................       1,282               --              --            1,282
  Change in operating assets and
     liabilities, net of effects of
     business acquired:
     Accounts and notes receivable.........       1,530               66            (251)           1,345
     Inventories...........................         (40)              --              --              (40)
     Other current assets..................         251                4              --              255
     Accounts payable......................        (254)            (193)             --             (447)
     Accrued expenses......................      (2,540)             185              --           (2,355)
     Intercompany accounts.................      (3,040)             249           2,791               --
                                               --------          -------         -------         --------
          Net cash provided by (used in)
            operating activities...........      (2,046)           3,016           1,332            2,302
                                               --------          -------         -------         --------
Cash flows from investing activities:
  Acquisition of businesses, net of cash
     acquired..............................          --            2,481              --            2,481
  Additions to property and equipment......      (7,643)          (1,244)             --           (8,887)
  Proceeds from disposal of property and
     equipment.............................         225              126              --              351
  Purchases of securities available for
     sale..................................     (11,086)              --              --          (11,086)
  Other....................................      (5,852)              --              --           (5,852)
                                               --------          -------         -------         --------
          Net cash provided by (used in)
            investing activities...........     (24,356)           1,363              --          (22,993)
                                               --------          -------         -------         --------
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     expenses..............................          --            1,504          (1,504)              --
  Reduction of long-term debt..............        (578)          (2,719)            172           (3,125)
  Issuance of common stock.................         465               --              --              465
                                               --------          -------         -------         --------
          Net cash used in financing
            activities.....................        (113)          (1,215)         (1,332)          (2,660)
                                               --------          -------         -------         --------
Cash and cash equivalents:
  Increase (decrease) for year.............     (26,515)           3,164              --          (23,351)
  Balance, beginning of year...............      34,750            2,335              --           37,085
                                               --------          -------         -------         --------
  Balance, end of year.....................    $  8,235         $  5,499         $    --         $ 13,734
                                               ========          =======         =======         ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1996
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Cash flows from operating activities:
  Net income (loss)........................    $(59,897)        $  8,378         $(8,378)        $(59,897)
     Adjustments to reconcile net income
       (loss) to net cash provided by (used
       in) operating activities:
       Depreciation and amortization.......       8,746            2,242              --           10,988
       Amortization of debt discounts......           9              236              --              245
       Loss on debenture conversion........      30,079               --              --           30,079
       Write down of other assets..........       6,117              (22)             --            6,095
       (Gain) loss on sale of property and
          equipment........................         (13)             118              --              105
       Provision for doubtful
          receivables......................         973               47              --            1,020
       Other...............................       2,839           (1,295)             --            1,544
     Change in operating assets and
       liabilities, net of effects of
       business acquired:
       Accounts and notes receivable.......      (3,642)          (2,389)             97           (5,934)
       Inventories.........................       5,754               90              --            5,844
       Other current assets................      (1,508)           1,413              --              (95)
       Intercompany accounts...............      (7,038)          (1,340)          8,378               --
       Accounts payable....................      (3,195)           1,403             (97)          (1,889)
       Accrued liabilities.................      12,930             (174)             24           12,780
                                               --------          -------         -------         --------
          Net cash provided by (used in)
            operating activities...........      (7,846)           8,707              24              885
                                               --------          -------         -------         --------
Cash flows from investing activities:
  Acquisition of business, net of cash
     acquired..............................     (79,209)              --              --          (79,209)
  Additions to property, plant and
     equipment.............................      (6,290)          (1,811)             --           (8,101)
  Proceeds from disposal of property and
     equipment.............................       2,106              176              --            2,282
  Purchases of securities available for
     sale..................................      13,516               --              --           13,516
  Other....................................      (7,156)           2,065              --           (5,091)
                                               --------          -------         -------         --------
          Net cash provided by (used in)
            investing activities...........     (77,033)             430              --          (76,603)
                                               --------          -------         -------         --------
Cash flows from financing activities:
  Proceeds from long-term debt, net of
     expenses..............................     144,764            1,301            (645)         145,420
  Reduction of long-term debt..............     (47,233)          (4,834)            621          (51,446)
  Issuance of Special Stock................      15,000               --              --           15,000
  Fees paid for conversion of convertible
     debentures............................      (3,333)              --              --           (3,333)
  Issuance of Common Stock.................       4,400               --              --            4,400
                                               --------          -------         -------         --------
          Net cash provided by (used in)
            financing activities...........     113,598           (3,533)            (24)         110,041
                                               --------          -------         -------         --------
Cash and cash equivalents:
  Increase for year........................      28,719            5,604              --           34,323
  Balance, beginning of year...............       8,235            5,499              --           13,734
                                               --------          -------         -------         --------
  Balance, end of year.....................    $ 36,954         $ 11,103         $    --         $ 48,057
                                               ========          =======         =======         ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1997
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Cash flows from operating activities:
  Net income...............................    $  5,785         $ 23,624        $ (23,624)       $  5,785
     Adjustments to reconcile net income to
       net cash provided by (used in)
       operating activities:
       Depreciation and amortization.......      13,390            9,216               --          22,606
       Amortization of debt discounts......         295              512               --             807
       Write down of other assets..........         803              272               --           1,075
       Loss on sale of property and
          equipment........................         503              730               --           1,233
       Provision for doubtful
          receivables......................       5,049            4,010               --           9,059
       Other...............................          32             (683)              --            (651)
     Change in operating assets and
       liabilities, net of effects of
       business acquired:
       Accounts and notes receivable.......       1,912          (10,495)           3,982          (4,601)
       Inventories.........................       4,587          (12,165)             680          (6,898)
       Other current assets................        (287)          (1,262)              --          (1,549)
       Intercompany accounts...............     (20,345)           5,673           14,672              --
       Accounts payable....................      (4,425)            (177)           2,632          (1,970)
       Accrued liabilities.................      (8,943)           7,269              914            (760)
                                               --------         --------         --------        --------
          Net cash provided by (used in)
            operating activities...........      (1,644)          26,524             (744)         24,136
                                               --------         --------         --------        --------
Cash flows from investing activities:
  Additions to property, plant and
     equipment.............................      (9,198)          (4,059)              --         (13,257)
  Proceeds from disposal of property and
     equipment.............................          78              176               --             254
  Other....................................      (8,375)            (199)              --          (8,574)
                                               --------         --------         --------        --------
          Net cash used in investing
            activities.....................     (17,495)          (4,082)              --         (21,577)
                                               --------         --------         --------        --------
Cash flows from financing activities:
  Net change in credit lines...............      (7,525)          (4,053)                         (11,578)
  Reduction of long-term debt..............        (767)          (6,751)             744          (6,774)
  Proceeds from exercise of stock
     options...............................         767               --               --             767
  Repurchase of Series B Preferred Stock...      (3,879)              --               --          (3,879)
  Dividends (paid) received................      10,051          (10,051)              --              --
                                               --------         --------         --------        --------
          Net cash used in financing
            activities.....................      (1,353)         (20,855)             744         (21,464)
                                               --------         --------         --------        --------
Effect of exchange rates on cash...........          --             (228)                            (228)
Cash and cash equivalents:
  Increase for year........................     (20,492)           1,359               --         (19,133)
  Balance, beginning of year...............      36,954           11,103               --          48,057
                                               --------         --------         --------        --------
  Balance, end of year.....................    $ 16,462         $ 12,462        $      --        $ 28,924
                                               ========         ========         ========        ========

                            See accompanying notes.

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

BASIS OF PRESENTATION

     These notes to consolidating financial statements should be read in conjunction with the consolidated financial statements and notes thereto. Certain reclassifications have been made to prior years' financial statements to conform with the current year presentation.

DEBT AND LINES OF CREDIT

     Long-term debt and lines of credit at June 30, 1997 consist of the following:

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
                                                                       (IN 000'S)
12 7/8% Senior Secured notes due 2003 net
  of unamortized discount..................    $151,224         $               $                $151,224
7.5% Convertible subordinated debentures
  due 2003, unsecured......................       1,642                                             1,642
Hospitality Franchise Systems note
  payable..................................                        6,569                            6,569
Bally Wulff revolving lines of credit......                        9,611                            9,611
Intercompany notes payable.................      85,815            4,103          (89,918)             --
Other......................................       1,052            3,741                            4,793
                                               --------          -------         --------        --------
                                                239,733           24,024          (89,918)        173,839
Less current maturities....................         585            1,348             (809)          1,124
                                               --------          -------         --------        --------
Long-term debt, less current maturities....    $239,148         $ 22,676        $ (89,109)       $172,715
                                               ========          =======         ========        ========

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     The federal, foreign and state income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of June 30, 1996 are as follows:

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
                                                                       (IN 000'S)
Deferred Tax Assets:
Net operating loss carry forwards..........    $  8,923          $              $                $  8,923
Inventory obsolescence reserves............       3,070             651                             3,721
Bad debt reserves..........................       4,719                                             4,719
Foreign tax credit carry forwards..........      11,843                                            11,843
Reserves for abandoned projects............       1,863                                             1,863
Accruals not currently deductible for tax
  purposes.................................       2,831                                             2,831
Other......................................         918           1,169                             2,087
                                               --------         -------          --------        --------
Total gross deferred tax assets............      34,167           1,820                            35,987
Less: Valuation allowance..................     (30,036)           (492)                          (30,528)
                                               --------         -------          --------        --------
Deferred tax assets........................    $  4,131          $1,328         $      --        $  5,459
                                               --------         -------          --------        --------
Deferred Tax Liabilities:
Property and equipment, principally due to
  depreciation differences.................    $  3,172                                          $  3,172
Other......................................       1,559                                             1,559
                                               --------         -------          --------        --------
Total gross deferred tax liabilities.......       4,731                                             4,731
                                               --------         -------          --------        --------
Net deferred tax assets (liabilities)......    $   (600)         $1,328         $      --        $    728
                                               ========         =======          ========        ========

                  ALLIANCE GAMING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The federal, foreign and state income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of June 30, 1997 are as follows (in 000's):

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                             PARENT AND          NON-                          CORPORATION
                                            GUARANTEEING     GUARANTEEING                          AND
                                            SUBSIDIARIES     SUBSIDIARIES      ADJUSTMENTS     SUBSIDIARIES
                                            ------------     ------------      -----------     ------------
                                                                      (IN 000'S)
Deferred Tax Assets:
Net operating loss carry forwards.........    $  7,510          $               $                $  7,510
Inventory obsolescence reserves...........       3,400             648                              4,048
Bad debt reserves.........................       6,359                                              6,359
Foreign tax credit carry forwards.........      11,843                                             11,843
Reserves for abandoned projects...........       1,311                                              1,311
Accruals not currently deductible for tax
  purposes................................       3,581                                              3,581
Other.....................................       2,937           4,863                              7,800
                                              --------          ------           --------        --------
Total gross deferred tax assets...........      36,941           5,511                             42,452
Less: Valuation allowance.................     (30,676)                                           (30,676)
                                              --------          ------           --------        --------
Deferred tax assets.......................    $  6,265          $5,511          $      --        $ 11,776
                                              --------          ------           --------        --------
Deferred Tax Liabilities:
Property and equipment, principally due to
  depreciation differences................    $  3,703          $               $                $  3,703
Other.....................................       3,162           3,500                              6,662
                                              --------          ------           --------        --------
Total gross deferred tax liabilities......       6,865           3,500                 --          10,365
                                              --------          ------           --------        --------
Net deferred tax assets (liabilities).....    $   (600)         $2,011          $      --        $  1,411
                                              ========          ======           ========        ========

14.  RESERVES AND ALLOWANCES

     The following tables represent the activity for each of the fiscal years ended June 30, 1995, 1996 and 1997 for each of the valuation reserve and allowance accounts (in 000's):

                                                  BALANCE AT                                   BALANCE AT
                                                 BEGINNING OF                                    END OF
                                                     YEAR         ADDITIONS     DEDUCTIONS        YEAR
                                                 ------------     ---------     ----------     ----------
Allowance for doubtful accounts:
  Year ended June 30, 1997.....................    $ 19,497        $ 9,179        $4,775        $ 23,901
  Year ended June 30, 1996.....................       1,659         18,995(a)      1,157          19,497
  Year ended June 30, 1995.....................       1,389          1,258           988           1,659
Inventory valuation allowance:
  Year ended June 30, 1997.....................    $  9,484        $ 1,719        $2,347        $  8,856
  Year ended June 30, 1996.....................          --         11,315(a)      1,831           9,484
Other assets valuation reserve:
  Year ended June 30, 1997.....................    $  3,679        $   162        $  339        $  3,502
  Year ended June 30, 1996.....................         631          4,629         1,581           3,679
  Year ended June 30, 1995.....................       1,762            213         1,344             631

---------------
(a) Includes reserves assigned to BGII receivables and inventory in purchase accounting of $17.6 million and $9.8 million, respectively.

                          ALLIANCE GAMING CORPORATION

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                         (IN 000'S, EXCEPT SHARE DATA)

                                                                                       SEPT.
                                                                         JUNE 30,       30,
                                                                           1997         1997
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 28,924     $ 24,053
  Accounts and notes receivable, net of allowance for doubtful accounts
     of $21,929 and $22,254............................................    87,701       78,987
  Inventories, net of reserves of $8,856 and $8,852....................    37,329       38,352
  Other current assets.................................................     9,627        9,175
                                                                         --------     --------
     Total current assets..............................................   163,581      150,567
                                                                         --------     --------
Long-term notes receivable, net of allowance for doubtful accounts of
  $1,972 and $1,244....................................................     8,981        8,224
Leased equipment, net of accumulated depreciation of $3,377 and
  $4,626...............................................................     7,902        8,417
Property, plant and equipment, net of accumulated depreciation of
  $39,695 and $40,236..................................................    74,647       74,742
Excess of costs over net assets of acquired businesses, net of
  accumulated amortization of $1,723 and $1,928........................    62,098       61,680
Intangible assets, net of accumulated amortization of $9,626 and
  $10,104..............................................................    18,231       22,644
Other assets, net......................................................    16,576       16,426
                                                                         --------     --------
          Total assets.................................................  $352,016     $342,700
                                                                         ========     ========
                LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable.....................................................  $ 14,270     $ 11,405
  Accrued liabilities..................................................    37,392       38,750
  Current maturities of long-term debt.................................     1,124        2,246
                                                                         --------     --------
     Total current liabilities.........................................    52,786       52,401
                                                                         --------     --------
Term loan facilities...................................................        --      138,850
Senior Secured Notes, net of unamortized discount......................   151,224           19
Senior Subordinated Notes due 2007, net of unamortized discount of
  $791.................................................................        --      149,209
Other long-term debt, less current maturities..........................    21,491       15,173
Other liabilities......................................................    12,433       12,667
                                                                         --------     --------
          Total liabilities............................................   237,934      368,319
                                                                         --------     --------
Minority interest......................................................     1,546        1,329
Series B Special Stock, $.10 par value, $100 liquidation value; 754,198
  shares issued and outstanding at June 30, 1997, net of discount......    58,981           --
Commitments and contingencies
Stockholders' equity (net capital deficiency):
  Special Stock, 10,000,000 shares authorized:
     Series E, $100 liquidation value; 123,689 shares and 127,245
      shares issued and outstanding....................................    12,368       12,725
  Common Stock, $.10 par value; 175,000,000 shares authorized;
     31,852,000 shares and 31,857,000 issued and outstanding...........     3,185        3,185
  Additional paid-in capital...........................................   138,590      122,054
  Cumulative translation adjustment....................................   (11,719)     (12,734)
  Accumulated deficit..................................................   (88,869)    (152,178)
                                                                         --------     --------
     Total stockholders' equity (net capital deficiency)...............    53,555      (26,948)
                                                                         --------     --------
          Total liabilities and stockholders' equity (net capital
            deficiency)................................................  $352,016     $342,700
                                                                         ========     ========

      See notes to unaudited condensed consolidated financial statements.

                          ALLIANCE GAMING CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN 000'S, EXCEPT PER SHARE DATA)

                                                                          THREE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
Revenues:
  Gaming equipment and systems.........................................  $ 34,883     $ 27,167
  Wall machines and amusement games....................................    26,427       21,061
  Route operations.....................................................    28,889       35,655
  Casino operations....................................................    12,713       14,088
                                                                         --------     --------
                                                                          102,912       97,971
                                                                         --------     --------
Costs and expenses:
  Cost of gaming equipment and systems.................................    21,808       16,236
  Cost of wall machines and amusement games............................    15,104       11,568
  Cost of route operations.............................................    21,894       27,188
  Cost of casino operations............................................     5,366        6,260
  Selling, general and administrative..................................    23,864       24,272
  Depreciation and amortization........................................     5,220        5,003
  Unusual items........................................................       700           --
                                                                         --------     --------
                                                                           93,956       90,527
                                                                         --------     --------
Operating income.......................................................     8,956        7,444
Other income (expense):
  Interest income......................................................       563          231
  Interest expense.....................................................    (6,250)      (6,069)
  Rainbow royalty......................................................    (1,151)        (587)
  Rainbow royalty buyout (note 3)......................................        --      (19,000)
  Minority interest....................................................      (141)        (390)
  Other, net...........................................................        (1)         (12)
                                                                         --------     --------
Income (loss) before income taxes......................................     1,976      (18,383)
Income tax provision...................................................     1,341          493
                                                                         --------     --------
Net income (loss) before extraordinary item............................       635      (18,876)
Extraordinary loss, without tax benefit (note 3).......................        --      (42,033)
                                                                         --------     --------
Net income (loss)......................................................       635      (60,909)
Special Stock dividends................................................    (2,664)      (2,400)
Premium on redemption or repurchase of Series B Special Stock (note
  3)...................................................................      (232)     (16,553)
                                                                         --------     --------
Net loss applicable to common shares...................................  $ (2,261)    $(79,862)
                                                                         ========     ========
Loss per share before extraordinary item...............................  $   (.07)    $  (1.19)
Extraordinary loss per share...........................................        --        (1.32)
                                                                         --------     --------
Net loss per share.....................................................  $   (.07)    $  (2.51)
                                                                         ========     ========
Weighted average common shares outstanding.............................    31,772       31,853
                                                                         ========     ========

      See notes to unaudited condensed consolidated financial statements.

                          ALLIANCE GAMING CORPORATION

      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (NET CAPITAL DIFICIENCY)
                     THREE MONTHS ENDED SEPTEMBER 30, 1997
                                   (IN 000'S)

                                                                                                         TOTAL
                                                 SERIES E                                             STOCKHOLDERS'
                            COMMON STOCK      SPECIAL STOCK     ADDITIONAL               CUMULATIVE      EQUITY
                          ----------------   ----------------    PAID-IN      ACCUM.     TRANSLATION  (NET CAPITAL
                          SHARES   DOLLARS   SHARES   DOLLARS    CAPITAL      DEFICIT    ADJUSTMENT   DEFICIENCY)
                          ------   -------   ------   -------   ----------   ---------   ----------   ------------
Balances at June 30,
  1997................... 31,852   $ 3,185     123    $12,368    $ 138,590   $ (88,869)   $(11,719)     $ 53,555
Net loss.................     --        --      --         --           --     (60,909)         --       (60,909)
Shares issued upon
  exercise of options....      5        --      --         --           17          --          --            17
Special Stock
  dividends..............     --        --       4        357           --      (2,400)         --        (2,043)
Series B Special Stock
  repurchase premium.....     --        --      --         --      (16,553)         --          --       (16,553)
Foreign currency
  translation
  adjustment.............     --        --      --         --           --          --      (1,015)       (1,015)
                          ------    ------     ---     ------     --------   ---------     -------       -------
Balances at September 30,
  1997................... 31,857   $ 3,185     127    $12,725    $ 122,054   $(152,178)   $(12,734)     $(26,948)
                          ======    ======     ===     ======     ========   =========     =======       =======

      See notes to unaudited condensed consolidated financial statements.

                          ALLIANCE GAMING CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (IN 000'S)

                                                                          THREE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                          1996         1997
                                                                        --------     ---------
Cash flows from operating activities:
  Net income (loss)...................................................  $    635     $ (60,909)
  Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization....................................     5,220         5,003
     Amortization of debt discounts...................................       512             7
     Extraordinary item...............................................        --        42,033
     Writedown of other assets........................................       102           476
     Loss (gain) on sale of assets....................................        53           (14)
     Provision for doubtful receivables...............................     1,575           771
     Other............................................................       (24)          259
  Net change in operating assets and liabilities:
     Accounts and notes receivable....................................     2,933         8,700
     Inventories......................................................    (3,227)       (2,622)
     Other current assets.............................................        43           (70)
     Accounts payable.................................................     3,408        (2,865)
     Accrued liabilities..............................................      (750)        1,124
                                                                        --------     ---------
       Net cash provided by (used in) operating activities............    10,480        (8,107)

Cash flows from investing activities:
  Additions to property, plant and equipment..........................    (2,001)       (3,049)
  Proceeds from disposal of property and equipment....................        41           131
  Other...............................................................    (1,058)         (862)
                                                                        --------     ---------
       Net cash used in investing activities..........................    (3,018)       (3,780)

Cash flows from financing activities:
  Refinancing fees and expenses.......................................        --       (32,752)
  Capitalized debt issuance costs.....................................        --       (11,456)
  Proceeds from issuance of long-term debt............................        41       303,734
  Reduction of long-term debt.........................................    (3,683)     (177,894)
  Net change in lines of credit.......................................   (12,010)        3,072
  Repurchase of Series B Special Stock................................    (1,653)      (77,568)
  Proceeds from exercise of stock options.............................       122            --
                                                                        --------     ---------
       Net cash provided by (used in) financing activities............   (17,183)        7,136

Effect of exchange rate changes on cash...............................        (5)         (120)

Cash and cash equivalents:
  Decrease for period.................................................    (9,726)       (4,871)
  Balance, beginning of period........................................    48,057        28,924
                                                                        --------     ---------
  Balance, end of period..............................................  $ 38,331     $  24,053
                                                                        ========     =========

      See notes to unaudited condensed consolidated financial statements.

                          ALLIANCE GAMING CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

1.  BASIS OF PRESENTATION

     The accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to present fairly the financial position, results of operations and cash flows of Alliance Gaming Corporation ("Alliance" or the "Company") for the respective periods presented. The results of operations for an interim period are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's annual report on Form 10-K as amended for the year ended June 30, 1997. All intercompany accounts and transactions have been eliminated in consolidation.

     The condensed consolidated balance sheet at June 30, 1997 was derived from audited consolidated financial statements, but does not include all disclosures required under generally accepted accounting principles. Certain reclassifications have been made to prior period financial statements to conform with current period presentation.

2.  DEBT AND LINES OF CREDIT

     As discussed in detail below, substantially all of the Company's indebtedness shown below at June 30, 1997 was repaid as part of the Refinancing (as defined below). Long-term debt at June 30, 1997, prior to the Refinancing, and at September 30, 1997, after the Refinancing, consists of the following:

                                                                                   SEPT.
                                                                     JUNE 30,       30,
                                                                       1997         1997
                                                                     --------     --------
                                                                          (IN 000'S)
    10% Senior Subordinated Notes due 2007, net of unamortized
      discount of $791,000.........................................  $     --     $149,209
    Tranche B Term Loan............................................        --       75,000
    Tranche C Term Loan............................................        --       40,000
    Delayed Draw Term Facility.....................................        --       25,000
    Revolving Credit Facility......................................        --       12,643
    12 7/8% Senior Secured Notes due 2003, net of unamortized
      discount of $2,776,000 and $0................................   151,224           19
    Bally Wulff revolving lines of credit..........................     9,611           --
    Hospitality Franchise Systems note payable, secured by the
      assets of the Rainbow Casino.................................     6,569           --
    7.5% Convertible subordinated debentures due 2003, unsecured...     1,642           --
    Other, secured by related equipment............................     4,793        3,626
                                                                     --------     --------
                                                                      173,839      305,497
    Less current maturities........................................     1,124        2,246
                                                                     --------     --------
    Long-term debt, less current maturities........................  $172,715     $303,251
                                                                     ========     ========

     In August 1997 the Company effected a series of related transactions (as described below, the "Refinancing"). The Refinancing consisted of the private placement of $150 million of Senior Subordinated Notes and the closing of $230 million of bank financing. The bank financing provides for (i) term loans in the aggregate amount of up to $140 million, comprised of a $75 million tranche with a 7 1/2-year term (the "Tranche B Term Loan"), a $40 million tranche with an 8-year term (the "Tranche C Term Loan"), and a $25 million tranche with a 7 1/2-year term (the "Delayed Draw Term Facility" and together with the Tranche B Term Loan and the Tranche C Term Loan, the "Term Loan Facilities"); and (ii) a $90 million revolving

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

credit facility (the "Revolving Credit Facility") with a 6-year term. Each of these credit facilities are variable rate borrowings in accordance with a credit grid. The interest rates which are currently at the highest level of the credit grid and maturity dates are as follows:

                                                     INITIAL RATE      MATURITY DATE
                                                    ---------------   ----------------
        Tranche B Term Loan.......................    LIBOR + 2.75%   January 31, 2005
        Tranche C Term Loan.......................    LIBOR + 3.00%   July 31, 2005
        Delayed Draw Term Facility................    LIBOR + 2.75%   January 31, 2005
        Revolving Credit Facility.................    LIBOR + 2.25%   July 31, 2003

     The Revolving Credit Facility also allows for German Deutschemark borrowings at the Eurodollar rate plus 2.25% (or 5.4% at September 30, 1997).

     As part of the Refinancing, the Company used the proceeds of the Senior Subordinated Note offering together with borrowings under the Revolving Credit Facility, the Term Loan Facilities and cash on hand to fund (a) the repurchase at a premium of substantially all of the Company's 12 7/8% Senior Secured Notes plus accrued interest to August 8, 1997 totaling $181.6 million, (b) the redemption at liquidation value of all of the Company's Series B Special Stock on September 8, 1997 totaling $77.6 million, (c) the purchase from HFS Gaming Corporation of the right to receive royalty payments based on revenues of the Rainbow Casino for $19 million (the "Rainbow Royalty Buyout"), (d) the repayment of related debt owed to an HFS affiliate, National Gaming Mississippi, Inc., on August 12, 1997 totaling $7.3 million, (e) repayment of amounts outstanding under the domestic and foreign revolving lines of credit and (f) the payment of transaction fees and expenses totaling $16.6 million. At September 30, 1997, based on the terms of the new $90 million Revolving Credit Facility, the Company would have been able to borrow $71.8 million. At September 30, 1997, borrowings under the revolving credit line totaled $12.6 million, of which $10.8 million were German Deutschmark borrowings and the Company had $1.5 million of credit line restrictions in place. The borrowing base for the revolving credit facility includes eligible receivables and inventory (as defined). Additionally, in July 1997 the Company redeemed the remaining balance of the 7 1/2% Convertible Debentures at a price of 104%, or a total of $1.7 million.

     The credit facility is guaranteed by each domestic subsidiary of the U.S. Borrower and German Subsidiaries (both as defined), other than the entity which holds the Company's interest in its Louisiana operations and other non-material subsidiaries (as defined), and is secured by both a U.S. and German Pledge Agreement (both as defined). The bank facility contains a number of maintenance covenants and it and the indenture both have other significant covenants that, among other things, restrict the ability of the Company and certain of its subsidiaries to dispose of assets, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, enter into certain acquisitions, repurchase equity interests (as defined) or subordinated indebtedness, issue or sell equity interests of the Company's subsidiaries (as defined), engage in mergers or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

     The Senior Subordinated Notes bear interest at 10%, are due in 2007, and are general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined) of the Company, including indebtedness under the new credit facility. The Senior Subordinated Notes will be fully and unconditionally guaranteed on a joint and several senior subordinated basis by all existing and future domestic Restricted Subsidiaries (as defined) of the Company, subject to certain exceptions including the partially-owned entities through which its Mississippi casino and Louisiana route operations are conducted. The Subsidiary Guarantees (as defined) are general unsecured obligations of the Guarantors, ranking subordinate in right of payment to all Senior Debt of the Guarantors. The Company will be able to designate other current or future subsidiaries as Unrestricted Subsidiaries (as defined) under certain circumstances.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

Unrestricted Subsidiaries will not be required to issue a Subsidiary Guarantee and will not be subject to many of the restrictive covenants set forth in the Indenture pursuant to which the Senior Subordinated Notes were issued. The Indenture for the Company's Senior Subordinated Notes contains various covenants, including limitations on incurrence of additional indebtedness, on restricted payments and on dividend and payment restrictions on subsidiaries. The Senior Subordinated Notes may not be redeemed for the first five years. Upon the occurrence of a Change of Control (as defined), the holders of the Senior Subordinated Notes will have the right to require the Company to purchase their notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase.

3.  REFINANCING CHARGES

     As a result of the Refinancing described above, the Company recorded an extraordinary loss of $42.0 million consisting of the $27.7 million premium paid to repurchase the 12 7/8% Senior Secured Notes, the payment of related transaction fees and expenses, and the charge-off of the unamortized debt discount and deferred financing fees. There was no tax benefit recognized for the extraordinary item as a valuation allowance was recorded to fully reserve the net operating losses created.

     The Company also recorded a $19 million charge for the cost of the Rainbow Royalty Buyout. Additionally, the Company recorded a $16.6 million charge to equity and a corresponding increase in the net loss applicable to common shares for the difference between the carrying value and the liquidation value of the Series B Special Stock, all of which was repurchased on September 8, 1997 at the liquidation price of $100 per share, plus accrued dividends.

4.  INCOME TAXES

     The Company's effective tax rate for the three months ended September 30, 1996 and 1997 differs from the statutory rate of 35% due to state income taxes and the impact of taxes applicable to earnings of Bally Wulff. In addition, earnings at the Company's domestic subsidiaries cannot be fully offset by the utilization of net operating loss carryforwards.

5.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following supplemental information is related to the unaudited condensed consolidated statements of cash flows. For the three months ended September 30, 1996 and 1997, the Company recorded the following significant non-cash items:

                                                                        THREE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                         1996       1997
                                                                        ------     -------
                                                                            (IN 000'S)
    Reclassify other assets to property, plant and equipment..........  $  567     $   105
    Reclassify excess costs over net assets of acquired business to
      property, plant and equipment...................................   1,286          --
    Dividends for Series E and Series B Special Stock.................   2,664       2,400
    Reclassify inventory to equipment.................................     771       1,599
    Series B Special Stock redemption premium.........................      --      16,553
    Translation rate adjustment.......................................     149         895

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

6.  LEGAL PROCEEDINGS

  Litigation

     In the action filed on December 2, 1996, the Company was named as a defendant in an action brought by Canpartners Investments IV and Cerberus Partners, pending in federal district court for the Southern District of New York. The Company entered into certain loan commitment letters with the plaintiffs in August 1995, contemplating that the plaintiffs would lend approximately $30.0 million to partially fund the Company's then pending hostile tender offer for Bally Gaming International, Inc. (BGII). The Company entered into a merger agreement with BGII in October 1995 and did not use funds provided by the plaintiffs to fund the acquisition of BGII in June 1996. On October 27, 1997, the court granted in part the Company's motion to dismiss the Canyon/Cerebus complaint. The claims for breach of the duty of good faith and fair dealing, seeking damages in excess of $12.0 million, and fraudulent concealment have been dismissed in their entirety, without prejudice to plaintiffs' right to replead. The claim for indemnification has been dismissed to the extent plaintiffs seek reimbursement of costs and fees relating to the litigation, but remains to the extent they seek reimbursemenent of expenses in connection with negotiation of the commitment letter and loan documents. The court left intact the plaintiffs' claim for breach of contract; however, the Company believes it has strong defenses to the plaintiffs' claim and intends to vigorously defend the action.

     On September 25, 1995, BGII was named as a defendant in a class action lawsuit filed in Federal District Court in Nevada, by Larry Schreirer on behalf of himself and all others similarly situated. The plaintiffs filed suit against BGII and approximately 45 other defendants. Each defendant is involved in the gaming business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of $1.0 billion, and are asking that any damage awards be trebled under applicable Federal law. Management believes the plaintiffs' lawsuit to be without merit. The Company intends to vigorously pursue all legal defenses available to it.

     In August 1996, the Company received demand notices from a holder of customer notes receivable which were sold on a recourse basis to a third party for which payments were in arrears from December 1995. In December 1996 the holder of the notes filed suit against the Company seeking payment from the Company of approximately $3.6 million. In November 1997, the Company received demand notices from the holder of $7.0 million of customer notes receivable which were sold on a recourse basis to a third party for which payments were in arrears. The Company has recorded a provision for doubtful accounts of approximately $8.3 million on all these receivables at September 30, 1997. The Company intends to vigorously pursue all legal defenses available to it.

     The Company is also a party to various lawsuits relating to routine matters incidental to its business. Management does not believe that the outcome of such litigation, including the matters above, in the aggregate, will have a material adverse effect on the company.

7.  UNAUDITED CONSOLIDATING FINANCIAL STATEMENTS

     The following unaudited condensed consolidating financial statements are presented to provide certain financial information regarding guaranteeing and non-guaranteeing subsidiaries in relation to the Company's Senior Subordinated Notes which were issued in the Refinancing (see note 2). The financial information presented includes Alliance Gaming Corporation (the "Parent") and its wholly-owned guaranteeing subsidiaries (together the "Parent and Guaranteeing Subsidiaries"), and the non-guaranteeing subsidiaries Video Services, Inc., United Gaming Rainbow, BGI Australia Pty. Limited, Bally Gaming de Puerto Rico, Inc., and Alliance Automaten GmbH & Co. KG (the subsidiary that holds the Company's German interests) (together the "Non-Guaranteeing Subsidiaries"). The notes to consolidating financial statements should be read in conjunction with these consolidating financial statements.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEETS
                                 JUNE 30, 1997
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                                    PARENT AND        NON-                     CORPORATION
                                                   GUARANTEEING   GUARANTEEING                     AND
                                                   SUBSIDIARIES   SUBSIDIARIES   ADJUSTMENTS   SUBSIDIARIES
                                                   ------------   ------------   -----------   ------------
                                                  ASSETS
Current assets:
  Cash and cash equivalents......................    $ 16,462       $ 12,462      $              $ 28,924
  Accounts and notes receivable, net.............      31,799         57,207         (1,305)       87,701
  Inventories, net...............................      19,231         18,778           (680)       37,329
  Other current assets...........................       6,695          2,932                        9,627
                                                     --------       --------      ---------      --------
     Total current assets........................      74,187         91,379         (1,985)      163,581
                                                     --------       --------      ---------      --------
Long-term notes receivable, net..................      96,271          1,501        (88,791)        8,981
Leased equipment, net............................                      7,902                        7,902
Property, plant and equipment, net...............      41,836         32,811                       74,647
Excess of costs over net assets of acquired
  businesses, net................................      41,185         21,031           (118)       62,098
Intangible assets, net...........................      17,979            252                       18,231
Investment in subsidiaries.......................     100,478                      (100,478)
Other assets, net................................      22,310         (5,758)            24        16,576
                                                     --------       --------      ---------      --------
                                                     $394,246       $149,118      $(191,348)     $352,016
                                                     ========       ========      =========      ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................    $  9,936       $  4,262      $      72      $ 14,270
  Accrued liabilities............................      21,129         16,727           (464)       37,392
  Current maturities of long-term debt...........         585          1,348           (809)        1,124
                                                     --------       --------      ---------      --------
     Total current liabilities...................      31,650         22,337         (1,201)       52,786
                                                     --------       --------      ---------      --------
Senior Secured Notes due 2003, net...............     151,224                                     151,224
Other long-term debt, less current maturities....      87,924         22,676        (89,109)       21,491
Other liabilities................................       9,366          3,500           (433)       12,433
                                                     --------       --------      ---------      --------
          Total liabilities......................     280,164         48,513        (90,743)      237,934
                                                     --------       --------      ---------      --------
Minority interest................................       1,546                                       1,546
Series B Special Stock...........................      58,981                                      58,981
Stockholders' equity:
  Series E Special Stock.........................      12,368                                      12,368
  Common Stock...................................       3,185         17,832        (17,832)        3,185
  Additional paid-in capital.....................     138,590         68,699        (68,699)      138,590
  Cumulative translation adjustment..............     (11,719)       (11,880)        11,880       (11,719)
  Retained earnings (accumulated deficit)........     (88,869)        25,954        (25,954)      (88,869)
                                                     --------       --------      ---------      --------
          Total stockholders' equity.............      53,555        100,605       (100,605)       53,555
                                                     --------       --------      ---------      --------
                                                     $394,246       $149,118      $(191,348)     $352,016
                                                     ========       ========      =========      ========

                        See accompanying unaudited note.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEETS
                               SEPTEMBER 30, 1997
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                                    PARENT AND        NON-                     CORPORATION
                                                   GUARANTEEING   GUARANTEEING                     AND
                                                   SUBSIDIARIES   SUBSIDIARIES   ADJUSTMENTS   SUBSIDIARIES
                                                   ------------   ------------   -----------   ------------
                                                  ASSETS
Current assets:
  Cash and cash equivalents......................   $    9,389      $ 14,664      $             $    24,053
  Accounts and notes receivable, net.............       30,057        52,458         (3,528)         78,987
  Inventories, net...............................       19,483        19,512           (643)         38,352
  Other current assets...........................        5,797         3,378                          9,175
                                                      --------      --------      ---------        --------
     Total current assets........................  64,726.....        90,012         (4,171)        150,567
                                                      --------      --------      ---------        --------
Long-term notes receivable, net..................      100,430         1,426        (93,632)          8,224
Leased equipment, net............................                      8,417                          8,417
Property, plant and equipment, net...............       42,270        32,472                         74,742
Excess of costs over net assets of acquired
  businesses, net................................       41,088        20,710           (118)         61,680
Intangible assets, net...........................       22,134           510                         22,644
Investment in subsidiaries.......................       97,562                      (97,562)             --
Other assets, net................................       22,560        (5,719)          (415)         16,426
                                                      --------      --------      ---------        --------
                                                    $  390,770      $147,828      $(195,898)    $   342,700
                                                      ========      ========      =========        ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable...............................   $    8,526      $  3,309      $    (430)    $    11,405
  Accrued liabilities............................       21,122        18,655         (1,027)         38,750
  Current maturities of long-term debt...........  1,726......         2,944         (2,424)          2,246
                                                      --------      --------      ---------        --------
     Total current liabilities...................       31,374        24,908         (3,881)         52,401
                                                      --------      --------      ---------        --------
Term loan facilities.............................      138,850                                      138,850
Senior Secured Notes due 2003, net...............           19                                           19
Senior Subordinated Notes due 2007, net..........      149,209                                      149,209
Other long-term debt, less current maturities....       87,602        21,616        (94,045)         15,173
Other liabilities................................        9,335         3,742           (410)         12,667
                                                      --------      --------      ---------        --------
          Total liabilities......................      416,389        50,266        (98,336)        368,319
                                                      --------      --------      ---------        --------
Minority interest................................        1,329                                        1,329
Stockholders' equity (net capital deficiency):
  Series E Special Stock.........................       12,725                                       12,725
  Common Stock...................................        3,185        17,832        (17,832)          3,185
  Additional paid-in capital.....................      122,054        68,848        (68,848)        122,054
  Cumulative translation adjustment..............      (12,734)      (12,895)        12,895         (12,734)
  Retained earnings (accumulated deficit)........     (152,178)       23,777        (23,777)       (152,178)
                                                      --------      --------      ---------        --------
          Total stockholders' equity (net capital
            deficiency)..........................      (26,948)       97,562        (97,562)        (26,948)
                                                      --------      --------      ---------        --------
                                                    $  390,770      $147,828      $(195,898)    $   342,700
                                                      ========      ========      =========        ========

                        See accompanying unaudited note.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                     THREE MONTHS ENDED SEPTEMBER 30, 1996
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                                    PARENT AND        NON-                     CORPORATION
                                                   GUARANTEEING   GUARANTEEING                     AND
                                                   SUBSIDIARIES   SUBSIDIARIES   ADJUSTMENTS   SUBSIDIARIES
                                                   ------------   ------------   -----------   ------------
Revenues:
  Gaming equipment and systems...................    $ 33,603       $  2,988       $(1,708)      $ 34,883
  Wall machines and amusement games..............                     26,427                       26,427
  Route operations...............................      24,569          4,320                       28,889
  Casino operations..............................       3,140          9,598           (25)        12,713
                                                      -------        -------       -------       --------
                                                       61,312         43,333        (1,733)       102,912
                                                      -------        -------       -------       --------
Costs and expenses:
  Cost of gaming equipment and systems...........      21,087          2,429        (1,708)        21,808
  Cost of wall machines and amusement games......                     15,104                       15,104
  Cost of route operations.......................      19,117          2,777                       21,894
  Cost of casino operations......................       1,865          3,501                        5,366
  Selling, general and administrative............      13,169         10,737           (42)        23,864
  Depreciation and amortization..................       3,247          1,973                        5,220
  Unusual item...................................         700                                         700
                                                      -------        -------       -------       --------
                                                       59,185         36,521        (1,750)        93,956
                                                      -------        -------       -------       --------
Operating income.................................       2,127          6,812            17          8,956

Earnings in consolidated subsidiaries............       3,188                       (3,188)

Other income (expense):
  Interest income................................         586             90          (113)           563
  Interest expense...............................      (5,293)        (1,070)          113         (6,250)
  Rainbow royalty................................                     (1,151)                      (1,151)
  Minority interest..............................        (141)                                       (141)
  Other, net.....................................        (136)           152           (17)            (1)
                                                      -------        -------       -------       --------
Income before income taxes.......................         331          4,833        (3,188)         1,976
Income tax (benefit) provision...................        (304)         1,645                        1,341
                                                      -------        -------       -------       --------
Net income.......................................         635          3,188        (3,188)           635
Special Stock dividends..........................      (2,664)                                     (2,664)
Premium on repurchase of Series B Special
  Stock..........................................        (232)                                       (232)
                                                      -------        -------       -------       --------
Net income (loss) applicable to common shares....    $ (2,261)      $  3,188       $(3,188)      $ (2,261)
                                                      =======        =======       =======       ========

                        See accompanying unaudited note.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                     THREE MONTHS ENDED SEPTEMBER 30, 1997
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                                    PARENT AND        NON-                     CORPORATION
                                                   GUARANTEEING   GUARANTEEING                     AND
                                                   SUBSIDIARIES   SUBSIDIARIES   ADJUSTMENTS   SUBSIDIARIES
                                                   ------------   ------------   -----------   ------------
Revenues:
  Gaming equipment and systems...................    $ 26,523       $  2,747       $(2,103)      $ 27,167
  Wall machines and amusement games..............                     21,061                       21,061
  Route operations...............................      30,765          4,890                       35,655
  Casino operations..............................       3,289         10,799                       14,088
                                                     --------        -------       -------       --------
                                                       60,577         39,497        (2,103)        97,971
                                                     --------        -------       -------       --------
Costs and expenses:
  Cost of gaming equipment and systems...........      16,280          2,043        (2,087)        16,236
  Cost of wall machines and amusement games......                     11,568                       11,568
  Cost of route operations.......................      24,052          3,136                       27,188
  Cost of casino operations......................       2,098          4,162                        6,260
  Selling, general and administrative............      13,354         10,918                       24,272
  Depreciation and amortization..................       2,927          2,076                        5,003
                                                     --------        -------       -------       --------
                                                       58,711         33,903        (2,087)        90,527
                                                     --------        -------       -------       --------

Operating income.................................       1,866          5,594           (16)         7,444

Earnings in consolidated subsidiaries............       3,181                       (3,181)

Other income (expense):
  Interest income................................         292            111          (172)           231
  Interest expense...............................      (5,802)          (439)          172         (6,069)
  Rainbow royalty................................         680         (1,267)                        (587)
  Minority interest..............................        (390)                                       (390)
  Rainbow royalty buyout.........................     (19,000)                                    (19,000)
  Other, net.....................................          64            (76)                         (12)
                                                     --------        -------       -------       --------
Income (loss) before income taxes................     (19,109)         3,923        (3,197)       (18,383)
Income tax (benefit) provision...................        (233)           726                          493
                                                     --------        -------       -------       --------
Net income (loss) before extraordinary item......     (18,876)         3,197        (3,197)       (18,876)
Extraordinary loss, without tax benefit..........     (42,033)                                    (42,033)
                                                     --------        -------       -------       --------
Net income (loss)................................     (60,909)         3,197        (3,197)       (60,909)

Special Stock dividends..........................      (2,400)                                     (2,400)
Premium on redemption of Series B Special
  Stock..........................................     (16,553)                                    (16,553)
                                                     --------        -------       -------       --------
Net loss applicable to common shares.............    $(79,862)      $  3,197       $(3,197)      $(79,862)
                                                     ========        =======       =======       ========

                        See accompanying unaudited note.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                     THREE MONTHS ENDED SEPTEMBER 30, 1996
                                   (IN 000'S)

                                                                                                 ALLIANCE
                                                                                                  GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     ------------
Net cash provided by operating
  activities...............................    $    829         $  9,848          $(197)         $ 10,480
                                               --------          -------          -----          --------
Cash flows from investing activities:
  Additions to property, plant and
     equipment.............................      (1,418)            (583)                          (2,001)
  Proceeds from disposal of property and
     equipment.............................          37                4                               41
  Other....................................      (1,058)                                           (1,058)
                                               --------          -------          -----          --------
          Net cash used in investing
            activities.....................      (2,439)            (579)                          (3,018)
                                               --------          -------          -----          --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt,
     net of expenses.......................          41                                                41
  Reduction of long-term debt..............        (179)          (3,701)           197            (3,683)
  Net change in lines of credit............      (7,525)          (4,485)                         (12,010)
  Repurchase of Series B Special Stock.....      (1,653)                                           (1,653)
  Proceeds from exercise of stock
     options...............................         122                                               122
  Dividends received (paid)................         143             (143)                              --
                                               --------          -------          -----          --------
          Net cash used in financing
            activities.....................      (9,051)          (8,329)           197           (17,183)
                                               --------          -------          -----          --------
Effect of exchange rate changes on cash....                           (5)                              (5)
Cash and cash equivalents:
  Increase (decrease) for period...........     (10,661)             935                           (9,726)
  Balance, beginning of period.............      36,954           11,103                           48,057
                                               --------          -------          -----          --------
  Balance, end of period...................    $ 26,293         $ 12,038          $  --          $ 38,331
                                               ========          =======          =====          ========

                        See accompanying unaudited note.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                     THREE MONTHS ENDED SEPTEMBER 30, 1997
                                   (IN 000'S)

                                                                                                ALLIANCE
                                                                                                 GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     -----------
Net cash provided by (used in) operating
  activities...............................   $  (23,015)       $  7,968         $ 6,940        $   (8,107)
                                               ---------         -------         -------         ---------
Cash flows from investing activities:
  Additions to property and equipment......       (2,288)           (761)                           (3,049)
  Proceeds from disposal of property and
     equipment.............................           62              69                               131
  Other....................................         (710)           (152)                             (862)
                                               ---------         -------         -------         ---------
          Net cash used in investing
            activities.....................       (2,936)           (844)                           (3,780)
                                               ---------         -------         -------         ---------
Cash flows from financing activities:
  Refinancing fees and expenses............      (32,752)                                          (32,752)
  Capitalized new debt fees................      (11,456)                                          (11,456)
  Proceeds from issuance of long-term debt,
     net of expenses.......................      303,734           7,279          (7,279)          303,734
  Reduction of long-term debt..............     (170,294)         (7,939)            339          (177,894)
  Net change in lines of credit............        1,840           1,232                             3,072
  Redemption of Series B Special Stock.....      (77,568)                                          (77,568)
  Dividends received (paid)................        5,374          (5,374)                               --
                                               ---------         -------         -------         ---------
          Net cash provided by (used in)
            financing activities...........       18,878          (4,802)         (6,940)            7,136
                                               ---------         -------         -------         ---------
Effect of exchange rate changes on cash....                         (120)                             (120)
Cash and cash equivalents:
  Increase (decrease) for period...........       (7,073)          2,202                            (4,871)
  Balance, beginning of period.............       16,462          12,462                            28,924
                                               ---------         -------         -------         ---------
  Balance, end of period...................   $    9,389        $ 14,664         $    --        $   24,053
                                               =========         =======         =======         =========

                        See accompanying unaudited note.

                          ALLIANCE GAMING CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

DEBT AND LINES OF CREDIT

     Long-term debt and lines of credit at September 30, 1997 consist of the following:

                                                                                                ALLIANCE
                                                                                                 GAMING
                                              PARENT AND          NON-                         CORPORATION
                                             GUARANTEEING     GUARANTEEING                         AND
                                             SUBSIDIARIES     SUBSIDIARIES     ADJUSTMENTS     SUBSIDIARIES
                                             ------------     ------------     -----------     -----------
                                                                      (IN 000'S)
10% Senior Subordinated Notes due 2007, net
  of unamortized discount..................    $149,209         $               $               $ 149,209
Tranche B Term Loan........................      75,000                                            75,000
Tranche C Term Loan........................      40,000                                            40,000
Delayed Draw Term Facility.................      25,000                                            25,000
Revolving Credit Facility..................       1,800           10,843                           12,643
12 7/8% Senior Secured notes due 2003......          19                                                19
Intercompany notes payable.................      85,426           11,043          (96,469)             --
Other......................................         952            2,674                            3,626
                                               --------          -------         --------        --------
                                                377,406           24,560          (96,469)        305,497
Less current maturities....................       1,726            2,944           (2,424)          2,246
                                               --------          -------         --------        --------
Long-term debt, less current maturities....    $375,680         $ 21,616        $ (94,045)      $ 303,251
                                               ========          =======         ========        ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bally Gaming International, Inc.

     We have audited the accompanying consolidated financial statements of Bally Gaming International, Inc. and subsidiaries as listed under the caption "Audited Consolidated Financial Statements" in the index on page F-1 of this Prospectus as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bally Gaming International, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Las Vegas, Nevada
February 13, 1996

                        BALLY GAMING INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Current assets:
  Cash and cash equivalents............................................  $  5,526     $  9,204
  Accounts and notes receivable, net of allowance for doubtful accounts
     of $16,281 and $12,282............................................    87,176       84,632
  Inventories, net:
     Raw materials and work-in-process.................................    16,066       21,082
     Finished goods....................................................    35,525       28,377
                                                                         --------     --------
                                                                           51,591       49,459
  Other current assets.................................................     3,983        5,074
                                                                         --------     --------
          Total current assets.........................................   148,276      148,369
Long-term notes receivable, net of allowance for doubtful accounts of
  $7,869 and $8,198....................................................     9,981        5,558
Property, plant and equipment, at cost:
  Land.................................................................     1,357        1,357
  Buildings and leasehold improvements.................................    19,871       19,262
  Machinery and equipment..............................................    30,328       26,636
  Furniture, fixtures and equipment....................................     6,162        6,075
  Less accumulated depreciation........................................   (34,474)     (28,972)
                                                                         --------     --------
     Property, plant and equipment, net................................    23,244       24,358
Intangible assets, less accumulated amortization of $13,720 and
  $12,609..............................................................    10,814       11,410
Other assets...........................................................     2,001        2,547
                                                                         --------     --------
                                                                         $194,316     $192,242
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 18,556     $ 19,272
  Accrued liabilities and other payables:
  Compensation and benefit related liabilities.........................     5,608        5,962
  Other................................................................    11,798       11,363
                                                                         --------     --------
                                                                           17,406       17,325
  Current maturities of long-term debt.................................    14,957       16,000
                                                                         --------     --------
          Total current liabilities....................................    50,919       52,597
10 3/8% Senior Secured Notes due 1998, net of unamortized discount of
  $344 and $458........................................................    39,656       39,542
Other long-term debt, less current maturities..........................    15,331       14,220
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $.01 par value; 5,000,000 shares authorized, none
     issued............................................................        --           --
  Common stock; $.01 par value; 30,000,000 shares authorized,
     10,799,501 and 10,749,501 issued and outstanding..................       108          107
  Additional paid-in-capital...........................................    68,345       67,758
  Retained earnings....................................................     1,842        5,235
  Cumulative translation adjustments...................................    18,662       13,560
  Unearned compensation................................................      (547)        (777)
                                                                         --------     --------
          Total stockholders' equity...................................    88,410       85,883
                                                                         --------     --------
                                                                         $194,316..   $192,242
                                                                         ========     ========

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
Revenues:
  Sales....................................................  $244,471     $231,318     $164,571
  Other....................................................     4,841        4,874        4,136
                                                             --------     --------     --------
                                                              249,312      236,192      168,707
                                                             --------     --------     --------
Costs and expenses:
  Cost of sales............................................   163,131      157,059      121,710
  Selling, general and administrative......................    65,289       59,989       57,357
  Provision for doubtful receivables.......................     6,712        5,763        8,176
  Unusual charges..........................................     5,816           --           --
                                                             --------     --------     --------
                                                              240,948      222,811      187,243
                                                             --------     --------     --------
Operating income (loss)....................................     8,364       13,381      (18,536)
Interest expense...........................................     6,853        6,768        4,424
                                                             --------     --------     --------
Income (loss) before income taxes and extraordinary gain...     1,511        6,613      (22,960)
Provision for income taxes.................................     4,904        2,820        4,242
                                                             --------     --------     --------
Income (loss) before extraordinary gain....................    (3,393)       3,793      (27,202)
Extraordinary gain on early extinguishment of debt.........        --           --        3,759
                                                             --------     --------     --------
Net income (loss)..........................................  $ (3,393)    $  3,793     $(23,443)
                                                             ========     ========     ========
Net income (loss) per common share:
  Income (loss) before extraordinary gain..................  $  (0.31)    $   0.35     $  (2.54)
  Extraordinary gain on early extinguishment of debt.......        --           --         0.35
                                                             --------     --------     --------
  Net income (loss)........................................  $  (0.31)    $   0.35     $  (2.19)
                                                             ========     ========     ========
  Weighted average number of common shares and common stock
     equivalents outstanding...............................    10,776       10,727       10,685
                                                             ========     ========     ========

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                          ADDITIONAL              CUMULATIVE                       TOTAL
                                 COMMON    PAID-IN-    RETAINED   TRANSLATION     UNEARNED     STOCKHOLDERS'
                                 STOCK     CAPITAL     EARNINGS   ADJUSTMENTS   COMPENSATION      EQUITY
                                 ------   ----------   --------   -----------   ------------   -------------
Balance at December 31, 1992...  1$06..    $ 65,757    $ 24,885     $11,662       $ (1,133)      $ 101,277
  Net loss.....................     --           --     (23,443)         --             --         (23,443)
  Issuance of restricted
     Company common stock
     award.....................      1        1,149          --          --         (1,150)             --
  Exercise of warrants.........     --           30          --          --             --              30
  Amortization of unearned
     compensation..............     --           --          --          --            951             951
  Foreign currency translation
     adjustment................     --           --          --      (4,536)            --          (4,536)
  Issuance of stock warrants...     --          600          --          --             --             600
                                  ----      -------    --------     -------        -------         -------
Balance at December 31, 1993...    107       67,536       1,442       7,126         (1,332)         74,879
  Net income...................     --           --       3,793          --             --           3,793
  Amortization of unearned
     compensation..............     --           --          --          --            555             555
  Foreign currency translation
     adjustment................     --           --          --       6,434             --           6,434
  Issuance of Company common
     stock under compensation
     agreement.................     --          222          --          --             --             222
                                  ----      -------    --------     -------        -------         -------
Balance at December 31, 1994...    107       67,758       5,235      13,560           (777)         85,883
                                  ----      -------    --------     -------        -------         -------
  Net loss.....................     --           --      (3,393)         --             --          (3,393)
  Exercise of stock options....  1....          587          --          --             --             588
  Amortization of unearned
     compensation..............     --           --          --          --            230             230
  Foreign currency translation
     adjustment................  -- ..           --          --       5,102             --           5,102
                                  ----      -------    --------     -------        -------         -------
Balance at December 31, 1995...   $108     $ 68,345    $  1,842     $18,662       $   (547)      $  88,410
                                  ====      =======    ========     =======        =======         =======

                                                                                                  COMMON
                                                                                                   STOCK
 SHARE AMOUNTS (IN THOUSANDS)                                                                     ISSUED
-------------------------------                                                                -------------
Balance at December 31, 1992...                                                                     10,623
  Issuance of restricted
     Company common stock
     award.....................                                                                        100
  Exercise of warrants.........                                                                          2
                                                                                                    ------
Balance at December 31, 1993...                                                                     10,725
  Issuance of Company common
     stock under compensation
     agreement.................                                                                         25
                                                                                                    ------
Balance at December 31, 1994...                                                                     10,750
  Exercise of stock options....                                                                         50
                                                                                                    ------
Balance at December 31, 1995...                                                                     10,800
                                                                                                    ======

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31,
                                                                           ------------------------------
                                                                             1995       1994       1993
                                                                           --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................................  $ (3,393)  $  3,793   $(23,443)
  Adjustments to reconcile net income (loss) to cash provided by (used
     in) operating activities:
     Extraordinary gain on early extinguishment of debt..................        --         --     (3,759)
     Depreciation and amortization.......................................     8,953      8,271      8,103
     Deferred income taxes...............................................      (778)      (296)       163
     Provision for doubtful receivables..................................     6,712      5,763      8,176
     Provision for writedown of building to be sold......................       812         --         --
     Provision for inventory valuation...................................     1,955      2,230      6,156
     (Gain) loss on disposals of property, plant and equipment...........        48        (83)        64
     Changes in operating assets and liabilities:
       Accounts and notes receivable.....................................   (10,304)   (15,823)   (17,648)
       Inventories.......................................................    (2,167)    (3,889)   (15,077)
       Other current assets..............................................     1,279       (713)    (1,534)
       Accounts payable and accrued liabilities..........................       578      2,730      9,717
  Other, net.............................................................       100       (759)      (466)
                                                                           --------   --------   --------
       Cash provided by (used in) operating activities...................     3,795      1,224    (29,548)
                                                                           --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net assets of distribution business acquired.............................        --         --     (8,382)
Purchases of property, plant and equipment...............................    (8,240)    (9,537)    (6,467)
Proceeds from disposals of property, plant and equipment.................     1,757      1,749      1,091
Other....................................................................       250      1,397        351
                                                                           --------   --------   --------
       Cash used in investing activities.................................    (6,233)    (6,391)   (13,407)
                                                                           --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Senior Secured Notes and Common Stock
  Warrants...............................................................        --         --     40,000
Net change in lines of credit............................................       359     21,423     28,711
Repayments of long-term debt.............................................    (2,908)   (13,192)   (29,761)
Exercise of stock warrants and stock options.............................       588         --         30
                                                                           --------   --------   --------
       Cash provided by financing activities.............................    (1,961)     8,231     38,980
Effect of exchange rate changes on cash..................................       721        704       (389)
                                                                           --------   --------   --------
Increase (decrease) in cash and cash equivalents.........................    (3,678)     3,768     (4,364)
Cash and cash equivalents, beginning of year.............................     9,204      5,436      9,800
                                                                           --------   --------   --------
Cash and cash equivalents, end of year...................................  $  5,526   $  9,204   $  5,436
                                                                           ========   ========   ========
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Operating activities include cash payments for interest and income taxes as follows:
     Interest paid.......................................................  $  6,888   $  5,972   $  2,910
     Income taxes paid, net of refunds...................................     1,801      4,020      6,454
  Investing activities exclude the following non-cash activities:
     Exchange of income tax receivable for intangible assets and
      equipment..........................................................        --         --      1,969
     Long-term note received from sale of assets.........................        --        517         --
  Financing activities exclude the following non-cash activities:
     Issuance of restricted stock awards.................................        --         --      1,150
     Issuance of Company common stock under compensation agreement.......        --        222         --
     Issuance of note payable for license agreement......................        --      1,465         --

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Bally Gaming International, Inc. (the "Company") was formed in August 1991 by Bally Entertainment Corporation ("BEC") to consolidate the gaming machine manufacturing and distribution operations of BEC. These operations are conducted in Germany under the name Bally Wulff ("Wulff") and in the United States under the name Bally Gaming ("Gaming") and Bally Systems ("Systems"). Wulff designs, manufactures (through the Company's wholly-owned subsidiary "Automaten") and distributes (through the Company's wholly-owned subsidiary "Vertriebs") wall-mounted, coin-operated, armless gaming devices similar to slot machines known as wall machines and also distributes recreational and amusement machines manufactured by third parties. Gaming designs, manufactures and distributes electronic slot machines and video gaming machines. Systems designs, assembles and sells computerized monitoring systems for slot and video gaming machines. In three transactions dated November 1991, July 1992 and September 1993, BEC divested substantially all its interests in the Company.

     Certain reclassifications have been made to prior years' financial statements to conform with the 1995 presentation.

     Hereafter, references to the Company are to the consolidated operations of Wulff, Gaming and Systems including the predecessor operations.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash equivalents

     Cash equivalents consist of highly liquid investments with original maturities of three months or less which are readily convertible into cash.

  Inventories

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. Cost elements included for work-in-process and finished goods include raw materials, freight, direct labor and manufacturing overhead.

  Property, plant and equipment

     Depreciation is provided by using the straight-line method over the estimated economic lives of the related assets and the terms of the applicable leases for leasehold improvements, which range from 3 to 30 years.

     Significant replacements and improvements are capitalized; other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income as appropriate.

  Intangible and other assets

     Intangible assets include the cost in excess of net assets of acquired businesses, which are being amortized using the straight-line method over periods ranging up to 40 years from dates of acquisition.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

     In July 1992, the Company reached an agreement for an exclusive license until December 31, 2005, subject to extension, of a patent relating to the use of credit cards in gaming machines, and acquired 1% of the stock of Scotch Twist, Inc., a private company which granted this license, in exchange for the issuance of 100,001 shares of the Company's Common Stock. The licensing agreement requires the Company to commit $1.2 million in research and development costs related to the patent, plus any costs related to obtaining required regulatory approvals and licenses. As of December 31, 1995 approximately $1 million has been spent relative to this commitment.

     In July 1992 and again in March 1995, the Company and BEC amended a trademark license agreement ("License Agreement") pursuant to which the Company licensed the use of the name "Bally" for its use in the gaming machine business worldwide. Prior to 1995, the trademark licensing rights were being amortized using the straight line method over a 20 year period. Pursuant to the terms of the March 1995 amendment, the Company reduced the remaining amortization period to five years effective March 31, 1995, resulting in an increase in amortization expense of approximately $315,000 for the year ended December 31, 1995.

     In January 1993, as part of an amendment to an intercorporate agreement between the Company and BEC, a long-term income tax receivable from BEC of $1,971,000 was exchanged for certain assets owned by BEC but managed by the Company, a reduction in the period from six years to three years of certain non-competition restrictions previously imposed on the Company by BEC and the settlement of certain other intercompany service arrangements with BEC. This transaction resulted in an increase to intangible assets of approximately $1,515,000 which is being amortized over a 6 year period.

     In June 1994, the Company acquired a paid up license for use of a patent on slot machines manufactured or sold during the life of the patent. The owner of the patent had recently filed an infringement action against various casinos in Atlantic City alleging infringement of a certain patent by these casino companies. As a result of the agreement, the casino operator defendants will be released from any claims relating to the past and future use of certain gaming machines manufactured by the Company. The Company agreed to pay $2 million over a 5 year period, without interest, for the paid up license. The asset is fully amortized as of December 31, 1995.

     The carrying value of intangible assets is periodically reviewed by management and impairment losses, if any, are recognized when the expected non-discounted future operating cash flows derived from such intangible assets is less than their carrying value. In 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") was issued which will be effective for the Company's year ended December 31, 1996. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Management believes that if SFAS No. 121 had been early adopted at December 31, 1995, it would not have had a material effect on the financial position, results of operations or cash flows of the Company.

  Income taxes

     Taxes on income of Wulff are provided at the tax rates applicable to the tax jurisdictions in Germany, as Wulff files separate foreign income tax returns. German withholding taxes and related United States federal income taxes are provided on Wulff earnings.

  Revenue recognition

     The Company sells products on normal credit terms (90 days or less), over longer term installments of 36 months or more or through payments from the net winnings of the machines until the purchase price is paid.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

Revenue from sales of gaming machines and recreational and amusement equipment is normally recognized at the time products are shipped and title has passed to the customer. Revenue from sales of software included in computerized management systems is recognized at the time the systems are accepted by the customer, which normally coincides with installation of the equipment. Revenue from sales of hardware included in computerized management systems is recognized at the time the product is shipped.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign currency translation

     The functional currency of Wulff is the Deutsche Mark. Assets and liabilities of Wulff are translated at the rate of exchange at the end of the period, and the statements of operations are translated at the average rate of exchange for the period. Translation adjustments are reflected as a separate component of stockholders' equity. Gains and losses on foreign currency transactions are included in net income.

  Research and development

     The Company expenses product research and development costs as incurred. Research and development costs for the years ended December 31, 1995, 1994 and 1993 were $9.2 million, $8.7 million and $7.8 million, respectively.

  Stock-based employee compensation awards

     The Company accounts for its stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock options and stock performance rights equals the market price on date of grant, no compensation expense is recognized.

     In 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123") was issued which will be effective for the Company's year ended December 31, 1996. SFAS No. 123 provides alternative accounting treatment to APB No. 25 with respect to stock-based compensation and requires certain additional disclosures, including disclosures if the Company elects not to adopt the accounting requirements of SFAS No. 123. At this point, the Company does not anticipate adopting the accounting requirements of SFAS No. 123 and therefore in future years would expect to provide the required additional disclosures in the footnotes to the consolidated financial statements.

  Net income (loss) per common share

     Net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding totaling 10,775,699, 10,726,556 and 10,685,054 for the years ended December 31, 1995, 1994 and 1993.

     Common stock equivalents were not included in the computation of earnings
(loss) per common share as their effect would have been antidilutive or immaterial.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

MERGER AGREEMENT, TENDER OFFER AND RELATED LITIGATION

     On October 17, 1995, the Board of Directors of the Company approved an Agreement and Plan of Merger with Alliance Gaming Corporation ("Alliance") which was subsequently amended as of January 23, 1996 ("Merger Agreement"). Pursuant to the Merger Agreement, the Company will merge with a subsidiary of Alliance ("Alliance Merger Subsidiary") with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Alliance ("Alliance Merger"). The Merger Agreement provides that the Company's stockholders will have the right to receive, in exchange for each of their issued and outstanding shares of the Company's common stock (i) an amount of cash determined by dividing $76,700,000 by the number of shares of the Company's common stock outstanding immediately prior to the effective time of the Merger (other than shares which are held by the Company, Alliance or their respective subsidiaries) ("Converted Shares"),
(ii) a fraction of a share of common stock, $.10 par value, of Alliance ("Alliance Common Stock") having a value determined in accordance with the Merger Agreement of $.30 (the "Common Stock Consideration") and (iii) that number of shares (or fractions thereof) of 15% Non-Voting Junior Special Stock, Series B, $.10 par value, of Alliance (the "Series B Special Stock") having a value determined in accordance with the Merger Agreement equal to $11.40 less the cash consideration described in clause (i) above. The obligations of Alliance and the Company to consummate the Alliance Merger are subject to various conditions, including obtaining, requisite stockholder and regulatory approvals and Alliance's obtaining $150 million in financing on commercially reasonable terms, at least two-thirds of which must be in the form of bank debt, other debt having a term of at least four years or equity. In conjunction with the Merger Agreement, Alliance terminated its unsolicited tender offer and consent solicitation and withdrew its litigation against the Company and the Company withdrew its litigation against Alliance.

BUSINESS SEGMENT

     The business of the Company is conducted in one industry segment: the design, manufacture and distribution of gaming machines, computerized monitoring systems and recreational and amusement equipment. All of Wulff's sales are to customers outside the United States while Gaming and Systems sell to domestic and foreign customers. See "Commitments and Contingencies".

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

     The Company has operations based in Germany and the United States. The table below presents information as to the Company's operations by geographic region.

                                                          YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1995         1994         1993
                                                     --------     --------     --------
        Revenues:
          Germany..................................  $130,655     $111,068     $112,601
          United States............................   129,140      131,228       60,533
          Eliminations.............................   (10,483)      (6,104)      (4,427)
                                                     --------     --------     --------
          Consolidated.............................  $249,312     $236,192     $168,707
                                                     ========     ========     ========
        Operating Income (Loss):
          Germany..................................  $  5,581     $  9,232     $  9,702
          United States............................     2,982        4,184      (27,658)
          Eliminations.............................      (199)         (35)        (580)
                                                     --------     --------     --------
          Consolidated.............................  $  8,364     $ 13,381     $(18,536)
                                                     ========     ========     ========
        Identifiable Assets:
          Germany..................................  $100,207     $ 97,537     $ 81,899
          United States............................   100,643       99,478       90,613
          Eliminations.............................    (6,534)      (4,773)      (1,682)
                                                     --------     --------     --------
          Consolidated.............................  $194,316     $192,242     $170,830
                                                     ========     ========     ========

     Wulff's customers are a diverse group of operators of arcades, hotels, restaurants and taverns, primarily in Germany. Gaming's and Systems' customers are primarily casinos and gaming machine distributors in the United States and abroad. Receivables of Wulff, Gaming and Systems are generally collateralized by the related equipment. See "Concentration of Credit Risk".

     Export sales (including sales to Wulff) from Gaming's and Systems' operations for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1995        1994        1993
                                                        -------     -------     -------
        Europe........................................  $12,890     $10,889     $ 8,651
        Far East......................................      998         860         223
        Latin America.................................    5,392       4,015       2,030
        Canada........................................    6,185       3,254       1,589
        Other.........................................    1,824         556          --
                                                        -------     -------     -------
                                                        $27,289     $19,574     $12,493
                                                        =======     =======     =======

ACCOUNTS AND NOTES RECEIVABLE

     The Company grants certain customers extended payment terms under contracts of sale. These contracts are generally for terms of one to three years, with interest at prevailing rates, and are generally collateralized by the related equipment sold although the value of such equipment, if repossessed, may be less than the receivable balance outstanding. See "Concentration of Credit Risk".

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

     The following table represents, at December 31, 1995, scheduled collections of accounts and notes receivable (net of allowances for doubtful accounts) by year:

                1996...............................................  $87,176
                1997...............................................    8,250
                1998...............................................    1,731
                                                                     -------
                                                                     $97,157
                                                                     =======

LONG-TERM DEBT AND LINES OF CREDIT

     Long-term debt and lines of credit consist of the following at December 31, 1995 and 1994:

                                                                   1995         1994
                                                                 --------     --------
        10 3/8% Senior Secured Notes due 1998, net of
          unamortized discount of $344 and $458................  $ 39,656     $ 39,542
        Other long-term debt:
        Wulff revolving lines of credit........................    15,905       15,853
        Bally Gaming, Inc. revolving line of credit............     9,400        7,768
        Notes payable, 5% to 12%...............................     4,983        6,599
        Less current maturities................................   (14,957)     (16,000)
                                                                  -------     --------
                                                                 $15,331..    $ 14,220
                                                                  =======     ========

     In July 1993, the Company completed a private placement of $40 million principal amount of 10 3/8% Senior Secured Notes due July 1998 and Common Stock Purchase Warrants to purchase 1.2 million shares of Common Stock exercisable at $12.50 per share after the Common Stock has traded at an average of $20 per share for a twenty consecutive trading day period and under certain other circumstances. The warrants became exercisable during November 1993. The Company allocated $600,000 of the $40 million gross proceeds to the warrants and accordingly recorded the Senior Secured Notes at $39.4 million with unamortized discount of $600,000 (the effective yield of the Senior Secured Notes is 10.77%). The Company used $21.6 million of the gross proceeds of $40 million from the sale of the notes and warrants to redeem all of its outstanding 6% Senior Convertible Debentures due 2002. The Company realized an extraordinary gain of approximately $3.8 million from the redemption of the Convertible Debentures in 1993. The gain represents the difference between the carrying amount of the debt retired and related deferred financing costs ($25.4 million) and the redemption price of $21.6 million. The Senior Secured Notes are collateralized by a pledge of the outstanding capital stock of Automaten and Vertriebs and a guarantee by Bally Gaming, Inc. The Notes are subject to redemption, at the option of the Company, at a redemption price equal to 103% and, 101.5% of the principal amount of the Notes if redeemed during the twelve month period beginning on the anniversary of the issue date in the years 1996 and 1997, respectively.

     During March 1993, Vertriebs obtained two bank lines of credit for the purpose of financing the acquisition of assets acquired from an independent distributor. The agreements provide for borrowings of DM2,250,000 and DM16,000,000 (approximately $1,600,000 and $11,200,000) at December 31, 1995,
respectively. Availability of the DM2,250,000 line of credit is reduced by DM250,000 per quarter and expires on March 31, 1998. Borrowings under this line of credit bear interest at 6.95%. The working capital revolving credit line of DM16,000,000 bears interest at a rate tied to an international borrowing rate plus 1% (5.3% at December 31, 1995) and is due on demand. These lines are collateralized by a pledge of the assets acquired. Approximately $12,751,000 was outstanding under these lines at December 31, 1995. In May 1993, Vertriebs obtained a DMI6,300,000 (approximately $11,400,000 at December 31, 1995) revolving line of credit for general working capital purposes. This agreement bears interest at a rate tied to an international borrowing

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

rate plus 1% (4.8% at December 31, 1995) and is due on demand. This line is collateralized by the receivables of Vertriebs. Approximately $3,144,000 was outstanding under this line at December 31, 1995. Vertriebs and Automaten are jointly and severally liable under these lines of credit.

     In March 1993, Bally Gaming, Inc. obtained a bank revolving line of credit which, as amended, provides for borrowings tied to a percentage of Bally Gaming, Inc's eligible (as defined in the credit agreement) inventory and accounts receivable with a maximum borrowing capacity of $15,000,000. Borrowings under this agreement, which expires March 31, 1997, bear interest at one and one-half percent above the bank's prime rate (10% at December 31, 1995). The Company must pay an annual facility fee of one-half of one percent of the maximum borrowing capacity and a monthly unused line fee of one-quarter of one percent of the difference between the maximum borrowing capacity and the average daily outstanding balance during any month. This line of credit is collateralized by property, plant and equipment and the eligible inventory and accounts receivable. The agreement and subsequent amendments also contain certain financial and other restrictive covenants, including the maintenance by Bally Gaming, Inc. of specified levels of minimum net working capital, working capital ratio, tangible net worth, net worth ratio, and minimum net income after taxes, all as defined in the credit agreement. Eligible borrowing capacity under this agreement at December 31, 1995 was approximately $15,000,000. Approximately $9,400,000 was outstanding at December 31, 1995.

     Aggregate annual maturities of long-term debt for the five years after December 31, 1995 are $14.9 million, $11.5 million, $43.6 million, $.3 million and none.

STOCK PLANS, AWARDS AND RIGHTS

  1991 Incentive Plan

     On November 6, 1991, the Company adopted the 1991 Incentive Plan of Bally Gaming International, Inc. (the "Plan") for directors (employee directors that are not members of the Compensation and Stock Option Committee of the Board of Directors), officers, key employees and consultants (collectively "Participants"). The Plan provides for the grant of stock options, stock appreciation rights ("SARs") and restricted stock (collectively "Awards"). The aggregate number of shares of common stock which may be delivered under the Plan and the 1991 Non-Employee Directors' Option Plan described below may not exceed 1,250,000 shares. No awards may be granted after November 6, 2001.

     The Plan provides for granting incentive as well as nonqualified stock options. Unless the Compensation and Stock Option Committee of the Board of Directors, in its discretion, determines otherwise, nonqualified stock options will be granted with an option price equal to the fair market value of the shares of common stock at the date of grant. Incentive stock options must be granted at not less than the fair market value of the shares of common stock at the date of grant.

     SARs are rights granted to Participants to receive shares of common stock and/or cash in an amount equal to the excess of (i) the fair market value of the shares of common stock on the date the SARs are exercised over (ii) the fair market value of the shares of common stock on the date the SARs were granted or, at the discretion of the Compensation and Stock Option Committee of the Board of Directors, the date the option was granted, if granted in tandem with an option granted on a different date.

     Restricted stock awards are rights granted to an employee to receive shares of common stock without payment but subject to forfeiture and other restrictions as set forth in the Plan. Generally, the restricted stock awarded, and the right to vote such stock or to receive dividends thereon, may not be sold, exchanged or otherwise disposed of during the restricted period. The Compensation and Stock Option Committee of the Board of Directors, in its discretion, will determine the restrictions and the forfeiture provisions applicable to restricted stock awards. The Plan provides that, at the discretion of the Compensation and Stock Option

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

Committee of the Board of Directors, the Company may pay cash to Participants to insure that the Participant will receive the common stock net of all taxes imposed on such Participant related to the receipt of common stock and cash payments under the Plan. During 1991, restricted stock awards for 72,500 shares of common stock were granted under the Plan to key employees effective January 1, 1992. These awards are fully vested at December 31, 1995. In 1993, 100,000 shares of restricted common stock were granted to an officer of the Company. This award vests ratably over a five-year period. As of December 31, 1995, 40,000 shares of this award were vested.

     The Plan is administered by the Compensation and Stock Option Committee which will determine the participants to whom awards will be granted, the provisions applicable to each award and the time periods during which the awards may be exercised. Each option and SAR granted under the Plan may be exercisable for a term of not more than ten years after the date of grant. Incentive stock options and SARs granted in tandem with incentive stock options may only be exercised when the fair market value of common stock is greater than the option price. Certain other restrictions apply in connection with the timing of exercise. In the event of a change of control (as defined in the Plan), the date on which all SARs and options outstanding under the Plan may first be exercised is accelerated, and restrictions on restricted stock awards lapse. Generally, all SARs and options terminate 90 days after a change of control.

  1991 Non-Employee Directors' Option Plan

     The 1991 Non-Employee Directors' Option Plan of the Company (the "Directors' Plan") was also adopted in November 1991. The Directors' Plan provides for the granting of stock options at the Company's initial public offering price to persons who, on the consummation of the Company's initial public offering, were members of the Board of Directors and who are not employees of the Company or its subsidiaries ("Non-Employee Directors"), and thereafter, options are granted at fair market value to persons who become members of the Board of Directors after the Company's initial public offering and who are not employees of the Company or its subsidiaries at the time they become members of the Board of Directors. Each of the Non-Employee Directors received, or will receive, an option, for ten years, to purchase 25,000 shares of common stock that vests over three years. Administration, the term of the Directors' Plan and change of control features for the Directors' Plan are consistent with the above described Plan.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

     At December 31, 1995, 35,000 shares were reserved for future grant under the Plan and the Directors' Plan. A summary of shares granted, canceled and exercisable (excluding restricted stock grants of 172,500) are as follows:

                                                         NUMBER OF         OPTION PRICE
                                                          SHARES            PER SHARE
                                                         ---------     --------------------
        Outstanding at December 31, 1992...............    845,000     $11.75     - $ 14.50
          Granted......................................    188,000     $12.38     - $ 12.75
          Canceled.....................................     (9,000)    $14.50
                                                         ---------
        Outstanding at December 31, 1993...............  1,024,000     $11.75     - $ 14.50
          Granted......................................     58,000     $ 8.06     - $ 12.88
          Canceled.....................................    (53,000)    $12.00     - $ 14.50
                                                         ---------
        Outstanding at December 31, 1994...............  1,029,000     $ 8.06     - $ 14.50
          Granted......................................     30,000     $ 7.88
          Canceled.....................................    (16,500)    $12.00     - $ 14.50
          Exercised....................................    (50,000)    $11.75
                                                         ---------
        Outstanding at December 31, 1995...............    992,500     $ 7.88     - $ 14.50
                                                          ========          ===============
        Exercisable at December 31, 1995...............    871,320     $ 8.06     - $ 14.50
                                                          ========          ===============

  1992 Restricted Stock Performance Plan

     On November 3, 1992, the Company's Board of Directors adopted the Bally Gaming International, Inc. 1992 Restricted Stock Performance Plan (the "Performance Plan"). The purpose of the Performance Plan is to benefit the Company through increased incentive on the part of key employees, officers, directors and consultants of the Company and its subsidiaries by permitting the Company to make awards of Restricted Stock and/or Performance Units comprised of stock and cash to such persons based upon specific performance objectives. Up to 600,000 shares of the Company's common stock have been reserved under this plan. In February 1993, 200,000 Performance Units were granted in connection with an employment agreement entered into by the Company with its Chairman of the Board and Chief Executive Officer. In May 1993, 200,000 Performance Units were granted in connection with an employment agreement entered into by the Company and Bally Gaming, Inc. with its new President. In December 1993, an additional 120,000 Performance Units were granted to other members of senior management of the Company, of which 40,000 units were canceled during the year ended December 31, 1994.

     Under the terms of the award agreements as amended June 8, 1994, the Performance Units will vest if either (i) the cumulative annual growth rate for any three consecutive years during the Performance Period (as defined in the Performance Plan) is at least 35% (the "EPS Growth Target") or (ii) the fair market value of the Common Stock (as determined based on the market price of the Common Stock) equals or exceeds $40 per share for at least twenty of thirty consecutive trading days (the "Market Price Target") or (iii) under certain circumstances following a change in control or (iv) the Company enters into a business combination or (v) the Company obtains a capital infusion of at least $30,000,000 provided however if (i) the Company's earnings per share growth in any consecutive three years during the Performance Period (as defined in the Performance Plan) is at least 85% of the EPS Growth Target, at least 70% of the Performance Units will vest, or (ii) the Company's stock price at any time in the Performance Period (as defined in the Performance Plan) is at least 85% of the Market Price Target, at least 70% of the Performance Units will vest. Each Performance Unit is equal in value to one share of the Company's Common Stock, plus an additional amount in cash equal to fifty percent (50%) of the value of one share of Common Stock, based on the fair market value of the

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

Common Stock at the date the award vests. Payments are to be made in common stock and/or cash as determined by the Compensation Committee. No accruals have been recorded in the Company's financial statements as of December 31, 1995 as such performance objectives have not yet begun to be met.

  1994 Stock Option Plan for Non-Employee Directors

     The 1994 Stock Option Plan for Non-Employee Directors (the "1994 Directors' Plan") was adopted in April 1994 and provides for the granting of stock options of the Company's Common Stock exercisable at fair market value to Non-Employee Directors. Each of the Non-Employee Directors received an option, for ten years, to purchase 25,000 shares of Common Stock that vests over three years. The option price was $12.875. The 1994 Directors Plan has change in control features similar to those contained in the 1991 Directors' Plan. 250,000 shares of the Company's Common Stock were reserved for future issuance under the 1994 Directors' Plan. At December 31, 1995, 125,000 shares had been granted of which 33,333 shares were exercisable, 25,000 had been canceled and none had previously been exercised.

  Stock Performance Rights ("SPRs")

     Stock Performance Rights ("SPRs") are rights granted to individuals to receive cash in an amount equal to the excess of (i) the fair market value of the shares of common stock on the date the SPRs are exercised over (ii) the fair market value of the shares of common stock on the date the SPRs were granted.

     In 1993, 100,000 SPRs were granted to an officer of the Company at a fair market value on date of grant of $11.625 in connection with the signing of a five-year employment agreement. These SPRs vest ratably over the term of the employment agreement and become exercisable at the end of each vesting period. As of December 31, 1995, 40,000 of the SPRs were exercisable, and none had been previously exercised.

  Warrants

     The Company issued warrants to the underwriters of the initial public offering of the Company's common stock to purchase an aggregate of 300,000 shares of its common stock. The warrants are exercisable during a four-year period ending November 11, 1996 at an exercise price of $15 per share. For the year ended December 31, 1993, 2,000 warrants were exercised and no other warrants have since been exercised.

     In 1993, the Company issued warrants to purchase 1.2 million shares of its common stock at $12.50 per share in connection with the private placement of the Senior Secured Notes. These warrants are currently exercisable and expire on July 29, 1998. At December 31, 1995 none of these warrants were exercised. See "Long-term Debt and Lines of Credit".

  Common Stock Reserved for Future Issuance

     At December 31, 1995 shares of the Company's Common Stock were reserved for future issuance as follows:

        Warrants related to the 10 3/8% Senior Secured Notes..............  1,200,000
        1991 Incentive Plan and Directors' Plan...........................  1,200,000
        1992 Restricted Stock Performance Plan............................    600,000
        1994 Stock Option Plan for Non-Employee Directors.................    250,000
        Warrants to underwriters..........................................    298,000
                                                                            ---------
                                                                            3,548,000
                                                                            =========

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

OTHER REVENUES

     Other revenues for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1995       1994       1993
                                                           ------     ------     ------
        Interest.........................................  $3,615..   $3,538     $3,795
        Currency transaction gain (loss).................     (53)       (30)      (245)
        Other............................................   1,279      1,366        586
                                                           ------     ------     ------
                                                           $4,841     $4,874     $4,136
                                                           ======     ======     ======

UNUSUAL CHARGES

     During the year ended December 31, 1995, the Company incurred approximately $4.0 million in legal, accounting, investment banking, public and investor relations and printing costs in connection with a merger agreement with WMS Industries, Inc., which has since been terminated, Alliance's tender offer and consent solicitation and the pending Alliance Merger. All of these costs have been expensed as incurred. Such costs will continue to be incurred in 1996.

     During the fourth quarter of 1995, Vertriebs recorded a non-recurring charge of $.8 million to writedown to net realizable value a building to be sold. The provision was based on a strategic decision to sell the building as Wulff's other distribution offices adequately covered the geographic region that would have been served by this facility.

     During 1995, Wulff increased the amount of value added tax reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Wulff's tax returns for the years 1988 through 1991. While no written claim or assessment has been issued, the German tax authorities have orally proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million. The Company has accrued the liability as, based on current developments, the Company's estimate of the ultimate outcome and its experience in contesting these matters, it is probable that a liability has been incurred and a range of costs can be reasonably estimated. As the scope of the liability is better determined, there could be changes in the estimate of the ultimate liability. Management believes that the preliminary proposed adjustments are without merit and the ultimate results of the audit will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

INCOME TAXES

     Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax assets and liabilities for temporary differences and net operating loss ("NOL") and tax credit carryforwards. Under SFAS No. 109, deferred income taxes are established based on enacted tax rates expected to be in effect when temporary differences are scheduled to reverse and NOL and tax credit carryforwards are expected to be utilized. The cumulative effect of the adoption of SFAS No. 109 had an immaterial effect on net income for the year ended December 31, 1993.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

     The provision (credit) for foreign and domestic income taxes for the years ended December 31, 1995, 1994 and 1993 was as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1995       1994       1993
                                                           ------     ------     ------
        Federal:
          Current........................................  $  260     $  220     $  476
          Deferred.......................................      --         --         --
                                                           ------     ------     ------
                                                              260        220        476
                                                           ------     ------     ------

        Foreign:
          Current........................................   4,586      2,896      3,603
          Deferred.......................................      58       (296)       163
                                                           ------     ------     ------
                                                            4,644      2,600      3,766
                                                           ------     ------     ------
        Total provision for income taxes.................  $4,904     $2,820     $4,242
                                                           ======     ======     ======

     The major components of the net deferred tax asset as of December 31, 1995, and 1994 were as follows:

                                                                  AS OF DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
        Property, plant and equipment..........................  $  1,193     $  1,075
        Other..................................................        --          131
                                                                 --------     --------
                  Total deferred tax liabilities...............     1,193        1,206
                                                                 --------     --------
        Bad debt reserves......................................     5,876        4,933
        Inventory reserves.....................................     4,736        5,527
        Wulff corporate reorganization.........................       366          235
        Net operating loss carryforwards.......................       391           --
        Foreign tax credit carryforwards.......................    12,955        8,382
        AMT tax credit carryforwards...........................       570          384
        Intangibles............................................       909        2,432
        Accrued liabilities....................................       562        1,201
        Deferred compensation..................................       476          696
        Other..................................................       500           31
                                                                 --------     --------
                  Total deferred tax assets....................    27,341       23,821
                                                                 --------     --------
        Valuation allowance....................................   (24,667)     (21,460)
                                                                 --------     --------
                  Net deferred tax assets......................  $  1,481     $  1,155
                                                                 ========     ========

     At December 31, 1995 and 1994, net deferred tax assets resulted from German net operating loss carryforwards and, inventory and intangible assets book/tax basis differences. At December 31, 1995 the Company has foreign tax credit carryforwards of approximately $13.0 million and alternative minimum tax ("AMT") credit carry-forwards of approximately $.6 million. Foreign tax credits are available to offset future taxes due in the U.S. on future foreign taxable income and expire between 1997 and 2001 unless utilized prior to such time. AMT credits are available to be carried forward indefinitely and may be utilized against regular U.S. corporate income tax to the extent it does not exceed tax computed under AMT calculations.

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

     The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                          -----------------------------
                                                           1995       1994       1993
                                                          ------     ------     -------
        Taxes at federal statutory rate.................  $  529     $2,248     $(7,806)
        Losses with no current tax benefit..............      --         --      11,528
        Federal alternative minimum tax.................     200        200         143
        Foreign earnings at other than U.S. statutory
          rate..........................................   3,529         (2)        238
        Foreign withholding on dividends................     450        353         333
        Other...........................................     196         21          34
        Impact of SFAS 109 adoption.....................      --         --        (228)
                                                          ------     ------     -------
                                                          $4,904     $2,820     $ 4,242
                                                          ======     ======     =======

RELATED PARTY TRANSACTIONS

     In connection with the Company's initial public offering, BEC granted restricted stock awards for shares of the Company's common stock owned by BEC to certain senior executives of the Company. These restricted stock awards represent compensation from the Company equal to the fair market value of the shares on the date of the awards and are recorded as unearned compensation and a capital contribution in the accompanying financial statements. Unearned compensation is charged to operations over the vesting periods of the awards.

     In connection with the Company's initial public offering, the Company and BEC entered into an intercorporate agreement which was amended in July 1992, and again in January 1993, which provided, among other things, that BEC would perform certain accounting, tax, treasury, legal, data processing, employee benefits and other services which the Company reasonably requests, and that the Company would reimburse BEC for the reasonable cost of all services rendered, including salaries and expenses of BEC's employees while they are rendering such services. Charges by BEC to the Company under the intercorporate agreement for the years ended December 31, 1995, 1994 and 1993 were none, $90,000 and $295,000, respectively.

     The Company participated in BEC's insurance program for general liability and directors' and officers' liability coverage through June 1993. Under these programs, insurance expenses were charged to the Company based on claims experience and for reimbursements of premium payments made by BEC. Insurance expense charged to the Company was none, none, and $281,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company had a long-term income tax receivable from BEC totaling $1,971,000 at December 31, 1992. As part of an amendment to the intercorporate agreement between the Company and BEC, which was entered into in January 1993, the income tax receivable of $1,971,000 was exchanged for certain assets previously owned by BEC but managed by the Company, a reduction in the period from six years to three years of certain noncompetition restrictions previously imposed on the Company by BEC and settlement of certain other intercompany service arrangements with BEC. This transaction resulted in an increase to intangible assets of approximately $1,515,000 which is being amortized over a six-year period.

     Waters, McPherson, McNeill, P.C., a law firm of which Mr. McPherson, a director of the Company, is Senior Lawyer and Chairman, provides legal services to the Company, primarily relating to litigation involving the Company's former distributor in Louisiana. As of December 31, 1995 and 1994, the Company was indebted to the firm for approximately $480,000 and $200,000, respectively, for legal services rendered. During the years ended December 31, 1995, 1994 and 1993, Waters, McPherson, McNeill, P.C., billed the Company

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

approximately $1.5 million, $1.3 million, and $1.0 million, respectively, for legal services provided to the Company.

EMPLOYEE BENEFIT PLANS

     Until February 28, 1994 the Company participated in BEC's defined contribution plans which covered certain full-time employees and which were considered part of the Company's overall retirement program. Effective March 1, 1994, the Company ceased its participation in BEC's defined contribution plans and formed its own plan. This program consists of a savings plan to which employees may contribute a percentage of their compensation. Employee contributions to the savings plan, up to certain limits, may be matched by the Company. The Company's contribution accrued for the savings plan for the years ended December 31, 1995, 1994 and 1993 was approximately $140,000, $120,000 and $91,000, respectively.

COMMITMENTS AND CONTINGENCIES

     The Company is obligated under several patent agreements to pay royalties ranging from approximately $50 to $200 per game depending on the components in the gaming machines. Additionally, based on an amendment to the trademark licensing agreement between the Company and BEC dated March 31, 1995, the Company is obligated to pay a royalty on new machines sold of $25 to $30 per machine beginning on March 31, 1995 with a minimum annual royalty payment of $500,000 for the initial five year term of the amended agreement, which is subject to annual renewals thereafter. Royalty expense for the years ended December 31, 1995, 1994 and 1993 was $3.0 million, $2.9 million and $1.1 million, respectively.

     The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum lease payments at December 31, 1995 under operating leases that have initial or remaining lease terms in excess of one year are as follows:

                1996...............................................  $  3,136
                1997...............................................     2,753
                1998...............................................     1,754
                1999...............................................     1,361
                2000...............................................     1,121
                Thereafter.........................................     1,844
                                                                      -------
                                                                     $ 11,969
                                                                      =======

     Rent expense for the years ended December 31, 1995, 1994 and 1993 was $3.6 million, $2.7 million and $2.6 million, respectively.

     The Company has entered into employment contracts with several of its executives. These contracts are for periods ranging from one to five years and require certain minimum annual payments. Future minimum annual payments under these contracts are as follows:

                1996...............................................  $  3,573
                1997...............................................     2,299
                1998...............................................     1,700
                                                                      -------
                                                                     $  7,572
                                                                      =======

     In conjunction with sales by Gaming, with recourse to Gaming and/or the Company, of certain trade receivables to third parties, Gaming and/or the Company have guaranteed amounts due from various customers of approximately $18.2 million at December 31, 1995. A charge was recognized as a result of these sales of receivables which aggregated approximately $.1 million, $1.0 million and $.5 million during 1995,

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

1994 and 1993, respectively. It is possible that one or more of Gaming's customers whose obligation has been guaranteed by Gaming may be unable to make payments as such become due. In this case Gaming may become responsible for repayment of at least a portion of such amounts over the term of the receivables. At December 31, 1995, amounts due from one customer under three contracts totaling $3.5 million were past due and these amounts and subsequent installments have not been paid. In general, under the terms of these contracts, the Company may be responsible for monthly payments of the outstanding obligations. The third party holder of these contracts has not yet asserted demands under these contracts although such demands may be imminent. The Company intends to pursue a restructuring of the contracts although no assurance can be given that such a restructuring would be successfully negotiated. The outcome of this issue is not anticipated to have a material effect on the financial position, results of operations or cash flows of the Company. A provision for doubtful accounts of approximately $6.3 million and $3.5 million on all receivables with recourse is included in the Company's allowance for doubtful accounts at December 31, 1995 and 1994, respectively.

     On or about June 19, 1995, three purported class actions were filed in the Chancery Court of Delaware by Company's stockholders against the Company and its directors (the "Fiorella, Cignetti and Neuman Actions"). The Fiorella and Neuman Actions, in identical complaints alleged that the Company's directors had breached their fiduciary duties of good faith, fair dealing, loyalty and candor by approving the Merger Agreement with WMS ("WMS Merger") instead of the unsolicited tender offer transaction proposed by Alliance ("Alliance Proposal"), by not properly exposing the Company for sale, and by failing to take all reasonable steps to maximize stockholder value. These actions sought injunctions to prevent the Company from proceeding with, consummating or closing the WMS Merger, and to rescind it should it be consummated as well as compensatory damages. The Cignetti Action made similar allegations, and also alleged that the Company had in place a shareholders' right plan, commonly known as a "poison pill." The Cignetti Action sought an injunction requiring the Company to negotiate with all bona fide parties or other potential acquirees or to conduct an unencumbered market check in a manner designed to maximize shareholder value, and preventing the Company from implementing any unlawful barriers to the acquisition of the Company by any third party or taking other actions that would lessen its attractiveness as an acquisition candidate. The Cignetti Action also specifically requested an injunction barring triggering of the Company's alleged "poison pill" until full consideration was given to the Alliance Proposal (subsequently superseded by the execution of the Merger Agreement with Alliance), and sought compensatory damages.

     Also on or about June 19, 1995, a purported class action was filed in the Delaware Court of Chancery by a Company stockholder against the Company and its directors and Alliance (the "Strougo Action"). The Strougo Action alleged that the Alliance Proposal (subsequently superseded by the execution of the Alliance Merger Agreement) to acquire the Company stock was at a grossly unfair and inadequate price; that the Company's directors had breached their fiduciary duties by failing seriously to consider potential purchasers for the Company other than Alliance; and that the transaction proposed by Alliance was wrongful, unfair and harmful to the Company's public stockholders. The Strougo Action sought a declaration that defendants had breached their fiduciary duties; an injunction preventing the consummation of the Alliance transaction or requiring its rescission; an order requiring defendants to permit a stockholders' committee to participate in any process undertaken in connection with the sale of the Company; and compensatory damages.

     On or about July 6, 1995, the plaintiffs in the Fiorella, Cignetti, Neuman Actions and the Strougo Action (collectively, the "Stockholder Plaintiffs") filed with the Court a motion to consolidate the four actions.

     On or about July 27, 1995, certain of the Stockholder Plaintiffs filed an amended complaint (the "Amended Fiorella Action") that adopted certain allegations concerning self-dealing by the Company's directors in connection with the WMS Merger, added a claim relating to the Company's alleged failure to hold an annual meeting as required and added WMS as a defendant. The Amended Fiorella Action also alleged

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

that the Company intended, in violation of Delaware law, to sell Wulff without first seeking stockholder approval of the sale. The action sought an order enjoining defendants from proceeding with, consummating or closing the WMS Merger, or rescinding it if it closed; preventing the sale of Wulff without prior stockholder approval; declaring invalid the Company's agreement to pay WMS a fee if the WMS Merger is terminated by the Company in certain circumstances; compelling an auction of the Company and the provision of due diligence to Alliance; scheduling an immediate meeting of the Company stockholders; and awarding compensatory damages. The Company believes these lawsuits to be without merit and intends to vigorously defend these actions.

     On October 23, 1995, WMS instituted a suit in New York State Court against the Company for the Company's failure to pay $4.8 million upon termination of the WMS Merger. The Company believes this lawsuit to be without merit and intends to vigorously defend this action. On November 22, 1995, the Company answered the complaint and brought counterclaims against WMS alleging that WMS repudiated and breached the WMS Merger by, among other things, failing to act in good faith toward the consummation of the WMS Merger, advising the Company that it would not perform as agreed but would impose new conditions on the WMS Merger, acting in excess of its authority and undermining the ability of the Company to perform the WMS Merger. On February 8, 1996 WMS moved for summary judgement. The Company's response to that action is presently due on March 15, 1996. Pursuant to the Merger Agreement, Alliance has agreed to indemnify the directors and officers of the Company in certain circumstances.

     In June 1995, BEC asserted that a certain agreement between BEC and the Company (the "Non-compete Agreement") prohibits the use by the Company of the tradename "Bally" if it is merged with a company that is in the casino business within or without the United States and operates such business prior to January 8, 1999. The Company believes such a claim is entirely without merit since the restriction referred to expired on January 8, 1996 and in any event does not relate to the use of the "Bally" tradename, which is covered by the License Agreement. The restriction in the Non-compete Agreement will not have any impact on the combined company after the Merger since the effective time of the Alliance Merger contemplates a closing of the Alliance Merger after the restriction in the Non-compete Agreement lapses. BEC has not reasserted this position since it was informed by the Company in July 1995 that the restriction lapses on January 8, 1996. Consequently, the Company believes BEC has determined not to contest the Company's position.

     On February 16, 1996, the Company received notice from BEC alleging that the Company has violated the License Agreement by, among other things, granting to Marine Midland Business Loans, Inc. ("Marine Midland"), the lender which provides Bally Gaming, Inc.'s revolving line of credit, a security interest in general intangibles. In such notice BEC also stated that as a result of the foregoing, it was immediately terminating the License Agreement. The Company does not believe that it has violated the terms of the License Agreement and the Company will defend its position against BEC's claims.

     BEC has also asserted that its permission is required for use of the "Bally" tradename by any entity other than the Company and that a merger between the Company and another company would violate the terms of the License Agreement. The Company has denied these claims and believes that the surviving company in the Alliance Merger will be permitted to use the "Bally" tradename in accordance with the terms of such License Agreement. The Company believes that no breach of such License Agreement is caused by the Alliance Merger and the use of the "Bally" tradename by the surviving corporation. In a letter dated November 9, 1995, BEC reasserted its position. On November 20, 1995, Alliance, the Alliance Merger Subsidiary and the Company commenced an action against BEC in Federal District Court in Delaware seeking a declaratory judgment, among other things, that the surviving company in the Alliance Merger will be permitted to use the "Bally" tradename in accordance with the terms of the License Agreement, and seeking injunctive relief (the "Alliance Action"). On November 28, 1995, BEC commenced an action against the Company, Bally

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

Gaming, Inc., Alliance and the Alliance Merger Subsidiary in Federal District Court in New Jersey to enjoin the defendants from using the "Bally" tradename (the "BEC" Action). The BEC Action alleges that the Company's continued use of the tradename after the Alliance Merger will (1) constitute a prohibited assignment of the Company's rights to use the tradename and (2) exceed the scope of the license granted to the Company because the Company will be under the control of Alliance. Also on November 28, 1995, BEC filed a motion to dismiss, transfer to New Jersey, or stay the Alliance Action pending resolution of the BEC Action. On December 15, 1995 BEC filed a motion to dismiss, transfer to New Jersey or stay the Alliance Action pending resolution of the BEC Action. On December 15, 1995, BEC filed a motion for a preliminary injunction in the BEC Action. At a hearing on January 17, 1996, the court declined to issue a preliminary injunction, but held BEC's motion in abeyance pending the defendant's motion to dismiss and for summary judgment, which defendants had filed on December 26, 1995. After a second hearing on February 20, 1996 the court stated it would attempt to rule on both motions in fourteen days. The Company, Bally Gaming, Inc., Alliance and the Alliance Merger Subsidiary intend to vigorously defend their position in these actions.

     In 1994, after an intensive federal investigation of Gaming's former distributor, eighteen individuals were indicted on charges of racketeering and fraud against Gaming and the Louisiana regulatory system. Among those indicated were the former distributor's stockholders, directors, employees and others alleged to be associated with organized crime. Fifteen entered pleas of guilty before trial and the remaining three were convicted in October 1995. Gaming was never a subject or target of the federal investigation.

     Prior to the conclusion of the federal case, the Company's activities with regard to its former VLT distributor in Louisiana were the subject to inquiries by gaming regulators and a report by the New Jersey Division of Gaming Enforcement ("DGE") dated August 24, 1995. The New Jersey Casino Control Commission ("CCC") has indicated that it may hold a hearing on the matter, but no date has been set at this time. The New Jersey report makes no specific recommendations for action by the CCC. The gaming authorities in Ontario, Canada, who have investigated the matters, have issued a gaming registration to the Company's subsidiary Bally Gaming, Inc. on February 8, 1996.

     The DGE's report is similar in many respects to one prepared by the President of the Louisiana Economic Development and Gaming Corporation ("LEDGC") in January 1995. Hearings on that report were held in January 1995 and on February 7, 1995 the Board of Directors of the LEDGC found all of the allegations in its President's report to be without merit and granted a license to the Company and has announced that it will continue to monitor the Company's conduct in light of any further information disclosed as a result of the trial of the eighteen defendants (all of whom have now plead, or been found, guilty) and other regulatory proceedings. In November 1995, the operator of the land based casino in New Orleans filed for bankruptcy reorganization and ceased operations. That action resulted in the termination of funding the LEDGC regulatory operation and, shortly thereafter, the Attorney General of Louisiana took control of the agency and effectively closed its operations. LEDGC's President and employees were dismissed. The foregoing occurred prior to completion of review of the Company's pending application.

     The Company believes that the information contained in the DGE's report does not differ in any material respect from the prior report to the LEDGC the conclusions of which were found to be without merit in February 1995. An adverse determination by a gaming regulator in any jurisdiction could result in the loss of the Company's ability to do business in that jurisdiction. Further regulatory scrutiny in other jurisdictions would be likely to follow. The Company would appeal any adverse finding, as was the case when the Company successfully appealed the LEDGC President's decision in January 1995.

     On September 25, 1995, the Company was named as defendant in a class action lawsuit filed in the United States District Court, District of Nevada, by Larry Schreier on behalf of himself and all others similarly situated (the "plaintiffs"). The plaintiffs filed suit against the Company and approximately 45 other defendants (each a "defendant," and collectively the "defendants"). Each defendant is involved in the gaming

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people in playing their gaming machines based on a false believe concerning how those machines actually operate as well as the extent to which there is actually an opportunity to win on any given play. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO") and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of one billion dollars, and are asking that any damage awards be trebled under applicable federal law. The Company believes the plaintiffs' lawsuit to be without merit and intends to vigorously defend these actions.

     While the ultimate results of the matters described above are not presently known, management does not expect that the results will have a material adverse effect on the Company's results of operations, financial position or cash flows.

     The Company and its subsidiaries are from time to time also subject to litigation incidental to the conduct of their business. The Company believes that the results of such litigation and other pending legal proceedings will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

CONCENTRATION OF CREDIT RISK

     The financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts and notes receivable and customer obligations guaranteed by the Company.

     Product sales and the resulting receivables are concentrated in specific legalized gaming regions. The Company also distributes its products through third party distributors resulting in distributor receivables. At December 31, 1995 net accounts and notes receivable, including obligations of various customers which are guaranteed by the Company, by region as a percentage of total net receivables are as follows:

                                                            AS OF DECEMBER 31, 1995
                                                     --------------------------------------
                                                     WULFF     GAMING     SYSTEMS     TOTAL
                                                     -----     ------     -------     -----
    Germany........................................  47.0 %       --%        --%       47.0%
    Mississippi Riverboats.........................    --        9.5         --         9.5
    Other Riverboat Casinos........................    --        1.3         --         1.3
    Nevada.........................................    --       15.0        1.8        16.8
    Atlantic City..................................    --        2.0        2.0         4.0
    International..................................    --        8.0        1.6         9.6
    Louisiana......................................    --        1.6         .1         1.7
    New Mexico Indian Casinos......................    --        5.6         .2         5.8
    Other Indian Casinos...........................  --..        1.8         .3         2.1
    Others individually less than 5%...............    --        2.2         --         2.2
                                                      ---        ---       ----
                                                     47.0 %     47.0%       6.0%      100.0%
                                                      ===        ===       ====

     Gaming's receivables and customer obligations guaranteed by Gaming and/or the Company, from riverboat casinos and casinos on Indian land generally represent sales to recently opened casinos and, in many cases, new customers to Gaming. Approximately 43% of the accounts and notes receivable and customer obligations guaranteed by the Gaming and/or the Company at December 31, 1995 relate to these emerging markets including approximately 25% to three customers operating in Mississippi. Receivables and customer

                        BALLY GAMING INTERNATIONAL, INC.

           (TABULAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

obligations guaranteed by Gaming and/or the Company from emerging market customers contain increased risk factors compared to receivables at Wulff or other traditional markets for Gaming.

     In early 1995, the Governor of the State of New Mexico signed compacts with certain Indian tribes to permit casino gaming on tribal lands in New Mexico. These compacts went through appropriate federal approval processes and a number of casinos began operating. In July 1995 the Supreme Court of New Mexico found that the Governor did not have proper authority to sign the compacts. The Indian tribes have filed a lawsuit in federal court to seek resolution to this issue. Gaming and Systems had sold product to the Indian tribes prior to this ruling. At December 31, 1995, the Company has $5.5 million in accounts and notes receivable from an operator of two casinos for two different Indian tribes including $2.1 million of trade receivables sold to a third party with recourse to Gaming. This operator is currently four months ahead on payments. No provision for doubtful accounts for this customer has been included in the accompanying financial statements at December 31, 1995, Management believes the receivable is properly valued at December 31, 1995. As events change during 1996 management will reevaluate its estimate of the realizability of the receivable.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       MARCH 31,     DECEMBER 31,
                                                                         1996            1995
                                                                       ---------     ------------
                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................  $   2,009       $  5,526
  Accounts and notes receivable, net of allowance for doubtful
     accounts of $17,054 and $16,281.................................     82,872         87,176
  Inventories, net:
     Raw materials and work-in-process...............................     17,342         16,066
     Finished goods..................................................     34,619         35,525
                                                                        --------       --------
                                                                          51,961         51,591
  Other current assets...............................................      4,450          3,983
                                                                        --------       --------
          Total current assets.......................................    141,292        148,276
Long-term notes receivable, net of allowance for doubtful accounts of
  $7,887 and $7,869..................................................      9,696          9,981
Property, plant and equipment, net...................................     23,615         23,244
Intangible assets, less accumulated amortization of $14,045 and
  $13,720............................................................     10,417         10,814
Other assets.........................................................      1,916          2,001
                                                                        --------       --------
                                                                       $ 186,936       $194,316
                                                                        ========       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................  $  14,707       $ 18,556
  Accrued liabilities and other payables.............................     16,258         17,406
  Current maturities of long-term debt...............................     24,678         14,957
                                                                        --------       --------
          Total current liabilities..................................     55,643         50,919
10 3/8% Senior Secured Notes due 1998, net of unamortized discount of
  $312 and $344......................................................     39,688         39,656
Other long-term debt, less current maturities........................      5,605         15,331
Commitments and contingencies
Stockholders' equity:
  Preferred stock....................................................         --             --
  Common stock.......................................................        108            108
  Additional paid-in-capital.........................................     68,345         68,345
  Retained earnings..................................................      1,329          1,842
  Cumulative translation adjustments.................................     16,708         18,662
  Unearned compensation..............................................       (490)          (547)
                                                                        --------       --------
          Total stockholders' equity.................................     86,000         88,410
                                                                        --------       --------
                                                                       $ 186,936       $194,316
                                                                        ========       ========

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                         -----------------------
                                                                         MARCH 31,     MARCH 31,
                                                                           1996          1995
                                                                         ---------     ---------
                                                                         (IN THOUSANDS, EXCEPT
                                                                         PER
                                                                         SHARE DATA)
  Revenues:
  Sales................................................................   $57,435       $67,658
  Other................................................................     1,109           631
                                                                          -------       -------
                                                                           58,544        68,289
                                                                          -------       -------
  Costs and expenses:
  Cost of sales........................................................    37,757        43,500
  Selling, general and administrative..................................    16,526        16,998
  Provision for doubtful receivables...................................       991         1,154
  Unusual charges......................................................       996            --
                                                                          -------       -------
                                                                           56,270        61,652
                                                                          -------       -------
  Operating income.....................................................     2,274         6,637
  Interest expense.....................................................     1,665         1,733
                                                                          -------       -------
  Income before income taxes...........................................       609         4,904
  Provision for income taxes...........................................     1,122         2,042
                                                                          -------       -------
  Net income (loss)....................................................   $  (513)      $ 2,862
                                                                          =======       =======
  Net income (loss) per common share...................................   $ (0.05)      $  0.27
                                                                          =======       =======
  Weighted average number of common shares and common stock equivalents
     outstanding.......................................................    10,805        10,751
                                                                          =======       =======

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                             ADDITIONAL              CUMULATIVE                       TOTAL
                                 COMMON       PAID-IN-    RETAINED   TRANSLATION     UNEARNED     STOCKHOLDERS'
                                 STOCK        CAPITAL     EARNINGS   ADJUSTMENTS   COMPENSATION      EQUITY
                              ------------   ----------   --------   -----------   ------------   -------------
Balance at December 31,
  1995......................      $108        $ 68,345     $1,842      $18,662        $ (547)        $88,410
  Net loss..................        --              --       (513)          --            --            (513)
  Foreign currency
     translation
     adjustments............        --              --         --       (1,954)           --          (1,954)
  Amortization of unearned
     compensation...........        --              --         --           --            57              57
                                  ----         -------     ------      -------         -----         -------
Balance at March 31, 1996...      $108        $ 68,345     $1,329      $16,708        $ (490)        $86,000
                                  ====         =======     ======      =======         =====         =======

                                                                                                     COMMON
                                                                                                      STOCK
       SHARE AMOUNTS                                                                                 ISSUED
----------------------------                                                                      -------------
Balance at December 31, 1995
  and March 31, 1996........                                                                          10,800
                                                                                                  ============

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                         -----------------------
                                                                         MARCH 31,     MARCH 31,
                                                                           1996          1995
                                                                         ---------     ---------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................................   $  (513)     $   2,862
  Adjustments to reconcile net income (loss) to cash used in operating activities:
     Depreciation and amortization.....................................     1,898          1,440
     Provision for doubtful receivables................................       991          1,154
     Provision for inventory valuation.................................       538            158
     Changes in operating assets and liabilities.......................    (4,299)       (10,795)
     Other, net........................................................      (372)          (424)
                                                                          -------       --------
          Cash used in operating activities............................    (1,757)        (5,605)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...........................    (2,733)        (2,232)
  Proceeds from disposals of property, plant and equipment.............       554            410
  Other................................................................       (39)          (286)
                                                                          -------       --------
          Cash used in investing activities............................    (2,218)        (2,108)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in lines of credit........................................       817          2,602
  Repayments of long-term debt.........................................      (227)          (914)
                                                                          -------       --------
          Cash provided by financing activities........................       590          1,688

Effect of exchange rate changes on cash................................      (132)           780
                                                                          -------       --------
Decrease in cash and cash equivalents..................................    (3,517)        (5,245)
Cash and cash equivalents, beginning of period.........................     5,526          9,204
                                                                          -------       --------
Cash and cash equivalents, end of period...............................   $ 2,009      $   3,959
                                                                          =======       ========
SUPPLEMENTAL CASH FLOWS INFORMATION:
Operating activities include cash payments for interest and income taxes as follows:
  Interest paid........................................................   $ 2,598      $   2,721
  Income taxes paid....................................................     1,264          1,333

                            See accompanying notes.

                        BALLY GAMING INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Bally Gaming International, Inc. (the "Company") was formed in August 1991 by Bally Entertainment Corporation ("BEC") to consolidate the gaming machine manufacturing and distribution operations of BEC. These operations are conducted in Germany under the name Bally Wulff ("Wulff") and in the United States under the name Bally Gaming ("Gaming") and Bally Systems ("Systems"). Wulff designs, manufactures (through its wholly-owned subsidiary Bally Wulff Automaten GmbH, "Automaten") and distributes (through its wholly-owned subsidiary Bally Wulff Vertriebs GmbH "Vertriebs") wall-mounted, coin-operated, armless gaming machines similar to slot machines known as wall machines and also distributes recreational and amusement machines manufactured by third parties. Gaming designs, manufactures and distributes electronic slot machines and video gaming machines. Systems designs, assembles and sells computerized slot monitoring systems for slot and video gaming machines. In three transactions dated November 1991, July 1992, and September 1993, BEC divested all of its interests in the Company.

     The accompanying condensed consolidated financial statements reflect all adjustments which management believes necessary to present fairly the financial position, results of operations and cash flows of the Company. All such adjustments are of a normal recurring nature. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     The condensed consolidated balance sheet at December 31, 1995 was derived from audited financial statements, but does not include all disclosures required under generally accepted accounting principles.

     Certain reclassifications have been made to prior years' financial statements to conform with the 1996 presentation.

MERGER AGREEMENT, TENDER OFFER AND RELATED LITIGATION

     On October 17, 1995, the Board of Directors of the Company approved an Agreement and Plan of Merger with Alliance Gaming Corporation ("Alliance") which was subsequently amended as of January 23, 1996 ("Merger Agreement"). Pursuant to the Merger Agreement, the Company will merge with a subsidiary of Alliance ("Alliance Merger Subsidiary") with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Alliance ("Merger"). The Merger Agreement and certain mutual waivers entered into by the parties provide that the Company's stockholders will have the right to receive, in exchange for each of their issued and outstanding shares of the Company's common stock (i) an amount of cash determined by dividing $76,700,000 by the number of shares ("Converted Shares") of the Company's common stock outstanding immediately prior to the effective time of the Merger (other than shares which are held by the Company, Alliance or their respective subsidiaries) ("Cash Consideration"), plus interest accruing at a rate of 5.5% per annum from May 3, 1996 to the effective time of the merger, (ii) a fraction of a share of common stock, $.10 par value, of Alliance ("Alliance Common Stock") having a value determined in accordance with the Merger Agreement of $.30 (the "Common Stock Consideration") and (iii) that number of shares (or fractions thereof) of 15% Non-Voting Junior Special Stock, Series B, $.10 par value, of Alliance (the "Series B Special Stock") having a value determined in accordance with the Merger Agreement equal to $11.40 less the Cash Consideration, plus dividends accruing at a rate of 15% per annum from May 3, 1996. The obligations of Alliance and the Company to consummate the Merger are subject to various conditions, including obtaining requisite regulatory approvals and Alliance's obtaining $150 million in financing on commercially reasonable terms, at least two-thirds of which must be in the form of bank debt, other debt having a term of at least four years or equity. In conjunction with the Merger Agreement, Alliance terminated its unsolicited tender offer and consent solicitation and withdrew its litigation against the Company and the

                        BALLY GAMING INTERNATIONAL, INC.

                                  (UNAUDITED)

Company withdrew its litigation against Alliance. The Company and Alliance have extended the unilateral termination date of the Merger Agreement until June 18, 1996.

LONG-TERM DEBT AND LINES OF CREDIT

     Long-term debt consists of the following (in thousands):

                                                        MARCH 31, 1996     DECEMBER 31, 1995
                                                        --------------     -----------------
        10 3/8% Senior Secured Notes due 1998, net of
          unamortized discount of $312 and $344.......     $ 39,688            $  39,656
                                                            =======              =======
        Other long-term debt:
        Wulff revolving lines of credit...............     $ 16,289            $  15,905
        Bally Gaming, Inc. revolving line of credit...        9,332                9,400
        Notes payable, 5% to 12%......................        4,662                4,983
        Less current maturities.......................      (24,678)             (14,957)
                                                            -------              -------
                                                           $  5,605            $  15,331
                                                            =======              =======

INCOME TAXES

     The Company's effective tax rate in the 1996 and 1995 periods differ from the U.S. statutory rate of 35% principally due to a higher effective tax rate on income earned in Germany and the lack of current tax benefits available for losses in the U.S.

RESEARCH AND DEVELOPMENT

     Wulff and Gaming expense product research and development costs as incurred. Research and development costs were as follows (in thousands):

                                                                       THREE MONTHS
                                                                      ENDED MARCH 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Wulff......................................................  $  868     $  853
        Gaming.....................................................     877        971
        Systems....................................................     502        473
                                                                     ------     ------
                                                                     $2,247     $2,297
                                                                     ======     ======

UNUSUAL CHARGES

     During the quarter ended March 31, 1996, the Company incurred approximately $1.0 million in legal, accounting, investment banking, public and investor relations and printing costs in connection with the pending Alliance Merger. All of these costs have been expensed as incurred.

NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding totaling 10,805,262 and 10,751,299 for the three months ended March 31, 1996 and 1995, respectively.

                        BALLY GAMING INTERNATIONAL, INC.

                                  (UNAUDITED)

COMMITMENTS AND CONTINGENCIES

     In conjunction with sales by Gaming, with recourse to Gaming and/or the Company, of certain trade receivables to third parties, Gaming and/or the Company have guaranteed amounts due from various customers of approximately $16.7 million at March 31, 1996. It is possible that one or more of Gaming's customers whose obligation has been guaranteed by Gaming and/or the Company may be unable to make payments as such become due. In this case Gaming and/or the Company may become responsible for repayment of at least a portion of such amounts over the term of the receivables. At March 31, 1996, amounts due from one customer under three contracts totaling $3.7 million were past due and these amounts and subsequent installments have not been paid. In general, under the terms of these contracts, Gaming and/or the Company may be responsible for monthly payments of the outstanding obligations. The third party holder of these contracts has not yet asserted demands under these contracts although such demands may be imminent. The Company intends to pursue a restructuring of the contracts although no assurance can be given that such a restructuring would be successfully negotiated. The outcome of this issue is not anticipated to have a material effect on the financial position, results of operations or cash flows of the Company. A provision for doubtful accounts of approximately $6.6 million on all receivables with recourse is included in the Company's allowance for doubtful accounts at March 31, 1996.

     During 1995, Wulff increased the amount of value added tax reserves by $1.0 million as a result of developments to date in an ongoing quadrennial audit of Wulff's returns for the years 1988 through 1991. While no written claim or assessment has been issued, the German tax authorities have orally proposed preliminary adjustments which range from $1.4 million (which has been accrued) to $5.0 million. The Company has accrued the liability as, based on current developments, the Company's estimate of the ultimate outcome and its experience in contesting these matters, it is probable that a liability has been incurred and a range of costs can be reasonably estimated. As the scope of the liability is better determined, there could be changes in the estimate of the ultimate liability. Management believes that the preliminary proposed adjustments are without merit and the ultimate results of the audit will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

     In early 1995, the Governor of the State of New Mexico signed compacts with certain Indian tribes to permit casino gaming on tribal lands in New Mexico. These compacts went through appropriate federal approval processes and a number of casinos began operating. In July 1995 the Supreme Court of New Mexico found that the Governor did not have proper authority to sign the compacts. The Indian tribes have filed a lawsuit in federal court to seek resolution to this issue. Gaming and Systems had sold product to the Indian tribes prior to this ruling. At March 31, 1996, the Company has $4.6 million in accounts and notes receivable from an operator of two casinos for two different Indian tribes including $1.9 million of trade receivables sold to a third party with recourse to Gaming. This operator is currently four months ahead on payments. No provision for doubtful accounts for this customer has been included in the accompanying financial statements at March 31, 1996. Management believes the receivable is properly valued at March 31, 1996. As events change during 1996, management will reevaluate its estimate of the realizability of the receivable.

     On or about June 19, 1995, three purported class actions were filed in the Chancery Court of Delaware by Company stockholders against the Company and its directors (the "Fiorella, Cignetti and Neuman Actions"). The Fiorella and Neuman Actions, in identical complaints alleged that the Company's directors had breached their fiduciary duties of good faith, fair dealing, loyalty and candor by approving the merger agreement with WMS Industries Inc. ("WMS Merger") instead of the unsolicited tender offer transaction proposed by Alliance ("Alliance Proposal"), by not properly exposing the Company for sale, and by failing to take all reasonable steps to maximize stockholder value. These actions sought injunctions to prevent the Company from proceeding with, consummating or closing the WMS Merger, and to rescind it should it be consummated, as well as compensatory damages. The Cignetti Action made similar allegations, and also alleged that

                        BALLY GAMING INTERNATIONAL, INC.

                                  (UNAUDITED)

the Company had in place a shareholders' right plan, commonly known as a "poison pill". The Cignetti Action sought an injunction requiring the Company to negotiate with all bona fide parties or other potential acquirees or to conduct an unencumbered market check in a manner designed to maximize shareholder value, and preventing the Company from implementing any unlawful barriers to the acquisition of the Company by any third party or taking other actions that would lessen its attractiveness as an acquisition candidate. The Cignetti Action also specifically requested an injunction barring triggering of the Company's alleged "poison pill" until full consideration was given to the Alliance Proposal (subsequently superseded by the execution of the Merger Agreement with Alliance) ("Alliance Merger"), and sought compensatory damages.

     Also on or about June 19, 1995, a purported class action was filed in the Delaware Court of Chancery by a Company stockholder against the Company and its directors and Alliance (the "Strougo Action"). The Strougo Action alleged that the Alliance Proposal (subsequently superseded by the execution of the Alliance Merger Agreement) to acquire the Company stock was at a grossly unfair and inadequate price; that the Company's directors had breached their fiduciary duties by failing seriously to consider potential purchasers for the Company other than Alliance; and that the transaction proposed by Alliance was wrongful, unfair and harmful to the Company's public stockholders. The Strougo Action sought a declaration that defendants had breached their fiduciary duties; an injunction preventing the consummation of the Alliance transaction or requiring its rescission; an order requiring defendants to permit a stockholders' committee to participate in any process undertaken in connection with the sale of the Company; and compensatory damages.

     On or about July 6, 1995, the plaintiffs in the Fiorella, Cignetti, Neuman Actions and the Strougo Action (collectively, the "Stockholder Plaintiffs") filed with the Court a motion to consolidate the four actions.

     On or about July 27, 1995, certain of the Stockholder Plaintiffs filed an amended complaint (the "Amended Fiorella Action") that adopted certain allegations concerning self-dealing by the Company's directors in connection with the WMS Merger, added a claim relating to the Company's alleged failure to hold an annual meeting as required and added WMS as defendant. The Amended Fiorella Action also alleged that the Company intended, in violation of Delaware law, to sell Wulff without first seeking stockholder approval of the sale. The action sought an order enjoining defendants from proceeding with, consummating or closing the WMS Merger, or rescinding it if it closed; preventing the sale of Wulff without prior stockholder approval; declaring invalid the Company's agreement to pay WMS a fee if the WMS Merger is terminated by the Company in certain circumstances; compelling an auction of the Company and the provision of due diligence to Alliance; scheduling an immediate meeting of the Company stockholders; and awarding compensatory damages. The Company believes these lawsuits to be without merit and intends to vigorously defend these actions.

     On October 23, 1995, WMS instituted a suit in New York State Court against the Company for the Company's failure to pay $4.8 million upon termination of the WMS Merger. The Company believes the lawsuit to be without merit and intends to vigorously defend this action. On November 22, 1995, the Company answered the complaint and brought counterclaims against WMS alleging that WMS repudiated and breached the WMS Merger by, among other things, failing to act in good faith toward the consummation of the WMS Merger, advising the Company that it would not perform as agreed but would impose new conditions on the WMS Merger, acting in excess of its authority and undermining the ability of the Company to perform the WMS Merger. On February 8, 1996 WMS moved for summary judgment. On April 2, 1996, the Company opposed WMS's motion for summary judgment and cross-moved for summary judgment. Pursuant to the Merger Agreement, Alliance has agreed to indemnify the directors and officers of the Company under certain circumstances.

     In June 1995, BEC asserted that a certain agreement between BEC and the Company (the "Non-compete Agreement") prohibits the use by the Company of the tradename "Bally" if it is merged with a company that is in the casino business within or without the United States and operates such business prior to

                        BALLY GAMING INTERNATIONAL, INC.

                                  (UNAUDITED)

January 8, 1999. The Company believes such a claim is entirely without merit since the restriction referred to expired on January 8, 1996 and in any event does not relate to the use of the "Bally" tradename, which is covered by the License Agreement. The restriction in the Non-compete Agreement will not have any impact on the combined company after the Merger since the effective time of the Alliance Merger contemplates a closing of the Alliance Merger after the restriction in the Non-compete Agreement lapses. BEC has not reasserted this position since it was informed by the Company in July 1995 that the restriction lapses on January 8, 1996. Consequently, the Company believes BEC has determined not to contest the Company's position.

     On February 16, 1996, the Company received notice from BEC alleging that the Company has violated the License Agreement by, among other things, granting to Marine Midland Business Loans, Inc. ("Marine Midland"), the lender which provides Bally Gaming, Inc.'s revolving line of credit, a security interest in general intangibles. In such notice, BEC also stated that as a result of the foregoing, it was immediately terminating the License Agreement. The Company does not believe that it has violated the terms of the License Agreement and the Company will defend its position against BEC's claims.

     BEC has also asserted that its permission is required for use of the "Bally" tradename by any entity other than the Company and that a merger between the Company and another company would violate the terms of the License Agreement. The Company has denied these claims and believes that the surviving company in the Alliance Merger will be permitted to use the "Bally" tradename in accordance with the terms of such License Agreement. The Company believes that no breach of such License Agreement is caused by the Alliance Merger and the use of the "Bally" tradename by the surviving corporation. In a letter dated November 9, 1995, BEC reasserted its position. On November 20, 1995, Alliance, the Alliance Merger Subsidiary and the Company commenced an action against BEC in Federal District Court in Delaware seeking a declaratory judgment, among other things, that the surviving company in the Alliance Merger will be permitted to use the "Bally" tradename in accordance with the terms of the License Agreement, and seeking injunctive relief (the "Alliance Action"). On November 28, 1995, BEC commenced an action against the Company, Bally Gaming, Inc., Alliance and the Alliance Merger Subsidiary in Federal District Court in New Jersey to enjoin the defendants from using the "Bally" tradename (the "BEC" Action). The BEC Action alleges that the Company's continued use of the tradename after the Alliance Merger will (1) constitute a prohibited assignment of the Company's rights to use the tradename and (2) exceed the scope of the license granted to the Company because the Company will be under the control of Alliance. Also on November 28, 1995, BEC filed a motion to dismiss, transfer to New Jersey, or stay the Alliance Action pending resolution of the BEC Action. On December 15, 1995 BEC filed a motion to dismiss, transfer to New Jersey or stay the Alliance Action pending resolution of the BEC Action. On December 15, 1995, BEC filed a motion for a preliminary injunction in the BEC Action. At a hearing on January 17, 1996, the court declined to issue a preliminary injunction, but held BEC's motion in abeyance pending the defendant's motion to dismiss and for summary judgment, which defendants had filed on December 26, 1995. Thereafter the parties advised the court that they are negotiating a settlement of the BEC Action. On March 29, 1996, at the court's request, the parties entered into a consent order providing for the administrative dismissal of the BEC Action, subject to its reopening should the settlement not be consummated. If the parties do not agree on a settlement, the Company, Bally Gaming, Inc., Alliance and the Alliance Merger Subsidiary intend to vigorously defend their position in these actions.

     In 1994, after an intensive federal investigation of Gaming's former distributor, eighteen individuals were indicted on charges of racketeering and fraud against Gaming and the Louisiana regulatory system. Among those indicted were the former distributor's stockholders, directors, employees and others alleged to be associated with organized crime. Fifteen entered pleas of guilty before trial and the remaining three were convicted in October 1995. The Company, its subsidiaries and its current employees were not subject to such investigation.

                        BALLY GAMING INTERNATIONAL, INC.

                                  (UNAUDITED)

     Prior to the conclusion of the federal criminal case, the Company's activities with regard to its former VLT distributor in Louisiana were the subject of inquiries by gaming regulators and a report by the New Jersey Division of Gaming Enforcement ("DGE") dated August 24, 1995. The New Jersey Casino Control Commission ("CCC") has indicated that it may hold a hearing on the matter, but no date has been set at this time. The New Jersey report makes no specific recommendations for action by the CCC. The gaming authorities in Ontario, Canada, who have investigated the matters, issued a gaming registration to the Company's subsidiary Bally Gaming, Inc. on February 8, 1996.

     The DGE's report is similar in many respects to one prepared by the President of the Louisiana Economic Development and Gaming Corporation ("LEDGC") in January 1995. Hearings on that report were held in January, 1995 and on February 7, 1995 the Board of Directors of the LEDGC found all of the allegations in its President's report to be without merit and granted a license to the Company and has announced that it will continue to monitor the Company's conduct in light of any further information disclosed as a result of the trial of the eighteen defendants (all of whom have now plead, or been found, guilty) and other regulatory proceedings. In November 1995, the operator of the land based casino in New Orleans filed for bankruptcy reorganization and ceased operations. That action resulted in the termination of funding for the LEDGC regulatory operation and shortly thereafter the Attorney General of Louisiana took control of the agency and effectively closed its operations. LEDGC's President and employees were dismissed. The foregoing occurred prior to completion of review of the Company's pending application.

     The Company believes that the information contained in the DGE's report does not differ in any material respect from the prior report to the LEDGC the conclusions of which were found to be without merit in February 1995. An adverse determination by a gaining regulator in any jurisdiction could result in the loss of the Company's ability to do business in that jurisdiction. Further regulatory scrutiny in other jurisdictions would be likely to follow. The Company would appeal any adverse finding, as was the case when the Company successfully appealed the LEDGC President's decision in January 1995.

     On September 25, 1995, the Company was named as defendant in a class action lawsuit filed in the United States District Court, District of Nevada, by Larry Schreier on behalf of himself and all others similarly situated (the "plaintiffs"). The plaintiffs filed suit against the Company and approximately 45 other defendants (each a "defendant" and collectively the "defendants"). Each defendant is involved in the gaming business as either a gaming machine manufacturer, distributor, or casino operator. The class action lawsuit arises out of alleged fraudulent marketing and operation of casino video poker machines and electronic slot machines. The plaintiffs allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people in playing their gaming machines based on a false belief concerning how those machines actually operate as well as the extent to which there is actually an opportunity to win on any given play. The plaintiffs allege that the defendants' actions constitute violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO") and give rise to claims of common law fraud and unjust enrichment. The plaintiffs are seeking monetary damages in excess of one billion dollars, and are asking that any damage awards be trebled under applicable federal law. The Company believes the plaintiffs' lawsuit to be without merit and intends to vigorously defend these actions.

     While the ultimate results of the matters described above are not presently known, management does not expect that the results will have a material adverse effect on the Company's results of operations, financial position or cash flows.

     The Company and its subsidiaries are from time to time also subject to litigation incidental to the conduct of their business. The Company believes that the results of such litigation and other pending legal proceedings will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

======================================================

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    3
Incorporation of Certain Documents by
  Reference...........................    3
Prospectus Summary....................    4
Risk Factors..........................   16
Use of Proceeds of Exchange Notes.....   25
The Exchange Offer....................   26
Capitalization........................   34
Selected Financial Data...............   35
Unaudited Pro Forma Condensed Combined
  Financial Information...............   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   41
Business..............................   53
Management............................   79
Principal Stockholders................   82
Certain Transactions..................   83
The Refinancing.......................   85
Description of Exchange Notes.........   89
Certain Federal Income Tax
    Considerations....................  117
Plan of Distribution..................  119
Legal Matters.........................  120
Experts...............................  120
Index to Financial Statements.........  F-1

======================================================

======================================================
                                  $150,000,000

                             [ALLIANCE GAMING LOGO]

                         10% SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES B
                              --------------------

                                   PROSPECTUS

                                DECEMBER 4, 1997
                              --------------------
                               OFFER TO EXCHANGE
                         10% SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES B
                       FOR 10% SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES A
======================================================